   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1995

                                                       REGISTRATION NO. 33-64911

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         ADVANCED MICRO DEVICES, INC.
          (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------





       DELAWARE                      3674                       94-1692300
    (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
    JURISDICTION OF      CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

                                 ONE AMD PLACE
                       SUNNYVALE, CALIFORNIA 94088-3453
                                (408) 732-2400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                THOMAS M. MCCOY
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         ADVANCED MICRO DEVICES, INC.
                                 ONE AMD PLACE
                       SUNNYVALE, CALIFORNIA 94088-3453
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
         VICTOR J. BACIGALUPI                      JORGE DEL CALVO
          A. JOHN MURPHY, JR.                      STANTON D. WONG
          WILLIAM T. MANIERRE                      JO ANN TAORMINA
      BRONSON, BRONSON & MCKINNON           PILLSBURY MADISON & SUTRO LLP
         505 MONTGOMERY STREET                   2700 SAND HILL ROAD
 SAN FRANCISCO, CALIFORNIA 94111-2514     MENLO PARK, CALIFORNIA 94025-7020
            (415) 986-4200                         (415) 233-4500
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
      SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE
                   INFORMATION REQUIRED BY PART I OF FORM S-4

    S-4 ITEM NUMBER AND CAPTION           JOINT PROXY STATEMENT/PROSPECTUS
    ---------------------------           --------------------------------
 A. INFORMATION ABOUT THE
    TRANSACTION
     1. Forepart of the
         Registration Statement
         and Outside Front Cover
         Page of Prospectus.......   Outside Front Cover Page of Joint Proxy
                                      Statement/Prospectus

     2. Inside Front and Outside
         Back Cover Pages of
         Prospectus...............   Available Information; Incorporation of
                                      Certain Documents by Reference; Table of
                                      Contents
     3. Risk Factors, Ratio of
         Earnings to Fixed Charges
         and Other Information....   Summary; Risk Factors; Pro Forma Combined
                                      Condensed Financial Statements

     4. Terms of the Transaction..   Summary; The Merger; The Merger Agreement
                                      and Related Agreements; Comparison of
                                      Stockholders' Rights

     5. Pro Forma Financial
         Information..............   Pro Forma Combined Condensed Financial
                                      Statements

     6. Material Contracts with
         the Company Being
         Acquired.................   Summary; The Merger; The Merger Agreement
                                      and Related Agreements; The Secured Credit
                                      Agreement

     7. Additional Information
         Required for Re-Offering
         by Persons and Parties
         Deemed to be
         Underwriters.............   *

     8. Interests of Named Experts
         and Counsel..............   Legal Matters

     9. Disclosure of Commission
         Position on
         Indemnification for
         Securities Act
         Liabilities..............   *

 B. INFORMATION ABOUT THE REGISTRANT

    10. Information with Respect
         to S-3 Registrants.......   Available Information; Incorporation of
                                      Certain Documents by Reference; Summary;
                                      The Merger; The Merger Agreement and
                                      Related Agreements; Information Concerning
                                      AMD; Pro Forma Combined Condensed
                                      Financial Statements

    11. Incorporation of Certain
         Information by Reference.   Incorporation of Certain Documents by
                                      Reference

    S-4 ITEM NUMBER AND CAPTION           JOINT PROXY STATEMENT/PROSPECTUS
    ---------------------------           --------------------------------
    12. Information with Respect
         to S-2 or S-3
         Registrants..............   *

    13. Incorporation of Certain
         Information by Reference.   *

    14. Information with Respect
         to Registrants Other than
         S-3 or S-2 Registrants...   *

 C. INFORMATION ABOUT THE COMPANY
    BEING ACQUIRED

    15. Information with Respect
         to S-3 Companies.........   *

    16. Information with Respect
         to S-2 or S-3 Companies..   *

    17. Information with Respect
         to Companies Other Than
         S-2 or S-3 Companies.....   Summary; Information Concerning NexGen; Pro
                                      Forma Combined Condensed Financial
                                      Statements; Experts; Consolidated
                                      Financial Statements of NexGen

 D. VOTING AND MANAGEMENT
    INFORMATION

    18. Information if Proxies,
         Consents or Authorization
         are to be Solicited......   Outside Front Cover Page of Joint Proxy
                                      Statement/Prospectus; Summary; Risk
                                      Factors; The Meetings; The Merger; The
                                      Merger Agreement and Related Agreements;
                                      Information Concerning NexGen;
                                      Compensation of Executive Officers and
                                      Directors of AMD; Comparison of
                                      Stockholders' Rights; NexGen Stockholder
                                      Proposals

    19. Information if Proxies,
         Consents or
         Authorizations are not to
         be Solicited or in an
         Exchange Offer...........   *


                                     * Omitted because inapplicable or answer is negative.

                         ADVANCED MICRO DEVICES, INC.
                                 ONE AMD PLACE
                          SUNNYVALE, CALIFORNIA 94088

                                                              December 14, 1995

To My Fellow Stockholders:

  A Special Meeting of Stockholders of Advanced Micro Devices, Inc. ("AMD") will be held at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, on January 16, 1996, at 3:00 p.m., local time. At the meeting, you will be asked to consider and vote upon:

  1. A proposal to approve and adopt an Agreement and Plan of Merger among AMD, AMD Merger Corporation, a wholly owned subsidiary of AMD, and NexGen, Inc. ("NexGen"), as amended on December 11, 1995, and the transactions contemplated thereby.

  2. A proposal to approve an amendment to the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan (the "AMD SPP") to increase the number of shares of AMD Common Stock issuable thereunder from 2,500,000 to 3,600,000.

  There is also enclosed a Joint Proxy Statement/Prospectus and a proxy card with return envelope.

  After careful consideration, the Board of Directors has voted unanimously for the merger and believes that the merger is in the best interests of AMD and its stockholders. The Board therefore recommends that you vote FOR the merger. Both boards are of the opinion that combining the businesses of AMD and NexGen will enhance the prospects of each company. The AMD Board of Directors believes that the merger will benefit AMD through acquisition of NexGen's product lines and the expanded utilization of AMD's production facilities, which will enhance AMD's business opportunities. As a result, AMD's ability to compete in the worldwide semiconductor market will be strengthened.

  The Board of Directors has also unanimously approved, and recommends that you vote FOR the proposal to amend the AMD SPP.

  REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR REPRESENTATION AND VOTE ARE VERY IMPORTANT AND YOUR SHARES SHOULD BE VOTED. I URGE YOU TO CONSIDER, COMPLETE, DATE AND RETURN THE ENCLOSED PROXY.

                                          W.J. SANDERS III
                                          Chairman and Chief Executive Officer

                                 NEXGEN, INC.
                              1623 BUCKEYE DRIVE
                          MILPITAS, CALIFORNIA 95035

                                                              December 14, 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of the Stockholders of NexGen, Inc. ("NexGen") to be held on January 16, 1996, at 3:00 p.m., local time, at the Crown Sterling Suites, 901 East Calaveras Boulevard, Milpitas, California.

  At this important meeting, you will be asked to consider and vote upon:

    1. A proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 20, 1995, as amended on December 11, 1995, pursuant to which NexGen will either be merged with a wholly owned subsidiary of Advanced Micro Devices, Inc. ("AMD"), with the result that NexGen will become a wholly owned subsidiary of AMD, or will be merged directly into AMD. In the proposed merger, each outstanding share of common stock of NexGen will be converted into the right to receive 0.8 of a share of AMD common stock, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. A proposal to amend the 1995 Stock Plan of NexGen to permit options and stock awards thereunder to be granted to employees of NexGen's parent corporation or NexGen's successor.

  The accompanying Joint Proxy Statement/Prospectus describes in detail the proposed merger. Please review carefully the information in the attached Joint Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS OF NEXGEN HAS DETERMINED THAT THE PROPOSED MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NEXGEN AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSED MERGER. The Board of Directors of NexGen also recommends that you vote FOR approval of the amendment to the 1995 Stock Plan of NexGen.

  Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, your vote is important. Accordingly, I encourage you to review carefully the enclosed materials and then please sign, date and mail the enclosed proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Board of Directors of NexGen, it is not necessary to specify your choices; you may merely sign, date and return the enclosed proxy. If you attend the meeting, you may revoke your proxy by voting in person. Your prompt cooperation is greatly appreciated.

  Please do not send in your share certificates at this time. After the approval of the merger by NexGen stockholders, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                                          Sincerely,

                                          S. Atiq Raza
                                          President and Chief Executive
                                           Officer

                         ADVANCED MICRO DEVICES, INC.
                                 ONE AMD PLACE
                          SUNNYVALE, CALIFORNIA 94088

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 16, 1996

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Advanced Micro Devices, Inc. ("AMD") will be held at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, on January 16, 1996 at 3:00 p.m., local time (the "AMD Meeting"), for the following purposes, as more fully described in the accompanying Joint Proxy Statement/Prospectus:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 20, 1995, among AMD, AMD Merger Corporation, a wholly owned subsidiary of AMD ("AMD Merger"), and NexGen, Inc. ("NexGen"), as amended on December 11, 1995 (as amended, the "Merger Agreement"), and the transactions contemplated thereby, including the merger of NexGen with AMD Merger or with and into AMD (the "Merger"). On the effective date of the Merger, each outstanding share of common stock, par value $0.0001 per share, of NexGen will be converted into the right to receive 0.8 of a share of common stock, par value $0.01 per share, of AMD. The Merger Agreement and the Merger are more completely described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

  2. To consider and vote upon a proposal to approve an amendment to the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan (the "AMD SPP") to increase the number of shares of AMD common stock issuable thereunder from 2,500,000 to 3,600,000.

  The Board of Directors has fixed the close of business on November 27, 1995 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the AMD Meeting and any adjournment or postponement thereof.

                                          By order of the Board of Directors.

                                          Thomas M. McCoy
                                          Secretary

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE AMD MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                 NEXGEN, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 16, 1996

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of NexGen, Inc. ("NexGen") will be held at the Crown Sterling Suites, 901 East Calaveras Boulevard, Milpitas, California, on January 16, 1996 at 3:00 p.m., local time (the "NexGen Meeting"), for the following purposes, as more fully described in the accompanying Joint Proxy Statement/Prospectus:

      1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 20, 1995, among Advanced Micro Devices, Inc. ("AMD"), AMD Merger Corporation, a wholly owned subsidiary of AMD ("AMD Merger"), and NexGen, as amended on December 11, 1995 (as amended, the "Merger Agreement"), and the transactions contemplated thereby, including the merger of NexGen with AMD Merger or with and into AMD (the "Merger"). On the effective date of the Merger, each outstanding share of common stock, par value $0.0001 per share, of NexGen will be converted into the right to receive 0.8 of a share of common stock, par value $0.01 per share, of AMD. The Merger is more completely described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

      2. To consider and vote upon a proposal to amend the 1995 Stock Plan of NexGen to permit options and stock awards thereunder to be granted to employees of NexGen's parent corporation or NexGen's successor.

  The Board of Directors has fixed the close of business on November 20, 1995, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the NexGen Meeting and any adjournment or postponement thereof.

                                          By order of the Board of Directors.

                                          S. Atiq Raza
                                          Secretary

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE NEXGEN MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                SUBJECT TO COMPLETION, DATED DECEMBER 12, 1995

                       JOINT PROXY STATEMENT/PROSPECTUS




      [LOGO OF ADVANCED MICRO                        [LOGO OF NEXGEN
       DEVICES APPEARS HERE]                          APPEARS HERE]

   ADVANCED MICRO DEVICES, INC.                       NEXGEN, INC.
          ONE AMD PLACE                            1623 BUCKEYE DRIVE
 SUNNYVALE, CALIFORNIA 94088-3453              MILPITAS, CALIFORNIA 95035
          (408) 732-2400                             (408) 435-0202

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Advanced Micro Devices, Inc., a Delaware corporation ("AMD"), and to stockholders of NexGen, Inc., a Delaware corporation ("NexGen"), in connection with (i) the solicitation of proxies by the Board of Directors of AMD for use at a special meeting of stockholders of AMD (the "AMD Meeting"); and (ii) the solicitation of proxies by the Board of Directors of NexGen for use at a special meeting of stockholders of NexGen (the "NexGen Meeting"); both such meetings are to be held on January 16, 1996 and together, including any adjournments or postponements of the meetings, they are referred to herein as the "Meetings." At the Meetings, stockholders of AMD and NexGen will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 20, 1995, as amended on December 11, 1995 (the "Merger Agreement"), among AMD, NexGen and AMD Merger Corporation, a Delaware corporation and a wholly owned subsidiary of AMD ("AMD Merger"). A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

  Pursuant to the Merger Agreement, AMD Merger will be merged into NexGen (the "Merger") and NexGen will become a wholly owned subsidiary of AMD; provided, however, under certain circumstances, AMD may elect to restructure the form of the Merger. See "The Merger Agreement and Related Agreements--General Effects of the Merger." Upon the consummation of the Merger, each share of common stock, par value $0.0001 per share, of NexGen (the "NexGen Common Stock") will be converted into the right to receive 0.8 of a share of common stock, par value $0.01 per share, of AMD (the "AMD Common Stock"). No fractional shares of AMD Common Stock will be issued in the Merger. Cash will be paid for fractional shares of AMD Common Stock which NexGen stockholders would otherwise be entitled to receive.

  FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH STOCKHOLDERS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

  At the AMD Meeting, stockholders of AMD also will be asked to consider and vote upon a proposal to approve an amendment to the AMD 1991 Stock Purchase Plan (the "AMD SPP") to increase the number of shares of AMD Common Stock issuable thereunder from 2,500,000 to 3,600,000. At the NexGen meeting, stockholders of NexGen also will be asked to consider and vote upon a proposal to amend the 1995 Stock Plan of NexGen to permit options and stock awards thereunder to be granted to employees of NexGen's parent corporation or NexGen's successor.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to AMD and NexGen stockholders on or about December 14, 1995.

  On December 11, 1995, the last reported sale price of the AMD Common Stock on the New York Stock Exchange ("NYSE") was $19.375 per share and the last reported sale price of the NexGen Common Stock on the Nasdaq National Market was $15.00 per share.

  The Joint Proxy Statement/Prospectus also serves as a Prospectus of AMD under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of up to 33,600,000 shares of AMD Common Stock into which NexGen Common Stock will be converted upon consummation of the Merger. AMD intends to register, under the Registration Statement which contains this Joint Proxy Statement/Prospectus, the resale of AMD Common Stock issued to stockholders of NexGen who have signed Voting Agreements with AMD and to the holders of certain warrants of NexGen which will be assumed by AMD.

                                ---------------

 THE    SECURITIES   TO   BE   ISSUED   PURSUANT   TO   THIS   JOINT    PROXY
   STATEMENT/PROSPECTUS  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE
     SECURITIES  AND EXCHANGE COMMISSION  NOR HAS  THE COMMISSION OR  ANY
       STATE  SECURITIES   COMMISSION  PASSED  UPON  THE   ACCURACY  OR
         ADEQUACY  OF  THIS JOINT  PROXY  STATEMENT/ PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

    The date of this Joint Proxy Statement/Prospectus is December 14, 1995.

  All information herein with respect to NexGen has been furnished by NexGen and all information herein with respect to AMD and AMD Merger has been furnished by AMD.

  No person is authorized to give any information or to make any representations with respect to the matters described in this Joint Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by AMD or NexGen. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or an offer to buy any securities or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or the solicitation of a proxy in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of AMD or NexGen since the date hereof or that the information in this Joint Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the dates hereof or thereof.

                             AVAILABLE INFORMATION

  AMD and NexGen are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices, Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. All outstanding shares of AMD Common Stock are listed on the NYSE. Reports, proxy material and other information concerning AMD also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  AMD has filed with the Commission a Registration Statement on Form S-4 (together with any amendments, the "Registration Statement") under the Securities Act relating to the shares of AMD Common Stock to be issued to holders of NexGen Common Stock pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of AMD filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. The Registration Statement and the Exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED TO ADVANCED MICRO DEVICES, INC., ONE AMD PLACE, SUNNYVALE, CALIFORNIA 94088-3453 (TELEPHONE: (408) 732-2400) ATTENTION:
ASSISTANT CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN JANUARY 10, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by AMD with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    (a) Annual Report on Form 10-K of AMD for the fiscal year ended December 25, 1994, and Amendment No. 1 thereto on Form 10-K/A dated August 7, 1995;

    (b) Quarterly Reports on Form 10-Q of AMD for the quarters ended April 2, 1995, July 2, 1995 and October 1, 1995;

    (c) Current Reports on Form 8-K of AMD dated December 30, 1994, February 10, 1995, March 13, 1995, April 17, 1995, September 25, 1995, and November
  6, 1995; and

    (d) The description of AMD Common Stock, $0.01 par value, contained in AMD's Registration Statement on Form 8-A filed September 14, 1979.

  All documents subsequently filed by AMD pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Joint Proxy Statement/Prospectus.

                                  TRADEMARKS

  AMD, the AMD logo, Am486 and World Network are registered trademarks of AMD. K86, K86 RISC SUPERSCALAR, AMD-K5 and AMD-K6 are trademarks of AMD.

  NexGen, RISC86, Nx586, Nx686, NxVL and NxPCI are trademarks of NexGen.

  Microsoft and Windows are registered trademarks of Microsoft Corporation. Trademarks of other companies are also referred to in this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
TRADEMARKS.................................................................   3
SUMMARY....................................................................   7
  Parties to the Merger....................................................   7
  Dates, Times and Places of the Meetings..................................   8
  Purpose of the Meetings..................................................   8
  Stockholders Entitled to Vote............................................   8
  Votes Required...........................................................   8
  Risk Factors.............................................................   9
  Recent Developments......................................................   9
  Recommendations of the Boards of Directors; Reasons for the Merger.......  10
  Opinions of Financial Advisors...........................................  10
  Exchange Ratio...........................................................  10
  Exchange of NexGen Stock Certificates....................................  11
  Assumption of NexGen Options, Warrants and Convertible Securities........  11
  Conditions to the Merger; Termination and Amendment......................  11
  Certain Federal Income Tax Consequences..................................  12
  Effective Time of the Merger.............................................  12
  Accounting Treatment.....................................................  12
  No Dissenters' Rights of Appraisal.......................................  12
  Management of AMD and NexGen Following the Merger........................  12
  Indemnification..........................................................  12
  Governmental and Regulatory Approvals....................................  12
  The Secured Credit Agreement.............................................  13
  Other Agreements.........................................................  13
  Market Price Data........................................................  13
  Dividend Policy..........................................................  14
  Selected Historical and Pro Forma Financial Data.........................  14
  Comparative Per Share Data...............................................  16
RISK FACTORS...............................................................  17
  Risk Factors Relating to the Merger......................................  17
  Risk Factors Relating to AMD.............................................  18
  Risk Factors Relating to NexGen..........................................  23
THE MEETINGS...............................................................  35
  General..................................................................  35
  Meetings, Record Dates and Outstanding Shares............................  35
  Proxies, Quorum and Votes Required.......................................  35
  Solicitation of Proxies..................................................  36
THE MERGER.................................................................  37
  Background of the Merger.................................................  37
  Reasons for the Merger; Recommendations of the Boards of Directors.......  41
  Opinions of Financial Advisors...........................................  43
  Certain Federal Income Tax Consequences..................................  51
  Interests of Certain Persons in the Merger...............................  51
  No Dissenters' Rights of Appraisal.......................................  53

                                                                           PAGE
                                                                           ----
  Regulatory Matters......................................................  53
  Accounting Treatment....................................................  53
  Sales of AMD Common Stock...............................................  53
  Certain Litigation Related to the Merger ...............................  54
THE MERGER AGREEMENT AND RELATED AGREEMENTS...............................  55
  General Effects of the Merger...........................................  55
  Conversion of Securities................................................  55
  Exchange of Certificates................................................  56
  Treatment of NexGen Options, Warrants and Convertible Securities........  56
  Business of AMD Pending the Merger......................................  57
  Business of NexGen Pending the Merger...................................  58
  Solicitation of Alternative Transactions................................  59
  Corporate Structure and Related Matters after the Merger................  60
  Indemnification.........................................................  60
  Conditions to the Merger................................................  60
  Termination, Amendment and Waiver.......................................  62
  Fees and Expenses.......................................................  63
  Confidentiality.........................................................  65
  Certain Other Agreements................................................  66
THE SECURED CREDIT AGREEMENT..............................................  65
  Revolving Line of Credit................................................  66
  Interest Rate...........................................................  67
  Payments of Principal and Interest......................................  67
  Collateral Security for the Loan........................................  67
  Restriction Against Further Secured Indebtedness........................  67
INFORMATION CONCERNING AMD................................................  68
INFORMATION CONCERNING NEXGEN.............................................  69
  Business of NexGen......................................................  69
  Price Range of NexGen Common Stock and Dividend Policy..................  82
  Selected Consolidated Financial Data of NexGen..........................  83
  NexGen Management's Discussion and Analysis of Financial Condition and
   Results of Operations..................................................  84
  Compensation of Directors...............................................  91
  Executive Compensation..................................................  92
  Stock Options...........................................................  93
  NexGen Employee Benefit Plans...........................................  94
  Certain Relationships and Transactions..................................  95
  Principal Stockholders of NexGen........................................  96
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................  98
  Pro Forma Combined Condensed Balance Sheet..............................  99
  Pro Forma Combined Condensed Statement of Operations.................... 100
  Notes to Pro Forma Combined Condensed Financial Statements.............. 101
DESCRIPTION OF AMD CAPITAL STOCK.......................................... 102
  General................................................................. 102
  AMD Common Stock........................................................ 102
  AMD Serial Preferred Stock.............................................. 102
COMPARISON OF STOCKHOLDERS' RIGHTS........................................ 102
  Authorized Capital...................................................... 103

                                                                           PAGE
                                                                           ----
  Action Taken by Written Consent of Stockholders......................... 103
  Adoption, Amendment and Repeal of Bylaws................................ 103
  Actions Changing the Powers, Preferences and Rights of Stockholders..... 103
  Written Ballots in the Election of Directors............................ 104
  Nominations to the Board of Directors................................... 104
  Conduct of Business at Annual Meetings.................................. 104
  Call of Special Meetings of Stockholders................................ 105
  Term of Proxies......................................................... 105
  Appointment of Inspectors of Election................................... 105
  Number of Directors..................................................... 105
EXPERTS................................................................... 105
ACCOUNTANTS' REPRESENTATIVES.............................................. 106
LEGAL MATTERS............................................................. 106
PROPOSAL TO APPROVE AN AMENDMENT TO THE ADVANCED MICRO DEVICES, INC. 1991
 STOCK PURCHASE PLAN (TO BE VOTED UPON BY AMD STOCKHOLDERS)............... 106
  Summary Description of the AMD SPP, as Amended.......................... 106
  Federal Income Tax Consequences......................................... 108
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF AMD................... 109
  Summary Compensation Table.............................................. 109
  Option/SAR Grants in Last Fiscal Year................................... 111
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
   Option/SAR Values...................................................... 111
  Compensation Agreements................................................. 111
  Change in Control Arrangements.......................................... 114
  Directors' Fees and Expenses............................................ 115
  Compensation Committee Interlocks and Insider Participation............. 116
PROPOSAL TO APPROVE AN AMENDMENT TO THE 1995 STOCK PLAN OF NEXGEN, INC.
 (TO BE VOTED UPON BY NEXGEN STOCKHOLDERS)................................ 116
  Description of the 1995 Stock Plan, as Amended.......................... 117
  Federal Income Tax Consequences......................................... 119
NEXGEN STOCKHOLDER PROPOSALS.............................................. 120
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEXGEN...................... F-1
ANNEX A--Agreement and Plan of Merger, as Amended
ANNEX B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
ANNEX C--Opinion of PaineWebber Incorporated
ANNEX D--Advanced Micro Devices, Inc. 1991 Employee Stock Purchase Plan
 (As Proposed to be Amended)

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus concerning AMD, NexGen, the Merger Agreement and the Merger. This summary is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference. AMD and NexGen stockholders are urged to read this Joint Proxy Statement/Prospectus and the accompanying Annexes in their entirety, and in particular the matters referred to under "Risk Factors."

PARTIES TO THE MERGER

 AMD

  AMD designs, develops, manufactures and markets complex monolithic integrated circuits for use by manufacturers of electronic equipment and systems. Its products primarily consist of standard items or are made from designs based on such items, as opposed to custom circuits designed for a single customer. While a substantial portion of AMD's products are standard items, increasingly many of its recently developed products are designed for specific applications such as telecommunications, personal computers, engineering workstations, disk memory or local area networks. As a service to certain major customers, AMD modifies portions of these application-specific devices to meet specific customer needs. The resulting devices are produced in significant volumes for such customers.

  AMD began as an alternate-source manufacturer of integrated circuits originally developed by other suppliers and has shifted to proprietary products (i.e., products resulting from AMD's design or technology innovations). AMD believes that its significant commitment to research and development has contributed toward AMD becoming a leader in manufacturing and process technology within the integrated circuit industry.

  AMD has focused its product development activities on the three areas of its business: (1) X86, K86(TM) and other microprocessors and related embedded processors for personal computers, (2) applications solutions products, and (3) high-volume commodity products such as programmable logic and non-volatile memory devices.

  Personal computer ("PC") products include microprocessors and related embedded processors used in computers. AMD's applications solutions products are focused on networks, voice/data communications (World Network(R)), and on computer peripherals, computer interfaces and mass storage. High-volume commodity products include Flash and programmable logic devices ("PLDs"). PLDs and Flash memory devices are typically produced by more than one manufacturer, subject to intense competition, and broadly applicable across a wide customer base. Because most of AMD's products are utilized in personal computers and related peripherals, AMD's future growth is closely tied to the performance of the PC industry.

  AMD has sales offices worldwide, and has manufacturing or testing facilities in Sunnyvale, California; Austin, Texas; Bangkok, Thailand; Penang, Malaysia; Singapore; and Basingstoke, England. In addition, AMD and Fujitsu Ltd. are parties to a joint venture which owns and operates a Flash memory wafer fabrication facility in Aizu-Wakamatsu, Japan. AMD's executive offices and corporate headquarters are located at One AMD Place, Sunnyvale, California 94088-3453, and its telephone number is (408) 732-2400.

  AMD Merger is a Delaware corporation that is a wholly owned subsidiary of AMD organized for the sole purpose of effecting the Merger.

 NexGen

  NexGen designs, develops and markets high performance processors for International Business Machines Corporation ("IBM") compatible personal computers. NexGen began shipping its Nx586 processor to customers in September 1994. NexGen believes that PCs incorporating the Nx586 processor provide comparable performance to similarly configured systems based on Intel Corporation's ("Intel") Pentium processor. NexGen's Nx586 processor is based on NexGen's proprietary microarchitecture, called RISC86, which applies RISC performance principles to implement the industry standard x86 instruction set while maintaining binary compatibility with the large installed base of software and peripherals developed for PCs. NexGen has entered into an agreement with IBM for the production, manufacture and sale to NexGen of the Nx586 processor using IBM's submicron CMOS wafer fabrication processes and advanced package technologies. In addition, NexGen has developed system logic chipsets and custom motherboards specifically designed to incorporate NexGen's Nx586 processors. In October 1995, NexGen announced details of the technology and demonstrated on first silicon its sixth generation processor, the Nx686, which is being designed with a higher degree of internal parallelism for higher performance.

  NexGen's executive offices and corporate headquarters are located at 1623 Buckeye Drive, Milpitas, California 95035, and its telephone number is (408) 435-0202.

DATES, TIMES AND PLACES OF THE MEETINGS

  The AMD Meeting will be held on January 16, 1996 at 3:00 p.m., local time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California.

  The NexGen Meeting will be held on January 16, 1996 at 3:00 p.m., local time, at the Crown Sterling Suites, 901 East Calaveras Boulevard, Milpitas, California.

PURPOSE OF THE MEETINGS

  At the AMD Meeting and the NexGen Meeting (the "Meetings"), the AMD and NexGen stockholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement (which is included as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference), pursuant to which AMD Merger would be merged into NexGen, and NexGen would become a wholly owned subsidiary of AMD; provided, however, that under certain circumstances, AMD may elect to restructure the form of the Merger. See "The Merger Agreement and Related Agreements--General Effects of the Merger."

  At the AMD Meeting, the AMD stockholders also will be asked to approve an amendment to the AMD 1991 Stock Purchase Plan to increase the number of shares of AMD Common Stock issuable thereunder from 2,500,000 to 3,600,000. At the NexGen Meeting, the NexGen stockholders will also be asked to approve an amendment to the 1995 Stock Plan of NexGen to permit options and stock awards thereunder to be granted to employees of NexGen's parent corporation or NexGen's successor.

STOCKHOLDERS ENTITLED TO VOTE

  AMD has fixed the close of business on November 27, 1995, as the record date for determining stockholders entitled to vote at the AMD Meeting. At the close of business on the record date, there were 104,454,737 outstanding shares of AMD Common Stock.

  NexGen has fixed the close of business on November 20, 1995, as the record date for determining stockholders entitled to vote at the NexGen Meeting. At the close of business on the record date, there were 33,323,725 outstanding shares of NexGen Common Stock. See "The Meetings."

VOTES REQUIRED

  Approval of the proposal to approve and adopt the Merger Agreement by the stockholders of AMD is not required under Delaware law or AMD's Certificate of Incorporation. The Board is seeking approval of the Merger pursuant to the terms of the Merger Agreement, the requirements of the NYSE and as a matter of good corporate practice. NYSE rules require that the Merger Agreement be approved and adopted by a majority of votes cast at the AMD Meeting, provided that the total vote cast represents over 50% in interest of all AMD Common Stock entitled to vote. Approval and adoption of the Merger Agreement is a condition to the obligations of AMD and NexGen to consummate the Merger. See "The Meetings--Proxies and Votes Required."

  As a group, all executive officers and directors of AMD and their affiliates owned 603,037 shares, or approximately .057%, of AMD Common Stock outstanding as of November 27, 1995. No executive officer or director of NexGen or any affiliate of such executive officer or director beneficially owned any shares of AMD Common Stock as of such date.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of NexGen Common Stock is required to approve the proposal to approve and adopt the Merger Agreement and transactions contemplated thereby. Under the Merger Agreement, such approval is a condition to the obligations of AMD and NexGen to consummate the Merger. See "The Meetings-- Proxies and Votes Required."

  As a group, all executive officers and directors of NexGen and their affiliates owned 4,375,378 shares, or approximately 13.1%, of NexGen Common Stock outstanding as of November 20, 1995. No executive officer or director of AMD or any affiliate of any such executive officer or director beneficially owned any shares of NexGen Common Stock as of such date.

  Certain stockholders of NexGen have entered into voting agreements relating to an aggregate of approximately 12,542,000 shares of NexGen Common Stock, or approximately 38% of the shares of NexGen Common Stock outstanding on the record date for the NexGen Meeting, pursuant to which they have (i) agreed to vote their shares of NexGen Common Stock in favor of the Merger Agreement and the Merger, (ii) granted irrevocable proxies to AMD to vote such shares accordingly, and (iii) agreed not to sell their shares prior to the earlier of
(x) the termination of the Merger Agreement or (y) the NexGen Meeting or, in the case of certain stockholders, the Effective Time, as defined below. See "The Merger Agreement and Related Agreements--Certain Other Agreements."

  Approval of the amendment to the AMD SPP requires the affirmative vote of a majority of the shares of AMD Common Stock present and entitled to vote on the proposal at the AMD Meeting. Approval of the amendment to the 1995 Stock Plan of NexGen requires the affirmative vote of a majority of the shares of NexGen Common Stock present and entitled to vote on the proposal at the NexGen Meeting.

RISK FACTORS

  AMD and NexGen stockholders should consider carefully the matters set forth herein under "Risk Factors" as well as the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus.

  Risks associated with the Merger include the need to integrate operations and personnel, particularly engineering personnel, of the two companies; the risk that the AMD-K6 microprocessor (NexGen's Nx686) will not achieve market acceptance or will not be available in volume in a timely manner; the risk that AMD's manufacturing facilities may not be compatible with the manufacturing of NexGen's products without substantial reconfiguration; and the risk that the dilution caused by the issuance of shares of AMD Common Stock in the Merger will not be offset by the combined incremental earnings of AMD and NexGen.

RECENT DEVELOPMENTS

  On November 3 and 15, 1995, two class action lawsuits were filed, purportedly on behalf of purchasers of AMD's stock from April 11, 1995, to September 25, 1995, alleging that AMD and various of its officers and directors violated sections of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by issuing allegedly false and misleading statements concerning the design, development and production of the AMD-K5. The complaints seek damages in an unspecified amount. Based upon information presently known to management, AMD does not believe that the ultimate resolution of these lawsuits will have a material adverse effect upon the financial condition of AMD.

  On November 1, 1995, a purported class action lawsuit was filed against NexGen, its Board of Directors and a former director of NexGen alleging, among other things, that the consideration that NexGen stockholders will receive pursuant to the Merger is inadequate. On December 12, 1995, all parties to the litigation entered into a Memorandum of Understanding that contemplates the settlement of the litigation. See "The Merger--Certain Litigation Related to the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

  The Boards of Directors of AMD and NexGen each believe that the Merger is in the best interests of each company and its stockholders. The Boards of Directors of AMD and NexGen recommend to the stockholders of AMD and NexGen, respectively, a vote FOR approval and adoption of the Merger Agreement.

  The Boards of Directors of AMD and NexGen considered a number of potential joint benefits resulting from the Merger, including an enhanced ability to challenge Intel in the market for sixth generation Microsoft Windows-compatible microprocessors through the combination of NexGen's Nx686 product design with AMD's manufacturing and marketing capabilities and the ability to have multiple design teams focused on Microsoft Windows-compatible PC solutions. In addition, the AMD Board believes that the Merger will benefit AMD and AMD stockholders through the acquisition of NexGen's product lines and expanded utilization of AMD's production facilities. The NexGen Board believes the Merger will provide NexGen with a significant increase in financial, marketing and development resources and will provide NexGen stockholders with the opportunity to receive, on a tax-free basis, AMD Common Stock that will enable them to participate in the opportunities for growth in the combined company after the Merger. Each Board of Directors recognizes that the potential benefits of the Merger may not be realized.

  For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions to recommend the Merger, see "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  On October 20, 1995, and on the date of this Joint Proxy Statement/Prospectus, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Board of Directors of AMD in connection with the transactions contemplated by the Merger Agreement, delivered its written opinions to the Board of Directors of AMD that as of those dates, based on the various considerations set forth in its opinions, the Exchange Ratio (as defined below) was fair, from a financial point of view, to AMD. The full text of the DLJ opinion dated the date of this Joint Proxy Statement/Prospectus is set forth as Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety. See "The Merger--Opinions of Financial Advisors."

  On October 19, 1995, PaineWebber Incorporated ("PaineWebber"), financial advisor to Board of Directors of NexGen in connection with the transactions contemplated by the Merger Agreement, delivered its written opinion to the Board of Directors of NexGen that as of that date, based on various considerations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of NexGen. On the date of this Joint Proxy Statement/Prospectus, PaineWebber reaffirmed, as of such date, the foregoing opinion. The full text of the PaineWebber opinion dated the date of this Joint Proxy Statement/Prospectus is set forth as Annex C to this Joint Proxy Statement/Prospectus and should be read in its entirety. See "The Merger--Opinions of Financial Advisors."

  Neither DLJ nor PaineWebber has a duty to update, revise or reaffirm its opinions subsequent to the date of this Joint Proxy Statement/Prospectus. It is a condition of the consummation of the Merger that the written opinions of DLJ and PaineWebber shall not have been withdrawn as of the Effective Time.

EXCHANGE RATIO

  Upon consummation of the Merger, each issued and outstanding share of NexGen Common Stock will be converted into the right to receive 0.8 of a share of AMD Common Stock (the "Exchange Ratio"). No fractional shares of AMD Common Stock will be issued in the Merger. Cash will be paid in lieu of fractional shares of AMD Common Stock which would otherwise be issued in the Merger. See "The Merger Agreement and Related Agreements--Conversion of Securities." Based on the number of outstanding shares of AMD Common Stock and NexGen Common Stock as of the record date for the Meetings, approximately 26,658,980 shares of AMD Common Stock will be issued to NexGen stockholders in the Merger (before the elimination of fractional shares), representing 20.3% of the approximately 131,113,717 shares of AMD Common Stock to be outstanding after the Merger, assuming no exercise of any AMD or NexGen options or warrants or conversion of NexGen convertible debt.

EXCHANGE OF NEXGEN STOCK CERTIFICATES

  Promptly after consummation of the Merger, The First National Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of NexGen Common Stock as of the consummation of the Merger for use in exchanging their NexGen stock certificates for certificates representing shares of AMD Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. A holder of NexGen Common Stock will not be entitled to any of the rights of a holder of AMD Common Stock until such holder exchanges the NexGen stock certificate for AMD Common Stock. See "The Merger Agreement and Related Agreements--Exchange of Certificates."

ASSUMPTION OF NEXGEN OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

  Upon consummation of the Merger, all options to purchase NexGen Common Stock then outstanding under the 1987 Employee Stock Plan of NexGen and the 1995 Stock Plan of NexGen (together, the "NexGen Options"), all rights to purchase NexGen Common Stock then outstanding under the 1995 Employee Stock Purchase Plan of NexGen (the "NexGen ESPP"), all outstanding warrants to purchase NexGen Common Stock (the "NexGen Warrants") and all outstanding securities convertible into NexGen Common Stock will be assumed by AMD. At the NexGen Meeting, stockholders of NexGen also will be asked to consider and vote upon a proposal to amend the 1995 Stock Plan of NexGen to permit the employees, consultants and advisors of NexGen, its parent corporation or its successor to be eligible to participate in the 1995 Stock Plan of NexGen. Assuming that the stockholders of NexGen approve the proposal to amend the 1995 Stock Plan of NexGen, AMD may grant options or stock awards with respect to shares of AMD Common Stock to employees, consultants and advisors of AMD and its subsidiaries including NexGen after the Effective Time (as defined below) pursuant to the terms of the 1995 Stock Plan of NexGen, as amended. See "The Merger Agreement and Related Agreements--Treatment of NexGen Options, Warrants and Convertible Securities," and "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc."

CONDITIONS TO THE MERGER; TERMINATION AND AMENDMENT

  Consummation of the Merger is subject to the satisfaction of various conditions, including approval of the Merger Agreement by the stockholders of AMD and of NexGen, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act" which termination occurred on November 29, 1995), the receipt of opinions of counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, the availability of pooling of interests accounting treatment, the receipt of fairness opinions from AMD's and NexGen's financial advisors, the listing of the AMD Common Stock to be received in the Merger on the NYSE and the absence of any material adverse change (as defined in the Merger Agreement) in the business or financial condition of NexGen or AMD. Except as to any condition the satisfaction of which is required by law, the Boards of Directors of AMD and NexGen have the authority to waive satisfaction of the respective conditions to such company's obligation to consummate the Merger. Neither Board has yet determined whether or not to waive satisfaction of any such conditions.

  If the Merger is not consummated, there are certain circumstances under which NexGen may be obligated to pay AMD a fee of $25.0 million, or either NexGen or AMD may be obligated to pay to the other a fee of

$15.0 million. If NexGen would otherwise be obligated to pay both such fees, the Merger Agreement provides that the aggregate fees payable will equal $25.0 million. See "The Merger Agreement and Related Agreements--Fees and Expenses." The Merger Agreement may be amended by mutual consent of the Boards of Directors of AMD and NexGen at any time, except that, after approval of the Merger Agreement by the stockholders, no amendment that would have a material adverse effect on such stockholders may be made without obtaining the further approval of the affected stockholders. See "The Merger Agreement and Related Agreements--Conditions to the Merger" and "--Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes, in which case no gain or loss should generally be recognized by NexGen stockholders on the exchange of their shares of NexGen Common Stock for shares of AMD Common Stock, except for gain or loss attributable for cash received in lieu of fractional shares. Consummation of the Merger is conditioned upon the receipt by AMD and NexGen of opinions of their respective counsel substantially to this effect. NexGen stockholders are urged to consult their own tax advisors regarding all tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will occur on the date of the Meetings, or as soon thereafter as is practicable.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by AMD of a letter from Ernst & Young LLP, AMD's independent auditors, regarding that firm's concurrence with AMD and NexGen managements' conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is closed and consummated in accordance with the Merger Agreement. See " The Merger-- Accounting Treatment."

NO DISSENTERS' RIGHTS OF APPRAISAL

  Under the Delaware General Corporation Law (the "DGCL"), neither AMD nor NexGen stockholders will be entitled to dissenters' rights of appraisal in connection with the Merger.

MANAGEMENT OF AMD AND NEXGEN FOLLOWING THE MERGER

  The Board of Directors and principal officers of AMD at the Effective Time will continue in those capacities after the Merger. In addition, S. Atiq Raza of NexGen will be appointed by the AMD Board of Directors as a member of the Board of Directors of AMD at the Effective Time. After the Merger, NexGen will be operated initially as a wholly owned subsidiary of AMD. The Board of Directors of NexGen will be composed of W. J. Sanders III, Richard Previte and
S. Atiq Raza, all of whom are now senior officers of AMD or NexGen. Certain officers of NexGen will initially be officers of NexGen at the Effective Time. See "The Merger--Interest of Certain Persons in the Merger." It is expected that employees of NexGen, upon consummation of the Merger, will continue to be employees of NexGen or become employees of AMD.

INDEMNIFICATION

  AMD has agreed to preserve the existing rights of the officers and directors of NexGen to be indemnified under certain circumstances. See "The Merger Agreement and Related Agreements--Indemnification."

GOVERNMENTAL AND REGULATORY APPROVALS

  AMD and NexGen are not aware of any governmental or regulatory requirements for consummation of the Merger, other than compliance with applicable federal and state securities laws. See "The Merger--Regulatory Matters."

THE SECURED CREDIT AGREEMENT

  Concurrently with the execution of the Merger Agreement, AMD and NexGen executed a Secured Credit Agreement dated October 20, 1995 (as amended on October 30, 1995, the "Credit Agreement") pursuant to which AMD has agreed to provide NexGen with a revolving line of credit in the aggregate principal amount of up to $30.0 million on or before December 31, 1995, up to $50.0 million after December 31, 1995 and on or before March 31, 1996, and up to $60.0 million after April 1, 1996 and on or before June 30, 1996. The first drawdown under the line of credit was effected on October 24, 1995, on which date NexGen borrowed $30.0 million, the maximum amount currently available. All borrowings under the Credit Agreement bear interest at the Index Rate (as defined under "The Secured Credit Agreement--Interest Rate") plus 3.5% and are secured by all tangible and intangible assets of NexGen, but are subordinated to the existing senior indebtedness of NexGen. The Credit Agreement contains certain restrictions on NexGen's ability to incur additional senior indebtedness. All outstanding principal and accrued interest on borrowings under the Credit Agreement are due and payable on the earliest of (i) the date which is 12 months after the termination of the Merger Agreement for any reason, (ii) the date on which any person or entity other than AMD acquires more than 50% of the outstanding NexGen Common Stock, and (iii) June 30, 1997. See "The Secured Credit Agreement" and "Information Concerning NexGen--NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OTHER AGREEMENTS

  AMD has entered into or will enter into certain agreements with persons related to NexGen in order to facilitate the transactions contemplated by the Merger Agreement. These include voting agreements pursuant to which certain NexGen stockholders agreed to vote their NexGen shares in favor of the Merger, gave AMD an irrevocable proxy for such purpose and agreed not to sell those shares prior to the earlier of (i) the termination of the Merger Agreement or
(ii) the NexGen Meeting or the Effective Time, affiliate agreements restricting the sale of shares of AMD Common Stock acquired by affiliates of NexGen in the Merger in order to assure compliance with applicable Commission rules governing affiliate resales and pooling of interests accounting, and no sale agreements preventing all officers, directors and certain stockholders of NexGen from selling their shares prior to the Effective Time or termination of the Merger Agreement. See "The Merger Agreement and Related Agreements--Certain Other Agreements."

MARKET PRICE DATA

  AMD Common Stock is traded principally on the NYSE under the symbol AMD. NexGen Common Stock has been traded on the Nasdaq National Market since May 25, 1995 under the symbol NXGN. The following table sets forth, for the fiscal quarter indicated, the high and low closing sale prices of AMD Common Stock, as reported on the NYSE Composite Transactions Tape, and the high and low sale prices of NexGen Common Stock, as reported on the Nasdaq National Market. The fiscal year of AMD ends in December, while the fiscal year of NexGen ends on June 30.

          AMD                               HIGH     LOW
          ---                              ------- -------
FISCAL YEAR ENDED DECEMBER 26, 1993
 First Quarter............................ $24 1/2 $17 1/2
 Second Quarter...........................  32 7/8  20 3/8
 Third Quarter............................  32 5/8  21 1/2
 Fourth Quarter...........................  30 1/4  17
FISCAL YEAR ENDED DECEMBER 25, 1994
 First Quarter............................  31 3/4  16 3/4
 Second Quarter...........................  31 3/4  22 5/8
 Third Quarter............................  31      24
 Fourth Quarter...........................  30 1/2  22 1/4
FISCAL YEAR ENDING DECEMBER 31, 1995
 First Quarter............................  35 7/8  23 1/2
 Second Quarter...........................  39 1/4  32 1/8
 Third Quarter............................  36 1/2  28
 Fourth Quarter (through December 11).....  28 7/8  19 1/4

                          NEXGEN            HIGH     LOW
                          ------           ------- -------
FISCAL YEAR ENDED JUNE 30, 1995
 Fourth Quarter (from May 25, 1995)....... $31     $20
FISCAL YEAR ENDING JUNE 30, 1996
 First Quarter............................  26 1/2  16 5/8
 Second Quarter (through December 11).....  22 7/8  14 3/4

  On October 20, 1995, the last trading day prior to the announcement by AMD and NexGen of the terms of the proposed Merger, the closing sale prices of AMD Common Stock and NexGen Common Stock were $26 1/8 and $21 1/4 per share, respectively. On December 11, 1995, the closing sale prices of AMD Common Stock and NexGen Common Stock were $19 3/8 and $15 per share, respectively. Based on the closing sale prices of AMD Common Stock, the market prices of 0.8 of a share of AMD Common Stock (the Exchange Ratio) on October 20, 1995 and December 4, 1995 were $20 9/10 and $15 1/2, respectively.

  On November 20, 1995, the record date for the NexGen Meeting, NexGen had approximately 550 holders of record. On November 27, 1995, the record date for the AMD Meeting, AMD had approximately 10,709 holders of record.

  Following the Merger, there will be no further public market for NexGen Common Stock because NexGen will either become a wholly owned subsidiary of AMD or be merged into AMD.

DIVIDEND POLICY

  Neither AMD nor NexGen has ever paid a dividend on its Common Stock. Following the Merger, it is expected that the Board of Directors of AMD will continue this policy in order to retain earnings for investment in the business. Certain of AMD's debt arrangements restrict payment of cash dividends.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following selected historical financial information of AMD and NexGen has been derived from the historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, which are included in or incorporated by reference in this Joint Proxy Statement/Prospectus. The selected pro forma financial information of AMD and NexGen is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. Historical and pro forma information for certain periods are derived from financial statements not included in or incorporated herein by reference. For pro forma purposes, the NexGen financial data covers the approximate comparable financial reporting periods used by AMD. No dividends have been declared or paid on either AMD Common Stock or NexGen Common Stock. All information shown is in thousands except per share amounts.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the periods indicated, nor necessarily indicative of the future operating results or financial position of the combined company.

                                                                                                 NINE MONTHS
                                                     YEAR ENDED                                     ENDED
                          ---------------------------------------------------------------- ------------------------
                          DECEMBER 30, DECEMBER 29, DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25, OCTOBER 1,
                              1990         1991         1992         1993         1994         1994         1995
                          ------------ ------------ ------------ ------------ ------------ ------------- ----------
HISTORICAL--AMD
Net sales...............   $1,059,242   $1,226,649   $1,514,489   $1,648,280   $2,134,659   $1,589,491   $1,836,695
Operating income (loss).      (51,120)     109,160      269,945      305,053      513,139      395,159      317,239
Net income (loss)(2)....      (53,552)     145,287      245,011      228,781      305,266      264,507      244,949
Net income (loss) per
 share:
 Primary................        (0.78)        1.53         2.57         2.30         3.02         2.64         2.33
 Fully diluted..........        (0.78)        1.52         2.49         2.24         2.92         2.54         2.29
Total assets at end of
 period.................    1,111,692    1,291,758    1,448,095    1,929,231    2,445,702    2,321,919    2,967,407
Long-term debt at end of
 period(1)..............      131,307       42,039       19,676       79,504       75,752       80,744      216,378

                                                                                   THREE MONTHS
                                           YEAR ENDED                                  ENDED
                          ------------------------------------------------  ---------------------------
                          JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,  SEPTEMBER 30, SEPTEMBER 30,
                            1991      1992      1993      1994      1995        1994          1995
                          --------  --------  --------  --------  --------  ------------- -------------
HISTORICAL--NEXGEN
Net sales...............  $   --    $   --    $   --    $   --    $20,794      $    7        $16,568
Operating income (loss).  (11,475)  (11,404)  (12,583)  (22,661)  (44,104)     (4,600)       (20,694)
Net income (loss).......  (11,412)  (12,116)  (13,033)  (23,708)  (45,795)     (5,326)       (20,468)
Net income (loss) per
 share
 Primary................    (0.68)    (0.69)    (0.55)    (0.84)    (1.82)      (0.19)         (0.62)
Total assets at end of
 period.................    3,957    13,015     4,551    12,615    73,456      12,617         71,402
Long-term debt at end of
 period(1)..............      672     6,199     2,537    10,562       --       16,312            --

                                                                       NINE MONTHS
                                        YEAR ENDED                        ENDED
                          -------------------------------------- ------------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25, OCTOBER 1,
                              1992         1993         1994         1994         1995
                          ------------ ------------ ------------ ------------- ----------
PRO FORMA--AMD AND
 NEXGEN(4)
Net sales...............   $1,514,489   $1,648,280   $2,135,515   $1,589,498   $1,873,201
Operating income........      258,766      289,860      488,925      376,465      262,561
Net income..............      233,235      216,589      281,247      246,058      206,982
Net income per share(3):
 Primary................         2.08         1.79         2.18         1.94         1.53
 Fully diluted..........         2.04         1.77         2.14         1.89         1.51
Total assets at end of
 period.................    1,458,916    1,947,913    2,474,788    2,334,536    3,038,809
Long-term debt at end of
 period(1)..............       23,839       84,775       92,646       97,056      216,378

--------
(1) Long-term debt includes noncurrent obligations under capital leases.
(2) The net loss for the year ended December 30, 1990 includes a litigation judgment charge of $27.7 million. The net income for the year ended December 25, 1994 includes a litigation settlement charge of $58.0 million.
(3) Shares used to compute pro forma net income per share is calculated by adding the number of shares used to compute AMD historical net income per share to the number determined through multiplying the NexGen weighted average common and common equivalent shares by the Exchange Ratio of 0.8 of a share of AMD Common Stock for each share of NexGen Common Stock and common stock equivalents.
(4) The combined company expects to incur charges to operations currently estimated to be between $9.0 million and $11.0 million, primarily in the quarter in which the Merger is consummated, to reflect transaction fees and costs incident to the Merger. An estimated charge, at the midpoint of the above range, of $10.0 million is reflected in the pro forma combined condensed balance sheet. The estimated charge is not reflected in the pro forma combined statement of operations data. The amount of this charge is a preliminary estimate and is therefore subject to change.

COMPARATIVE PER SHARE DATA

  The following table sets forth for AMD and NexGen certain historical per share data and combined per share data on an unaudited pro forma basis. This data should be read in conjunction with the selected financial data, the pro forma combined condensed financial statements and the separate historical financial statements of AMD and NexGen and notes thereto, included or incorporated by reference herein.

                                                                         NINE MONTHS
                                        YEAR ENDED                          ENDED
                          -------------------------------------- ---------------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25,  OCTOBER 1,
                              1992         1993         1994         1994          1995
                          ------------ ------------ ------------ ------------- -------------
NET INCOME (LOSS) PER
 SHARE:
 Historical--AMD
 Primary................    $  2.57      $  2.30      $  3.02       $  2.64       $ 2.33
 Fully Diluted..........       2.49         2.24         2.92          2.54         2.29
                                                                         NINE MONTHS
                                        YEAR ENDED                          ENDED
                          -------------------------------------- ---------------------------
                            JUNE 30,     JUNE 30,     JUNE 30,   SEPTEMBER 30, SEPTEMBER 30,
                              1993         1994         1995         1994          1995
                          ------------ ------------ ------------ ------------- -------------
 Historical--NexGen.....    $ (0.55)     $ (0.84)     $ (1.82)      $ (0.69)      $(1.80)
                                                                         NINE MONTHS
                                        YEAR ENDED                          ENDED
                          -------------------------------------- ---------------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25,  OCTOBER 1,
                              1992         1993         1994         1994          1995
                          ------------ ------------ ------------ ------------- -------------
 Primary:
 Pro forma--per AMD
  share (1)(2)
 Net income.............    $  2.08      $  1.79      $  2.18       $  1.94       $ 1.53
 Pro forma--per 0.8 AMD
  share (3)
 Net income.............       1.66         1.43         1.75          1.55         1.22
 Fully Diluted:
 Pro forma--per AMD
  share (1)(2)
 Net income.............       2.04         1.77         2.14          1.89         1.51
 Pro forma--per 0.8 AMD
  share (3)
 Net income.............       1.63         1.42         1.71          1.51         1.20
BOOK VALUE PER SHARE
 (4):
 Historical:
  AMD...................    $  9.91      $ 12.76      $ 16.38       $ 15.77       $19.38
  NexGen................     (24.81)      (30.32)      (39.09)       (37.97)        0.76
 Pro forma:
  Per AMD share.........       8.59        10.82        13.56         13.17        15.74
  Per 0.8 AMD share.....       6.87         8.66        10.85         10.54        12.59

--------
(1) For the purposes of the pro forma combined data, AMD's financial data for the nine months ended October 1, 1995 and September 25, 1994 and each of the years ended December 25, 1994, December 26, 1993, and December 27, 1992 have been combined with NexGen's unaudited financial data for the nine-month periods ended September 30, 1995 and 1994, and for each of the twelve-month periods ended December 31, 1994, 1993, and 1992.
(2) Pro forma per share amounts are based on end-of-period or average shares outstanding, as appropriate, adjusted using the Exchange Ratio of 0.8 of a share of AMD Common Stock for each share of NexGen Common Stock and common stock equivalents.
(3) The equivalent of NexGen's pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 0.8 of a share of AMD Common Stock.
(4) Historical book value per share is computed by dividing stockholders' equity (excluding the liquidation preference of preferred stock) by the number of common shares outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity (excluding the liquidation preference of preferred stock) by the pro forma number of common shares which would have been outstanding had the Merger been consummated as of each balance sheet date.

                                 RISK FACTORS

  The following risk factors should be considered by holders of NexGen Common Stock in evaluating whether to approve the Merger Agreement and the Merger and thereby to become holders of AMD Common Stock. These risk factors should also be considered by holders of AMD Common Stock in evaluating whether to approve the Merger Agreement and the Merger. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus.

RISK FACTORS RELATING TO THE MERGER

  Integration of Operations. AMD and NexGen have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Reasons for the Merger; Recommendations of the Board of Directors." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other matters, integration of AMD's and NexGen's respective engineering personnel and product offerings, coordination of their sales and marketing and research and development efforts and implementation of the manufacturing of NexGen's products in the AMD facilities. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to integrate the operations of the two companies successfully could have a material adverse effect on the business and the results of operations of AMD. In addition, as commonly occurs with mergers in technology companies, during the pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and to recruit key employees through various incentives.

  Dilution. The Merger would result in substantial dilution of the interests of AMD's current stockholders in AMD and its equity and earnings. Based on the number of outstanding shares of AMD Common Stock and NexGen Common Stock as of the record date for the Meetings, approximately 26,658,980 shares of AMD Common Stock would be issued to NexGen's stockholders in the Merger (before the elimination of fractional shares), which will represent 20.3% of the approximately 131,113,717 shares of AMD Common Stock to be outstanding after the Merger, assuming no exercise of any AMD or NexGen Options or warrants or convertible debt of NexGen. As of September 30, 1995, there were outstanding NexGen Options, rights to purchase under the NexGen ESPP, warrants and convertible debt of NexGen to purchase or acquire an aggregate of approximately 8,548,863 shares of NexGen Common Stock. Assuming the exercise of all such NexGen Options and warrants and conversion of such convertible debt, the shares of AMD Common Stock that would be held by the holders of NexGen Common Stock, NexGen Options, rights to purchase under the NexGen ESPP and warrants and convertible debt would represent 24.3% of the approximately 137,952,807 shares of AMD Common Stock outstanding as of the record date for the AMD Meeting. As NexGen has not been profitable since its inception in 1986 and expects to incur additional operating losses during fiscal 1996 and possibly longer, the Merger will result in an immediate decrease in the earnings per share attributable to each share of AMD Common Stock currently outstanding. The dilution resulting from the Merger could reduce the market price of AMD Common Stock unless and until earnings growth or other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will be achieved.

  Fixed Exchange Ratio. As a result of the Merger, each outstanding share of NexGen Common Stock will be converted into the right to receive 0.8 of a share of AMD Common Stock. The Merger Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of AMD Common Stock. Accordingly, the value of the consideration to be received by the stockholders of NexGen upon consummation of the Merger will depend on the market price of AMD Common Stock at the Effective Time. The closing price for AMD Common Stock on the NYSE on October 20, 1995, the last trading day prior to the public announcement of the Merger, was $26 1/8, and on December 11, 1995, the latest practicable trading day before the mailing of this Joint Proxy Statement/Prospectus, was $19 3/8. There can be no assurance that the market price of AMD Common Stock on and after the Effective Time will not be lower than such prices. See "Summary--Market Price Data" and "Risk Factors--Risk Factors Relating to AMD--Volatility of Stock Price."

  Distributors and Customers. There can be no assurance that distributors and present and potential customers of AMD and NexGen will continue their current buying patterns without regard to the announced Merger. In particular, AMD and NexGen believe that certain customers may defer purchasing decisions as they evaluate AMD's future product strategy and consider the aggressive pricing programs of certain competitors of AMD and NexGen. Any such deferrals could have a material adverse effect upon the results of operations of AMD or NexGen or both in the near term and the long term.

  IBM and Compaq. NexGen currently relies on IBM for the production of the Nx586 and its future generation microprocessors. IBM is entitled to terminate its relationship with NexGen upon a change in control of NexGen. There can be no assurance that IBM will not terminate its relationship with NexGen upon the consummation of the Merger. The termination of the relationship would disrupt the operations of NexGen and would have a material adverse effect on the near-term business and results of operations of the combined company. NexGen has granted limited manufacturing rights regarding certain of its present and future products, including the Nx586 and the Nx686, to IBM and Compaq Computer Corporation ("Compaq"). IBM and Compaq must pay royalties to NexGen on any NexGen products produced. Under certain circumstances, Compaq may manufacture NexGen products or have others manufacture such products for Compaq's own use but not for resale. IBM may manufacture such products or have others manufacture such products both for IBM's own use and for resale, but the volumes of such products produced are subject to limitations. The combined company will be obligated to provide technical assistance to IBM and Compaq with respect to the exercise of their manufacturing rights which may divert the efforts of personnel of the combined company from other matters. The rights of IBM and Compaq to produce NexGen's products for their own use and the rights of IBM to produce NexGen products for sale to third parties could reduce the potential market for NexGen products produced by the combined company or the profit margin achievable with respect to such products or both.

  Transaction and Restructuring Charges. AMD and NexGen expect to incur charges to operations currently estimated to be between $9.0 million and $11.0 million, primarily in the quarter in which the Merger is consummated, to reflect transaction fees and costs incident to the Merger. Such fees and costs include investment banking, legal, accounting, financial printing and other related charges. These amounts are preliminary estimates and are therefore subject to change. Additional and unanticipated expenses may be incurred relating to the integration of the businesses of AMD and NexGen, including the integration of product lines and distribution and administrative functions. Although AMD expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all.

RISK FACTORS RELATING TO AMD

  Dependence on Microprocessor Revenues. A significant portion of AMD's revenues, profits and margins in 1995 have been derived from AMD's Am486 products. AMD expects Am486 microprocessor revenues, profits and margins in 1996 to be below those of 1995. As the product cycle of fourth generation x86 products is drawing to a close, AMD anticipates that its ability to maintain or expand its current levels of revenues, profits and margins in the future will depend upon its success in developing and marketing in a timely manner its next generation of microprocessor products, the K86 RISC SUPERSCALAR products. AMD presently expects to begin volume production of its next generation microprocessor, the AMD-K5, during the second half of 1996. AMD expects 1996 to be a transitional year in the development of its next generation of microprocessor products and believes that the product lines of NexGen to be acquired in the Merger are important to the development and introduction of K86 products which will follow the AMD-K5. AMD's future generations of K86 products will face competition not only from x86 products manufactured by Intel and others but also from products based upon an increasing number of different architectures which have been developed or are under development by Hewlett-Packard Company, IBM, Motorola, Inc., Sun Microsystems, Inc. and other manufacturers of integrated circuits. No assurance can be given that AMD's K86 products will achieve market acceptance or be introduced before the average selling prices of comparable products have materially declined from their initial levels. AMD has an agreement with Compaq under which AMD supplies Compaq with microprocessor products, primarily the Am486 product; however, the agreement does not require Compaq to purchase microprocessor products from AMD. Compaq has advised AMD that it is reviewing its practice of purchasing microprocessors from suppliers other than Intel and is in the process of determining whether it will purchase microprocessors from suppliers other than Intel in the near term. AMD believes that Compaq will consider the purchase of AMD's K86 microprocessors when they become available. No assurance can be given that any purchases will be made or, if they are, that they will not be terminated by Compaq due to the availability of competing microprocessor products.

  Sixth Generation x86 Product. AMD has announced its intention to bring to production status NexGen's sixth-generation Nx686 microprocessor in order to market the product as the AMD-K6 microprocessor, the successor to the AMD-K5 microprocessor. Failure to bring the NexGen Nx686 microprocessor to production status in a timely manner could have a material adverse effect on AMD's operating results. AMD has also announced its intention to cease activity on its own sixth-generation design project in order to devote its related resources to future microprocessor generations. As a result, if the Merger were not to occur, AMD could experience significant delays in bringing its own sixth-generation microprocessor product to production status, which could have a material adverse effect on AMD's longer term operating results.

  New Products and Technological Change. The market for AMD's products (including the microprocessor product lines of NexGen to be acquired in the Merger) is characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements and short product life cycles. AMD's success depends in substantial part upon its ability, on a cost-effective and timely basis, to continue to enhance its existing products and to develop and introduce new products that take advantage of technological advances. An unexpected change in one or more of the technologies related to its products or in market demand for products based on a particular technology could have a material adverse effect on AMD's results of operations or financial condition. There can be no assurance that AMD will be able to develop new products (including product lines of NexGen that will be acquired in the Merger) in a timely and satisfactory manner to address new industry standards and technological changes or to respond to new product announcements by others or that any such new products will achieve market acceptance.

  Intense Price Competition. Historically, the semiconductor industry has experienced rapid technological advances together with substantial price reductions in maturing products. After a product is introduced, prices normally decrease over time as production efficiency and competition increase, and a successive generation of products is developed and introduced for sale. AMD is currently experiencing pressure on the margins and profitability associated with its Am486 microprocessor products as a result of aggressive reductions in the prices of Intel's Pentium products and other comparable 486 products. This pressure is expected to continue in 1996. AMD's future margins and profitability may continue to be adversely affected by comparable price reductions by Intel with respect to its future generation x86 products. As a result of competitive pricing pressures, AMD offers price protection to its distributors, which may materially adversely affect AMD's operating results especially when average selling prices are decreased prior to sales of price protected products by AMD's distributors.

  Competition. Numerous firms compete with AMD in the manufacture and sale of integrated circuits. Some of these firms have resources greater than those of AMD and do not depend upon integrated circuits as their principal source of revenues. There is also significant captive production by certain large users of integrated circuits, such as manufacturers of computers, telecommunications equipment and consumer electronics. AMD competes for integrated circuit market share with Intel, Texas Instruments, Motorola, National Semiconductor, Philips, Nippon Electric Co., SGS-Thomson, Hitachi, Toshiba, Fujitsu Ltd., Matsushita, Mitsubishi, Samsung, Hyundai and Siemens, all of whom are actively attempting to increase their respective and collective worldwide marketshares. Intel, in particular, has long held a dominant position in the market for microprocessors used in

PCs. Intel's dominant market position has to date allowed it to set x86 microprocessor performance standards and thus dictate the type of product the market requires of Intel's competitors. For example, Intel has recently announced that it is increasing its manufacturing capabilities to increase the availability of motherboards incorporating its microprocessors. In addition, Intel's financial strength has enabled it to reduce prices on its microprocessor products within a short period of time following their introduction, which reduces the margins and profitability of its competitors which are forced to reduce prices to maintain competitiveness. Intel has announced that it will spend substantial sums on research and development and manufacturing facilities and is currently attempting to consolidate its dominant position through an intensive advertising campaign designed to engender brand loyalty to Intel among PC purchasers. As long as Intel remains in this dominant position, its product introduction schedule and product pricing strategy may adversely and materially affect AMD's business, operating results and financial condition.

  Fluctuations in Operating Results. AMD expects that its operating results will be subject to potentially substantial quarterly and other fluctuations due to a variety of factors, including competitive pricing pressures, anticipated decreases in unit average selling prices of AMD's products, fluctuations in manufacturing yields, availability and cost of products from AMD's suppliers, the gain or loss of significant customers, new product introductions by AMD or its competitors, changes in the mix of products sold and in the mix of sales by distribution channels, market acceptance of new or enhanced versions of AMD's products, seasonal customer demand, the timing of significant orders, and the timing and extent of product development costs. In addition, operating results could be adversely affected by general economic and other conditions affecting the timing of customer orders and capital spending, a downturn in the market for PCs, and order cancellations or rescheduling. AMD's customers may change delivery schedules or cancel orders without significant penalty. Many of the factors listed above are outside of the control of AMD. These factors are difficult to forecast, and these or other factors could materially adversely affect AMD's quarterly or annual operating results.

  Industry Standards. Adherence to industry standards is important to AMD's marketing strategy and product development effort. The establishment of standards is a function of user acceptance, and such standards are, therefore, subject to change. The x86 architecture, originally developed by Intel, has been the leading architecture for PC microprocessors. The acceptance of AMD's K86 products will depend upon the continued acceptance of the x86 standard and the continued development of application software programs. There can be no assurance of the continued acceptance of the x86 standard or that software developers will continue to develop software compatible with this standard.

  Backlog. AMD manufactures and markets a standard line of products. Consequently, a portion of its sales are made from inventory on a current basis. Sales are made primarily pursuant to (1) purchase orders for current delivery of standard items, or (2) agreements covering purchases over a period of time, which are frequently subject to revision and cancellation. Generally, in light of current industry practice and experience, AMD does not believe that such agreements provide meaningful backlog figures or are necessarily indicative of actual sales for any succeeding period.

  Manufacturing Constraints, Interruption and Yields. AMD has entered into a foundry arrangement with Taiwan Semiconductor Manufacturing Corporation, Ltd. ("TSMC") for production of AMD's Am486 microprocessors. The TSMC arrangement extends through 1997. AMD has other foundry arrangements with third parties for the production of other products and may increase its use of such foundry arrangements in the future. If AMD's new semiconductor fabrication facility in Austin, Texas, known as Fab 25, is not brought up to full capacity or if AMD is otherwise unable to generate sufficient manufacturing capabilities in its own facilities or through foundry or similar arrangements with others, AMD may not be able to produce sufficient products to meet demand. This could have an adverse effect on AMD's results of operations. AMD and NexGen anticipate that NexGen's current products and products under development will eventually be manufactured by AMD. There can be no assurance that AMD's manufacturing facilities and processes will be compatible with the manufacturing of NexGen's products without substantial reconfiguration, the timing of which might adversely affect the results of AMD's operations and financial condition. See "--Risk Factors Relating to NexGen--

Dependence on Sole Source Third Party Manufacturers." If any substantial interruption were to occur with respect to any of AMD's manufacturing operations, either as a result of a labor dispute, equipment failure or other cause, there could be a material adverse effect on AMD's results of operations. AMD's operating results may also be materially adversely affected by fluctuations in manufacturing yields.

  Key Personnel. AMD's future success depends in part upon the continued service of its key engineering, sales, marketing and executive personnel, and its ability to identify and hire additional personnel. There is particularly intense competition for qualified personnel in the engineering design areas of AMD's activities. There can be no assurance that AMD will be able to continue to attract and retain qualified personnel necessary for the development of its products. Loss of the service of, or failure to recruit, key engineering design personnel could be significantly detrimental to AMD's product development programs or otherwise have a material adverse effect on AMD's business and operating results. AMD has an employment agreement with W.J. Sanders III, its Chairman and Chief Executive Officer, which obligates Mr. Sanders not to compete with the Company following a termination of his employment under certain circumstances. See "Compensation of Executive Officers and Directors of AMD--Compensation Arrangements--Chairman's Employment Agreement." AMD has no employment or noncompetition agreements with any of its other officers, directors or key employees, although upon consummation of the Merger S. Atiq Raza and Vinod Dham will enter into noncompetition agreements with AMD. See "The Merger--Interests of Certain Persons in the Merger."

  Product Defects; Incompatibility. It is possible that one or more of AMD's products may be found to be defective after AMD has already shipped in volume, requiring a product replacement, recall, or a software fix which would cure such defect but impede performance. Product returns similar to Intel's prior problems with its Pentium processor could impose substantial costs on AMD and have a material adverse effect on AMD. For its future generations of K86 microprocessors, AMD intends to obtain Windows and Windows 95 certifications from Microsoft Corporation ("Microsoft"), Platinum certification from XXCAL, a testing organization, and other appropriate certifications. While AMD submits its products to rigorous internal and external testing, there can be no assurance that AMD's products will be compatible with all standard PC software or hardware. Any inability of AMD's customers to achieve such compatibility or compatibility with other software or hardware after AMD's products are shipped in volume would have a material adverse effect on AMD's business and operating results. There can be no assurance the AMD will be able to successfully correct any such compatibility problems that are discovered or that such corrections will be acceptable to customers or made in a timely manner. In addition, announcements of a defect in AMD's products or an incompatibility could have a material adverse effect on AMD.

  Personal Computer Marketplace. The market for microprocessors is dependent upon the market for PCs. From time to time, the PC industry has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and resultant accelerated erosion of average selling prices. AMD's business could be materially and adversely affected by industry-wide fluctuations in the PC marketplace in the future.

  Ability to Access Financing. AMD is currently planning to build a submicron wafer fabrication facility in Dresden, Germany at an estimated cost of approximately $1.5 billion. AMD and Fujitsu Ltd. are parties to a joint venture, known as FASL, which has constructed and is operating a wafer fabrication facility in Aizu-Wakamatsu, Japan for the manufacture of Flash memory products. During 1996 the joint venture plans to build a second wafer fabrication facility at a planned cost of $1.1 billion. The construction is anticipated to be funded by the joint venture itself and related bank borrowings by the joint venture, but if FASL is unable to secure the necessary funds, AMD will be required to contribute cash or guarantee third-party loans in proportion to its 49.95% interest in the joint venture. The FASL costs are denominated in Yen and are, therefore, subject to change due to foreign exchange rate fluctuations. In addition, AMD is required, on an ongoing basis, to devote substantial capital to research and development and the construction of manufacturing facilities. There can be no assurance that capital will be available on terms favorable to AMD and in sufficient amounts to enable AMD to achieve its desired results.

  Essential Manufacturing Materials. Certain of the raw materials used by AMD in the manufacture of its products are available from a limited number of suppliers. For example, for several types of the integrated circuit packages that are purchased by AMD, as well as by the majority of other companies in the semiconductor industry, the principal suppliers are Japanese companies. Shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. If AMD were unable to procure certain of such materials from any source, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.

  Intellectual Property Rights; Potential Litigation. Pursuant to a 1976 agreement, as extended in 1982, AMD and Intel have cross-licensed their patents to each other. This agreement expires on December 31, 1995. In their January 11, 1995, settlement agreement relating to numerous litigation matters between AMD and Intel, the companies agreed to negotiate a new patent cross-license agreement to be effective January 1, 1996. To date, the parties continue to negotiate but no agreement has been reached. In addition, AMD has entered into a number of licenses and cross-licenses with other companies relating to several of AMD's products. As is common in the semiconductor industry, from time to time AMD has been notified that it may be infringing another party's patents or copyrights. While patent and copyright owners in such instances often express a willingness to resolve the dispute or grant a license, no assurance can be given that all necessary licenses will be honored or obtained on satisfactory terms, or that the ultimate resolution of any material dispute concerning AMD's present or future products will not have a material adverse impact on AMD's future results of operations or financial condition. No litigation regarding patents, copyrights or other intellectual property matters believed by AMD to be material is currently pending or threatened against AMD.

  Environmental Regulations. AMD is subject to a variety of governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. AMD believes that it is currently in compliance in all material respects with these regulations and that it has obtained all necessary environmental permits to conduct its business. Nevertheless, the failure to comply with present or future regulations could result in fines being imposed on AMD, suspension of production, alteration of AMD's manufacturing processes or cessation of operations. Such regulations could require AMD to acquire expensive remediation equipment or to incur other expenses to comply with environmental regulations. Any failure by AMD to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject AMD to future liabilities.

  Since 1981, AMD has discovered, investigated and begun remediation of three sites where releases from underground chemical tanks at its facilities in Santa Clara County, California adversely affected the groundwater. The chemicals released into the groundwater were commonly in use in the semiconductor industry in the wafer fabrication process prior to 1979. At least one of the released chemicals (which is no longer used by AMD) has been identified as a probable carcinogen. In 1991, AMD received four Final Site Clean-up Requirements Orders from the California Regional Water Quality Control Board, San Francisco Bay Region ("RWQCB") relating to the three sites. One of the orders named AMD as well as TRW Microwave, Inc. and Philips Semiconductor (formerly Signetics Corporation); another of the orders named AMD as well as National Semiconductor Corporation. A notice dated October 3, 1994 was received by AMD from the Department of Ecology of the State of Washington indicating that the Department had determined the corporation to be a potentially liable person for the release of hazardous substances on a site located in Yakima, Washington.

  AMD has not yet determined to what extent the costs of any related remedial actions will be covered by insurance. The three sites in Santa Clara County are on the National Priorities List (Superfund). If AMD fails to satisfy federal compliance requirements or inadequately performs the compliance measures, the government (a) can bring an action to enforce compliance, or (b) can undertake the desired response actions itself and later bring an action to recover its costs, and penalties, which is up to three times the costs of clean-up activities, if appropriate. With regard to certain claims related to this matter, the statute of limitations has been tolled. AMD has computed and recorded the estimated environmental liability in accordance with applicable accounting rules and has not recorded any potential insurance recoveries in determining the estimated costs of the clean-up. The amount of environmental charges to earnings has not been material during the last three fiscal years. AMD believes that the potential liability, if any, in excess of amounts already accrued with respect to the foregoing environmental matters or any related litigation will not have a material adverse effect on the financial condition or results of operations of AMD.

  International Sales. AMD derives a substantial portion of its revenues from its subsidiaries located in Europe and the Pacific Rim. While most of the revenue of the subsidiaries is denominated in U.S. Dollars, the majority of their expense transactions are denominated in foreign currencies. As a result, AMD's operating results are subject to fluctuations in foreign currency exchange rates. To reduce the foreign exchange risks associated with international operations, AMD engages in hedging transactions. There can be no assurance that fluctuations of foreign exchange rates will not have an adverse impact on AMD's results of operations.

  International Manufacturing. Nearly all product assembly and final testing of AMD's products are performed at its manufacturing facilities in Penang, Malaysia; Singapore; and Bangkok, Thailand; or by subcontractors in Asia. A limited amount of testing of products destined for delivery in Europe is performed at AMD's facilities in Basingstoke, England. AMD and Fujitsu Ltd. are parties to FASL which has substantial manufacturing activities in Aizu-Wakamatsu, Japan. Foreign manufacturing entails political and economic risks, including political instability, expropriation, currency controls and fluctuations, changes in freight and interest rates, and exemptions for taxes and tariffs. For example, if AMD were unable to assemble and test its products abroad, or if air transportation between the United States and AMD's overseas facilities were disrupted, there could be a material adverse effect on AMD's operations.

  Domestic and International Economic Conditions. AMD's business is subject to general economic conditions, both in the United States and abroad. A significant decline in economic conditions in any significant geographic area could have a material adverse effect upon the results of AMD's operations and financial condition.

  Earthquake Danger. AMD's corporate headquarters, a portion of its manufacturing facilities, assembly and research and development activities and certain other critical business operations are located near major earthquake faults. AMD's operating results and financial condition could be materially adversely affected in the event of a major earthquake.

  Volatility of Stock Price. Based on the trading history of its stock, AMD believes factors such as quarterly fluctuations in AMD's financial results, announcements of new products by AMD or its competitors and general conditions in the semiconductor industry have caused and are likely to continue to cause the market price of AMD Common Stock to fluctuate substantially. Technology company stocks in general have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of the companies. This market volatility may adversely affect the market price of AMD Common Stock. In addition, an actual or anticipated shortfall in revenue, gross margins, or earnings from securities analysts' expectations could have an immediate effect on the trading price of AMD Common Stock in any given period. See "Summary--Market Price Data."

RISK FACTORS RELATING TO NEXGEN

  Uncertainty of Future Revenues and Profitability; Recent Product Introduction; History of Operating Losses. NexGen was founded in 1986 and did not commence product shipments until September 1994. No revenue was received from the commercialization of its products prior to that date. For the fiscal year ended June 30, 1995, NexGen incurred a net loss of $45.8 million and for the three months ended September 30, 1995, NexGen incurred an additional net loss of $20.5 million. As of September 30, 1995, NexGen had an accumulated deficit of approximately $147.3 million. NexGen has not been profitable since inception and expects to incur additional operating losses during fiscal 1996 and possibly longer. To date, NexGen has experienced negative gross margins on its product sales and expects to continue to experience negative gross margins during fiscal 1996 and possibly longer. In order to achieve profitability, NexGen must continue to introduce and ship in quantity higher performance versions of its Nx586 processor and its next generation Nx686 processor to respond to competition, significantly increase customer orders and sales of its high performance products and successfully ramp up production at its third-party manufacturers to satisfy such orders. A key factor in increasing sales will be NexGen's success in expanding its customer base. NexGen initially shipped the Nx586 processor with a system logic chipset for the VL bus and motherboard. In response to the emergence of the PCI bus as an industry standard for fifth generation processors, NexGen began shipments of its NxPCI system logic chipsets along with

PCI-based motherboards and Nx586 processors in July 1995. NexGen believes the timely availability of NxPCI chipsets and custom motherboards will be a critical factor in NexGen's ability to successfully increase sales, and there can be no assurance that NxPCI chipsets and custom motherboards will be available in such quantities and upon such delivery schedules as NexGen may require. NexGen currently expects to commence shipments of production volumes of the Nx686 in the second half of 1996, although there can be no assurance that shipments will commence in such time frame or that such shipments will be in significant volumes.

  NexGen's target markets for its products are PC OEMs and PC motherboard manufacturers. To date, NexGen has sold products to small and medium-sized OEMs. In March 1995, Compaq announced that it intends to use Nx586 processors in future Compaq products. To date, NexGen has not received any purchase orders and does not expect to receive revenues from the sale of its products to Compaq until at least the second half of 1996, if at all. NexGen understands that Compaq is reviewing its practice of purchasing microprocessors from suppliers other than Intel and is in the process of determining whether it will purchase microprocessors from suppliers other than Intel in the near term. There can be no assurance that Compaq will actually incorporate and ship the Nx586 in its future products. NexGen markets its products to other large PC OEMs worldwide. There can be no assurance that NexGen's products will gain acceptance in the market. The failure of NexGen's processor products to capture and retain a significant share of the market for x86 microprocessors would have a material adverse effect on NexGen's operating results and future prospects. NexGen may never achieve significant revenues or become profitable. See "Information Concerning NexGen--NexGen Management's Discussion and Analysis of Financial Conditions and Results of Operations."

  From inception to June 30, 1995, NexGen only sold fully populated motherboards (a Nx586 processor and a system logic chipset incorporated in a motherboard). In the three months ended September 30, 1995, NexGen sold processors and system logic chipsets independent of motherboards to a single customer, Alaris, Inc. ("Alaris"). Such sales constituted approximately 13% of total sales for such period. NexGen's strategy is to continue to increase the percentage of total sales represented by processors and chipsets that are sold independent of motherboards. However, there can be no assurance that such product mix shift will occur. Any decrease in sales of independent processors and chipsets, or any failure to increase such sales, will adversely affect overall gross margins and have a material adverse effect on NexGen's results of operations.

  Dependence on Sole Source Third-Party Manufacturers. NexGen relies on outside parties for the manufacture of its products. Accordingly, NexGen will be dependent on the capabilities of these outside parties for the successful manufacture of its products. To date, NexGen has had limited production experience with the current manufacturers of its Nx586 processor, system logic chipsets and motherboards, and no significant production experience with any other manufacturers. There can be no assurance that these manufacturers will be able to meet NexGen's product needs in a satisfactory and timely manner. NexGen's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity, reduced control over delivery schedules, production cycle time, production and frequency performance level yields, quality assurance and costs. For example, for the three months ended September 30, 1995, finished wafers yielded an unexpectedly higher proportion of P90 product, a higher negative gross margin product, relative to P100 product, which contributed to NexGen's overall negative gross margin and a $3.4 million write-down of inventory to current market value. Although NexGen believes that these manufacturers would have an economic incentive to perform such manufacturing for NexGen, the amount and timing of the manufacturer's resources to be devoted to these activities are not within the control of NexGen, and there can be no assurance that manufacturing problems will not occur in the future.

  To date, NexGen has entered into an agreement with one manufacturer, IBM, for the production of the Nx586 and its future generation processor. This agreement provides limited assurances of deliveries at set minimums for a limited period of time. To become profitable, NexGen will need to obtain volumes of Nx586 and future generation products in excess of such minimums. NexGen expects to ask IBM for additional supply commitments over time as needed, but there can be no assurance that NexGen will be successful in obtaining additional supply commitments from IBM. IBM is also the primary manufacturer for one of NexGen's competitors, Cyrix Corporation ("Cyrix"). NexGen is currently negotiating a revised agreement with IBM, that if entered into, would supersede its existing agreement and modify the method of calculating prices from IBM. There can be no assurance that this revised agreement will be entered into.

  Production of NexGen's Nx586 processor requires the use of advanced submicron process technology, which is available from only a few sources, including IBM. There can be no assurance that NexGen will continue to have access to such technology or to other process technologies that NexGen may require for future products. In the event IBM is unwilling or unable to meet NexGen's needs, NexGen believes alternative suppliers could be found. However, a change in suppliers, whether resulting from the need to access alternative process technologies, to resolve manufacturing problems at existing suppliers, or for other reasons, would have a material adverse effect on NexGen's delivery schedules, business, operating results and financial condition.

  NexGen has entered into an agreement with VLSI Technology, Inc. ("VLSI") for the production of NexGen's PCI system logic chipsets, which are custom designed for operation with the Nx586. NexGen has a relationship with Alaris, a privately held U.S. motherboard company, and other motherboard manufacturers, for the production of custom motherboards designed to work with NexGen's PCI system logic chipsets and Nx586 processor. NexGen has recently phased out the sale of VL-based system logic chipsets ("NxVL") and motherboards and has transitioned to the sale of such products based on the PCI bus. Purchase of system logic chipsets and custom motherboards under these agreements are subject to acceptance of individual purchase orders by the manufacturer. If NexGen is unable to purchase PCI system logic chipsets or custom motherboards in sufficient volume and on acceptable delivery schedules, or experiences delays in their development, demand for its Nx586 processor will be adversely affected since the necessary system logic chipsets and custom motherboards are not currently available from any other sources.

  NexGen is actively seeking to enter into agreements with additional manufacturers in order to obtain multiple sources for its processors, PCI system logic chipsets and custom motherboard products but expects that IBM and VLSI will continue to be the sole manufacturer of its Nx586 processor and PCI system logic chipsets, respectively, for an indefinite period of time. In addition, IBM will be initially the sole manufacturer of NexGen's recently announced Nx686 processor. There can be no assurance that NexGen will be able to enter into agreements with additional manufacturers or that, if it is able to enter into such agreements, that those agreements will be on terms favorable to NexGen. Converting the physical design for NexGen's processor and system logic products to the design rules of a different fabrication facility is a difficult task. Each new manufacturer has a different set of design rules for manufacturing the products, which requires NexGen to generate a new set of design specifications for each such manufacturer. Additional silicon and design iterations in excess of NexGen's current plan, if required, may cause additional delays and may cause NexGen to incur substantial additional costs. Product positioning and acceptance may be adversely affected by such delays, particularly if competitors introduce improved or superior products during such period. There can be no assurance that such additional iterations will not be required.

  In addition, production ramp-up of NexGen's current suppliers, as well as the qualification process and production ramp-up of any new suppliers, could take longer than anticipated. NexGen's product introduction schedules, sales, potential profitability and ability to meet customer demand could be severely impacted by any failure or delay by any third-party manufacturer to provide necessary resources and capacity to NexGen or by any other disruption or delay at any such manufacturer.

  In order to obtain an adequate supply of products, NexGen may be required to enter into various transactions, including granting the right to sell NexGen's products on an OEM basis (as was the case in the agreements with IBM and VLSI), equity investments in or loans to third-party manufacturers in exchange for guaranteed production (as was the case with Alaris), the formation of joint ventures to own and operate wafer fabrication facilities, the acquisition or construction of wafer fabrication facilities, the usage of "take or pay" contracts that commit NexGen to purchase specified quantities of wafers over extended periods, or commitments for the provision of semiconductor equipment. NexGen may also have to make prepayments to third-party manufacturers in order to obtain capacity commitments. Manufacturing arrangements such as these may require substantial capital investments, which may require NexGen to seek additional equity or debt financing. There can be no assurance that such additional financing, if required, will be available when needed or, if available, will be on satisfactory terms.

  There can be no assurance that NexGen will obtain sufficient sources of supply of products to meet customer demand in the future. Obtaining sufficient third-party manufacturing capacity is particularly difficult during periods of high growth and may become substantially more difficult if NexGen's product requirements increase significantly. In addition, because NexGen must order products and build inventory substantially in advance of product shipments, there is a risk that NexGen will forecast quantity and product mix incorrectly and, therefore, produce excess or insufficient inventories. Because the markets for NexGen's products are subject to rapid technological and price changes, excess inventory may be subject to obsolescence. For example, for the year ended June 30, 1995, NexGen wrote down the value of its NxVL inventory by $5.6 million and for the quarter ended September 30, 1995, NexGen wrote down the value of other existing inventory by $3.4 million. If NexGen forecasts incorrectly and produces insufficient inventory of particular products, NexGen may face cancellations from or the loss of customers, who may seek to satisfy their needs from other suppliers. NexGen's customers may change delivery schedules or cancel orders without significant penalty. This inventory risk is heightened because NexGen's customers usually place orders with short lead times. To the extent NexGen produces excess or insufficient inventories of particular products, NexGen's operating results could be materially adversely affected. See "Information Concerning NexGen--NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Business of NexGen--Manufacturing."

  Customer Concentration. NexGen's sales are currently concentrated within a limited customer base. Three customers, Aquarius Robotron Systems GmbH ("Aquarius"), Alaris and All American Semiconductor, Inc. ("All American"), accounted for 36%, 34% and 22%, respectively, of sales in the year ended June 30, 1995 and All American, Alaris and Wooyoung Tech. Co. Ltd. ("Wooyoung Tech."), accounted for 39%, 25% and 17%, respectively, of sales in the three months ended September 30, 1995. NexGen expects a significant portion of its future sales to remain concentrated within a limited number of customers. There can be no assurance that NexGen will be able to retain its major customers or that such customers will not otherwise cancel or reschedule orders, or in the event of cancelled orders, that such orders will be replaced by other sales. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter. The occurrence of any such events could have a material adverse effect on NexGen's operating results. See "Information Concerning NexGen--Business of NexGen--Sales, Marketing and Distribution."

  Dependence on Product Development; Risk of Product Development Delays. In order to compete successfully in the future, NexGen will need to develop higher performance and cost-reduced versions of its Nx586 processor, and will also need to develop future generations of products such as the Nx686. NexGen has experienced significant delays in product development in the past. NexGen's future products will require significant additional research and development prior to their commercialization. Further design and silicon iterations may be necessary to attain competitive performance for future versions of the Nx586 processor and for any future generation products. Research and development activities typically preclude definitive statements as to the time required and costs involved in reaching certain objectives. Consequently, actual research and development costs could exceed budgeted amounts and estimated time frames may require extension. Any delays or additional research costs could have a material adverse effect on NexGen's business and results of operations. There can be no assurance that any potential products will be capable of being produced in commercial quantities on a timely basis at acceptable costs or be successfully marketed.

  Custom motherboards with system logic chipsets are required to enable the Nx586 processor to function properly with other PC hardware. To meet this requirement, NexGen has designed custom motherboards and system logic chipsets that are manufactured by third parties and sold to its customers. NexGen has recently transitioned from its initial VL-bus chipset product to what it believes will be a more cost-effective chipset solution, which is designed to operate in conjunction with the PCI bus. In order to compete in the future, NexGen will need to continue to develop more advanced versions of its chipsets and motherboards including system logic chipsets operating at higher performance levels. While NexGen has commenced shipping PCI-based system chipsets and motherboards with its Nx586 in limited quantities, in the event that such products fail to function and perform as planned, NexGen will have to redesign the system logic chipsets and motherboards. Any delays in the availability of PCI-based system logic chipsets could delay or impede OEM acceptance of NexGen's Nx586 processor and could have a material adverse effect on NexGen's business, financial condition and results of operations.

  NexGen's customers have to manufacture and test motherboards incorporating NexGen's Nx586 processor. Functional failures in its customers' motherboards or systems may cause delay in the shipment of products incorporating the Nx586 processor or in market acceptance of such products and, consequently, have a material adverse effect on NexGen. Furthermore, there can be no assurance that systems incorporating NexGen's Nx586 processor will operate at a competitive level of performance. In addition, delays in the shipment of its customers' motherboards or system products due to functional problems or problems related to regulatory compliance and export licenses may cause delays in production orders for the Nx586 processor.

  The market for x86 microprocessors is subject to rapid technological changes and has been subject to continuous introductions by Intel of increasingly higher performance processors. To the extent that NexGen is unable to sell all of its inventory of older, or lower performance, version processors that have been surpassed in performance by higher performance versions, NexGen will be required to record a charge, in the same manner as its charge with respect to the NxVL inventory. Such charge could have a material adverse effect on NexGen's results of operations.

  Product Defects; Incompatibility. It is possible that one or more of NexGen's products may be found to be defective after NexGen has already shipped in volume, requiring a product replacement, recall, or a software fix which would cure such defect but impede performance. Product returns similar to Intel's prior problems with its Pentium processor could impose substantial costs on NexGen and have a material adverse effect on NexGen. The Nx586 processor has received Windows and Windows 95 certifications from Microsoft and Platinum certification from XXCAL, a testing organization. The Nx586 processor has also been approved by IBM for OS/2 compatibility and passed the tests supplied by Novell, Inc. ("Novell") for NetWare compatibility. While NexGen submits its products to rigorous internal and external testing, there can be no assurance that NexGen's products will be compatible with all standard PC software or hardware. Notwithstanding the foregoing, any inability of NexGen's customers to achieve such compatibility or compatibility with other software or hardware after NexGen's products are shipped in volume would have a material adverse effect on NexGen's business and operating results. There can be no assurance that NexGen will be able to successfully correct any such compatibility problems that are discovered or that such corrections will be acceptable to customers or made in a timely manner. In addition, announcements of a defect in NexGen's products or an incompatibility could have a material adverse effect on NexGen. See "Information Concerning NexGen-- Business of NexGen--Technology" and "--Business of NexGen--Research and Development."

  Fluctuations in Operating Results. NexGen expects that its operating results will be subject to potentially substantial quarterly and other fluctuations due to a variety of factors, including competitive pricing pressures, anticipated decreases in unit average selling prices of NexGen's products, fluctuations in manufacturing yields, availability and cost of products from NexGen's suppliers, the gain or loss of significant customers, new product introductions by NexGen or its competitors, changes in the mix of products sold and in the mix of sales by distribution channels, market acceptance of new or enhanced versions of NexGen's products, seasonal customer demand, the timing of significant orders, and the timing and extent of product development costs. In addition, operating results could be adversely affected by general economic and other conditions affecting the timing of customer orders and capital spending, a downturn in the market for PCs, and order cancellations or rescheduling. NexGen's customers may change delivery schedules or cancel orders without significant penalty. Many of the factors listed above are outside of the control of NexGen. These factors are difficult to forecast, and these or other factors could materially adversely affect NexGen's quarterly or annual operating results.

  Historically, average selling prices for microprocessors in general, and for NexGen's products in the time period during which they have been commercially available, have decreased over the life of particular products. NexGen expects that the average selling prices of its products will continue to be subject to significant pricing pressures in the future. Competitive pricing pressures have in the past and may in the future cause NexGen to offer price protection to its customers, which will adversely affect NexGen's operating results especially when average selling prices are decreased prior to sales of price protected products by NexGen's customers. Such adverse effects occurred in the first fiscal quarter of fiscal 1996 and NexGen believes such adverse effects are likely to occur in the future. If NexGen is unable to introduce and gain market acceptance of new products with higher average selling prices or is unable to obtain products from its suppliers at costs sufficiently reduced to offset decreases in prices of existing products, NexGen's operating results would be adversely affected. Additionally, because NexGen is continuing to increase its operating expenses for personnel and new product development and for inventory in anticipation of increasing sales levels, NexGen's operating results would be adversely affected if such sales levels were not achieved. PC microprocessor systems include, in addition to NexGen's products, a number of other components that are supplied by third-party manufacturers. Any shortage of such other components in the future, any increase in the cost of such other components to NexGen, or any difficulty with such other components' ability to meet performance requirements, could adversely affect NexGen's business, operating results and financial condition. Due to the foregoing factors, it is likely that in some future quarter NexGen's operating results may be below the expectations of analysts and investors. In such event, the price of NexGen's Common Stock would likely be materially adversely affected.

  Competition. The market for NexGen's products is extremely competitive. In order to compete effectively in the market for high performance x86 microprocessors, NexGen must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards, and achieve levels of performance at prices acceptable to the market. In particular, the market for microprocessor products has been and continues to be characterized by intense and increasing price competition, even for the most advanced microprocessor products. Intel has increasingly made more frequent and more significant price reductions to stimulate market demand for its Pentium processors and encourage migration of OEMs and end users to its latest generation of processors.

  NexGen's competitors in the market for x86 microprocessors include Intel, AMD, Cyrix, IBM, Texas Instruments Incorporated ("Texas Instruments") and others with substantially greater technical, financial, manufacturing, sales, marketing, distribution, customer service and support resources, as well as greater experience and name recognition, than NexGen. Intel, in particular, has long had a dominant position in the market for microprocessors used in PCs. Intel's dominant market position has to date allowed it to set x86 microprocessor performance standards and thus dictate the type of product the market requires of Intel's competitors. NexGen believes that its Nx586 processors, the P133, P120, P100 and P90, compete primarily with the Intel Pentium, which began shipping in June 1993 and is currently available at 90, 100, 120 and 133 megahertz (abbreviated "MHz"). The P120 and P133 were introduced in November 1995 and are not yet shipping in volume. It is expected that later this year Intel will introduce a 150 MHz Pentium and may in the future introduce faster versions of the Pentium. Intel also introduced its next generation processor, the Pentium Pro (formerly code-named the P6), in November 1995, which initially operates at clock rates of up to 200 MHz. AMD has announced that it intends to begin shipping its fifth generation product, the AMD-K5, in the second half of 1996 and Cyrix introduced its new microprocessor product, the 6x86 (formerly code-named the M1), in October 1995. Although NexGen believes that Intel will be its primary competitor, it is expected that other companies, including AMD, IBM and Cyrix, will offer competitive products in the near future. IBM, under its manufacturing agreement with NexGen, has rights to manufacture Nx586 and Nx686 products for use internally and to sell such products on an OEM basis. Although NexGen would receive a royalty on the use or sale of such Nx586 and Nx686 processors by IBM, competition from IBM could materially adversely affect NexGen. IBM has similar marketing rights under its foundry agreement with Cyrix and has announced that it will sample the 6x86 in the first quarter of 1996. See "Information Concerning NexGen--Business of NexGen--Manufacturing." NexGen expects substantial direct competition, both from existing competitors and from new market entrants.

  Furthermore, Intel has announced it will spend substantial sums on research and development and manufacturing facilities, and it is currently attempting to consolidate its dominant market position through an intensive advertising campaign designed to engender brand loyalty to Intel among PC end-users. NexGen may encounter difficulties in customer acceptance because it is a new processor supplier whose identity is not yet well known. Substantial marketing and promotional costs, possibly in excess of what NexGen can currently afford, may be required to overcome barriers to customer acceptance. There can be no assurance that NexGen will be able to overcome such barriers. The failure to gain customer acceptance of its processor products would have a material adverse effect on NexGen. As long as Intel remains in this dominant position, its product introduction schedule and product pricing will materially, and at times adversely, affect NexGen's business, operating results and financial condition.

  Faster versions of the Pentium, or even more advanced x86 microprocessors (such as Intel's Pentium Pro), could have similar or superior performance characteristics to NexGen's expected products. Because NexGen's Nx586 processor products are not designed to be pin-compatible with the Pentium or any other x86 microprocessor, OEMs will need to utilize motherboards and system logic chipsets that have been specifically developed to incorporate NexGen's processors. Consequently, this may delay and possibly limit OEM acceptance of the Nx586 and NexGen's future processors. NexGen's Nx686 processor is being designed to be pin-compatible with the Pentium processor. There can be no assurance that NexGen will have the resources or capability to compete successfully in the future.

  NexGen may also compete with manufacturers producing microprocessors that are not based upon the x86 and compatible architecture, such as the PowerPC processor designed by Motorola, Inc. ("Motorola"), IBM and Apple Computer, Inc. ("Apple") and manufactured by IBM and Motorola, and other RISC-based systems processors running UNIX and Microsoft Windows NT. In addition, Intel and Hewlett-Packard Company ("HP") recently announced a partnership to develop a single computer chip that would run software originally written to run on x86 microprocessors as well as HP's Personal Architecture RISC workstation chips. There can be no assurance that systems incorporating RISC processors will not gain rapid market acceptance. This may increase the number of competitive processor products and cause a decline in prices. See "Information Concerning NexGen--Business of NexGen--Competition."

  Uncertain Ability to Meet Capital Needs. NexGen is pursuing an aggressive plan to enhance market share, increase revenue and accelerate new products. NexGen has historically incurred net losses and negative gross margins on its products. Although cost reduction programs are being planned to improve competitiveness, additional capital resources will be required to fund working capital and operating losses until NexGen becomes cash flow positive. On October 20, 1995, NexGen announced that it executed the Merger Agreement with AMD. Concurrently with execution of the Merger Agreement, NexGen and AMD also executed the Credit Agreement, pursuant to which AMD has agreed to provide NexGen with a revolving line of credit in the aggregate principal amount of up to $60.0 million. Borrowings under the Credit Agreement bear interest at the Index Rate plus 3.5% and are secured by all tangible and intangible assets of NexGen but are subordinated to NexGen's senior indebtedness. All outstanding principal and accrued interest on borrowings under the Credit Agreement are due on the earliest to occur of (i) the date which is 12 months after termination of the Merger Agreement for any reason, (ii) the date on which any person or entity other than AMD acquires more than 50% of the outstanding NexGen Common Stock and (iii) June 30, 1997. There can be no assurance that the Merger will be consummated or that the Credit Agreement will be sufficient to satisfy all of NexGen's working capital needs, in which event NexGen will require additional capital or new bank credit lines to fund its anticipated growth and, if the Merger is not consummated, to repay the up to $60.0 million of borrowings, plus accrued interest thereon, incurred under the Credit Agreement. In the event the Merger is not consummated, management currently plans to seek equity, convertible debt or debt financing to fund future capital expenditures and operating expenses, to repay borrowings and interest thereon incurred under the Credit Agreement, to repay other debts, and to pay transaction fees and costs associated with the Merger (which are currently estimated to be approximately $1.0 million in the event the Merger is not consummated). Management must be successful in securing such financing in order for NexGen to continue as a going concern. There can be no assurance that such funding can be obtained or that the terms of such funding will be acceptable to NexGen, if at all. To the extent the Merger is not consummated and additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to NexGen's stockholders. Moreover, NexGen's cash requirements may vary materially from those now planned because of results of research and development, product testing, relationships with manufacturers, changes in the focus and direction of NexGen's research and development programs, competitive and technological advances, the level of working capital required to sustain the planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors.

  Insufficient funds may require NexGen to delay, scale back or eliminate certain of its research and product development programs or to license to third parties potentially valuable product rights or technologies that NexGen currently plans to commercialize. NexGen has received a commitment letter to enter into a proposed $10.0 million line of credit with General Bank (the "Bank"). As proposed, this credit line will be secured by NexGen's trade receivables and inventory. There can be no assurance that NexGen will enter into such a line of credit, especially since the Credit Agreement may cause NexGen not to be in compliance with certain financial ratios that would be required by the Bank. In addition, NexGen currently owes approximately $2.5 million to ASCII Corporation ("ASCII") and its United States affiliate, ASCII of America, Inc. ("ASCII of America") under promissory notes (the "ASCII Notes"), interest and principal on which are due no later than March 1, 1996. NexGen also owes $10.0 million to Phemus Corporation ("Phemus"), due on June 1, 1996 (the "Phemus Notes"). The ASCII Notes are secured by all of the tangible and intangible assets of NexGen and the Phemus Notes are secured by a security interest in such assets. The ASCII Notes and Phemus Notes are senior to any borrowings under the Credit Agreement. The Credit Agreement also contains certain restrictions on NexGen's ability to incur additional senior debt. If the Merger is not consummated, any failure on the part of NexGen to repay or refinance the amount owed to ASCII and ASCII of America or to repay or refinance the amounts borrowed from Phemus or AMD would have a material adverse effect on NexGen's business. Because NexGen has pledged its assets to ASCII and ASCII of America, Phemus and AMD, and, if the line of credit with the Bank is entered into, expects to pledge certain assets to the Bank, it may be more difficult for NexGen to obtain additional financing. Additionally, such pledges provide ASCII, ASCII of America, Phemus and AMD, and may provide the Bank, with a priority claim on all of NexGen's assets superior to any claims of all stockholders of NexGen. See "Information Concerning NexGen-- NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Patents and Proprietary Rights; Potential Litigation. NexGen's ability to compete effectively will depend, in part, on its ability to protect its intellectual property, including its patents, and on its ability to obtain patents. There can be no assurance that the steps taken by NexGen to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. NexGen's ability to compete effectively also depends on its ability to operate without infringing the proprietary rights of others. Competitors may have been issued patents on, or may obtain additional patents and proprietary rights relating to, products, technologies or processes competitive with those of NexGen. New patent applications are continually being filed and pending U.S. applications are confidential until patents are issued, and thus it is impossible to ascertain all possible patent infringement problems. There can be no assurance that NexGen's patent applications will be approved, that NexGen will in the future develop any proprietary products that are patentable, that issued patents will provide NexGen with adequate protection for its inventions, technologies or processes or will not be challenged by third parties, or that the patents of others will not impair the ability of NexGen to do business. Furthermore, there can be no assurance that others will not independently develop products that are similar or superior to NexGen's products or technologies, duplicate any of NexGen's products or technologies, or design around any patents issued to NexGen.

  NexGen's ability to compete effectively also depends upon unpatented trade secrets and confidential information. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to NexGen's trade secrets and confidential information, that such trade secrets and confidential information will not be disclosed or that NexGen can effectively protect its rights to its unpatented trade secrets and confidential information. In an effort to maintain the confidentiality and ownership of trade secrets and other confidential information, NexGen requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with NexGen. There can be no assurance, however, that these agreements will provide meaningful protection for NexGen's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

  Competitors may try to restrict NexGen's ability to sell its processors through costly and time-consuming litigation. There has been substantial litigation in the semiconductor industry, brought by semiconductor manufacturers such as Intel, AMD, AT&T Corp., National Semiconductor Corporation, Motorola, Texas

Instruments and others. Intel, in particular, has brought suits seeking damages and injunctive relief for copyright infringement against AMD and patent infringement against Chips and Technologies, Inc. ("Chips and Technologies"), AMD and Cyrix pertaining to their 386 and 486 products and against ULSI Technology, Inc. ("ULSI"), Cyrix and Chips and Technologies pertaining to their floating point coprocessors. Intel and AMD have settled all outstanding intellectual property litigation between them. The effect of this settlement on the other participants in the x86 microprocessor market is unclear. Intel also filed a complaint with the United States International Trade Commission (the "ITC") requesting that the ITC (i) commence an investigation into whether the importation of PCs by Twinhead International Corp. ("Twinhead"), a systems manufacturer, containing Cyrix and AMD microprocessors constitutes an unfair trade practice and (ii) issue an exclusion order prohibiting, among other things, the entry into the United States of such PCs. The ITC complaint alleged that the use of non-Intel microprocessors in combination with external memory in Twinhead's system violates an Intel patent under certain circumstances. The lawsuits brought by Intel against Cyrix and ULSI have been decided adversely to Intel on several grounds, including among others that cross-licenses between Intel and the companies producing the allegedly infringing product (Texas Instruments and SGS-Thomson in the case of Cyrix and HP in the case of ULSI) preclude Intel from enforcing its patent against the alleged infringer. Intel appealed these decisions, and the appeals were adversely decided against Intel. In addition, the ITC dismissed the investigation against Twinhead, citing the cross-license decisions.

  Cyrix has entered into a manufacturing agreement with IBM. Consequently, Intel and Cyrix agreed to litigate in the United States District Court for the Eastern District of Texas whether IBM is licensed under an Intel patent for the purpose of manufacturing products primarily designed by Cyrix. IBM, which has also contracted with NexGen to manufacture NexGen's products, intervened in the Cyrix action; a trial with respect to this issue resulted in judgment for IBM. Intel has appealed that judgment. If the licensing issue is ultimately decided adversely to IBM, the decision could have a material adverse effect on NexGen, because in such event Intel may be more inclined to initiate litigation against IBM and NexGen, IBM may be less inclined to manufacture products for NexGen, and a defense based upon a cross-license between Intel and IBM may not be effective. Judgments in the litigation involving Cyrix and IBM are not necessarily binding on Intel regarding IBM's manufacture of NexGen products or on any other manufacturers engaged by NexGen as an alternative manufacturing source. Additionally, NexGen may enter into manufacturing arrangements with entities that do not have a cross-license with Intel and would therefore not be able to assert a cross-licensing defense in any litigation brought by Intel.

  In March 1995, NexGen settled a dispute with Fujitsu Microelectronics, Inc. regarding VL system logic chipsets. The settlement did not have a material adverse effect on NexGen's results of operations.

  NexGen is not currently involved in any litigation with respect to patents or other proprietary rights and NexGen is not aware of any threatened litigation with respect to such matters. There can be no assurance that any litigation initiated against NexGen or its customers, regardless of merit, would not adversely affect NexGen. The legal and other expenses and the diversion of management time associated with any such litigation could materially adversely affect NexGen's operating results and financial condition during the pendency thereof and involve the expenditure of a significant portion of the net proceeds of this offering. The existence of such litigation may also delay or impede market acceptance of NexGen's products. A decision adverse to NexGen in such litigation could result in substantial damages payable by NexGen, which could have an adverse effect on NexGen, its financial condition and results of operations, and could support the issuance of an injunction prohibiting further sales by NexGen of some or all of its products. Because NexGen relies solely on, and all of its proposed products are based upon, its Nx586 processor architecture, any such successful challenge by other parties to NexGen's right to use those designs could potentially render NexGen insolvent and jeopardize its ability to continue as a viable concern. No assurance can be given that an outside party will not claim that some or all of NexGen's technologies, products or proprietary rights infringe on any patents, copyrights or other proprietary rights of such outside party and that, if such claim is made, it will not be sustained. NexGen may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to NexGen, if at all. In such event, if NexGen does not obtain such licenses, NexGen could encounter substantial and costly delays in product introductions while attempting to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

  Litigation also may be necessary to assert claims of infringement, to enforce patents issued to NexGen, to protect trade secrets or know-how owned by NexGen or to determine the scope and validity of the proprietary rights of others and could result in substantial cost to and diversion of effort by, and may have a material adverse impact on, NexGen. In addition, there can be no assurance that these efforts will be successful. See "Information Concerning NexGen--Business of NexGen--Patents and Proprietary Technology."

  Industry Conditions and Technological Changes. NexGen participates in an industry that is intensely competitive and subject to continuous, rapid technological change, including evolving industry standards, frequent product performance improvements and frequent price reductions. Such conditions result in short product life cycles and require the timely introduction of new products and substantial expenditures for ongoing research and development activities. In order to compete successfully in this industry, NexGen must be able to bring its products to market in a timely fashion and at competitive prices, continue to enhance and improve its products, and successfully develop and introduce new products that meet evolving industry standards and that meet the changing needs of, and are accepted by, end-users. To this end, NexGen has announced its next generation Nx686 processor and is working to, among other things, introduce processors with increased operating frequencies, develop future generation processors, and complete development of a version of the Nx686 that is pin-compatible with the Pentium processor. There can be no assurance that NexGen will be able to achieve in a timely manner these objectives. NexGen is working with IBM to migrate the production of the Nx586 to smaller geometries to increase clock rates and manufacturing yields. There can be no assurance that this migration will be completed in a timely manner or that other manufacturing risks will not be realized. See "Business-- Manufacturing." PCs based on high-end x86 microprocessors are increasingly using system logic chipsets and motherboards that are designed to operate in conjunction with the PCI bus. NexGen has started shipping its PCI system logic chipsets in July 1995. NexGen's success is dependent upon the successful introduction and receipt of volume shipments of these PCI-based products, and there can be no assurance as to the market acceptance of such products.

  Competitive pricing pressures (especially from Intel, AMD, Cyrix or IBM) may lead to lower margins than expected. There can be no assurance as to future prices or margins on the sale of high performance microprocessors in general, and on the sales of the Nx586 processor in particular. Further, since NexGen's products are sold in conjunction with custom motherboards and system logic chipsets, the price competitiveness of such collateral products can be critical to the customer in determining whether to purchase Nx586 processors. To meet anticipated price decreases and margin pressure, NexGen must maintain low product costs for its Nx586 processors, system logic chipsets and custom motherboards. There can be no assurance, however, that NexGen can accomplish this goal. In the three-month period ended September 30, 1995, NexGen began to implement a cost reduction program designed to improve its competitiveness by decreasing the size of its motherboard, pursuing less costly packaging suppliers and reducing chipset costs through the use of alternative vendors. There can be no assurance that such program will result in cost benefits, or that such benefits, if achieved, will be achieved in a timely manner. To date, NexGen has experienced negative gross margins on its product sales, due, in part, to competitive pricing pressures which NexGen expects will continue. Since NexGen relies on third-party manufacturers, NexGen's ability to respond to price reductions by competitors such as Intel will depend in part on the ability of such third-party manufacturers to reduce their production costs. NexGen believes that the PCI-based solution is more cost-effective than the VL-based solution which has accounted for NexGen's previous sales. The competitiveness of NexGen's products in the short term is highly dependent on the successful introduction of this PCI-based solution. Opportunities in NexGen's industry fluctuate from time to time based upon numerous factors, including general economic conditions, capital spending levels, the evolution of industry standards and the timing of introductions of new products. There can be no assurance that NexGen will not be adversely affected by industry conditions at the time its products are introduced or thereafter.

  The market for microprocessors is dependent upon the market for PCs. From time to time, the PC industry has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and resultant accelerated erosion of average selling prices. NexGen's business could be materially and adversely affected by industry-wide fluctuations in the future. More recently, the PC industry has been consolidating as the larger, more established manufacturers have become more price aggressive and have been gaining market share at the expense of other domestic and international manufacturers. If NexGen were to be unsuccessful in marketing to larger, more established PC manufacturers or to OEMs supplying such larger PC manufacturers, continued market share gains of the larger manufacturers could have the effect of reducing demand for NexGen's products and may adversely affect its operating results. See "Information Concerning NexGen--Business of NexGen--Sales, Marketing and Distribution."

  Management of Growth and Need for Improved MIS System. NexGen has recently experienced and, with the anticipated ramp-up of NexGen's products, expects to continue to experience, growth in the number of its employees and the scope of its operating and financial systems, resulting in increased responsibilities for NexGen's management. To manage future growth effectively, NexGen will need to implement and improve its operational, financial and management information systems, procedures and controls, and expand, train, motivate and manage its employee base. In particular, NexGen must hire a number of additional operations and finance personnel and must purchase and implement a more advanced management information system with a global perspective. NexGen expects to incur capital expenditures over the next several years to improve management information systems. NexGen did not incur any capital expenditures for these purposes during the fiscal year ended June 30, 1995, and currently estimates that such expenditures over the next several years will in the aggregate be between $1.0 million and $1.5 million. The amount of such expenditures will depend on the growth of NexGen's business, operations and geographic expansion. There can be no assurance that NexGen will be able to effectively manage such growth, and failure to do so could have a material adverse effect on NexGen's business and operating results.

  International Operations. Export sales, primarily in Europe, represented 43% of sales for the year ended June 30, 1995. Export sales to Europe and Asia represented 14% and 20%, respectively, of sales for the three months ended September 30, 1995. Sales to one customer, Aquarius, located in Germany, and another customer, Wooyoung Tech., located in Korea, accounted for 36% and 17% of sales for the year ended June 30, 1995 and for the three months ended September 30, 1995, respectively. To date, all sales made by NexGen have been denominated in U.S. dollars and, therefore, NexGen's exposure to foreign exchange risk has been minimal. NexGen will consider currency hedge contracts when and if such exposure becomes significant and if management deems it appropriate to enter into such contracts. While NexGen expects that export sales will continue to represent a significant portion of sales, export sales are expected to decrease as a percentage of total sales as NexGen achieves increased penetration of the U.S. market. NexGen further expects that an increasing proportion of export sales will, however, be represented by sales to customers located in Asia and other parts of the world. NexGen does not currently adhere to a strict practice of requiring orders from customers located outside of the United States to be supported by letters of credit. A change in this policy, which may be prompted by business needs such as the desire to minimize credit risks, may adversely affect potential customers' willingness to place orders with NexGen. In addition, although NexGen's PCI logic chipsets are manufactured in the U.S., NexGen has qualified Samsung as a foundry in Asia, from which NexGen has ordered chipsets on a purchase order basis. NexGen may in the future qualify additional foundries to manufacture its chipset products as well as its processors. To date, NexGen has not, however, entered into any agreements with, or received commitments from, any foundries other than IBM or VLSI to manufacture processors or chipset products, respectively. Most potential foundries for semiconductor products in Asia are located in Japan, Korea, Taiwan or Singapore. Due to its export sales, NexGen is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar, which could increase the sales price in local currencies of NexGen's products in foreign markets, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection (which can be exacerbated to the extent orders are not supported by letters of credit), potentially adverse taxes, and the burdens of complying with a variety of foreign laws. In addition, NexGen is subject to general geopolitical risks, such as political and economic instability and potential changes in diplomatic and trade relationships, in connection with its international operations. Although NexGen has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical and other factors, there can be no assurance that such factors will not adversely impact NexGen's operations in the future or require NexGen to modify its current business practice. As sales by NexGen increase in various countries in Asia, such as Taiwan where NexGen has a sales office and where a large number of potential customers are located, NexGen may become more susceptible to these regulatory or geopolitical risks. In addition, the laws of certain foreign countries in which NexGen's products may be sold, including various countries in Asia, may not protect NexGen's intellectual property rights to the same extent as do the laws of the United States.

  Industry Standards. Adherence to industry standards is important to NexGen's marketing strategy and product development effort. The establishment of standards is a function of user acceptance and standards are, therefore, subject to change. For example, NexGen introduced the initial Nx586 processor with a VL bus system logic chipset and, in response to the emergence of the PCI bus as an industry standard for fifth generation microprocessors, has transitioned to a PCI bus system logic chipset. In the event that NexGen does not effectively incorporate existing, emerging or evolving standards into its products, NexGen's business and operating results would be adversely affected. NexGen believes that the acceptance of its expected products will depend largely upon the continued acceptance of the x86 standard and the development of applications software programs. There can be no assurance of the continued acceptance of the x86 standard or that software developers will continue to develop software compatible with these operating systems. NexGen has designed its products to maintain binary compatibility with the large installed base of software and peripherals developed for the PC and has conducted an extensive design and internal testing effort over the past five years.

  Dependence on Qualified Personnel. NexGen's future success depends in part on the continued service of its key engineering, sales, marketing and executive personnel, and its ability to identify and hire additional personnel. There is intense competition for qualified personnel in the areas of NexGen's activities and there can be no assurance that NexGen will be able to continue to attract and retain qualified personnel necessary for the development of its business. NexGen's anticipated growth and expansion into areas requiring additional expertise, such as manufacturing, marketing and distribution, are expected to place increased demands on NexGen's resources. These activities are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key technical and management personnel could be significantly detrimental to NexGen's product development programs or otherwise have a material adverse effect on NexGen's business and operating results. NexGen does not have employment agreements with any of its employees and does not maintain key person life insurance on any of its employees.

  Effect of Certain Antitakeover Provisions. Certain provisions of NexGen's Certificate of Incorporation and Bylaws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of NexGen. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors without further stockholder approval, may issue Preferred Stock that could have the effect of delaying or preventing a change in control of NexGen. The issuance of such Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Pursuant to the terms of the Merger Agreement, NexGen agreed to consider the adoption of a stockholder rights plan and to adopt such a plan if the NexGen Board of Directors concludes that such rights plan is in the best interests of NexGen and its stockholders. On November 20, 1995, the NexGen Board of Directors adopted such a plan, pursuant to which NexGen distributed to its common stockholders of record on December 6, 1995 a dividend of share purchase rights. These rights will cause substantial dilution to a person or group of persons that attempts to acquire NexGen on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts, including attempts that may offer a higher per share consideration than that offered in the proposed Merger. These rights expire if the Merger is consummated.

                                 THE MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the respective Boards of Directors of AMD and NexGen of proxies to be voted at the AMD Meeting and the NexGen Meeting, each of which will be held on January 16, 1996.

  At the Meetings, the AMD and NexGen stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The description of the principal terms of the Merger contained herein is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by this reference. At the AMD Meeting, the AMD stockholders also will be asked to consider and vote upon a proposal to approve an amendment to the AMD SPP to increase the number of shares of AMD Common Stock issuable thereunder from 2,500,000 to 3,600,000. At the NexGen Meeting, the NexGen stockholders also will be asked to consider and vote upon a proposal to amend the 1995 Stock Plan of NexGen.

MEETINGS, RECORD DATE AND OUTSTANDING SHARES

  AMD. The AMD Meeting will be held on January 16, 1996 at 3:00 p.m., local time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California. Only holders of record of AMD Common Stock at the close of business on November 27, 1995, are entitled to notice of and to vote at the AMD Meeting. On the AMD record date, there were approximately 10,709 stockholders of record, and 104,454,737 shares of AMD Common Stock outstanding. Each AMD stockholder is entitled to one vote for each share held.

  NexGen. The NexGen Meeting will be held on January 16, 1996 at 3:00 p.m., local time, at the Crown Sterling Suites, 901 East Calaveras Boulevard, Milpitas, California. Only holders of record of NexGen Common Stock at the close of business on November 20, 1995, are entitled to notice of and to vote at the NexGen Meeting. On the NexGen record date, there were approximately 550 NexGen stockholders of record, and 33,323,725 shares of NexGen Common Stock outstanding. Each NexGen stockholder is entitled to one vote for each share held.

PROXIES, QUORUM AND VOTES REQUIRED

  All proxies that are properly executed and returned, unless revoked prior to the applicable AMD Meeting or NexGen Meeting, will be voted at the Meetings in accordance with the instructions indicated thereon. If no direction is indicated on the proxies, the respective proxies will be voted FOR the Merger and FOR the approval of the amendment to the 1995 Stock Plan of NexGen at the NexGen Meeting and FOR the Merger and FOR the approval of the amendment to the AMD SPP at the AMD Meeting. The managements of AMD and NexGen know of no other matters to be submitted at the Meetings, other than as specified in each Notice of Meeting included with this Joint Proxy Statement/Prospectus. However, if any other business properly comes before one of the Meetings, it is the intention of the persons named in the relevant proxy to vote in respect thereof in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent permissible under applicable federal and state securities and corporation laws. The grant of a proxy will also confer discretionary authority on the persons named in the respective proxies to vote on matters incident to the conduct of the respective Meetings. The execution of a proxy will not affect a stockholder's right to attend the appropriate AMD Meeting or NexGen Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the applicable AMD Meeting or NexGen Meeting by filing with the Secretary of the appropriate company a written notice of revocation or a proxy bearing a later date or by attendance at the appropriate AMD Meeting or NexGen Meeting and voting in person. Attendance at the applicable AMD Meeting or NexGen Meeting will not, by itself, revoke a proxy. Abstentions with respect to any matter submitted to the stockholders for a vote are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. Shares held of record by a broker which are present in person or represented by proxy are counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the Meetings in the absence of instructions from the beneficial owners, then such shares (although present for quorum purposes) will not be considered entitled to vote on such matter ("broker nonvotes").

  AMD. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of AMD Common Stock entitled to vote at the AMD Meeting is necessary to constitute a quorum. Although Delaware law does not require that the Merger Agreement be submitted for approval by the AMD stockholders, the rules of the NYSE require such approval by the holders of a majority of votes cast at the AMD Meeting provided that the total vote cast represents over 50% of all shares of AMD Common Stock entitled to vote. Approval by the holders of a majority of the shares of AMD Common Stock represented at the AMD Meeting is also a condition to the obligations of AMD and NexGen to consummate the Merger. Broker nonvotes will not be considered as votes cast. Abstentions will be considered as votes cast and therefore will have the effect of a vote against the Merger.

  Approval of the amendment to the AMD SPP requires the affirmative vote of a majority of the shares of AMD Common Stock present in person or represented by proxy and entitled to vote on the proposal. Broker nonvotes will not be considered as shares entitled to vote on the proposal and will therefore have no effect on the approval of the proposal.

  NexGen. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NexGen Common Stock entitled to vote at the NexGen Meeting is necessary to constitute a quorum. The affirmative vote of a majority of the outstanding shares of NexGen Common Stock as of the NexGen record date, present in person or represented by proxy, is required to approve and adopt the Merger Agreement. Approval by the holders of a majority of the outstanding shares of NexGen Common Stock is also a condition to the obligations of AMD and NexGen to consummate the Merger. Broker nonvotes will have the effect of a vote against the Merger.

  Certain stockholders of NexGen have entered into voting agreements relating to an aggregate of 12,542,000 shares of NexGen Common Stock, or approximately 38% of the shares of NexGen Common Stock outstanding on the record date for the NexGen Meeting, pursuant to which they have (i) agreed to vote their shares of NexGen Common Stock in favor of the Merger Agreement and the Merger,
(ii) granted irrevocable proxies to AMD to vote such shares accordingly, and
(iii) agreed not to sell their shares prior to the earlier of (x) the termination of the Merger Agreement or (y) the NexGen Meeting, or in the case of certain stockholders, the Effective Time. See "The Merger Agreement and Related Agreements--Certain Other Agreements." These voting agreements do not address the proposal to approve the amendment to the 1995 Stock Plan of NexGen. See "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc."

  Approval of the amendment to the 1995 Stock Plan of NexGen requires the affirmative vote of a majority of the shares of NexGen Common Stock present in person or represented by proxy and entitled to vote on the proposal. Broker nonvotes will not be considered as shares entitled to vote on the proposal and therefore will have no effect on the approval of the proposal.

SOLICITATION OF PROXIES

  AMD and NexGen will each bear the entire cost of solicitation of proxies from their respective stockholders and will share the cost of preparation, assembly, printing and mailing of this Joint Proxy Statement/Prospectus, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of AMD or NexGen Common Stock beneficially owned by others to forward to such beneficial owners. AMD and NexGen may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of AMD or NexGen, as the case may be, who will not receive additional compensation for such services. In addition, AMD and NexGen have retained Georgeson & Company Inc. to assist in their solicitation of proxies. That firm will solicit proxies by mail, telephone, telegram and personal interview. For these services, Georgeson & Company Inc. will be paid a fee of approximately $8,000 by AMD and approximately $6,000 by NexGen, plus out-of-pocket costs and expenses.

                                  THE MERGER

BACKGROUND OF THE MERGER

  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of AMD and NexGen. The following is a brief discussion of the events that led to the negotiations, the Merger Agreement and related transactions.

  The possibility of a strategic relationship was first discussed in general terms in several conversations and meetings in July and August, 1995 between senior executives of AMD and senior executives and Marshall G. Cox, an outside director, of NexGen. NexGen, as part of its strategy to reduce its manufacturing costs, increase its competitiveness in the marketplace, and expand its resources to enable it to compete effectively, was in the process of exploring various alternatives to provide it with such additional resources and capabilities, including strategic business combinations, the sale or exchange of a portion of NexGen's capital stock, strategic relationships with foundry partners, joint ventures, and other capital transactions. See "Information Concerning NexGen--Business of NexGen--Business Strategy" and "-- NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations."

  On August 21, 1995, S. Atiq Raza, Chairman of the Board, President, Chief Executive Officer and Secretary of NexGen, Vinod Dham, Executive Vice President and Chief Operating Officer of NexGen, and Mr. Cox, met with W.J. Sanders III, Chairman of the Board and Chief Executive Officer of AMD, John Bourgoin, Group Vice President, Microprocessor Products of AMD, and Stephen Zelencik, Senior Vice President and Chief Marketing Executive of AMD, and discussed, on a preliminary basis, the possibility of a strategic combination of the two companies. The representatives of NexGen indicated they believed a combination with AMD would be beneficial to NexGen because of AMD's microprocessor development expertise, manufacturing resources and sales capabilities. The NexGen representatives discussed in general terms the status of the Nx686 microprocessor development. The representatives of AMD indicated that, although they were open to a variety of relationships with NexGen, further investigation was needed to determine whether a possible strategic combination with NexGen was possible. The AMD representatives discussed in general terms the process technology and marketing resources of AMD. Following this discussion, senior management of each company began to explore internally the desirability and feasibility of a strategic business combination.

  On August 28, 1995, NexGen's Board of Directors held a meeting at which Mr. Raza informed the Board of the status of the discussions with AMD. The Board discussed in general terms the process technology, and manufacturing, marketing and capital resources of AMD and authorized Mr. Raza, with the assistance of Mr. Cox, to proceed with more substantial investigations and discussions regarding a possible strategic relationship with AMD.

  On September 1, 1995, Mr. Cox and Mr. Sanders discussed by telephone AMD's preliminary interest in proceeding with more substantial investigations and discussions regarding a possible strategic relationship with NexGen. Mr. Sanders discussed with Mr. Cox various alternatives to a strategic business combination, including a licensing arrangement and/or the acquisition of a minority interest in NexGen. He indicated to Mr. Cox that AMD was evaluating various strategic alternatives to a combination of the two companies.

  Mr. Sanders telephoned Mr. Dham on September 11, 1995 and arranged for a meeting between the companies' representatives to be held on September 27, 1995.

  On September 18, 1995, Dr. Paul R. Low, a director of NexGen, contacted Dr. William Siegle, Vice President and Chief Scientist of AMD, and indicated NexGen's interest in a strategic combination with AMD. Dr. Siegle contacted Mr. Dham on September 21 to arrange a meeting to discuss technical issues regarding NexGen's microprocessor products. On September 25, 1995, a mutual Nondisclosure Agreement was executed between the companies. On September 25, 1995, Dr. Siegle and Richard Klein, Director, Logic Technology Development, of AMD met with Messrs. Raza and Dham and the heads of the Integrated Circuit and Circuit Development Divisions of NexGen. At the meeting, the parties discussed the development of both companies' microprocessor products and explored AMD's ability to manufacture NexGen's microprocessor designs. After the September 25 meeting, Dr. Siegle telephoned Dr. Low to determine the reaction of the NexGen representatives to the September 25, 1995 meeting.

  On September 27, Dr. Siegle, Messrs. Sanders, Bourgoin, and Richard Previte, President and Chief Operating Officer of AMD, met with Messrs. Raza, Dham and Cox. Computer systems running NexGen's microprocessors, including a prototype of the Nx686 microprocessor, were demonstrated at the meeting. The meeting participants discussed NexGen's product development timetables and manufacturing and sales requirements, as well as AMD's process technology, manufacturing capacity and marketing and capital resources. The AMD representatives indicated that they desired further examination of both companies' microprocessor products and process technology requirements and that AMD was still examining alternative approaches to an acquisition. Mr. Raza indicated that AMD representatives would be allowed to examine certain confidential information of NexGen under the terms of the Nondisclosure Agreement.

  On September 28, Mr. Sanders contacted Joe L. Roby, a Director of AMD and Managing Director of the Investment Banking Group of DLJ, to discuss a possible strategic combination with NexGen. On September 29, 1995, Mr. Sanders met with Dr. Leonard Silverman, an AMD Director, to discuss a possible strategic combination with NexGen.

  Between September 27 and October 3, representatives of AMD, including senior management, met with representatives of NexGen to conduct a due diligence review of NexGen's microprocessor products, particularly the Nx686, its manufacturing requirements, and its microprocessor development methodology and tools. During this period, NexGen representatives conducted due diligence of AMD focusing primarily on AMD's process technology and manufacturing capacity. On October 3, AMD senior management representatives led by Mr. Bourgoin and Dr. Siegle met with NexGen representatives to discuss microprocessor product development and process technology and to review design architecture.

  As a result of AMD's due diligence investigations of NexGen, which continued through October 3, 1995, Mr. Sanders and other senior AMD management personnel concluded on a preliminary basis that a possible strategic merger with NexGen was the preferable form of a strategic alliance. Mr. Sanders discussed a possible strategic combination with Anthony Holbrook, Vice Chairman of the Board of Directors of AMD and its former Chief Technical Officer.

  On October 4, 1995, Mr. Sanders telephoned Mr. Raza and indicated AMD's interest in pursuing a strategic business combination with NexGen, on terms to be discussed.

  During the period prior to October 5, 1995, Mr. Raza held numerous individual conversations with various members of NexGen's Board of Directors regarding the status of discussions with AMD. On October 5, 1995, NexGen held a meeting of its Board of Directors. During the Board meeting, Mr. Raza informed the NexGen Board as to the status of the discussions with AMD and the results of due diligence performed to date. Mr. Cox and Dr. Low also described to the Board their discussions with AMD. The Board again discussed in detail the potential advantages and disadvantages of a strategic business combination with AMD. The Board then authorized Mr. Raza to pursue negotiations with AMD regarding a possible strategic business combination with AMD. The Board authorized (with James M. Voytko abstaining) the retention of PaineWebber as NexGen's financial advisor in connection with any potential strategic combination. Mr. Voytko is a managing director of PaineWebber and PaineWebber has certain other interests in NexGen that were disclosed to the Board and are discussed under "--Opinions of Financial Advisors--Opinion of Financial Advisor to NexGen." After the Board meeting, Mr. Raza telephoned Mr. Sanders to indicate that NexGen desired to begin negotiations as quickly as possible about a possible strategic combination. On October 6, 1995, Mr. Raza telephoned Mr. Sanders and the two principals agreed to meet on October 13, 1995.

  On October 10, 1995, Thomas M. McCoy, Vice President, General Counsel and Secretary of AMD, provided the AMD Board of Directors with a privileged memorandum to him from Mr. Sanders describing a possible strategic combination with NexGen. Between October 10 and the morning of October 13, 1995, Mr. Sanders contacted each of the AMD Board members, except Dr. R. Gene Brown, who was unavailable, to discuss a potential strategic combination with NexGen. In addition, Mr. McCoy also telephoned Mr. Holbrook and Charles M. Blalack, an AMD Director, to discuss a potential strategic combination with NexGen.

  On October 12, NexGen's Board met and discussed, among other things, the status of discussions with AMD and financial and legal issues related to a potential transaction with AMD. Representatives of Pillsbury Madison & Sutro LLP ("Pillsbury"), NexGen's outside legal counsel, and various members of NexGen's management also participated in the meeting. Also on October 12, representatives of Pillsbury and PaineWebber met with members of management to discuss certain financial and legal issues relating to the proposed transaction.

  On October 13, 1995, Mr. Sanders met with Mr. Raza and discussed the potential strategic combination of NexGen with AMD. They discussed the proposed terms of such a merger, including the Exchange Ratio of 0.8 of a share of AMD Common Stock, or its equivalent, for each share of NexGen Common Stock, subject in all instances to the approval of the respective Boards of Directors of their companies. At the end of the day on October 13, 1995, Mr. Sanders presented a letter to Mr. Raza outlining the principal terms of the proposed combination for presentation by Mr. Raza at a meeting of the NexGen Board of Directors scheduled for October 14th. Prior to the delivery of the letter, Mr. Sanders contacted Dr. Brown and discussed with him the contents of the letter. In connection with the preparation of the letter, Mr. Sanders and Marvin Burkett, Senior Vice President, Chief Financial and Administrative Officer and Treasurer of AMD, had been in contact with Mr. Roby and other representatives of DLJ to discuss the proposed terms and conditions relating to the merger described in the letter.

  On October 14, 1995, NexGen's Board of Directors met to discuss the proposed terms and conditions relating to the Merger contained in the letter from AMD. At the meeting, the Board discussed the proposed terms of the Merger, the results of NexGen's evaluation of AMD's business and products, NexGen's current status and capital needs and the possible advantages and disadvantages of a merger with AMD on the terms proposed. The Board agreed that if acceptable merger terms, including the provision by AMD of a substantial line of credit to meet NexGen's short-term cash requirements, could be negotiated after appropriate further due diligence review of AMD by NexGen's financial and legal advisors, a merger would be in NexGen's strategic best interests. The Board was then considering whether to proceed with alternative plans to pursue financing through the sale of up to $115.0 million of convertible subordinated notes through an underwritten Rule 144A offering, and therefore noted the need to obtain from AMD the line of credit as an alternative thereto. Members of NexGen's management and financial and legal advisors were present throughout, and participated in the meeting. The Board instructed management, with the assistance of its financial and legal advisors, to continue negotiations with AMD and investigate whether or not AMD would be willing to provide a line of credit of at least $30.0 million to NexGen to meet its short-term cash requirements.

  On October 14, 1995, Mr. Raza telephoned Mr. Sanders and informed him that the NexGen Board of Directors had approved proceeding with negotiations regarding the proposed Merger as outlined in the letter of October 13, 1995, subject to further due diligence, the preparation of documentation of the transaction, the receipt of a fairness opinion from PaineWebber as to the fairness of the proposed Exchange Ratio, from a financial point of view, to the NexGen stockholders, and the provision by AMD of a line of credit of at least $30.0 million.

  On October 15, 1995, NexGen's Board met again and discussed Mr. Raza's conversation with Mr. Sanders. Members of NexGen's management and financial and legal advisors were present at the meeting. The Board further discussed the terms of the proposed transaction and line of credit.

  On October 16, 1995, the AMD Board held a telephonic Board meeting. Representatives of Bronson, Bronson & McKinnon ("Bronson"), AMD's outside legal counsel, and members of AMD's senior management also participated in the meeting. At the meeting, AMD's long-term strategy and NexGen's possible contribution to that strategy were discussed. At the meeting, AMD's management: (i) reviewed NexGen's business plan, and AMD's and NexGen's projected revenues and profits for the fiscal years 1995 through 1998; (ii) presented AMD's existing plans for maintaining and increasing its market share of its microprocessor products; (iii) presented the results of AMD's evaluation of NexGen's business and products; and (iv) discussed the terms of the proposed merger. The Board agreed that if acceptable merger terms could be negotiated after appropriate further due diligence review of NexGen, a merger with NexGen would be strategically in AMD's best interest. The Board instructed management to continue the negotiations with NexGen. The Board of Directors also authorized (with Mr. Roby abstaining) the retention of DLJ as the financial advisor to AMD in connection with the proposed Merger with NexGen. Mr. Roby abstained from voting because of his relationship with DLJ as the Managing Director of its Investment Banking Group. The Board also authorized the officers of AMD to provide a $30.0 million line of credit to NexGen if the merger negotiations were consummated. Lastly, the AMD Board appointed a committee composed of Drs. Silverman and Brown, and Messrs. Blalack, Roby and Sanders to assist management in the on-going negotiations with NexGen. On October 16, Mr. Sanders telephoned Mr. Raza to discuss the results of the AMD Board meeting and the schedule for completing the respective due diligence reviews and completing documentation. On October 16, 1995, a draft of a proposed Agreement and Plan of Merger was provided to NexGen and its financial and legal advisors. On October 17 and 18, senior management representatives of AMD and NexGen, along with their financial and legal advisors, met to discuss the principal terms of the proposed combination. During that period, representatives of AMD and NexGen continued their respective due diligence examinations.

  On October 18, 1995, the AMD Board committee met telephonically with representatives of AMD's senior management to discuss the results of the negotiations as well as the continuing due diligence review of NexGen. The committee discussed the request of NexGen to increase the proposed line of credit to $60.0 million. The committee decided to continue negotiations with a view towards a possible strategic combination and also to continue discussions regarding the $60.0 million line of credit. AMD representatives, as well as their legal and financial advisors, met with NexGen and its legal and financial advisors on October 19 and October 20 to continue negotiating the terms of the proposed Merger Agreement.

  On October 18 and 19, Mr. Sanders and Stanley Winvick, Senior Vice President, Human Resources of AMD, met with Mr. Raza and Mr. Dham to discuss the personnel issues created by the potential merger.

  On the evening of October 19, 1995, the Board of Directors of NexGen met to discuss the proposed combination with AMD. At the meeting, management of NexGen, as well as representatives of Pillsbury and PaineWebber, made presentations to the Board as to the status of the negotiations, the results of due diligence evaluations, the principal terms of the proposed Merger and the benefits and potential risks of the business combination and of entering into the proposed Merger Agreement and Credit Agreement. NexGen's financial advisor, PaineWebber, reviewed with the Board its financial analysis of the proposed Merger and delivered its opinion to the effect that, as of such date, the proposed Exchange Ratio was fair to the holders of NexGen Common Stock from a financial point of view. The NexGen Board reviewed and fully discussed the terms of the proposed Merger Agreement and Credit Agreement and unanimously (with Mr. Voytko abstaining) approved the Merger Agreement, the Credit Agreement and the Merger and authorized management to proceed with the Merger. Mr. Voytko abstained from voting upon the Merger-related matters because of the previously described interests of PaineWebber in the proposed Merger but indicated his support for the transactions.

  On October 20, 1995, the Board of Directors of AMD met to discuss the proposed Merger. At the meeting, AMD management, as well as representatives of Bronson and DLJ, made presentations to the Board as to the status of the negotiations, the results of the due diligence evaluation, the principal terms of the proposed merger and the benefits and potential risks of the business combination. AMD's financial advisor, DLJ, reviewed among other things the strategic rationale for and certain financial analyses relating to the proposed merger and delivered its opinion that the exchange ratio was fair to AMD. The AMD Board unanimously (with Mr. Roby abstaining) approved the Merger Agreement and the Merger and authorized management to proceed with the Merger. Mr. Roby abstained from voting upon the Merger related matters because of his relationship to DLJ but indicated his support for the transactions. The AMD Board also unanimously approved the extension of the $60.0 million line of credit to NexGen.

  On October 20, 1995, the parties executed the Merger Agreement and the Credit Agreement following the meeting of the AMD Board of Directors.

  Subsequent to the execution of the Merger Agreement, AMD and NexGen issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Joint Reasons for the Merger. The Boards of Directors of AMD and NexGen, in reaching their respective conclusions to recommend approval of the proposed Merger by the stockholders of the respective companies, considered a number of potential benefits to the combined company of the Merger, including the following:

  . NexGen has introduced the technology of its sixth generation processor, the Nx686, which if successfully developed will be marketed as the AMD-K6 microprocessor, the next generation of the AMD K86 SUPERSCALAR series. The initial microprocessors in that family, the AMD SSA/5-75 and the AMD-K5, are currently expected to be available in volume production in the first half and the second half of 1996, respectively.

  . AMD's 0.35 micron process technology and manufacturing capacity, combined with NexGen's sixth generation product design, may enable the combined company to introduce sooner a sixth generation Microsoft Windows-compatible microprocessor to compete with those of Intel.

  . NexGen's advanced state of development of its sixth generation design enables AMD to cease activity on its own sixth generation design project and redirect those resources to future microprocessor generations.

  . The combination of NexGen's and AMD's design teams will enable the combined company to have multiple design teams focused on Microsoft Windows-compatible PC solutions to close the gap with Intel on future microprocessor generations.

  AMD's Reasons for the Merger; Recommendation of AMD's Board of
Directors. The Board of Directors of AMD unanimously approved the Merger and Merger Agreement at its meeting held on October 20, 1995. The AMD Board of Directors believes that consummation of the Merger is in the best interests of AMD and its stockholders, and in furtherance of its long-term business strategy and recommends that the stockholders of AMD vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  In addition to the anticipated joint benefits described above, the Board of Directors of AMD considered the following additional factors in reaching its conclusion to enter into the Merger Agreement and recommend approval of the
Merger: (i) an analysis of the relative value that NexGen might contribute to the future business and prospects of the combined company including pro forma historical and projected revenue and earnings contributions; (ii) AMD's and NexGen's respective businesses, historical financial performance, operations and products including possible integration of NexGen products into AMD's current and future microprocessor products; (iii) the anticipated improvement in the timing and availability of AMD microprocessor products competitive with those of Intel; (iv) a comparison of the financial terms of comparable merger and acquisition transactions; (v) the compatibility of the management and the businesses of AMD and NexGen; (vi) reports from management, financial and legal advisors on the specific terms of the Merger Agreement and other documents; (vii) reports from legal advisors of AMD concerning the intellectual property portfolio of NexGen; (viii) the Board's judgment that AMD was unlikely to identify an alternate business opportunity that would provide superior benefits to AMD and its stockholders; (ix) AMD's and NexGen's historical and projected financial condition and results of operations which in the judgment of the Board supported the consideration to be paid by AMD in the Merger; (x) the knowledge and experience of NexGen's key employees; and
(xi) the opinion rendered by DLJ that, as of the date of that opinion, the Exchange Ratio was fair to AMD from a financial point of view.

  The AMD Board also considered negative factors relating to the Merger including: (i) the risk that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated; (iii) the risk associated with integrating NexGen's present and future products with AMD's products and its manufacturing capabilities; and (iv) the effect of the public announcement of the Merger on AMD's sales and operating results. The AMD Board believes that these risks are outweighed by the potential benefits to be gained by the Merger.

  NexGen's Reasons for the Merger; Recommendation of NexGen's Board of Directors. The Board of Directors of NexGen believes that the Merger is fair to and in the best interests of NexGen and its stockholders and recommends that the stockholders of NexGen vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In addition to the anticipated joint benefits described above, the Board of Directors of NexGen considered the following additional reasons in reaching its conclusions to enter into the Merger Agreement and to recommend approval of the Merger:

  . Combination with AMD will create a combined company with significantly greater resources, a more diversified product line, greater manufacturing, sales and marketing capabilities than those of NexGen alone and may enable the combined company to compete more effectively with Intel and other competitors having greater resources than NexGen. AMD's technical and management resources are also of significant value and provide the opportunity for significant economies of scale.

  . NexGen would benefit from increased access to AMD's large customer base, increased name recognition and credibility in the marketplace, a broader and higher level of contact with existing and potential customers, especially large PC OEMs, and an increase in the level and range of support that could be provided to customers.

  . Recent operating results and the significant competitive pricing pressures encountered by NexGen in introducing its Nx586 processor to the market have adversely affected NexGen's capital resources, and the Credit Agreement provides a needed source of working capital, without which NexGen would have to seek alternative sources of capital. The Board considered the risks involved in not entering into the Merger Agreement and the Credit Agreement, such as those described under "Risk Factors--Risk Factors Relating to NexGen--Uncertain Ability to Meet Capital Needs."

  . AMD's manufacturing resources and skills will enhance NexGen's ability to introduce new, higher performance products in a timely manner to compete with similar performance products expected to be introduced by Intel and other manufacturers, and enhance NexGen's ability to obtain manufacturing cost savings critical to achieving positive gross margins in the face of competitive pricing pressures.

  . NexGen will be able to reduce its reliance on sole source third-party manufacturers through its combination with AMD. NexGen's present reliance on these manufacturers subjects NexGen to the risks set forth under "Risk Factors--Risk Factors Relating to NexGen--Dependence on Sole Source Third Party Manufacturers."

  . The Merger will provide NexGen stockholders with the opportunity to receive, on a tax-free basis, AMD Common Stock that will enable them to participate in the opportunities for growth in the combined company after the Merger.

  Prior to and at its October 19, 1995 meeting, the NexGen Board received presentations from, and reviewed the proposed terms and conditions of the Merger with, NexGen's management and representatives from PaineWebber and Pillsbury, as discussed above under "--Background of the Merger." The NexGen Board also considered carefully the opinion rendered by PaineWebber that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of NexGen. See "--Opinions of Financial Advisors--Opinion of Financial Advisor to NexGen." The NexGen Board also considered, among other matters, (i) information concerning NexGen's and AMD's respective businesses, prospects, financial performance and condition, technology, management and competitive position, (ii) an analysis of the relative value that NexGen might contribute to the combined company, including pro forma historical and projected revenue and earnings contributions, (iii) the current financial market conditions and historical market prices, volatility and trading information with respect to NexGen Common Stock and AMD Common Stock, (iv) a comparison of the financial terms of selected recent merger and acquisition transactions, (v) the consideration to be received by NexGen stockholders in the Merger and the relationship between the market value of AMD Common Stock to be issued in exchange for each share of NexGen Common Stock and NexGen's projected earnings, earnings before interest and taxes and other measures, (vi) the strength of AMD's intellectual property portfolio and AMD's perceived ability to protect its intellectual property rights, (vii) the fact that the structure of the Merger Agreement was not designed to exclude other bona fide, unsolicited superior acquisition proposals, as described under "The Merger

Agreement and Related Agreements--Solicitation of Alternative Transactions,"
(viii) the availability of other strategic alternatives through which similar or greater long-term value could be achieved for NexGen stockholders, (ix) that NexGen would be represented on the AMD Board, and (x) information concerning the status and prospects of NexGen's Nx686 processor, which is described under "Information Concerning NexGen--Business of NexGen--Products."

  The NexGen Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including (i) the risk that the potential benefits of the Merger may not be fully realized, (ii) the risks associated with integrating NexGen's present and future products with AMD's products and manufacturing capabilities, (iii) the possibility that the Merger would not be consummated, (iv) potential effects of the public announcement of the Merger on AMD's and NexGen's sales and operating results, NexGen's ability to attract and retain key management, technical and marketing personnel, and NexGen's vulnerability to an unsolicited takeover bid or other change of control transactions that may not be as strategically desirable as the Merger, and (v) the other risks described above under "Risk Factors."

  The NexGen Board did not quantify, reach independent conclusions regarding or otherwise assign relative weights to the individual factors considered in its deliberations concerning the Merger.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of Financial Advisor to AMD

  In its role as financial advisor to AMD, DLJ was asked by AMD to render its opinion to the AMD Board of Directors as to the fairness, from a financial point of view, to AMD and its stockholders of the consideration to be paid by AMD to the stockholders of NexGen pursuant to the Merger Agreement. DLJ was not requested to, and did not, make any recommendation to the AMD Board of Directors as to the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through arm's length negotiations between AMD and NexGen. On October 20, 1995, DLJ delivered its oral opinion which was subsequently delivered in writing on October 20, 1995. DLJ has confirmed such opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus (the "DLJ Opinion"), DLJ performed certain procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. AMD STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DLJ OPINION WAS PREPARED FOR THE AMD BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS TO AMD AS OF OCTOBER 20, 1995, AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, RESPECTIVELY, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO BE APPLIED IN THE MERGER PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE AMD MEETING. SEE ANNEX B HERETO.

  The DLJ Opinion does not constitute an opinion as to the price at any time at which AMD Common Stock will trade. No restriction or limitations were imposed by the AMD Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In connection with rendering the DLJ Opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by AMD and NexGen, including information provided during discussions with their respective management teams, consolidated financial statements and other information of AMD and NexGen. Included in the information provided during discussions with the respective management teams were certain financial projections of AMD for the period beginning December 25, 1994, and ending December 27, 1998, assuming (i) AMD completed the Merger and (ii) assuming a stand alone operating plan for AMD without the Merger. In addition, DLJ was provided financial information for NexGen for the period beginning June 30, 1995 and ending December 31, 1996. All financial information was prepared by the management teams of AMD and NexGen. In addition, DLJ (i) reviewed prices and premiums paid in certain other selected business combinations in the semiconductor industry and examined premiums paid in a broader universe of companies; (ii) compared certain financial and securities data of AMD and NexGen with such data of selected companies whose securities are traded in public markets; (iii) reviewed the historical stock prices and trading volumes of AMD Common Stock and NexGen Common Stock; (iv) analyzed the pro forma financial impact of the Merger on AMD; and (v) compared the relative contribution of AMD's revenues, gross profits, earnings before interest and taxes ("EBIT"), and other measures to the combined company with the relative ownership of the combined company upon giving effect to the Merger versus its stand alone operating plan. DLJ also discussed the past and current operations, financial condition and prospects of AMD and NexGen with the respective managements of AMD and NexGen and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by AMD, NexGen or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of AMD of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of AMD as to the future operating and financial performance of AMD and NexGen. DLJ did not assume any responsibility for making and did not make any independent evaluation of NexGen's assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ is not qualified to and did not evaluate the technical capabilities of NexGen's products or the capabilities of AMD's manufacturing facilities or process technology to produce NexGen's products in a timely and cost effective manner. DLJ has relied on AMD's evaluation of such matters. DLJ has relied as to all legal matters concerning the Merger on advice of counsel to AMD.

  The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of this Joint Proxy Statement/Prospectus and on the information made available to DLJ as of such date and on the review and analyses conducted by DLJ as of such date. It should be understood that although subsequent developments may hereafter affect its opinion, DLJ has not been requested to and does not have any obligation to update, revise, or reaffirm the DLJ Opinion.

  The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the management teams of AMD and NexGen the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies.

  Transaction Analysis. DLJ reviewed publicly available information for 15 selected transactions involving a range of semiconductor companies (the "Semiconductor Transactions") including: (i) Actel Corp's acquisition of Texas Instruments' FPGA business; (ii) Hyundai Electronics America Inc.'s acquisition of NCR Microelectronics; (iii) Flextronics International Ltd.'s acquisition of nCHIP Inc.; (iv) Altera Corp.'s acquisition of Intel Corp.'s Programmable Logic business; (v) Cirrus Logic Inc.'s acquisition of PicoPower Technology Inc.; (vi) Cirrus Logic Inc.'s acquisition of Pacific Communication Sciences Inc.; (vii) Integrated Circuit Systems Inc.'s acquisition of Avasem Corp.; (viii) Silicon Graphics Inc.'s acquisition of MIPS Computer Systems Inc.; (ix) Cirrus Logic Inc.'s acquisition of Acumos Inc.; (x) Xilinx Inc.'s acquisition of Plus Logic Inc.; (xi) Cirrus Logic Inc.'s acquisition of Crystal Semiconductor Corp.; (xii) TDK Corp.'s acquisition of Silicon Systems Inc.; (xiii) Harris Corp.'s acquisition of GE Solid State; (xiv) National Semiconductor Corp.'s acquisition of Fairchild Semiconductor Corp.; and (xv) Advanced Micro Devices Inc.'s acquisition of Monolithic Memories Inc. The Semiconductor Transactions were selected by DLJ because DLJ believed they were the most representative group of semiconductor transactions which have occurred. However, none of these transactions were directly comparable in terms of size or product life cycles.

  DLJ reviewed the consideration paid in the Semiconductor Transactions in terms of the price paid for the common stock ("Equity Purchase Price") plus total debt less cash and equivalents ("Total Transaction Value") of such transactions as a multiple of revenues, earnings before interest, taxes, depreciation and amortization

("EBITDA") and EBIT for the latest reported twelve months ("LTM") prior to the announcement of such transactions. Additionally, DLJ reviewed the consideration paid in such transactions in terms of the Equity Purchase Price of such transactions as a multiple of net income for the twelve months prior to the announcement of transactions and as a multiple of book value of equity.

  For the Semiconductor Transactions, the analysis of Total Transaction Value to LTM revenues, EBITDA and EBIT and the Equity Purchase Price to LTM net income and book value of equity indicated mean values of these transactions of 1.9x, 11.9x, 19.0x, 23.3x and 10.2x, respectively, compared to the implied multiples for NexGen at the time of the announcement of the transaction (based upon an October 19, 1995 closing stock price of AMD and an exchange ratio of 0.8) of 41.0x, Not Meaningful ("NM") (due to the negative EBITDA for the LTM), NM (due to the negative EBIT for the LTM), NM (due to the negative net income for the LTM) and 36.8x, respectively.

  DLJ also determined the percentage premium of the offer prices (represented by the purchase price per share in cash transactions and the stock price of the constituent securities times the exchange ratio in the case of stock-for-stock mergers) over the trading prices one day, one week and one month prior to the announcement date of 72 acquisition transactions since January 1, 1993. The average premiums for the transactions for one day, one week and one month were 33.8%, 38.7%, 42.4%, respectively. The average premiums are 25.3%, 28.8% and 35.4%, respectively for transactions in which the consideration was stock. For the proposed transaction, DLJ derived the premium to be paid to the NexGen stockholders by multiplying the closing stock price of AMD on October 19, 1995 times an exchange ratio of 0.8 and dividing that quantity by NexGen's closing stock price one day, one week and one month prior to the announcement. The implied stock price premiums were (3.4%), 1.2% and (2.8%), respectively.

  No company or transaction used in the analysis described above was directly comparable to AMD, NexGen or the proposed transaction. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values.

  Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price and operating and financial ratios for NexGen to the corresponding data and ratios of the following companies whose securities are publicly traded:
(i) AMD; (ii) Cyrix Corporation; and (iii) Intel. DLJ selected those companies based upon their industry focus in the semiconductor industry.

  Such analysis included, among other things, the ratios of the market capitalization of the common stock plus long-term debt less cash ("Enterprise Value") to LTM revenues, EBITDA and EBIT as well as the ratios of the current stock price to LTM earnings per share ("EPS") and calendar year 1995 and 1996 estimated EPS (as estimated by research analysts and compiled by First Call (Thomson Financial Services Inc.)

  Although DLJ used these companies for comparison purposes, none of such companies are identical to NexGen. Such analysis indicated that as of December 4, 1995, the mean values of Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT were 2.3x, 7.4x and 9.8x, respectively, as compared to the implied multiples for NexGen of 17.8x, NM (due to the negative EBITDA for the LTM) and NM (due to the negative EBIT for the LTM), respectively. The mean values of the then-current stock price as a multiple of LTM EPS and estimated calendar 1995 and 1996 EPS indicated by the analysis were 13.4x, 27.9x and 12.6x, respectively, as compared to the implied multiples for NexGen of NM (due to the negative EPS for the LTM) and NM (due to projected negative EPS in 1995), and 18.5x, respectively.

  Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both AMD Common Stock and NexGen Common Stock from May 25, 1995 to the last trading day prior to the announcement of the transaction. The average, high and low of AMD Common Stock, NexGen Common Stock and their relative relationship during the above-mentioned period were $33.03, $38.88, $25.00 and $21.76, $26.50, $16.25 and 0.66, 0.81 and 0.50, respectively.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma financial effects resulting from the Merger. In conducting this analysis, DLJ relied upon certain assumptions described above and financial projections provided by the management teams of both AMD and NexGen. DLJ analyzed the pro forma financial effect of combining AMD and NexGen and the incremental revenues and profitability AMD management believes are achievable upon completion of the Merger. Such analysis indicated, among other things, that EPS for the pro forma combined company would be dilutive to AMD in 1996 by $0.40 per share and accretive to AMD in 1997 and 1998 by $1.15 and $0.77 per share, respectively. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position.

  Contribution Analysis. DLJ analyzed AMD's and NexGen's relative contributions to the combined entity with respect to revenues, gross profit, and EBIT. Such analysis was considered in both absolute dollar terms and on a percentage basis and was made for the two annual periods ending December 29, 1996 and December 28, 1997 for AMD assuming it successfully completes the Merger operating plan versus its stand alone operating plan. Stockholders of NexGen Common Stock, as a result of the proposed transaction, will have an approximate interest of 23% in the pro forma combined entity assuming exercise of all AMD and NexGen stock options and warrants on a fully diluted basis. Such contribution analysis indicated that for the fiscal year ending December 29, 1996, the Merger is projected to contribute to revenues, gross profit and EBIT 1.4%, 1.7%, and NM (losses projected), respectively. For the fiscal year ending December 28, 1997, the Merger is projected to contribute to revenues, gross profit and EBIT 25.0%, 31.1% and 67.8%, respectively. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may have in the future.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily suited to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment--based on its experience and expertise--in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performances, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  The AMD Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with AMD, its businesses and the semiconductor industry. Pursuant to the terms of an engagement letter dated October 13, 1995, AMD paid DLJ $1,250,000 for its services to date, and agreed to pay DLJ an additional $250,000 for the DLJ Opinion and $3,250,000 upon consummation of the Merger. AMD also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. If the Merger is not consummated, the only fees or compensation due DLJ, other than that which has previously been paid, would be $250,000 payable with respect to the opinion dated the date of this Joint Proxy Statement/Prospectus. The terms of the fee arrangement with DLJ, which DLJ and AMD believe are customary in transactions of this nature, were negotiated at arms' length between AMD and DLJ, and the AMD Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. In the ordinary course of business, DLJ may actively trade the securities of both AMD and NexGen for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has advised AMD on several occasions over the past twenty years and has received usual and customary fees for providing these services. Joe Roby, who was appointed as the Chief Operating Officer of Donaldson, Lufkin & Jenrette, Inc., the parent company of DLJ, on November 21, 1995, and who has been a director of the parent company since 1989, is also a director of AMD and a member of the Compensation Committee of AMD's Board of Directors. W. J. Sanders III, Chairman of the Board and Chief Executive Officer of AMD, was appointed a director of Donaldson, Lufkin & Jenrette, Inc. on November 17, 1995. The Equitable Life Companies Incorporated of the United States owns approximately 80% of the outstanding shares of Donaldson, Lufkin & Jenrette, Inc.. DLJ, as a part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

 Opinion of Financial Advisor to NexGen

  NexGen retained PaineWebber as its exclusive financial advisor in connection with any proposed transaction. In connection with such engagement, NexGen requested PaineWebber to render an opinion as to whether or not the Exchange Ratio offered by AMD is fair, from a financial point of view, to the holders of NexGen Common Stock. PaineWebber was not requested to, and did not make any recommendation to the NexGen Board of Directors as to the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through arm's length negotiations between NexGen and AMD.

  In connection with the NexGen Board of Directors' consideration of the Merger Agreement, PaineWebber delivered a written opinion on October 19, 1995, which was reaffirmed as of the date of this Joint Proxy Statement/Prospectus (the "PaineWebber Opinion"), to the effect that, as of the date of the PaineWebber Opinion, based on its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair to the holders of NexGen Common Stock from a financial point of view. In connection with the reaffirmation of the PaineWebber Opinion as of the date of this Joint Proxy Statement/Prospectus, PaineWebber performed certain procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The PaineWebber Opinion is directed to the Board of Directors of NexGen and does not constitute a recommendation to any stockholder of NexGen as to how any such stockholder should vote on the Merger. The PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of NexGen as alternatives to the Merger or the decision of the Board of Directors of NexGen to proceed with the Merger. PaineWebber was not requested or authorized to solicit, and did not solicit, potential purchasers of NexGen.

  NEXGEN STOCKHOLDERS ARE URGED TO READ THE PAINEWEBBER OPINION (A COPY OF WHICH IS ATTACHED HERETO AS ANNEX C) CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED AND THE FACTORS CONSIDERED BY PAINEWEBBER.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, NexGen's Form 10-K for the fiscal year ended June 30, 1995, prospectus dated May 24, 1995, and related financial information for the four fiscal years ended June 30, 1995 and NexGen's Form 10-Q and related unaudited financial information for the three months ended September 30, 1995; (ii) reviewed, among other public information, AMD's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 25, 1994 and AMD's Forms 10-Q and the related unaudited financial information for the six months ended July 2, 1995 and for the nine months ended October 1, 1995; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of NexGen and AMD, furnished to PaineWebber by NexGen and AMD, respectively; (iv) conducted discussions with members of senior management of NexGen and AMD concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for NexGen Common Stock and AMD Common Stock and compared such prices and trading histories with those of certain other publicly traded companies which

PaineWebber deemed to be relevant; (vi) compared the financial positions and results of operations of NexGen and AMD with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) reviewed the Merger Agreement; (ix) reviewed NexGen's short-term liquidity needs; (x) reviewed the Credit Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by NexGen and AMD, and PaineWebber did not independently verify such information. PaineWebber assumed that the financial forecasts examined by PaineWebber were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NexGen and AMD as to the future performance of NexGen and AMD, respectively. PaineWebber also assumed, with the consent of NexGen, that:
(i) the Merger will be accounted for under the pooling of interests method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of NexGen and AMD are as set forth in the consolidated financial statements of NexGen and AMD, respectively. PaineWebber has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NexGen or AMD, nor has PaineWebber been furnished with any such evaluations or appraisals. The PaineWebber Opinion is based upon economic, monetary and market conditions existing on the date it was issued. Furthermore, PaineWebber expresses no opinion as to the price or trading range at which the shares of AMD will trade in the future.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NexGen and AMD. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither NexGen nor PaineWebber assume responsibility for the accuracy of such analyses and estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at the PaineWebber Opinion presented to the NexGen Board of Directors.

  Stock Trading History. PaineWebber reviewed the history of the trading prices and volume for the NexGen Common Stock and the AMD Common Stock, both separately and in relation to the Standard & Poor's Semiconductor Index. The Standard & Poor's Semiconductor Index includes seven semiconductor companies which participate in the same industry as NexGen and AMD. In addition, PaineWebber reviewed the historical implied exchange ratio between NexGen Common Stock and AMD Common Stock and compared this to the Exchange Ratio. PaineWebber noted that the historical implied exchange ratio consistently fell below the Exchange Ratio. PaineWebber also considered the potential effect on the trading value of NexGen Common Stock in the absence of short-term financing.

  Selected Comparable Public Companies Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of NexGen and AMD to the corresponding data of certain publicly traded companies. These companies consisted of: (i) for NexGen, (a) selected microprocessor companies including AMD, Cyrix Corporation and Intel; and (b) selected high growth semiconductor companies including Adaptec, Inc., Alliance Semiconductor Corporation, Altera Corporation, C-Cube Microsystems, Cirrus Logic, Inc., S3 Incorporated, and Xilinx, Inc.; and (ii) for AMD (a) selected microprocessor companies including Cyrix Corporation and Intel Corporation; and (b) selected high growth semiconductor companies including Adaptec, Inc., Altera Corporation, Atmel Corporation, Cirrus Logic, Inc., Lattice Semiconductor Corporation, and Xilinx, Inc. PaineWebber noted that both NexGen and AMD operate unique businesses for which there are no directly comparable companies.

  Because NexGen is in the development stage and does not have meaningful historical revenues or earnings, PaineWebber compared the forward 1996 price to earnings ("P/E") multiples of NexGen's comparable companies (using First Call EPS estimates) to the 1996 forward multiples of NexGen based on both First Call and internal estimates of NexGen's 1996 EPS. Based on this analysis, PaineWebber derived a range of possible fully diluted equity values of $15 to $20 per share, which implied a range of exchange ratios between .54x and .72x. PaineWebber noted that the Exchange Ratio was above the indicated range.

  With respect to AMD and its comparable companies, PaineWebber compared multiples of LTM revenues, LTM EPS, 1995 expected EPS and 1996 expected EPS as reported by First Call. PaineWebber noted that AMD's l.lx multiple of LTM revenues, 9.3x multiple of LTM EPS, 9.5x multiple of 1995 expected EPS and 8.7x multiple of 1996 expected EPS all fell at or below the median of the comparables (3.9x, 30.0x, 27.1x, and 17.6x, respectively).

  Selected Comparable Mergers and Acquisitions Analysis. Using public information, PaineWebber compared selected financial, operating and stock market performance data of NexGen with that of certain technology companies which had significant intellectual property and that have recently filed or consummated merger or acquisition transactions. These transactions consisted of Bay Networks, Inc.'s acquisition of Xylogics, Inc., 3Com's acquisition of Chipcom, Symantec's acquisition of Delrina, Adobe System's acquisition of Frame Technology, IBM's acquisition of Lotus Development, Microsoft's withdrawn offer for Intuit and Broderbund's proposed acquisition of The Learning Co., which has subsequently failed. PaineWebber noted that NexGen's business is unique and that there are no directly comparable merger or acquisition transactions.

  Because NexGen is in the development stage and does not have meaningful historical revenues or earnings, PaineWebber compared the two fiscal period forward P/E multiples of the comparable transactions (using First Call EPS estimates from the time of the transaction) to the 1996 forward multiples of NexGen based on both First Call and internal estimates of NexGen's 1996 EPS. Based on this analysis, PaineWebber derived a range of possible fully diluted equity values of $18 to $27 per share, which implied a range of exchange ratios between .65x and .98x. PaineWebber noted that the Exchange Ratio fell within the indicated range.

  Discounted Cash Flow Analysis. PaineWebber analyzed NexGen based on an unleveraged discounted cash flow analysis of the projected financial performance of NexGen, which PaineWebber believed provided a useful measure of the value of an enterprise ignoring the impact of financial leverage through debt financing. PaineWebber used five-year projected financial statements for NexGen provided by NexGen. The discounted cash flow analysis determined the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of revenue multiples from 1.5x to 3.0x, a range of EBITDA multiples from 7.0x to 8.5x, and a range of EBIT multiples from 9.0x to 10.5x, all of which were determined based on the trading levels of shares of companies involved in the design and manufacture of semiconductors. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 40.0% to 60.0%, which PaineWebber assumed were representative of the risks inherent in an early stage company engaged in the manufacture and production of microprocessors. Based on this analysis, PaineWebber derived a range of possible fully diluted equity values of $15 to $20 per share, which implied a range of exchange ratios between .54x and .72x. PaineWebber noted that the Exchange Ratio fell above the indicated range.

  Premiums Paid Analysis. Using public information, and based on a per share closing price of AMD Common Stock of $27.63 on the day before PaineWebber initially delivered the PaineWebber Opinion, PaineWebber calculated the premiums which AMD is paying to the stockholders of NexGen one day, one week and four weeks prior to the day before PaineWebber initially delivered the PaineWebber Opinion. PaineWebber compared these premiums to the average premiums paid in 47 completed change of control transactions since January 1, 1994 which had values between $500 million and $1 billion. In addition, PaineWebber calculated the premiums which AMD is paying to the stockholders of NexGen one day, one week and four weeks prior to the day before PaineWebber initially delivered the PaineWebber Opinion using an implied stock price for NexGen.

The implied stock price was calculated as NexGen's internal estimates of 1996 EPS multiplied by the 1996 forward EPS multiple implied from the median First Call estimates. Based on this analysis, PaineWebber derived a range of possible fully diluted equity values of $19 to $25 per share, which implied a range of exchange ratios between .69x and .90x. PaineWebber noted that the Exchange Ratio fell within the indicated range.

  Contribution Analysis. PaineWebber reviewed NexGen's historical financial information for the year ended June 30, 1995 and for the quarter ended September 30, 1995 and AMD's historical financial information for the year ended December 25, 1994, and for the three quarters ended October 1, 1995. For these periods, PaineWebber analyzed the pro forma income statement contributions of NexGen and AMD to the combined company assuming the Merger was consummated at the beginning of each period reviewed. Assuming a stock price of $27.63 per share for AMD, former owners of NexGen would own 23.8% of the combined company's equity. Based on historical financial information for the LTM period ended October 1, 1995 NexGen contributed 1.5% of combined company revenues and had negative contribution to EBITDA, EBIT, net income and net cash flow (net income plus depreciation and amortization, deferred taxes and certain other non-cash charges). Based on projected financial information for the fiscal year ended December 25, 1996 NexGen is expected to contribute to the combined company 9.5% of revenues and 14.2% of net income. PaineWebber noted that NexGen's pro forma ownership of the combined company was greater than NexGen's historical and 1996 projected contributions to the combined company's operating results.

  Dilution Analysis. PaineWebber performed an analysis of the effect of the Merger on AMD's earnings per share and net cash flow per share for the projected years ending December 31, 1996 through December 31, 1999, which assumed that the Merger was consummated on January 1, 1995. PaineWebber combined the projected operating results of NexGen (based on NexGen's internal estimates) with the corresponding projected pro forma operating results of AMD to arrive at the combined company projected net income and cash flow. PaineWebber divided these results by the pro forma shares outstanding to arrive at a combined company EPS. PaineWebber then compared the combined company EPS to AMD's stand-alone EPS to determine the pro forma impact on AMD's EPS. This analysis, which did not factor in the effects of any synergistic benefits which may result from the combination of NexGen and AMD, indicated that the pro forma impact of the Merger was dilutive to AMD's EPS for 1996 and 1997 by 9.2% and 3.7% respectively.

  Pursuant to an engagement letter between NexGen and PaineWebber dated October 5, 1995 PaineWebber has earned a fee of $500,000 for its services to date, including the rendering of the PaineWebber Opinion. In addition, PaineWebber will receive a fee payable upon completion of the Merger equal to .45% of the purchase price received by NexGen (approximately $2.9 million based on the closing price of the AMD Common Stock on December 8, 1995) less the $500,000 paid as provided above, and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. NexGen also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for NexGen and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of NexGen and AMD for its own account and for the accounts of its customers and accordingly may at any time hold long or short positions in such securities. Among other securities of NexGen which PaineWebber may hold for its own account from time to time, PaineWebber holds warrants relating to approximately 917,225 shares of NexGen Common Stock which have an average exercise price of approximately $4.61 per share. In addition, Mr. Voytko, a representative of PaineWebber, is also a member of the Board of Directors of NexGen.

  PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain material federal income tax consequences of the Merger to the holders of Common Stock of NexGen. This discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders and may not be applicable to all classes of stockholders including, without limitation those who are not citizens or residents of the United States or who will acquire AMD Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor is the effect of any applicable foreign, state, local or other tax laws considered. This discussion assumes that NexGen stockholders hold their NexGen Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

  In the opinion of Bronson, Bronson & McKinnon, counsel to AMD, under current law the Merger will constitute a tax-free reorganization under Section 368(a) of the Code, and AMD and NexGen will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel has relied upon written representations and covenants of AMD and NexGen. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinion of counsel set forth below is not binding on the Internal Revenue Service or any court.

  As a tax-free reorganization, the Merger will have the following federal income tax consequences for NexGen, AMD and stockholders of NexGen:

    1. No gain or loss will be recognized by holders of NexGen Common Stock as a result of the exchange of such shares for shares of AMD Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a stockholder of NexGen in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the stockholder's basis in NexGen Common Stock allocable to such fractional share interest.

    2. The aggregate adjusted tax basis of the shares of AMD Common Stock received by each stockholder of NexGen will equal the aggregate adjusted tax basis of such stockholder's shares of NexGen Common Stock (reduced by any amount allocable to fractional share interest for which cash is received) exchanged in the Merger. The holding period for the shares of AMD Common Stock received by each stockholder of NexGen will include the holding period for the shares of NexGen Common Stock of such stockholder exchanged in the Merger. Stockholders of NexGen who acquired their shares at different times and prices should consult their own tax advisors as to the determination of their adjusted tax basis and holding period with respect to the shares of AMD Common Stock received in the transaction, as several methods of determination may be available.

    3. Neither AMD nor NexGen will recognize gain or loss as a result of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of NexGen's management and Board of Directors have interests in the Merger in addition to their interests, if any, as stockholders of NexGen generally.

  Options granted under the 1995 Stock Plan of NexGen will automatically become exercisable in full upon the effectiveness of the Merger. NexGen's officers and directors hold options granted under the 1995 Stock Plan.

  Each non-employee director of NexGen (Dr. Low and Messrs. Cox, Khosla, Nishi and Voytko) holds options to purchase 25,000 shares of NexGen Common Stock that were granted under the 1995 Stock Plan of NexGen with a per share exercise price of $15.00. NexGen officers Mr. Raza, Anthony S.S. Chan, Mr. Dham, Dana B. Krelle and David M. Rickey hold options to purchase 200,000, 22,000, 400,000, 50,000 and 160,000 shares of NexGen Common Stock, respectively, that were granted under the 1995 Stock Plan of NexGen with a per share exercise price of $7.50, $7.50, $9.00, $7.50 and $7.50, respectively. These options generally become exercisable over a period of five years but will automatically become exercisable in full upon the effectiveness of the Merger.

  Following the Merger, the NexGen Board of Directors will consist of W. J. Sanders III and Richard Previte, designees of AMD, and S. Atiq Raza, the current Chairman of the Board, President and Chief Executive Officer of NexGen. Following the Merger, the NexGen officers will consist of S. Atiq Raza, President and Secretary, and Anthony S.S. Chan, Treasurer. Mr. Chan is the current Vice President, Finance and Administration, and Chief Financial Officer of NexGen.

  Upon the consummation of the Merger, S. Atiq Raza will become a member of the Board of Directors of AMD as well as its Corporate Vice President and Chief Technical Officer. Vinod Dham will become a Vice President of AMD. See "Information Concerning NexGen--Certain Relationships and Transactions."

  All applicable information regarding the election of directors of AMD will be provided in AMD's proxy statement relating to its 1996 annual meeting of stockholders.

  For a description of certain relationships between officers and directors of NexGen and AMD, on the one hand, and such companies' financial advisors, on the other hand, see "Opinions of Financial Advisors."

  AMD has agreed to indemnify each officer and director of NexGen upon the same terms as each such person is entitled to indemnification by NexGen as of October 20, 1995 and the Effective Time pursuant to the Bylaws of NexGen, the DGCL or any agreement between NexGen and such persons. NexGen has entered into separate indemnification agreements with its directors and executive officers that require NexGen, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  Upon the consummation of the Merger, Messrs. Raza and Dham will become full time employees of AMD and each will be granted options under AMD's 1986 Stock Option Plan to purchase 40,000 shares of AMD's Common Stock at an exercise price of 50% of the market value of the Common Stock on the date of grant. Such options will become exercisable in two equal installments on January 15, 1997 and January 15, 1998, and will expire ten years from the date of grant. In addition, Messrs. Raza and Dham will each be granted options under AMD's 1992 Stock Incentive Plan to purchase 22,500 shares of AMD's Common Stock at an exercise price equal to the market value of the AMD Common Stock on the date of grant. Such options will become exercisable in increments of 40%, 30%, 20% and 10%, respectively, on the first through fourth anniversaries of the date of grant and will expire ten years from the date of grant. Beginning in 1997 Messrs. Raza and Dham will each be eligible for an annual grant of options to purchase approximately 15,000 shares of AMD Common Stock at an exercise price equal to the fair market price of AMD Common Stock at the date of grant. Such options will vest at the rate of at least 25% per year commencing in 1998. Messrs. Raza and Dham will also each receive 5,000 shares of performance based restricted stock under AMD's 1987 Restricted Stock Award Plan, which shares will become freely transferable in two equal installments on January 15, 1997 and January 15, 1998, subject to the attainment of revenue goals established for 686 core based microprocessor products for 1996 and 1997. Mr. Raza and Mr. Dham will each be eligible to receive a special one-time cash bonus equal to their 1996 annual salaries subject to the attainment of revenue goals established for 686 core based microprocessor products for 1996. Messrs. Raza and Dham will also be eligible to participate in AMD's benefit programs available for similarly situated AMD executives, including stock option, bonus, profit sharing and indemnification arrangements.

  Upon consummation of the Merger, Messrs. Raza and Dham will enter into non-competition agreements with AMD under which they will be prohibited from being associated with any competitive business for a period of 12 months following termination of their employment with AMD. During their respective periods of non-competition, Messrs. Raza and Dham may receive from AMD compensation at a rate equal to that in effect on the date their employment terminates and may be required to provide consulting services.

  Upon consummation of the Merger, Messrs. Chan, Krelle and Rickey will become full time employees of AMD and will be eligible for AMD benefits available to similarly situated AMD employees.

  All employees of NexGen who become AMD employees will receive credit for their years of service at NexGen towards the benefits to be received in connection with the AMD benefit plans.

NO DISSENTERS' RIGHTS OF APPRAISAL

  Neither the holders of AMD Common Stock nor the holders of NexGen Common Stock will be entitled to exercise dissenters' rights of appraisal under the DGCL in connection with the Merger.

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. On November 3, 1995, the Notification and Report Forms required pursuant to the HSR Act were filed by AMD and NexGen with the Antitrust Division of the United States Department of Justice and the FTC for review in connection with the Merger. On November 29, 1995, the parties received notice of early termination of the applicable waiting period under the HSR Act.

  Neither AMD nor NexGen is aware of any other material governmental or regulatory approvals required for consummation of the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP"). Consummation of the Merger is conditioned upon receipt by AMD of a letter from Ernst & Young LLP, AMD's independent auditors, regarding that firm's concurrence with AMD and NexGen managements' conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is closed and consummated in accordance with the Merger Agreement.

SALES OF AMD COMMON STOCK

  The shares of AMD Common Stock issuable to NexGen stockholders in connection with the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act; except for shares issued to persons who may be deemed to be "affiliates" of NexGen within the meaning of Rule 145 promulgated under the Securities Act. See "The Merger Agreement and Related Agreements--Certain Other Agreements."

  To permit exercises of NexGen Options assumed by AMD and the transfer of shares of AMD Common Stock to be issued upon such exercises, AMD will file registration statements under the Securities Act relating to the NexGen Options and the shares of AMD Common Stock to be issued upon their exercise. In addition, if the shares of AMD Common Stock issuable under existing AMD stock option plans are listed on the NYSE or some other exchange, AMD will list the shares of AMD Common Stock to be issued pursuant to NexGen Options assumed by AMD on the NYSE or such other exchange.

  AMD has agreed to file either a post-effective amendment to the registration statement containing this Joint Proxy Statement/Prospectus or a new registration statement with the Commission, relating to the shares of AMD Common Stock to be received in the Merger by those stockholders of NexGen who have entered into Voting Agreements, as amended, with AMD. See "The Merger Agreement and Related Agreements--Certain Other

Agreements." In addition, AMD intends to file either a post-effective amendment to the registration statement containing this Joint Proxy Statement/Prospectus or a new registration statement with the Commission, relating to the shares of AMD Common Stock issuable pursuant to the exercise of certain NexGen Warrants assumed by AMD. No such amendment or registration statement for either the shares of AMD Common Stock to be received by those stockholders of NexGen who have entered into Voting Agreements, as amended, or the shares issuable upon exercise of NexGen Warrants assumed by AMD can become effective until it includes or incorporates by reference restated financial statements showing combined operations of NexGen and AMD on a consolidated basis for the three fiscal years most recently ended. The time required to prepare such financial statements may delay the effectiveness of such amendments or registration statements. The shares of AMD Common Stock to be received by those stockholders of NexGen who have entered into Voting Agreements and the shares issuable upon exercise of NexGen Warrants assumed by AMD may not be freely transferable under the Securities Act until such effectiveness.

CERTAIN LITIGATION RELATED TO THE MERGER

  On November 1, 1995, two alleged stockholders of NexGen filed suit in the Superior Court in Santa Clara County, California against NexGen, the Board of Directors of NexGen and a former director of NexGen. Subsequently, an amended complaint was filed. The plaintiffs, who purport to represent a class of all NexGen stockholders, allege that the consideration which NexGen stockholders would receive pursuant to the Merger, 0.8 of a share of AMD Common Stock for each share of NexGen Common Stock, is inadequate, and that the defendants have therefore breached the directors' fiduciary duties to the NexGen stockholders. The complaint alleges that the Merger consideration is below the fair or inherent value of NexGen and that the defendants have not considered other potential purchasers of NexGen or its stock. The complaint further alleges that there has been inadequate disclosure of material facts concerning the business and prospects of NexGen as they relate to the Merger. The complaint seeks an injunction against the Merger, rescission of the Merger, if consummated, unspecified damages, attorneys' fees and other relief.

  On December 12, 1995, all parties to the litigation entered into a Memorandum of Understanding that contemplates the settlement of the litigation. Pursuant to the Memorandum of Understanding, the Merger Agreement was amended to (i) reduce the Topping Fee (as defined under "The Merger Agreement and Related Agreements--Fees and Expenses") from $28.0 million to $25.0 million, (ii) provide that no Topping Fee will be payable based on events occurring after April 30, 1996, rather than June 30, 1996, and (iii) provide that the latest date on which the Merger can be effected is April 30, 1996, rather than June 30, 1996. The Memorandum of Understanding provides that NexGen will amend its stockholder rights plan to eliminate the "flip-over" provision, which currently provides that in the event, after the first date of public announcement by NexGen or a third party that such third party has become the beneficial owner of more than 15% of NexGen's stock, NexGen is involved in a merger or other business combination transaction (whether or not NexGen is the surviving corporation, but other than the Merger) or 50% or more of NexGen's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a right issued pursuant to such plan (other than the third party at issue) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, that number of shares of common stock of either NexGen, in the event that it is the surviving corporation of a merger or consolidation, or the acquiring company which at the time of such transaction would have a market value of two times the exercise price. The Memorandum of Understanding also provides that NexGen will make certain disclosures herein requested by plaintiffs. These disclosures consist of (i) the expanded disclosure of the litigation in the preceding paragraph, (ii) modifications to "The Merger--Background of the Merger" to more fully describe in the fourth sentence of the paragraph relating to the October 14, 1995 meeting of NexGen's Board of Directors the financing alternatives considered by the Board, and
(iii) the addition of clause (x) in the second full paragraph under "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors-- NexGen's Reasons for the Merger; Recommendation of NexGen's Board of Directors." The Memorandum of Understanding contemplates the preparation, execution and submission to the court for approval of a stipulation of settlement of the litigation, pursuant to which the litigation will be dismissed. Attorneys for the plaintiff class will apply to the court for fees and expenses to be paid by the defendants in an amount not to exceed $335,000, payable in NexGen Common Stock or, at NexGen's option, in cash.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

  The following paragraphs summarize, among other things, the material terms of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by this reference.

  AMD and NexGen have also entered into the Credit Agreement which forms an integral part of the Merger Agreement. A copy of the Credit Agreement, as amended, is attached to this Joint Proxy Statement/Prospectus as Annex 1 to the Merger Agreement. See "The Secured Credit Agreement."

GENERAL EFFECTS OF THE MERGER

  The Merger Agreement provides that, as soon as practicable after the respective stockholders of AMD and NexGen have approved the Merger and all conditions to the Merger have been satisfied or waived, but in no event later than April 30, 1996, the parties will carry out the procedures specified under the DGCL for effectuating the Merger, including the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective is referred to as the "Effective Time."

  At the Effective Time, AMD Merger will be merged with and into NexGen, which will continue as the surviving corporation (the "Surviving Corporation") following the Merger. However, AMD may elect to restructure the Merger so that either (1) NexGen will be merged with and into AMD, the separate existence of NexGen will cease, AMD will continue as the Surviving Corporation, and AMD Merger will not be a constituent corporation of the Merger, or (2) NexGen will be merged with and into AMD Merger, the separate existence of NexGen will cease, and AMD Merger will be the Surviving Corporation. AMD's right to elect any such alternative structure for the Merger is subject to the condition that the Merger as restructured must qualify as a tax-free reorganization under the Code.

CONVERSION OF SECURITIES

  At the Effective Time, each issued and outstanding share of NexGen Common Stock will be converted into the right to receive 0.8 of a share (the "Exchange Ratio") of AMD Common Stock, and each outstanding share of AMD Merger Common Stock will be converted into one issued and outstanding share of NexGen Common Stock. If, prior to or at the the Effective Time, AMD consolidates or merges with or into another corporation (other than a merger in which AMD is a continuing corporation and which does not result in any reclassification or change of AMD Common Stock), each issued and outstanding share of NexGen Common Stock will be converted into the right to receive 0.8 of the kind and amount of other securities receivable by a holder of one share of AMD Common Stock upon such consolidation or merger.

  AMD has agreed not to undertake, prior to the Effective Time, any consolidation or merger of AMD with or into another corporation other than a merger with another corporation in which AMD is a continuing corporation and which does not result in any reclassification or change of AMD Common Stock, unless at the time of any such consolidation or merger, to the extent reasonably deemed necessary by NexGen, AMD or the successor corporation execute appropriate documentation to insure that (1) each issued and outstanding share of NexGen Common Stock at the Effective Time will be converted into the right to receive 0.8 of a share of the kind and amount of shares of stock or other securities receivable upon such consolidation or merger by a holder of one share of AMD Common Stock, (2) such securities shall be fully paid and nonassessable, and (3) each issued and outstanding share of AMD Merger Common Stock will be converted into one issued and outstanding share of NexGen Common Stock.

  No certificates representing less than one share of AMD Common Stock will be issued upon the surrender or exchange of certificates representing shares of NexGen Common Stock. In lieu of issuing any such fractional shares each holder of NexGen Common Stock will be paid an amount in cash (without interest) determined by multiplying such fractional interest by the average of the last reported sales price, regular way, of AMD Common Stock on the NYSE for the twenty trading days immediately preceding the date on which the Effective Time occurs.

EXCHANGE OF CERTIFICATES

  Promptly after the Effective Time, AMD will cause to be sent to each holder of shares of NexGen Common Stock as of the Effective Time a transmittal letter containing instructions for the surrender of certificates for shares of NexGen Common Stock in exchange for new certificates representing shares of AMD Common Stock and cash in payment for any fractional shares resulting from the exchange. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED AND ONLY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL. Pending delivery to AMD of NexGen Common Stock certificates, no dividends or other distributions with respect to the AMD Common Stock to be issued in the Merger will be paid to the holders of unsurrendered certificates for NexGen Common Stock. Upon such surrender, such holders will be paid, without interest, all dividends and other distributions with respect to AMD Common Stock payable after (and for which the record date occurs after) the Effective Time, and all dividends and other distributions with respect to NexGen Common Stock payable after (and for which the record date occurs before) the Effective Time.

  All shares of AMD Common Stock which are received in the Merger in exchange for shares of NexGen Common Stock which, under agreements with NexGen or its subsidiaries, are unvested or subject to a repurchase option or other condition of forfeiture which, by its terms, does not terminate due to the Merger, will also be unvested or subject to the same repurchase option or other condition, and the certificates evidencing such shares will be marked with appropriate legends.

TREATMENT OF NEXGEN OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

  At the Effective Time, AMD will assume all NexGen Options outstanding under the 1987 Employee Stock Plan of NexGen and the 1995 Stock Plan of NexGen and all rights to purchase NexGen Common Stock outstanding under the NexGen ESPP. Each NexGen Option then outstanding and each right to purchase NexGen Common Stock under the NexGen ESPP then outstanding will be deemed an option or right to purchase, in place of the NexGen Common Stock previously subject to such option or right, that number of shares of AMD Common Stock equal to the product of the number of shares subject to the NexGen Option or right multiplied by the Exchange Ratio and rounded downward to the nearest whole share, at an exercise price per share equal to the exercise price per share under the NexGen Option or right divided by the Exchange Ratio and rounded upward to the nearest whole cent. As of September 30, 1995, NexGen Options to purchase 4,879,543 shares of NexGen Common Stock were outstanding and 75,033 shares of NexGen Common Stock were reserved for issuance under the 1995 Stock Plan of NexGen; rights to purchase an estimated 42,000 shares of NexGen Common Stock under the NexGen ESPP to be issued after the end of the current accumulation period were outstanding and 500,000 shares of NexGen Common Stock were reserved for issuance under the NexGen ESPP. After the Effective Time AMD may terminate the NexGen ESPP. To the extent permissible, AMD may also terminate the rights to purchase AMD Common Stock which will be assumed by AMD at the Effective Time in which case amounts withheld since January 1, 1996 through the termination date would be applied to purchase AMD Common Stock on such date. After the Effective Time, NexGen employees will be able to participate in the AMD SPP in accordance with the terms of the AMD SPP. See "Proposal to Approve an Amendment to the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan."

  At the NexGen Meeting, stockholders of NexGen also will be asked to consider and vote upon a proposal to amend the 1995 Stock Plan of NexGen to permit the employees, consultants and advisors of NexGen, its parent corporation or its successor to be eligible to participate in the 1995 Stock Plan of NexGen. Assuming that the NexGen stockholders approve the amendment to the 1995 Stock Plan of NexGen, AMD may grant options and stock awards with respect to shares of AMD Common Stock after the Effective Time to employees of AMD and NexGen pursuant to the terms of the 1995 Stock Plan of NexGen, as amended. After the Effective Time AMD intends to discontinue the features of the 1995 Stock Plan of NexGen, as amended, providing for an automatic annual increase in the number of shares available for awards and providing for the formula grant of options to non-employee directors. See "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc." A vote in favor of the Merger and a vote in favor of the proposal to amend the 1995 Stock Plan of NexGen will be deemed to constitute approval of the assumption and continuation of the 1995 Stock Plan of NexGen, as amended, by AMD. The 1987 Employee Stock Plan of NexGen has already terminated, although shares subject to outstanding options or stock awards granted under this plan which are assumed by AMD at the Effective Time will again become available for award under the 1995 Stock Plan of NexGen if such outstanding options expire or otherwise terminate unexercised or if such outstanding stock awards are forfeited or are otherwise reacquired by AMD.

  At the Effective Time, AMD will assume all NexGen Warrants which do not terminate as a result of the Merger. Each NexGen Warrant will remain outstanding and will be deemed to be a warrant to purchase, in place of the shares of NexGen Common Stock previously subject to each such NexGen Warrant, that number of shares of AMD Common Stock equal to the product of the number of shares of NexGen Common Stock subject to such Warrant multiplied by the Exchange Ratio and rounded downward to the nearest whole share. The exercise price per share will be equal to the exercise price per share under the NexGen Warrant divided by the Exchange Ratio and rounded upward to the nearest one-hundredth of one whole cent. As of September 30, 1995, NexGen Warrants to purchase 3,446,435 shares of NexGen Common Stock were outstanding.

  In addition, any right of ASCII existing as of the Effective Time to convert debt payable by NexGen into NexGen Common Stock will remain effective and be deemed to be a right to convert such debt into that number of shares of AMD Common Stock equal to the product of the number of shares of NexGen Common Stock into which such debt could have been converted prior to the Effective Time multiplied by the Exchange Ratio and rounded downward to the nearest whole share. As of September 30, 1995, such debt was convertible into 180,885 shares of NexGen Common Stock.

BUSINESS OF AMD PENDING THE MERGER


  AMD and its subsidiaries and AMD Merger have agreed not to do any of the following prior to the Effective Time unless NexGen otherwise consents in writing: (1) declare, set aside, or pay any dividend or make any other distribution in respect of its capital stock, whether payable in AMD Common Stock or otherwise, or effect a stock split of its capital stock; (2) undertake a sale, spinoff or other distribution of all or substantially all of the assets of AMD or all or substantially all of the assets of AMD associated with the production of any product or group of products of AMD which represented 10% or more of the gross revenues of AMD in the fiscal year ended December 25, 1994;
(3) undertake any consolidation or merger of AMD with or into another corporation other than a merger with another corporation in which AMD is a continuing corporation and which does not result in any reclassification or change of AMD Common Stock, unless at the time of any such consolidation or merger, to the extent reasonably deemed necessary by NexGen, AMD or the successor corporation, appropriate documentation is executed to insure that each outstanding share of NexGen Common Stock shall be converted, by virtue of the merger and without any action on the part of the holder thereof, into the right to receive 0.8 of the kind and amount of shares of stock or other securities receivable upon such consolidation or merger by a holder of one share of AMD Common Stock; (4) aside from any actions contemplated by the Merger Agreement, take or permit any action relating to AMD which would prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the Commission;
(5) take or permit any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the Commission, using its best efforts to prevent any of its officers or directors from taking or permitting any such action; (6) undertake a course of action inconsistent with the Merger Agreement or which would prevent any conditions precedent to its obligations under the Merger Agreement from being satisfied at or prior to the Effective Time; (7) provide or publish to its stockholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act; (8) issue any press release or any public disclosure, either written or oral, of the transactions contemplated by the Merger Agreement or negotiations related thereto without the prior knowledge and written consent of NexGen, which consent will not be unreasonably withheld; provided, however, that no such consent will be required if AMD has determined in good faith upon written advice of counsel that it is required under applicable securities laws to make the disclosure; or (9) violate the terms of the Credit Agreement.

BUSINESS OF NEXGEN PENDING THE MERGER

  Pending consummation of the Merger, NexGen has agreed to (1) conduct its business only in the ordinary course and to refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with its prior practices, (2) use its best efforts to keep intact its business organization and keep available its present officers, agents and employees as NexGen deems necessary or appropriate to continue its business as presently conducted, (3) use its best efforts to preserve the goodwill of its suppliers, customers and others having business relations with it, and (4) consider and adopt a stockholder rights plan if the NexGen Board of Directors considers that such a plan is in the best interests of NexGen and its stockholders. On November 20, 1995, the NexGen Board of Directors adopted such a plan.

  In addition, NexGen and its subsidiaries have agreed not to do any of the following prior to the Effective Time unless AMD otherwise consents in writing:
(1) purchase, sell or otherwise dispose of any material asset or property, or mortgage, pledge, subject to a lien or otherwise encumber any of its material properties or assets, other than in the ordinary course of business consistent with past practices; (2) except for obligations under existing contracts and agreements, incur any material contingent liability with respect to the obligations of any person or entity other than a subsidiary of NexGen; (3) take or permit any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling of interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the Commission; (4) amend or incur any obligation to amend its Certificate of Incorporation or Bylaws, offer to issue or issue any shares of its capital stock (other than pursuant to presently outstanding options or warrants), effect any stock split, reverse stock split or stock dividend, or grant any options, warrants or rights to acquire any capital stock of NexGen (other than grants of options pursuant to existing employee benefit programs in a manner which is consistent with past practice), or accelerate the exercisability or vesting of options or warrants presently outstanding, except (a) acceleration which occurs automatically pursuant to the terms of an existing agreement between NexGen and a holder of NexGen Options or NexGen Warrants and (b) acceleration to prevent any presently outstanding options or warrants from terminating merely by reason of the Merger, without possibility of exercise; (5) declare, set aside or pay any dividend or make any other distribution in respect of NexGen's capital stock, or make any direct or indirect redemption, purchase or other acquisition of its capital stock (other than in connection with the repurchase of stock from terminated employees or the surrender of stock to NexGen for the purpose of a stock-for-stock exercise of an employee stock option); (6) make any change in the compensation payable or to become payable to any of its directors, officers or employees (other than increases in compensation called for by the terms of any outstanding employment agreement or increases which are consistent with past practice) or enter into or amend any indemnity, employment or consulting agreements; (7) make any loans to any of its stockholders, officers, directors or employees or make any change in its borrowing arrangements; (8) enter into (a) any licensing or manufacturing contracts or agreements or (b) any sales agent, distributor or OEM sales contracts or agreements not entered into in the ordinary course of business; (9) undertake any change in the capital structure of NexGen or of any NexGen subsidiary or in the operational or management structure of NexGen and the NexGen subsidiaries as a whole; (10) undertake a course of action inconsistent with the Merger Agreement or which would prevent any conditions precedent to its obligations under the Merger Agreement from being satisfied at or prior to the Effective Time; (11) provide or publish to its stockholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act; (12) violate the terms of the Credit Agreement; (13) issue any press release or any public disclosure, either written or oral, of the transactions contemplated by the Merger Agreement or negotiations related thereto without the prior knowledge and written consent of AMD, which consent shall not be unreasonably withheld; provided, however, that no such consent will be required if NexGen has determined in good faith upon written advice of counsel that it is required under applicable securities laws to make the disclosure; or (14) aside from any actions contemplated by the Merger Agreement, take or permit any action relating to NexGen which would prevent the Merger from qualifying for pooling of interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the Commission.

SOLICITATION OF ALTERNATIVE TRANSACTIONS

  The Merger Agreement provides that NexGen will immediately cease and cause to be terminated any existing discussions or negotiations with regard to a business combination or similar transaction with any parties other than AMD and AMD Merger, and that NexGen will not release any third party from any confidentiality or standstill agreement to which NexGen is a party. In the ordinary course of its business, NexGen routinely enters into confidentiality agreements with persons and entities with which NexGen may do business or seek to enter into business relationships. As of the date of this Joint Proxy Statement/Prospectus, NexGen has not entered into any standstill agreements with any party other than AMD and AMD Merger.

  The Merger Agreement further provides that NexGen will not, directly or indirectly, through any officer, director, employee, representative or agent of NexGen or any NexGen subsidiaries, solicit or encourage (including by way of furnishing nonpublic information) the initiation of any inquiries or proposals regarding any merger, consolidation, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or similar transactions) involving NexGen or any NexGen subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal").

  However, if, after the date of the Merger Agreement, any other entity or group (a "Third Party") submits to the NexGen Board of Directors an unsolicited bona fide, written Acquisition Proposal (i) which is not subject to any financing contingency, and (ii) which the NexGen Board of Directors determines may constitute a Superior Proposal (as that term is defined below) and (iii) the NexGen Board of Directors concludes, after receipt of advice from outside legal counsel to NexGen, that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would cause the NexGen Board of Directors to violate its fiduciary duties to NexGen and its stockholders, then in such case NexGen may (i) furnish information about its business, properties, or assets to the Third Party under protection of a confidentiality agreement substantially the same in its protections to NexGen as the Confidentiality and Standstill Agreement dated October 16, 1995, between NexGen and AMD, and (ii) negotiate and participate in discussions and negotiations with such Third Party. Thereafter, if the NexGen Board of Directors concludes, after receipt of advice from outside legal counsel to NexGen, that it is under a duty to take actions reasonably calculated to maximize present stockholder value, the Board of Directors may approve the solicitation of additional Acquisition Proposals and furnish such information and have such negotiations as it deems advisable under the circumstances. A "Superior Proposal" means any bona fide Acquisition Proposal to merge with NexGen or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of NexGen for consideration consisting of cash and/or securities, and otherwise on terms which the NexGen Board of Directors determines in the proper exercise of its fiduciary duties (based on the advice of a financial advisor of nationally recognized reputation including, without limitation, PaineWebber) to provide greater value to NexGen and its stockholders than the Merger (or any improved transaction proposed by AMD as described below).

  NexGen must immediately notify AMD after receipt of any Acquisition Proposal or any request for nonpublic information relating to NexGen or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of NexGen or any subsidiary by any person or entity that informs the Board of Directors of NexGen or such NexGen subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to AMD must be made orally and in writing and must include a copy of any writing submitted by such person or entity and must indicate in reasonable detail the identity of the offeror and the terms and conditions of the proposal, inquiry or contact. In the event the NexGen Board of Directors receives an Acquisition Proposal that, based on the advice of outside counsel, the NexGen Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, the NexGen Board of Directors may withdraw or adversely modify its approval or recommendation of the Merger and recommend any such Superior Proposal at any time after the fourth business day following delivery of written notice to AMD (a "Notice of Superior Proposal") advising AMD that the Board of Directors has received a Superior Proposal, specifying the material terms of the structure of such Superior Proposal, provided that NexGen may take the foregoing actions only if the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by AMD prior to the expiration of the four business day period following delivery of the Notice of Superior Proposal.

  Under certain circumstances, NexGen is required to pay AMD a fee of $25.0 million if its Board of Directors fails to recommend the Merger to NexGen stockholders, or solicits or accepts an Acquisition Proposal. See "-- Termination of the Merger" and "--Fees and Expenses" below.

CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

  Unless AMD elects an alternative structure (see "--General Effects of the Merger" above), at the Effective Time: (1) AMD Merger will be merged with and into NexGen, the separate existence of AMD Merger will cease, and NexGen will be the surviving corporation and a wholly owned subsidiary of AMD, (2) the Certificate of Incorporation and Bylaws of NexGen, as in effect immediately prior to the Merger, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation, (3) the officers of NexGen will be S. Atiq Raza, President and Secretary, and Anthony S.S. Chan, Treasurer, (4) the directors of NexGen will be W. J. Sanders III, Richard Previte and S. Atiq Raza, and (5) S. Atiq Raza will be appointed to the Board of Directors of AMD. Regardless of the structure, at the Effective Time each issued and outstanding share of NexGen Common Stock will be converted into the right to receive 0.8 of a share of AMD Common Stock.

INDEMNIFICATION

  AMD has agreed that, upon consummation of the Merger and at all times thereafter, AMD will indemnify and hold harmless each person who was an officer or director of NexGen prior to the Effective Time upon the same terms and conditions as each such person was entitled to be indemnified by NexGen at October 20, 1995, the date of the Merger Agreement, and as of the Effective Time, pursuant to the Bylaws of NexGen or any agreement between NexGen and each such person or as provided by the DGCL. NexGen has entered into separate indemnification agreements with its directors and executive officers that require NexGen, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  In addition, NexGen and AMD have agreed to indemnify one another, their subsidiaries and each of their officers, directors, employees and agents against losses, claims, damages or liabilities (including expenses), joint and several, to which any of them may become subject under the Securities Act, the Exchange Act, common law, or otherwise, arising out of, or based upon, any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, this Joint Proxy Statement/Prospectus or arising out of, or based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. In connection with such indemnification, AMD and NexGen will reimburse each such party to be indemnified for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action. Such indemnification will be limited, however, to losses, claims, damages or liabilities (including expenses) arising out of, or based upon, untrue statements or alleged untrue statements in or omissions or alleged omissions from the Registration Statement or this Joint Proxy Statement/Prospectus, made in reliance upon and in conformity with information furnished by or on behalf of the indemnifying party or its subsidiary specifically for use therein or in preparation thereof.

CONDITIONS TO THE MERGER

  The respective obligations of AMD and NexGen to complete the Merger are subject to the satisfaction of the following conditions at or before the Effective Time: (1) no order to restrain, enjoin or otherwise prevent the Merger or the transactions contemplated by the Merger Agreement shall have been entered by any court or administrative body and remain in effect; (2) the Merger Agreement shall not have been terminated by either party; (3) all material governmental approvals, consents, authorizations or modifications required to permit the performance by AMD, AMD Merger and NexGen of their respective obligations under the Merger Agreement and the consummation of all related transactions shall have been received; (4) all permits, licenses, consents and approvals necessary under any laws relating to the sale of securities shall have been issued or given, and all registrations or registration statements filed under any securities laws relating to the issuance of AMD Common

Stock pursuant to the Merger Agreement shall have become effective, and shall not have been revoked, cancelled, terminated, suspended or made the subject of any stop order or proceeding therefor; (5) AMD and NexGen shall have made all required filings under the HSR Act and the required statutory waiting periods (and any extensions thereof) under such Act shall have expired or terminated (which termination occurred on November 29, 1995); (6) approval of the Merger Agreement shall have been obtained by the requisite vote of the outstanding shares of NexGen and AMD entitled to vote, as required by the DGCL (with respect to NexGen) and by rules of the NYSE (with respect to AMD), and NexGen and AMD shall have presented evidence of such approval to each other in form and content satisfactory to each other and their counsel; (7) if any shares of AMD Common Stock are listed on the NYSE or another exchange at the Effective Time, the NYSE or such other exchange shall have authorized the listing, upon official notice of issuance, on the NYSE or such other exchange, of the shares of AMD Common Stock to be issued or delivered in connection with the Merger, and no order suspending trading in AMD's Common Stock shall be in effect as of the Effective Time.

  The separate obligations of AMD and AMD Merger, and of NexGen, are subject to the satisfaction of certain further conditions at or prior to the Effective Time as described below.

  With respect to AMD and AMD Merger, these conditions include the following:
(1) NexGen shall have complied with and performed in all material respects all of its covenants contained in the Merger Agreement required to be performed by it at or prior to the Effective Time; (2) the representations and warranties of NexGen contained in the Merger Agreement (after taking into account any supplemental disclosures made by NexGen pursuant to its obligation to promptly advise AMD in writing of the occurrence of any event which causes its representations and warranties made in the Merger Agreement or the information included in its disclosure schedules delivered to AMD pursuant to the Merger Agreement to be incomplete or inaccurate in any material respect) shall be true and correct in all material respects as of the Effective Time with the same effect as though made at the Effective Time; (3) NexGen shall have delivered to AMD a certificate of its Chief Executive Officer evidencing compliance with the foregoing conditions (1) and (2); (4) there shall have been no material adverse change in the business or financial condition of NexGen and the NexGen subsidiaries taken as a whole, a "material adverse change" (for purposes of this condition) meaning a material adverse change, other than a decrease in the reported stock price, which (from the perspective of AMD) results in a significant diminution of the value of the NexGen business enterprise as a whole, and which shall cause DLJ to withdraw its written opinion to the Board of Directors of AMD as required by condition (7) set forth below; (5) AMD shall have received the Voting Agreements, Affiliate Agreements and No Sale Agreements (see "--Certain Other Agreements" below) specified by the Merger Agreement; (6) AMD shall be reasonably satisfied with the employment arrangements between NexGen and those employees of NexGen whom AMD has identified to NexGen as key employees and any additional employees of NexGen whom AMD identifies as key employees prior to the Effective Time; (7) the Board of Directors of AMD shall have received a written opinion from DLJ, dated the date of the Merger Agreement and dated on the date on which this Joint Proxy Statement/Prospectus is first mailed to AMD stockholders, in form and substance satisfactory to AMD, stating that the consideration to be paid by AMD in the Merger is fair to the stockholders of AMD from a financial point of view and such opinion shall not have been withdrawn by the Effective Time; (8) AMD shall have received from Price Waterhouse LLP, as independent accountants for NexGen, certain "comfort" letters regarding the financial statements of NexGen included in the Registration Statement and covering such other matters (including tables, statistics and other financial information and data included in the Registration Statement) as AMD may reasonably request consistent with the Statement on Auditing Standards No. 72 issued by the American Institute of Certified Public Accountants; (9) AMD shall have received an opinion of Pillsbury, counsel to NexGen, dated as of the Effective Time, in substantially the form specified by the Merger Agreement; (10) AMD shall have received written resignations, effective as of the Effective Time, of each director of NexGen; (11) AMD shall have received a written opinion of Bronson, counsel for AMD, in form and substance reasonably satisfactory to it and substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code; and (12) AMD shall have received a letter from Ernst & Young LLP, AMD's independent auditors, dated as of the Effective Time, in form and substance satisfactory to AMD, to the effect that the Merger will qualify for pooling of interests accounting treatment in accordance with GAAP and all applicable rules, regulations and policies of the Commission and the NYSE.

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

  With respect to NexGen, these conditions include the following: (1) AMD and AMD Merger shall have performed in all material respects all of the covenants contained in the Merger Agreement required to be performed by them at or prior to the Effective Time; (2) the representations and warranties of AMD contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time; (3) AMD shall have delivered to NexGen a certificate of its Chief Executive Officer evidencing compliance with the conditions set forth in conditions (1) and (2) above; (4) there shall have been no material adverse change in the business or financial condition of AMD and the AMD subsidiaries taken as a whole, a "material adverse change" (for the purposes of this condition) meaning a material adverse change, other than a decrease in the reported stock price, which (from the perspective of NexGen) results in a significant diminution of the value of the AMD business enterprise as a whole, and which shall cause PaineWebber to withdraw its written opinion to the Board of Directors of NexGen described in condition (6) below; (5) NexGen shall have received a written opinion of Pillsbury, counsel for NexGen, in form and substance reasonably satisfactory to it and substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code; (6) the Board of Directors of NexGen shall have received a written opinion from PaineWebber dated the date of the Merger Agreement and updated on the date on which this Joint Proxy Statement/Prospectus is first mailed to NexGen stockholders, in form and substance satisfactory to NexGen, stating that the terms of the Merger are fair to the stockholders of NexGen from a financial point of view, and such opinion shall not have been withdrawn by the Effective Time; and (7) NexGen shall have received an opinion of Bronson, counsel to AMD, dated the Effective Time, in substantially the form specified by the Merger Agreement.

TERMINATION, AMENDMENT AND WAIVER

  The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders either of AMD or of NexGen or of both: (1) by mutual written consent duly authorized by the Boards of Directors of AMD and NexGen; (2) by either AMD or NexGen if the Merger is not consummated by April 30, 1996, provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement is the cause of or results in the failure of the Merger to occur on or before such date; (3) by either AMD or NexGen if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; (4) by AMD or NexGen, if at the NexGen Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of NexGen is not obtained and, in the case of the termination of the Merger Agreement for such reason by NexGen, NexGen shall have paid to AMD all amounts owing by NexGen to AMD as described below (see "-- Fees and Expenses" below); (5) by AMD or NexGen, if at the AMD Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of AMD is not obtained and, in the case of the termination of the Merger Agreement for such reason by AMD, AMD shall have paid to NexGen all amounts owing by AMD to NexGen as described below (see "--Fees and Expenses" below); (6) by AMD, if a tender offer or exchange offer for 20% or more of the outstanding shares of NexGen Common Stock is commenced (other than by AMD or an affiliate of AMD), and within ten (10) business days of such commencement the Board of Directors of NexGen has not recommended that the stockholders of NexGen not tender their shares in such tender or exchange offer; (7) by NexGen, upon a breach of any representation, warranty, covenant or agreement on the part of AMD set forth in the Merger Agreement, or if any representation or warranty of AMD has become untrue, in either case such that conditions (1), (2) and (3) of NexGen's separate obligations set forth above (see "--Conditions to the Merger") would not be satisfied (a "Terminating AMD Breach"), provided that, if (i) such Terminating AMD Breach is curable by AMD through the exercise of its reasonable best efforts and for so long as AMD continues to exercise such reasonable best efforts, or (ii) such Terminating AMD Breach relates solely to representations and warranties and does not cause PaineWebber to withdraw its written opinion to the Board of Directors of NexGen specified above, then NexGen may not terminate because of such Terminating AMD Breach; or
(8) by AMD, upon breach of any representation, warranty, covenant or agreement on the part of NexGen set forth in the Merger Agreement, or if any representation or warranty of NexGen has become untrue, in either case such that conditions (1), (2) and (3) of AMD's and AMD Merger's separate obligations set forth above (see "--Conditions to the Merger") would not be satisfied (a "Terminating NexGen Breach"), provided that, (i) if such Terminating NexGen Breach is curable by NexGen through the exercise of its reasonable best efforts and for so long as NexGen continues to exercise such reasonable best efforts, or (ii) such Terminating NexGen Breach relates solely to representations and warranties and does not cause DLJ to withdraw its written opinion to the Board of Directors of AMD specified above, then AMD may not terminate because of such Terminating NexGen Breach.

  If the Merger Agreement is terminated as described above, it becomes void except with respect to its provisions regarding confidentiality and the return of documents, indemnification and the payment of fees and expenses (see "--Fees and Expenses" below) and there is no liability on the part of any party to any other party except for payment of any amounts payable as specified below (see "--Fees and Expenses"), payment of any amounts payable to the prevailing party in any action at law or suit in equity in relation to the Merger Agreement, and any damages for a material breach of the Agreement. Any such termination shall be without prejudice to any other rights or remedies any party may have arising out of any prior breach of any material representation, warranty or covenant in the Merger Agreement.

  In the event the Merger Agreement is terminated or the Merger is not consummated for any reason, all written information and documents supplied by either AMD or AMD Merger to NexGen or by NexGen to either AMD or AMD Merger for their respective evaluations of the proposed Merger must be promptly returned to the other party at its request, and the parties will use their best efforts to cause confidential information to continue to be treated as confidential.

  The Merger Agreement may be amended with the approval of the Boards of Directors of AMD, AMD Merger and NexGen at any time before or after approval by the stockholders of NexGen or AMD, but, after any such stockholder approval, no amendment may be made which would have a material adverse effect on the stockholders of either NexGen or AMD or which changes any of the principal terms of the Agreement, without the further approval of such stockholders.

  At any time prior to the Effective Time, AMD and AMD Merger may extend the time for the performance by NexGen of any of its obligations or waive compliance by NexGen with any of its agreements or conditions contained in the Merger Agreement. NexGen similarly may extend the time for the performance by AMD and/or AMD Merger of any of their respective obligations or waive compliance by AMD and/or AMD Merger with any of their respective agreements or conditions contained in the Merger Agreement.

FEES AND EXPENSES

  General. Except as described below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by it are to be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that AMD and NexGen have agreed to share equally all fees and expenses other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. If the Merger is not consummated, there are certain circumstances, which are described below, under which NexGen may be obligated to pay AMD a fee of $25.0 million, or either NexGen or AMD may be obligated to pay to the other a fee of $15.0 million. If circumstances arise which would otherwise require NexGen to pay both such fees, the Merger Agreement provides that the aggregate fees payable will equal $25.0 million.

  NexGen Topping Fee. NexGen will be required to pay AMD a fee of $25.0 million (subject to offset for any amount paid as described under the heading "--Other NexGen Fee") (a "Topping Fee") upon the earlier to occur of the following events: (1) the NexGen Board of Directors prior to the vote at the NexGen Meeting has withdrawn, modified or changed in any manner adverse to AMD its recommendation of the Merger or resolved to do so, provided, however, that disclosing to its stockholders in conformance with the securities laws information regarding a Superior Alternative Transaction (as defined below) without so withdrawing, changing or modifying its recommendation will not be deemed to be a breach of this obligation; (2) the NexGen Board of Directors prior to the vote at the NexGen Meeting has resolved to accept, accepted or recommended to the

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stockholders of NexGen a Superior Alternative Transaction; (3) the later to occur of both (a) the entering into an agreement contemplating a Superior Alternative Transaction or the consummation of a Superior Alternative Transaction on or before April 30, 1996 and (b) termination of the Merger Agreement by AMD (i) if a tender offer or exchange offer for 20% or more of the outstanding shares of NexGen Common Stock is commenced (other than by AMD or an affiliate of AMD), and within ten business days of such commencement the Board of Directors of NexGen does not recommend that the stockholders of NexGen not tender their shares in such tender or exchange offer, or (ii) in the case of a Terminating NexGen Breach; (4) the later to occur of both (a) the entering into an agreement contemplating an Alternative Transaction or the consummation of an Alternative Transaction (as defined below) on or before April 30, 1996 and (b) termination of this Merger Agreement by AMD or NexGen, if (i) at the NexGen Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of NexGen is not obtained and (ii) in the case of the termination by NexGen, NexGen shall have paid to AMD all amounts owing by NexGen to AMD as a Topping Fee or Other NexGen Fee (as defined below); or (5) as a result of any material breach by NexGen of the Merger Agreement as a result of any willful solicitation of an Acquisition Proposal by NexGen's directors, executive officers, five other key employees identified by AMD pursuant to the Merger Agreement or the financial advisor or counsel of NexGen.

  No Topping Fee is payable by NexGen with respect to any of such events which occurs after the earlier of (1) April 30, 1996, (2) the termination of the Merger Agreement by mutual consent of AMD and NexGen, or (3) the termination of the Merger Agreement by NexGen for any of the following reasons: (a) the Merger has not been consummated by April 30, 1996, (b) there exists a legal order permanently restraining, enjoining or otherwise prohibiting the Merger, (c) at the AMD Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of AMD is not obtained, or (d) there is a Terminating AMD Breach.

  As used above: "Alternative Transaction" means either of: (1) a transaction pursuant to which any person other than AMD or its affiliates acquires more than 20% of the outstanding shares of NexGen Common Stock, whether from NexGen or pursuant to a tender offer or exchange offer or otherwise, provided, however, that after termination of the Merger Agreement, the issuance of new equity by NexGen where reasonably necessary to provide continued funding for NexGen's operations will not be deemed an Alternative Transaction except as provided in item (3) of this paragraph immediately below; (2) a merger or other business combination involving NexGen pursuant to which any person other than AMD or its affiliates acquires more than 20% of the outstanding equity securities of NexGen or the entity surviving such merger or business combination; or (3) any other transaction pursuant to which any person other than AMD or its affiliates acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of NexGen, and the entity surviving any merger or business combination including any of them) of NexGen or any of the NexGen subsidiaries having a fair market value (as determined by the Board of Directors of NexGen in good faith) equal to more than 20% of the fair market value of all the assets of NexGen and the NexGen subsidiaries, taken as a whole, immediately prior to such transaction. "Superior Alternative Transaction" means an Alternative Transaction in which consideration is received by NexGen or its stockholders for NexGen Common Stock and the consideration for each share of NexGen Common Stock has a greater value than the consideration for each share of NexGen Common Stock determined as of the date of the Merger Agreement to be received by stockholders of NexGen pursuant to the Merger.

  Other NexGen Fee. NexGen will be required to pay AMD $15.0 million ("Other NexGen Fee") upon the earlier to occur of the following events: (1) the termination of the Merger Agreement by AMD as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of NexGen at the NexGen Meeting; or (2) the termination of the Merger Agreement by AMD if a tender offer or exchange offer for 20% or more of the outstanding shares of NexGen Common Stock is commenced (other than by AMD or an affiliate of AMD), and within ten (10) business days of such commencement the Board of Directors of NexGen does not recommend that the stockholders of NexGen not tender their shares in such tender or exchange offer.

  AMD Fee. AMD will be required to pay NexGen $15.0 million (an "AMD Fee") upon the termination of the Merger Agreement by NexGen as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of AMD at the AMD Meeting.

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

CONFIDENTIALITY

  If the Merger Agreement is terminated or the Merger is not consummated for any reason, AMD, AMD Merger and NexGen have agreed that all written information and documents supplied by either AMD or AMD Merger to NexGen or by NexGen to either AMD or AMD Merger for their respective evaluations of the proposed Merger will be promptly returned to the other party at its request, and AMD, AMD Merger and NexGen each will use its best efforts to cause confidential information to continue to be treated as confidential. The rights of AMD and NexGen with respect to information disclosed to the other are set forth in a Confidentiality and Standstill Agreement entered into prior to the date of the Merger Agreement (the "Confidentiality Agreement") which will continue in force and not be affected by the Merger Agreement.

  The Confidentiality Agreement in relevant part provides generally that NexGen and AMD and their representatives, as reciprocal conditions to the furnishing of confidential information by each to the other, (1) will keep confidential information supplied by the other and restrict access to the information by their representatives in the manner specified by the Confidentiality Agreement;
(2) will not disclose to any other person any portion of the confidential information or any terms of the Merger or the status thereof, (3) if legally compelled to disclose any such information, will provide prompt written notice to the other unless legally prohibited, and will delay making such disclosure to the extent legally permitted in order to permit the other party to seek a protective order or other remedy against disclosure; (4) in the event such party is unable to obtain such an order or remedy, will direct its representatives to disclose only that information which its counsel advises is legally required to be disclosed; (5) if the Merger does not take place, will direct its representatives, promptly upon demand by the other party, to return such information without retaining copies; and (6) for a period of eighteen months following the date of the Confidentiality Agreement, without the other party's written consent, and except when preceded by certain acts by third parties to acquire shares or assets of the other party or to engage in a proxy contest involving any change in the board of directors of the other party, will not attempt to acquire shares of the other party, participate in any proxy solicitation with respect to the other party, or make any public announcement of such action or communicate with the other party regarding any such action which would require public announcement.

CERTAIN OTHER AGREEMENTS

  Voting Agreements. In connection with the Merger Agreement, AMD and certain stockholders of NexGen holding in the aggregate approximately 12,542,000 shares of NexGen Common Stock (or approximately 38% of the shares of NexGen Common Stock outstanding on the record date for the NexGen Meeting), executed Voting Agreements, pursuant to which, such stockholders have agreed to vote such shares of NexGen Common Stock held of record or beneficially owned by such stockholder in favor of the Merger Agreement and the Merger at the NexGen meeting. In addition, such stockholders have granted to AMD irrevocable proxies to vote the shares of such stockholders with respect to the Merger Agreement and the Merger. Pursuant to the Voting Agreements, such stockholders have also agreed not to sell, assign, otherwise transfer or encumber any of such stockholders' shares of NexGen Common Stock prior to the earlier of the NexGen meeting or the termination of the Merger Agreement or to execute any proxy with respect to any of such shares or enter into any agreement or other arrangement relating to the voting of any of such shares if such proxy, agreement or arrangement would be in any way inconsistent with the proxy given to AMD. Certain of the stockholders have signed amendments to their Voting Agreements extending their agreement not to sell or transfer their shares through the earlier of the Effective Time or the termination of the Merger Agreement.

  Affiliate Agreements. The AMD Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of AMD or NexGen within the meanings of Rules 144 and 145 under the Securities Act. Rules 144 and 145 impose restrictions on the manner in which affiliates may resell securities and also on the quantity of securities that such affiliates and others with whom they might act in concert may resell within any three-month period.

  Certain stockholders of NexGen, including each person who was believed by NexGen or its counsel to be an affiliate of NexGen as of the date of the Merger Agreement, have entered into affiliate agreements (each an

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

"Affiliate Agreement") with AMD providing that each such person will not offer to sell or otherwise dispose of any AMD Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. Generally, this will require that such sales be made pursuant to a registration statement or in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

  In order to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each Affiliate Agreement also provides that each affiliate who has signed an Affiliate Agreement will not (i) sell any shares of AMD Common Stock, or (ii) in any way reduce such affiliate's risk relating to such shares of AMD Common Stock, until such time after the Effective Time as financial results covering at least 30 days of the post-Effective Time combined operations of AMD and NexGen have been, within the meaning of Accounting Series Release Nos. 130 and 135, as interpreted by Staff Accounting Bulletin Nos. 65 and 76, filed by AMD with the Commission or published by AMD in an annual report on Form 10-K, a quarterly report on Form 10-Q, a current report on Form 8-K, a quarterly earnings report, a press release or other public issuance which includes combined sales and income of NexGen and AMD.

  No Sale Agreements. AMD and all of the officers and directors of NexGen have executed No Sale Agreements, which, as amended, provide that such officers and directors will not, prior to the Effective Time or the termination of the Merger Agreement, whichever is earlier, sell, assign, otherwise transfer or encumber any of the shares of NexGen Common Stock held of record or beneficially owned by such individuals.

                         THE SECURED CREDIT AGREEMENT

  Concurrent with the signing of the Merger Agreement, AMD and NexGen entered into the Secured Credit Agreement dated October 20, 1995. AMD and NexGen also entered into a First Amendment to Secured Credit Agreement dated October 30, 1995. The Secured Credit Agreement, as amended, is referred to herein as the "Credit Agreement." Under the terms of the Credit Agreement, AMD has agreed to make available to NexGen a line of credit in an aggregate principal amount up to $60.0 million (the "Loan"). The Loan is to be used for general corporate purposes. The Credit Agreement may only be amended by a writing signed on behalf of AMD and NexGen.

  The following paragraphs summarize the significant provisions of the Credit Agreement. For a more complete understanding of the Credit Agreement, reference should be made to the Credit Agreement itself, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex 1 to the Merger Agreement.

REVOLVING LINE OF CREDIT

  During the term of the Credit Agreement, AMD has agreed to make advances to NexGen under a revolving line of credit facility in the maximum aggregate principal amount of $60.0 million. NexGen has executed and delivered to AMD a secured promissory note dated October 20, 1995 (the "Secured Promissory Note"), in said maximum principal amount. NexGen has the right to make payments in reduction of the outstanding balance of the line of credit at any time, and any amount of principal repaid by NexGen may be reborrowed within the limits specified.

  The line of credit is available to NexGen as follows: on or before December 31, 1995, advances in an aggregate principal amount not exceeding $30.0 million; after December 31, 1995 and on or before March 31, 1996, advances in an aggregate principal amount not exceeding $50.0 million; after March 31, 1996 and on or before June 30, 1996, advances in an aggregate principal amount not exceeding $60.0 million. Any unused portion of the line of credit existing on June 30, 1996 will be cancelled and no longer available for drawdown.

  The first drawdown under the line of credit was effected on October 24, 1995. On that date, AMD advanced $30.0 million to NexGen, representing the entire availability for the period ending December 31, 1995.

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

INTEREST RATE

  Each advance under the line of credit will bear interest at a fluctuating rate per annum equal to the "Index Base Rate," defined as the prime, base or reference rate ("Index Rate") established from time to time by Bank of America National Trust and Savings Association, plus 350 basis points (3.50 %). Since the current Index Rate is 8.75%, the current Index Base Rate is 12.25%. Interest at the Index Base Rate is calculated daily, and any change in the Index Base Rate due to a change in the Index Rate is effective on the effective date of such change in the Index Rate.

PAYMENTS OF PRINCIPAL AND INTEREST

  All sums of principal and accrued interest outstanding on the "Maturity Date" will be due and payable by NexGen on such date.

  "Maturity Date" is defined in the Credit Agreement to mean the first to occur of the following dates: (i) June 30, 1997; (ii) the date which is twelve months after the date of any termination of the Merger Agreement in accordance with the provisions of Section 10.1 of the Merger Agreement; and (iii) the date of the acquisition by any one person or group of persons (other than AMD and its affiliates) of, or the right to acquire, more than fifty percent of any class or series of voting securities of NexGen.

COLLATERAL SECURITY FOR THE LOAN

  As collateral security for the satisfaction of its obligations under the Credit Agreement and the Secured Promissory Note, NexGen has entered into a Security Agreement dated October 20, 1995, with AMD, granting AMD a security interest in all of the tangible and intangible assets of NexGen, as described therein. Such collateral includes all chattel paper, instruments, documents, goods, inventory, contracts, contract rights, accounts, equipment plus general intangibles including patents, patent applications, inventions, trademarks, copyrights, all computer programs and software, and all trade secrets and processes, whether now owned or acquired by NexGen in the future.

  The liens granted to AMD to secure the Loan are intended by the parties to be first and prior liens on the property of NexGen, except for "Permitted Liens." The Credit Agreement defines "Permitted Liens" as including, in addition to liens in favor of AMD and any other liens that may be approved by AMD in writing: (i) liens arising in the ordinary course of business or by operation of law; (ii) liens in favor of lessors of equipment under equipment lease agreements signed by NexGen as lessee; (iii) any liens in favor of any supplier/manufacturer of inventory; (iv) existing liens in favor of ASCII and ASCII of America; (v) existing liens in favor of Phemus; and (vi) liens with respect to the inventory and accounts receivable of NexGen, securing a line of credit with a commercial bank or credit company.

  AMD has agreed that the obligations of NexGen under the Credit Agreement, and the liens granted to AMD pursuant to the Credit Agreement and the Security Agreement, are subordinate to the prior payment in full of the indebtedness owing to ASCII, ASCII of America and Phemus (the "Senior Lenders"), and junior in priority to the existing liens in favor of the Senior Lenders.

RESTRICTION AGAINST FURTHER SECURED INDEBTEDNESS

  NexGen has agreed with AMD that, so long as any of the obligations of NexGen under the Credit Agreement remain outstanding, NexGen will not, either directly or indirectly, incur or assume any additional indebtedness secured by a lien on any of its properties or assets, except for Permitted Liens.

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

                           INFORMATION CONCERNING AMD

  Advanced Micro Devices, Inc. was incorporated under the laws of the State of Delaware on May 1, 1969. The mailing address of its executive offices is One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, and its telephone number is (408) 732-2400. AMD designs, develops, manufactures and markets complex monolithic integrated circuits for use by manufacturers of electronic equipment and systems. Its products primarily consist of standard items or are made from designs based on such items, as opposed to custom circuits designed for a single customer. While a substantial portion of AMD's products are standard items, increasingly many of its recently developed products are designed for specific applications such as telecommunications, personal computers, engineering workstations, disk memory or local area networks. As a service to certain major customers, AMD modifies portions of these application-specific devices to meet specific customer needs. The resulting devices are produced in significant volumes for such customers.

  AMD began as an alternate-source manufacturer of integrated circuits originally developed by other suppliers and has shifted to proprietary products (i.e., products resulting from AMD's design or technology innovations). AMD has focused its product development activities on the three areas of its business: (1) X86, K86 and other microprocessors and related embedded processors for personal computers, (2) applications solutions products, and (3) high-volume commodity products such as programmable logic and non-volatile memory devices.

  Personal computer ("PC") products include microprocessors and related embedded processors used in computers. AMD's applications solutions products are focused on networks, voice/data communications (World Network), and on computer peripherals, computer interfaces and mass storage. High-volume commodity products include Flash and programmable logic devices ("PLDs"). PLDs and Flash memory devices are typically produced by more than one manufacturer, subject to intense competition, and broadly applicable across a wide customer base. Because most of AMD's products are utilized in personal computers and related peripherals, AMD's future growth is closely tied to performance of the PC industry.

  Product design and development, and wafer fabrication activities are currently conducted at AMD's facilities in California and in Texas. AMD and Fujitsu Ltd. are parties to a joint venture which has constructed and is operating a wafer fabrication facility for the manufacture of Flash memory devices in Aizu-Wakamatsu, Japan. The joint venture plans to build a second wafer fabrication facility adjacent to the existing facility at a planned cost of $1.1 billion. A subsidiary of Sony Corporation manufactures bipolar products for the Corporation in San Antonio, Texas. Nearly all product assembly and final testing are performed at AMD's manufacturing facilities in Penang, Malaysia; Singapore; and Bangkok, Thailand, or by subcontractors in Asia. A limited amount of testing of products destined for delivery in Europe is performed at AMD's facilities in Basingstoke, England. AMD is currently planning to construct a submicron wafer fabrication facility at a site yet to be determined at a cost of approximately $1.5 billion.

  AMD markets and sells its products primarily to original equipment manufacturers (OEMs) of computation and communication equipment. AMD's products are sold under the AMD(R) trademark. AMD has an agreement with Compaq under which AMD supplies Compaq with microprocessor products, primarily the Am486 product; however, the agreement does not require Compaq to purchase microprocessor products from AMD. Compaq has advised AMD that it is reviewing its practice of purchasing microprocessors from suppliers other than Intel and is in the process of determining whether it will purchase microprocessors from suppliers other than Intel in the near term. AMD believes that Compaq will consider the purchase of AMD's K86 microprocessors when they become available. No assurance can be given, however, that any purchases will be made or, if they are, that they will not be terminated by Compaq due to the availability of competing microprocessor products.

  AMD sells to a broad base of customers; no single customer accounted for more than ten percent of sales during the fiscal year ended December 25, 1994. One of AMD's distributors accounted for approximately 12 percent of net sales for the first nine months of 1995. AMD employs a direct sales force through its principal facilities in Santa Clara County, California, and field offices throughout the United States and abroad (primarily Europe and the Asia-Pacific Basin). AMD also sells it products through third-party distributors and independent representatives in both domestic and international markets pursuant to nonexclusive agreements. The distributors also sell products manufactured by AMD's competitors, including those products for which AMD is an alternate source. AMD has established sales subsidiaries that have offices in Belgium, Canada, China, Finland, France, Germany, Hong Kong, Italy, Japan, Korea, Scotland, Singapore, Sweden, Switzerland, Taiwan, and the United Kingdom.

  Distributors typically maintain an inventory of AMD's products. AMD, pursuant to its agreements with the distributors, employs procedures which provide protection to the distributors for their inventory of AMD's products against price reductions as well as products that are slow moving or have been discontinued by AMD. These agreements, which may be cancelled by either party on specified notice, generally contain a provision for the return of AMD's products to AMD in the event the agreement with the distributor is terminated.

  AMD and its subsidiaries have been granted numerous United States patents, and numerous patent applications are pending in the United States. In certain cases, AMD has filed corresponding applications in foreign jurisdictions. AMD expects to file future patent applications in both the United States and abroad on significant inventions as it deems appropriate. AMD has entered into numerous cross-licensing and technology exchange agreements under which it both transfers and receives technology and intellectual property rights. Although AMD attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that AMD will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. There can be no assurance that any patent applications that AMD may file will be issued or that foreign intellectual property laws will adequately protect AMD's intellectual property rights. There can be no assurance that any patent licensed by or issued to AMD will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to AMD. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate AMD's products or design around the patents licensed by or issued to AMD.

                         INFORMATION CONCERNING NEXGEN

BUSINESS OF NEXGEN

 General

  NexGen designs, develops and markets high performance processors for IBM compatible personal computers. The Company began shipping its Nx586 processor to customers in September 1994. NexGen believes that PCs incorporating the Nx586 processor provide comparable performance to similarly configured systems based on Intel's Pentium processor. NexGen's Nx586 processor is based on NexGen's proprietary microarchitecture, called RISC86, which applies RISC performance principles to implement the industry standard x86 instruction set while maintaining binary compatibility with the large installed base of software and peripherals developed for PCs. NexGen has entered into an agreement with IBM for the production, manufacture and sale to NexGen of the Nx586 processor using IBM's submicron CMOS wafer fabrication process and advanced package technologies. In addition, NexGen has developed system logic chipsets and custom motherboards specifically designed to incorporate NexGen's Nx586 processors. In October 1995 NexGen announced details of the technology and demonstrated on first silicon, its sixth generation processor, the Nx686, which is being designed with a higher degree of internal parallelism for higher performance. NexGen has sold products to small to medium-sized OEMs.

 Industry Background

  During the last decade, the PC industry has grown rapidly as technological advances and increased functionality, combined with lower pricing, have made personal computers valuable and affordable tools for business and personal use.

  The large installed base of PCs, together with the popularity of Microsoft's MS-DOS and Windows operating systems, has resulted in the creation of a standard environment for PC hardware, software and peripherals. Hardware manufacturers and software developers have been able to introduce and sell products based on a set of common specifications or "industry standards" for the PC market. The proliferation of software written for PCs has served to reinforce and support these industry standards.

  The microprocessor, an integrated circuit consisting of millions of transistors, serves as the central processing unit, or "brain," of a PC. The microprocessor is responsible for controlling data flowing through the PC, manipulating such data as specified by software running the PC and coordinating all hardware functions within the system. Developments in circuit design and very large scale integration process technology, driven by the demand for higher performance from PCs, have resulted in dramatic advances in microprocessor performance. Improvements in the performance characteristics of microprocessors, coupled with decreases in production costs resulting from advances in design and process technology, have broadened the market for PCs and increased the demand for microprocessors.

  The first PC introduced by IBM in 1981 included an 8088 microprocessor designed by Intel. Intel subsequently developed and shipped newer generations of microprocessors, including the 286 in 1984, the 386 in 1986, the 486 in 1989 and the Pentium (its fifth generation processor) in 1993. These microprocessors, and microprocessors developed by others that run the same instruction set and software, are commonly referred to as x86 microprocessors. Improvements in semiconductor manufacturing technology led to a continuous migration to higher clock rates (measured in MHz). This further increased the performance of each x86 product family. In addition, each new generation of these x86 microprocessors delivered increased performance and functionality while maintaining complete hardware, software and peripheral compatibility for the PC.

  Through a series of licensing and product agreements, Intel encouraged others to manufacture its earliest x86 microprocessors (8088, 8086 and 286), thereby accelerating acceptance of the architecture in the marketplace. Intel did not, however, establish alternative suppliers for the 386 or subsequent microprocessors. For five years Intel was the sole supplier of 386, and for three years 486, microprocessors. This situation created significant demand from PC manufacturers for alternative microprocessor suppliers to provide price competition and assure availability.

  A significant barrier to entry into the PC microprocessor market is the ability of a microprocessor to run a wide range of PC software applications without sacrificing performance. A few manufacturers have attempted to challenge Intel's dominance of the x86 microprocessor market by introducing products that are binary compatible with x86 software. Since 1991, AMD, Cyrix, IBM and others have introduced 386 and 486 microprocessors. Faster versions of the 486 microprocessor have been introduced by AMD, Cyrix and Intel. The non-Intel x86 microprocessors have achieved significant market acceptance, particularly in segments of the PC market where they provide price, performance and availability advantages compared to Intel's products. However, due to the significant design challenges and costs associated with developing microprocessors, these competitors have, to date, been unable to introduce competitive products on the same schedule as Intel.

  Intel's response to increased competition in the microprocessor market has been to continue to introduce new microprocessors with even higher performance, including the Pentium processor in 1993, and to make more frequent and more significant price reductions to stimulate market demand and encourage migration of OEMs and end users to its latest generation of microprocessors. Intel's new microprocessors have achieved rapid market growth because end-users of PCs continue to demand software compatible products with the highest performance at affordable prices. Intel has also aggressively reduced the price of its Pentium processors and introduced increasingly higher speed versions of its Pentium processors. Recently Intel started shipping 120 MHz and 133 MHz versions of the Pentium, while discontinuing its 60 MHz, 66 MHz and 75 MHz versions. A number of major PC manufacturers have since introduced affordable PC products based on the available versions of the Pentium.

  A number of companies, including MIPS Computer Systems, Inc., a subsidiary of Silicon Graphics, Inc., and Digital Equipment Corporation ("DEC"), have attempted to introduce microprocessors for the PC market that were largely based on RISC architecture which has been widely adopted for workstations. Because of their RISC architecture, these microprocessors were able to achieve higher performance than x86 processors using

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

standard industry benchmarks. However, these early RISC-based processors have not achieved widespread acceptance in the PC market because they are not binary compatible with the large installed base of PC software and therefore required emulation hardware and software in order to run PC software. More recently, Apple, IBM and Motorola introduced the PowerPC, a RISC processor, which is also not x86 binary compatible.

  The establishment of hardware and software standards for PCs and the emergence of numerous PC suppliers has caused the PC industry to be extremely competitive, with short product life cycles, limited product differentiation and substantial price competition. To compete more effectively, many PC suppliers have evolved from fully integrated manufacturers with proprietary system designs to vendors focused on building brand recognition and distribution capabilities. Many of these suppliers now rely on third-party manufacturers for the major subsystems of their PCs, such as the motherboard, and increasingly are outsourcing the design and manufacture of complete systems. These third-party suppliers, based primarily in Asia, are focused on providing PCs and motherboards that incorporate the latest trends in features and performance at low prices. Increasingly, these suppliers are also supplying fully configured PC systems through alternative distribution channels. Historically, these third-party suppliers have at times had difficulty in obtaining adequate supplies of the highest performance microprocessors, and consequently may represent a significant source of demand.

  NexGen believes that a substantial market opportunity exists for alternative suppliers to Intel that can introduce high performance processors with complete x86 binary compatibility to support the large installed base of software for PCs, particularly if such suppliers can provide a better cost/performance proposition and can also reduce or eliminate the time between the introduction of a new Intel processor and their introduction of a new processor of comparable or superior performance.

 Business Strategy

  NexGen's strategy is to be a market leader in the design and development of advanced processors targeted at the high performance segment of the PC market for mainstream PC users. NexGen's operating strategy seeks to take advantage of a number of emerging trends in the PC industry, including (i) a focus on the fast growing high performance segment of the market with increasing emphasis on multimedia applications, (ii) maintaining compatibility with widely accepted x86 based PC standards, (iii) accessing the most advanced manufacturing capabilities available by contracting with third-party manufacturers, (iv) providing complete motherboard solutions to OEM customers, and (v) utilizing advanced automated design technologies to lower the cost of design and accelerate the time to market for future versions of its products.

  Develop Processors for the High Performance Segment of the PC Market. NexGen is focused on developing the most advanced x86 processors for the high performance segment of the PC market. This segment of the PC market has grown rapidly as more advanced software applications are introduced and end-users continue to demand increasingly faster systems. In September 1994, NexGen commenced shipments of the Nx586, a fifth generation x86 compatible processor, which NexGen believes provides comparable performance to similarly configured systems based on the Pentium processor. NexGen is the first company other than Intel to ship a fifth generation x86 compatible processor and is currently developing future generations using its proprietary RISC86 microarchitecture, which it seeks to introduce prior to or soon after Intel's product introductions.

  Maintain Compatibility with PC Industry Standards. NexGen's strategy is to develop processors that are compatible with the existing PC industry standards. Although a number of suppliers have attempted to sell RISC-based processors to the PC marketplace, they have largely been unsuccessful due to a lack of binary compatibility with the large installed base of existing PC software. More than 50,000 software applications have been developed for the approximately 170 million PCs. NexGen believes that its RISC86 microarchitecture combines many of the advantages of RISC architecture while maintaining binary compatibility with PC software, hardware and peripherals.

  Establish Strategic Manufacturing Relationships. NexGen has established strategic relationships with semiconductor manufacturers that possess state-of-the-art production facilities and process technologies. NexGen

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

currently has a manufacturing relationship with IBM that utilizes IBM's 0.5 micron and 0.35 micron CMOS process technologies to manufacture the Nx586 processor. In addition, NexGen has a manufacturing agreement with VLSI with respect to the PCI system logic chipsets. NexGen is currently in discussions with additional manufacturers to obtain multiple sources for its processors and related system products. NexGen believes this strategy allows it to minimize its capital expenditures while focusing on its design expertise.

  Assist OEM Customers to Develop PCs Incorporating the Nx586 and Future Products. In order to facilitate OEM acceptance of its products and to speed time to market, NexGen provides motherboard and system design assistance to its OEM customers. NexGen provides its customers with reference manufacturing kits and system logic chipsets to simplify the design effort. In addition, NexGen has formed a customer applications engineering group to support and consult with its customers.

  Develop Future Products Utilizing Advanced Automated Design Technologies. NexGen is currently developing and plans to introduce future generations of x86 processors. NexGen has developed a sophisticated design database and software engineering process which it believes will enable it to develop higher performance versions of its Nx586 processor, as well as future generations of processors. In October 1995 NexGen announced details of the technology and demonstrated on first silicon its next generation processor, the Nx686. NexGen's Nx586 processor architecture is modular in design enabling NexGen's engineers to develop and enhance the individual elements of the processor. NexGen believes that the modular nature of its processor architecture may result in lower cost of design and accelerated time to market for future versions of its products. The implementation of the foregoing strategy involves substantial risks, and there can be no assurance that NexGen can develop and market competitive products in a timely and profitable manner. See "Risk Factors--Risk Factors Relating to NexGen."

 Technology

  Microprocessor Architecture. The microprocessor serves as the central processing unit, or "brain," of a computer by executing instructions to perform logical and mathematical operations. The goal of microprocessor designers is to achieve the highest system performance possible. The three key elements in improving microprocessor performance are (1) increasing the speed ("clock rate"), (2) decreasing the average number of clock cycles to execute an instruction, and (3) reducing the number of instructions to perform a given task.

  Clock rate has improved primarily due to advances in semiconductor process technology. The finer the geometries that can be achieved in the semiconductor manufacturing process, the greater the speed of the transistors that comprise the microprocessor. The fastest version of Intel's Pentium processor currently on the market operates at 133 MHz. In November 1995, Intel introduced its Pentium Pro processor, which will initially operate at clock rates of up to 200 MHz. NexGen expects that Intel and others will market versions of Pentium and other processors operating at higher clock rates. See "Risk Factors--Risk Factors Relating to NexGen--Competition."

  In its original x86 design, Intel's microprocessor designers chose an architectural approach that required a large number of instruction sets and complex hardware to perform its internal operations. This approach, referred to as "Complex Instruction Set Computing" or "CISC," has been used by Intel in each subsequent generation of its x86 microprocessors. The x86 instruction set consists of a large number of instructions (typically 250 to 400) of uneven length, and consequently generally requires more than one clock cycle to execute.

  In an effort to achieve higher performance microprocessors, workstation designers developed an architectural approach that required a small number of simplified instructions (typically 80 to 130) to perform their internal operations. This approach, referred to as "Reduced Instruction Set Computing" or "RISC," reduced both the types and complexity of instructions so that an instruction could be executed at the rate of one instruction per clock cycle by creating new instruction sets that included only the most commonly used types of instructions. First generation RISC processors reduced the number of clock cycles necessary to execute a single instruction, but required the use of a larger number of instructions (as compared to CISC microprocessors) to

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

perform certain tasks. Overall, this approach enhanced system performance for certain technical applications. Second generation RISC designs are capable of executing multiple instructions per clock cycle, which computer architects refer to as "superscalar execution." RISC has been widely used to provide very high performance processors for workstations. In creating new instruction sets, however, RISC developers have encountered difficulty in maintaining compatibility with the large installed base of software designed for the x86 instruction set.

  The Nx586 processor is designed to take advantage of certain RISC features, including superscalar execution, while maintaining compatibility for the large installed base of software designed for the x86 instruction set.

  NexGen's Approach. NexGen's approach combines selected features of RISC architecture with the industry standard x86 instruction set to run the more than 50,000 software applications now available for PCs. This was accomplished through the use of NexGen's proprietary RISC86 microarchitecture. NexGen's architecture implements the x86 instruction set by translating x86 instructions into RISC86 instructions, which are simpler and easier to execute. The RISC86 microarchitecture then executes these RISC86 instructions in some cases with specific hardware accelerators, to minimize historical x86 performance bottlenecks. This approach is fundamentally different from other RISC processors that emulate x86 instructions. NexGen believes that the benefits of its approach are as follows: (1) the performance advantages of RISC are applied to the x86 instruction set; (2) each execution unit can be smaller and more compact; (3) the execution units in the processor can be more specialized to give specific performance enhancements; and (4) it will be simpler to add additional and different execution units in future designs.

  The caching structure of the Nx586 was designed to support high performance operation at the full range of expected fifth generation clock rates, but with a low system cost structure. NexGen has designed the Nx586 primarily for business applications, consumer applications and many mathematically intensive applications that require a high level of integer performance. A version of the Nx586 which includes the floating point unit in a multi-chip module with the same pinout as the current Nx586 is currently expected to be available for use with certain scientific and engineering applications by the end of 1995. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays." The Nx586 provides improved integer performance by use of the RISC86 microarchitecture, as well as by providing a large amount of on-chip level one cache and an on-chip level two cache controller. This design is intended to increase performance and eliminate the performance detriments created when the processor is running at a significantly greater speed than the other components of the systems, commonly referred to as clock doubling or clock tripling.

  The Nx586 processor includes the following advanced features:

  Superscalar Execution. NexGen's processor architecture is designed to execute multiple instructions in parallel using independent execution units. NexGen's Nx586 processor is designed to process a number of instructions in various stages of execution at any one time and up to three instructions may be completed in any given clock cycle. NexGen believes that its Nx586 processor is among the first processors designed for PCs that achieves superscalar execution.

  Branch Prediction. Branch prediction is a method by which a processor may continue to fetch instructions from the most likely execution path without having to wait for the completion of other pending instructions. NexGen has designed a branch prediction scheme for its processor that is expected to increase throughput significantly.

  Speculative Execution. Speculative execution is an advanced capability by which instructions fetched using branch prediction are executed by the processor before it is known whether the execution path of a program will use those instructions, thereby increasing performance. A necessary companion capability is called backout, which enables the processor to undo instruction executions if the branch prediction was incorrect.

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

  Register Renaming. Register renaming is an advanced technique whereby the processor physically implements more general purpose registers than are specified in the x86 instruction set. These additional registers are then used to relieve register usage bottlenecks in program code, thereby increasing performance. This is a particularly important technique for x86 microprocessors because the x86 instruction set contains only eight general purpose registers.

  Out-of-Order Execution. Out-of-order execution is an advanced technique whereby program instructions are able to be executed in an order different from that in the program in order to increase performance. The basic technique is to allow instructions to execute as soon as the operands for the instruction are available. In this way, an instruction that comes later in a program instruction stream, but whose operands are ready, can execute without waiting for an instruction that came earlier in the instruction stream but whose operands are not yet available.

  Data Forwarding. Data forwarding is a technique whereby the results of one instruction are made available as the inputs of other instructions without waiting for registers or memory locations to be updated and read back, which is the case when this technique is not used.

  Microprocessor chips are connected to the PC motherboard through metal pins. A microprocessor is designed to have a certain "pinout," or specification of number of pins, orientation of pins, and definition of specific pin functions. PC motherboards are then designed to be able to accept the pinout of a microprocessor. Microprocessors that have identical pinouts are said to be "pin-compatible" because they can fit into the same slot on a motherboard. Because of NexGen's proprietary microarchitecture, the Nx586 processor has a pinout that is not pin-compatible with any other x86 microprocessor. NexGen has developed a system logic chipset to be used on PC motherboards and has formed a customer applications engineering group to assist PC and motherboard manufacturers in developing motherboards that accept the design of the Nx586 processor. NexGen provides a reference manufacturing kit with NexGen's system logic chipsets and a complete motherboard design, in addition to providing support and consulting services. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays," "--Risk Factors Relating to NexGen--Product Defects; Incompatibility" and "-- Risk Factors Relating to NexGen--Competition."

  While NexGen believes that the modularity of its processor architecture gives it several important advantages in product development and may reduce the cost of development and result in faster time to market for its future products, there can be no assurance that such advantages, if realized, will result in financial benefits to NexGen. See "--Competition."

 Products

  NexGen's processor products are targeted at the high performance segment of the x86 microprocessor marketplace for mainstream PC users.

  Nx586 Processor. NexGen began shipping limited volumes of its Nx586 processor to customers in September 1994. The Nx586 processor family is binary compatible with the industry standard x86 instruction set. NexGen currently offers the Nx586 in four versions, the P133 and P120, both introduced in November 1995, and the P100 and P90, which provide different levels of performance. NexGen plans to introduce increased operating frequencies in the future. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays." NexGen believes that PCs that incorporate its P133, P120, P100 and P90 versions of its Nx586 processor provide comparable performance to similarly configured systems that incorporate 133 MHz, 120 MHz, 100 MHz and 90 MHz versions of the Pentium, respectively. In response to customer demand and as a result of better yields on the P100 and P90, NexGen has chosen to focus on higher performance versions of its Nx586 processor and in August 1995 discontinued its P80 and P75 versions.

  The Nx586 utilizes an advanced cache design incorporating a 32K on-chip level-one cache subsystem and an on-chip full speed cache controller for the level two cache, which is the SRAM-based cache memory that

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

supplements the on-chip level one cache and is placed between the level one cache and the slower main memory. To ensure immediate access to level two cache data, the Nx586 cache controller interfaces directly with the level two cache memory using a dedicated 64-bit bus, rather than by sharing the system input/output ("I/O") bus.

  The Nx586 is currently being manufactured exclusively by IBM.

  Floating Point Unit. High floating point performance is required in some technical, scientific and engineering PC applications. NexGen has developed a floating point unit ("FPU") for the Nx586 family to meet the needs of users of these applications. NexGen intends to offer a version of the Nx586 which includes the FPU in a multi-chip module with the same pinout as the current Nx586 by the end of calendar year 1995. This multi-chip module will be manufactured exclusively by IBM. Although NexGen believes that most mainstream PC users do not require the use of a FPU, NexGen's plans to offer the Nx586 with an FPU in a multi-chip module are intended to enable NexGen to offer a more complete product portfolio in competition with Intel's Pentium product line. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays."

  System Logic Chipsets. NexGen's Nx586 processors require the use of proprietary high performance system logic chipsets to manage the flow of data between the processor, memory devices, bus controllers and peripheral devices such as the disk drive and keyboard. These system logic chipsets have been designed by NexGen and are sold together with a custom motherboard also designed by NexGen.

  In response to the emergence of the PCI bus as an industry standard for fifth generation processors, NexGen has phased out VL-based system logic chipsets and motherboards and has transitioned to products based on the PCI bus. In July 1995, NexGen began shipments of the NxPCI, its second generation system logic chipset for PCI and ISA buses which are exclusively manufactured by VLSI. The NxPCI is a customized gate array which provides a high performance link between the Nx586 processor and the PCI bus.

  Future Processor Products. In future implementations of the Nx586 processor, NexGen plans to increase operating frequencies and reduce the die size. NexGen in August 1995 began shipping its latest version of its Nx586 die size, which NexGen believes is smaller than any fifth generation x86 die size currently available.

  In addition, NexGen is in the advanced stages of development of its next generation processor product, the Nx686. NexGen is designing this processor with a higher degree of internal parallelism than the Nx586 processor, for higher performance.

  In October 1995 NexGen announced details of the technology for its sixth generation x86 processor family, the Nx686. This single-chip processor is designed for the highest levels of performance, yet is targeted for the mainstream, high-volume PC portable and desktop market. The Nx686 processor is a single-chip x86-compatible superscalar processor with approximately six million transistors. Targeted to be initially available at 180 MHz, it will be manufactured using IBM's 0.35 micron 5 layer metal CMOS process. NexGen believes that the performance of the Nx686 will be up to twice the performance on 16-bit applications than those announced for Intel's Pentium Pro, and up to 33 percent higher on 32-bit code. The Nx686 processor is being designed to be pin-compatible with the Pentium processor.

  The Nx686 will use an enhanced version of the RISC86 microarchitecture used in the Nx586, a 48K level one cache with a data cache twice the size of the Nx586's level one data cache, a multimedia execution unit for acceleration of multimedia algorithms, and a floating point unit. As with the Nx586, the Nx686 will have an on-chip level two cache controller that will support SRAM-based level two cache memory. The Nx686 will feature a greater degree of internal parallel processing than the Nx586 by incorporating seven execution units and allowing the execution of up to six operations in parallel, as compared to the Nx586's ability to execute up to three operations in parallel. The implementation of the superscalar execution capability of the Nx686 processor uses Enhanced RISC86 microarchitecture.

  The development of future processor products entails a number of risks. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays."

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

 Research and Development

  NexGen believes that product and technical leadership is essential to its success. NexGen's current research and development focus is on the development of future enhancements to the Nx586 processor and further design and development of its next generation processor as well as other system logic chipsets. During the fiscal years ended June 30, 1993, 1994 and 1995 and the three months ended September 30, 1995, NexGen spent approximately $9.8 million, $16.6 million, $15.3 million and $6.2 million, respectively, on research and development activities.

  NexGen's research and development effort has also focused on methods of designing its products more efficiently. NexGen uses advanced software tools to develop its products. NexGen has invested a considerable portion of its resources in the formation of a highly automated and integrated design environment to facilitate the development of derivatives and next generation products. NexGen's "NexNet," the backbone of this design environment, organizes in a common design database a variety of commercially available software for hardware description, design synthesis, simulation, timing verification, silicon compilation and automated placement and routing as well as NexGen's own computer-aided engineering software. NexGen's Nx586 processor architecture is modular in design. NexGen believes that, in future versions of its products, the modular nature of its processor architecture may result in lower cost of design and accelerated time to market. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays."

  The Nx586 processor has received Windows and Windows 95 compatibility certifications by Microsoft and the industry-recognized Platinum certification from XXCAL, a leading third-party testing laboratory. In addition, NexGen's Nx586 processor has been approved by IBM for OS/2 compatibility and has passed the Novell-supplied tests for NetWare compatibility. NexGen has also created a rigorous internal testing methodology for its processors. NexGen independently tests all major operating systems, hundreds of the most popular applications, and all the most popular hardware peripherals on PCs using NexGen's products. NexGen runs over 2,000 internally developed compatibility tests. Before a product is submitted to XXCAL or other third-party testing laboratory, it must satisfy all of the conditions for compatibility in NexGen's internal testing program. NexGen has been in the process of testing compatibility based on Windows NT. No assurance can be given that full compatibility with all existing or newly developed PC software and peripherals can be achieved. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays" and "--Risk Factors Relating to NexGen-- Industry Standards."

 Sales, Marketing and Distribution

  NexGen's target markets for its products are PC OEMs and PC motherboard manufacturers worldwide. These customers and potential customers range from a small number of large companies with significant capabilities to develop their own motherboards and other technologies to a large number of mid-size companies and small system integrators that integrate third-party motherboards and subassemblies into complete PCs and sell these units either through low cost distribution channels or based on a higher level of service and support capabilities. The PC marketplace is characterized by a very high degree of standardization on form factor and functionality, allowing an equally high degree of interoperability of motherboard products within different PC OEMs' products.

  NexGen's current customers are small to medium-sized OEMs which typically are capable of making quick decisions regarding the adoption of new technologies, are very price/performance sensitive and have faced difficulties in obtaining a regular source of supply of the highest performance x86 microprocessors during periods in which such products are in limited supply. To date, NexGen has had revenue shipments to approximately 100 small to medium-sized OEMs. NexGen's sales are currently concentrated within a limited customer base. In the year ended June 30, 1995, three customers, Aquarius, located in Germany, and Alaris and All American, located in the U.S., accounted for 36%, 34% and 22%, respectively, of total sales and All American, Alaris and Wooyoung Tech., located in Korea, accounted for 39%, 25% and 17% of sales, respectively, for the three months ended September 30, 1995.

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

  NexGen markets its processors to its customers through both a direct sales force and through authorized distributors and representatives. NexGen's distribution agreement in Japan is with ASCII, a holder of approximately 9.6% of NexGen's Common Stock. NexGen is currently adding staff to its sales organization as its revenues and customer opportunities increase. NexGen expects to market its products worldwide.

  NexGen offers a warranty on its products in line with standard industry practice. Under the terms of this warranty, NexGen is obligated to replace or refund the purchase price of any unit that fails to operate to NexGen's published specifications when the unit is used within specified environmental operating parameters. NexGen could be obligated to recall a product that does not perform to applicable industry standards, and such a recall would likely have a material adverse effect on NexGen's results of operations and future prospects. See "Risk Factors--Risk Factors Relating to NexGen--Product Defects; Incompatibility."

  Export sales, primarily in Europe, accounted for 43% and 14% of net sales for the year ended June 30, 1995 and the three months ended September 30, 1995, respectively. Export sales, primarily in Asia, which were insignificant for the year ended June 30, 1995, accounted for 20% of net sales for the three months ended September 30, 1995. To date, all sales made by NexGen have been denominated in U.S. dollars and, therefore, NexGen's exposure to foreign exchange risk has been minimal. While NexGen expects that export sales will continue to represent a significant portion of sales, export sales are expected to decrease as a percent of total sales as NexGen achieves increased penetration of the U.S. market. In addition, due to its export sales, NexGen is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar, which could increase the sales price in local currencies of NexGen's products in foreign markets, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, and the burdens of complying with a variety of foreign laws. As sales by NexGen increase in various countries in Asia, such as Taiwan where NexGen has a sales office and where a large number of potential customers are located, NexGen may become more susceptible to risks of conducting business internationally. See "Risk Factors--Risk Factors Relating to NexGen-- International Operations."

 Backlog

  Sales of NexGen's products are made pursuant to standard purchase orders that are cancellable without significant penalties. In addition, purchase orders are subject to price renegotiations and to changes in quantities of products and delivery schedules caused by changes in customers' requirements and manufacturing availability. NexGen's business, and to a large and growing extent that of the entire semiconductor industry, is characterized by short lead times and quick delivery schedules. Also, NexGen's actual shipments depend on the manufacturing capacity of NexGen's suppliers. As a result of the foregoing factors, NexGen does not believe that backlog at any given time is a meaningful indicator of future sales. See "Risk Factors--Risk Factors Relating to NexGen-- Dependence on Sole Source Third-Party Manufacturers."

 Competition

  The market for NexGen's products is intensely competitive and characterized by rapidly changing advances in processor and system technologies. These advances result in frequent product introductions, regular price reductions, short product life cycles and increased product capabilities that may result in significant performance improvements. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays," "--Risk Factors Relating to NexGen--Competition," "--Risk Factors Relating to NexGen--Industry Conditions and Technological Changes," and "--Risk Factors Relating to NexGen--Industry Standards."

  Competition in the sale of processors is based on price, performance, product quality and reliability, software compatibility, marketing and distribution capability, brand recognition, financial strength and ability to deliver in large volumes on a timely basis. Furthermore, given NexGen's reliance on third parties for processor fabrication, NexGen's competitive position may be affected by the reliability and performance of its

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

manufacturers and the availability of adequate production capacity. There can be no assurance that NexGen will be able to compete successfully on any of these factors.

  Many of NexGen's competitors, such as Intel, AMD, Cyrix, IBM and Texas Instruments, are major companies with substantially greater technical, financial, sales and marketing resources, more extensive experience, and better brand name recognition than NexGen. Intel, in particular, has long had a commanding position in the market for x86 microprocessors. Intel's dominant market position has to date allowed it to set x86 microprocessor performance standards and thus dictate the type of product the market requires of its competitors. Intel has announced that it expects to spend $1.3 billion on research and development and invest $2.9 billion in capital improvements in 1995. Intel is also currently attempting to consolidate its dominant market position through an intensive advertising campaign designed to engender brand loyalty to Intel among PC end-users. NexGen may encounter difficulties in customer acceptance because it is a new processor supplier whose identity and ability are not yet well known. Substantial marketing and promotional costs, possibly in excess of what NexGen can currently afford, may be required to achieve acceptance of NexGen's products. In addition, there can be no assurance that NexGen will be able to overcome all such barriers. The failure to gain customer acceptance of its Nx586 processor products will have a material adverse effect on NexGen. Intel has increasingly made more frequent and more significant price reductions to stimulate market demand for its Pentium processors, encourage migration of OEMs and end users to its latest generation of processors, and introduce new and different features and functionalities in its new processors. As long as Intel remains in its dominant market position, its product introduction timing and product pricing will materially, and at times adversely, affect NexGen's future operating results. NexGen has limited experience in product manufacturing, marketing or sales. There can be no assurance that NexGen will have the resources and capabilities to compete effectively.

  NexGen believes that its Nx586 processor products, the P133, P120, P100 and P90, compete primarily with the Intel Pentium, which began shipping in June 1993 and is currently available at 90, 100, 120 and 133 MHz. It is expected that later this year Intel will introduce a 150 MHz Pentium and may in the future introduce faster versions of the Pentium. NexGen intends to introduce increased operating frequencies of the Nx586 in the near future. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays." Intel also introduced its next generation processor, the Pentium Pro, in November 1995. AMD has announced that it expects to ship the AMD-K5 by the second half of 1996. Cyrix introduced its new microprocessor product, the 6x86 (formerly known as the M1), in October 1995. Although NexGen believes that Intel will be its primary competitor, it is expected that other companies, including AMD, IBM and Cyrix, may offer competitive products in the future. IBM, under its manufacturing agreement with NexGen, has certain rights to market Nx586 processors. See "--Manufacturing." Although NexGen would receive a royalty on the sale of such processors to third parties by IBM, competition from IBM could adversely affect NexGen. IBM has similar marketing rights under its foundry agreement with Cyrix and has announced that it will sample the 6x86 in the first quarter of 1996. NexGen's success will depend, among other things, on its ability to deliver, on a timely basis and at competitive prices, processor performance that is comparable or greater than that provided in x86 compatible products manufactured by Intel, Cyrix, AMD, IBM and others. There can be no assurance that NexGen will be able to deliver such performance. In addition, because NexGen's processor products are not designed to be pin-compatible with the Intel Pentium or any other x86 microprocessor, OEMs will need to utilize motherboards and system logic chipsets that have been specifically developed to incorporate NexGen's processors. Consequently, this may delay and possibly limit OEM acceptance of the Nx586 and NexGen's future processors.

  NexGen's products are expected to compete to a lesser extent with high performance RISC processors that are not currently x86 compatible, such as the Alpha system processor developed by DEC, the PowerPC processor developed by Motorola, Apple and IBM, and others running UNIX, Microsoft's Windows NT, and other operating systems. Systems using such processors typically provide significantly better floating-point performance, which is important for scientific and technical applications. NexGen, however, believes that such processors generally provide lesser integer performance, which is important for most business applications. Furthermore, NexGen believes that systems based on RISC processors are currently far more expensive than PCs with a similar level of integer performance. However, there can be no assurance that such RISC processors will not improve their level of integer performance or that the price of such RISC based systems will not decline. In addition, Intel and HP have announced a partnership aimed at developing a single computer chip that would run software originally written to run on x86 microprocessors as well as HP's Personal Architecture RISC workstation chips. This approach of melding RISC and x86 concepts is similar to the approach taken by NexGen in its Nx586 processor and by Intel in its next generation Pentium Pro processor. There can be no assurance that systems incorporating RISC processors will not gain rapid market acceptance. This may increase the number of competitive processor products and cause a decline in prices.

 Manufacturing

  Fabrication of NexGen's Nx586 processor requires advanced manufacturing technology that is currently available from only a few manufacturers. NexGen's manufacturing strategy is to use third-party manufacturers that possess state-of-the-art process technologies in the area of wafer fabrication, PCI system logic chipsets and motherboards. This manufacturing strategy is intended to give NexGen access to the most advanced manufacturing processes available while minimizing the capital expenditures that would otherwise be required to develop its own manufacturing capabilities. Furthermore, NexGen believes that this strategy should enable it to operate more efficiently with fewer personnel, while capitalizing on the latest advances in semiconductor process technology and manufacturing techniques.

  NexGen's reliance on third-party manufacturers involves several material risks, including shortages of manufacturing capacity, unavailability of or delays in obtaining access to certain process technologies, and the absence of controllable product delivery schedules, quality assurance, production yields and costs. There can be no assurance that NexGen will be able to obtain a sufficient quantity of products from its manufacturers on a timely basis, and the failure to do so would have a material adverse effect on its business. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Sole Source Third-Party Manufacturers" and "--Risk Factors Relating to NexGen--Dependence on Product Development; Risk of Product Development Delays."

  The initial version of the Nx586 processor is being manufactured using IBM's
0.5 micron CMOS process technologies. NexGen is working with IBM to migrate production of the Nx586 to processes with increasingly smaller geometries, such as IBM's 0.35 micron CMOS process, which NexGen believes should increase clock rates and manufacturing yields. NexGen is currently in discussions with additional manufacturers with state-of-the-art process technologies in order to obtain a second source for its products. However, there can be no assurance that NexGen will be able to obtain additional sources. In addition, NexGen has entered into an agreement with VLSI for the manufacture of its PCI system logic chipsets, which NexGen began shipping in the third quarter of calendar 1995. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Sole Source Third-Party Manufacturers."

  NexGen designs its products at its Milpitas, California headquarters utilizing automated software tools. NexGen's processor products are designed in accordance with design rules provided by and in close cooperation with manufacturers, who assist in the development of NexGen's processor products. NexGen develops detailed test procedures and specifications for each product and requires its third-party manufacturers to use those procedures and specifications before shipping finished products. Although NexGen extensively tests its products prior to their introduction, design errors may be discovered after initial product sampling, which may result in delays in volume production or recall of products sold. Although NexGen has not experienced any such errors to date, the occurrence of any such errors could have a material adverse effect on NexGen's product introduction schedule and operating results.

  In the three-month period ended September 30, 1995, NexGen began to implement a cost reduction program designed to improve its competitiveness by decreasing the size of its motherboard, pursuing less costly packaging suppliers and reducing chipset costs through use of alternative vendors. There can be no assurance that such program will result in cost benefits, or that such benefits, if realized, will be realized in a timely manner.

  Relationship with IBM. In June 1994, NexGen entered into an agreement with IBM, pursuant to which IBM is manufacturing NexGen-designed products for sale to NexGen at defined prices. The agreement has a five-year term. NexGen must commit to purchase a specified amount of products and IBM has agreed to limited assurances of deliveries of set minimums. To meet its objectives, NexGen anticipates that it will need to obtain volumes of product in excess of such minimums. NexGen is currently negotiating a revised agreement with IBM that, if entered into, would supersede the June 1994 agreement and modify the method of calculating prices from IBM. There can be no assurance that this revised agreement will be entered into. NexGen's processor is a complex product, and there can be no assurance that IBM will be able to consistently produce acceptable yields of the product in the future. If IBM is unable to produce sufficient quantities of products or otherwise make sufficient capacity available to NexGen, NexGen's operating results will likely be adversely affected.

  In addition to supplying products to NexGen, IBM has the right to manufacture, subject to specified volume limits, NexGen-designed products for use internally or, subject to certain limitations, to sell such products on an OEM basis. NexGen would receive royalties on units used by IBM internally or sold by IBM to third parties. Although IBM has not yet exercised these rights, should IBM choose to do so, NexGen would face competition from IBM, which could have a material adverse effect on NexGen's business and financial condition.

  System Logic Chipset Manufacturers. NexGen has arrangements with VLSI providing for the manufacture by such entity of NexGen's PCI system logic chipsets. Pursuant to NexGen's agreement with VLSI, VLSI will manufacture NexGen-designed system logic chipsets for NexGen processor-based PCs using the PCI bus interface. The agreement has a five year term. Purchases of system logic chipsets under the VLSI agreement are subject to the acceptance by both VLSI and NexGen of individual purchase orders. NexGen has granted VLSI a license to manufacture such system logic chipsets for sale to NexGen and others and to create derivatives thereof, and NexGen will have certain rights to license certain of such chipsets to other manufacturers. Under the agreement, VLSI is required to sell to NexGen such quantities of system logic chipsets as NexGen requires. One system logic chipset is required for each Nx586 processor. If NexGen is unable to purchase system logic chipsets in sufficient volume and on acceptable delivery schedules to meet demand for its products, its ability to meet such demand and its operating results will be adversely affected. See "Risk Factors--Risk Factors Relating to NexGen--Dependence on Sole Source Third-Party Manufacturers."

  Motherboard Manufacturers. NexGen entered into a relationship with Alaris, pursuant to which Alaris manufactures motherboards according to NexGen's reference designs and NexGen incorporates the Nx586 processor into the motherboards. In addition, Alaris also purchases Nx586 processors and system logic chipsets from NexGen to incorporate in Alaris' PCs. NexGen has entered into agreements with several motherboard manufacturers, mostly in Taiwan, and continues to seek to establish additional relationships with others. NexGen's strategy is to provide reference design kits to motherboard manufacturers who will eventually assume the majority of the assembly and testing functions currently being performed by NexGen. To date, the substantial majority of NexGen's sales have been derived from the sale of Nx586 processors installed by NexGen in motherboards. If NexGen is unable to purchase motherboards in sufficient volume to meet demand for its products, its ability to meet such demand and its operating results will be adversely affected.

 Patents and Proprietary Technology

  NexGen's policy is to protect its technology, inventions and improvements by, among other things, filing patent applications for technology which it considers important to the development of its business. NexGen also relies upon trade secrets, technical know-how and continuing technological innovations to develop and maintain a competitive position.

  To date, NexGen has filed numerous patent applications (including continuation and divisional applications) with the U.S. Patent and Trademark Office and has filed counterparts of certain of these applications in other countries. NexGen has fourteen U.S. patents and one foreign patent issued. Currently there are pending approximately 26 additional applications, which are expected by NexGen to result in the issuance of a number of additional patents in calendar 1995 and 1996. The issued patents cover various aspects of NexGen's technologies, such as NexGen's implementations of pipeline control and superscalar techniques (one U.S. and one foreign patent), branch prediction and instruction fetching (five patents), and bus arbitration and control (four patents). The issued patents have terms extending until 2007 to 2012. NexGen anticipates filing additional patent applications in the future in the United States and in other countries.

  The patent positions of technology companies such as NexGen are uncertain and involve complex legal issues and factual questions. No assurance can be given that NexGen's patent applications will issue as patents or that any issued patents will provide NexGen with adequate protection with respect to the covered products, technology or processes.

  A number of companies have filed patent applications or received patents in the microprocessor field. It is possible that these companies may assert that their patents cover NexGen's technologies or expected products. If patents are issued to other companies that contain claims which conflict with or cover NexGen's technologies or expected products and such claims are ultimately determined to be valid, no assurance can be given that NexGen would be able to obtain licenses to any such patents on acceptable terms, if at all, or develop or obtain alternative non-infringing technology. Moreover, there can be no assurance that litigation will not be initiated against NexGen or its customers, regardless of merit, alleging infringement of patents held by others or challenging NexGen's patents. See "Risk Factors--Risk Factors Relating to NexGen--Patents and Proprietary Rights; Potential Litigation."

  In an effort to maintain the confidentiality and ownership of trade secrets and other confidential information, NexGen requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with NexGen. These agreements are intended to enable NexGen to protect its confidential information by restricting the disclosure and use of technology to which it has rights and providing for ownership by or assignment to NexGen of confidential technology developed at NexGen or with NexGen's resources. There can be no assurance, however, that these agreements will provide meaningful protection for NexGen's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

  NexGen has granted software, technology, manufacturing and marketing licenses and rights regarding certain of its products to particular business partners and customers under various terms and conditions and may enter into additional such arrangements with others in the future. See "--Manufacturing."

 Personnel

  As of September 30, 1995, NexGen had 163 full-time employees, 35 of whom hold masters or doctoral degrees. Of the 163 full-time employees, 87 are engaged directly in research and development activities, 20 are in administrative and support functions, 27 are in operations and 29 are in sales, marketing and customer applications support functions. None of NexGen's employees is represented by a labor union. NexGen has experienced no work stoppages.

 Facilities

  NexGen currently leases 54,000 square feet in Milpitas, California in a single facility. This facility is used as NexGen's headquarters and includes research and development operations, sales and administrative offices. The initial lease term expires in September 1997, with an option to extend the lease for an additional five years. NexGen also leases office space in Taiwan and France in order to provide sales and technical support to customers in Asia and Europe. NexGen believes that its facilities are adequate to support its current needs and that suitable additional facilities will be available, when needed, at commercially reasonable terms.

PRICE RANGE OF NEXGEN COMMON STOCK AND DIVIDEND POLICY

  NexGen Common Stock is traded in the over-the-counter market on the Nasdaq National Market (the "NNM") under the symbol "NXGN." The following table sets forth the high and low sale prices for the NexGen Common Stock as reported on the NNM for the periods indicated since NexGen commenced trading on the NNM on May 25, 1995:

                                                                HIGH    LOW
                                                                ----    ----
     FISCAL YEAR ENDED JUNE 30, 1995:
       Fourth quarter (from May 25, 1995 to June 30, 1995)..... $ 31    $ 20
     FISCAL YEAR ENDING JUNE 30, 1996:
       First quarter...........................................  26 1/2  16 5/8
       Second quarter (through December 11, 1995)..............  22 7/8  14 3/4

  See the cover page of this Joint Proxy Statement/Prospectus and "Summary-- Market Price Data" for recent sale price information of the NexGen Common Stock. As of November 20, 1995 there were approximately 550 holders of record of the NexGen Common Stock.

  NexGen has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. NexGen currently intends to retain its earnings, if any, for the development of its business. NexGen's loan agreement with Phemus prohibits the declaration or payment of any dividend on NexGen's capital stock. NexGen may in the future enter into financing arrangements which limit or prohibit the declaration or payment of any dividend on NexGen's capital stock. See "--NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Consolidated Financial Statements of NexGen.

SELECTED CONSOLIDATED FINANCIAL DATA OF NEXGEN

  The selected consolidated financial data as of and for each of the years in the five-year period ended June 30, 1995 are derived from the audited financial statements of NexGen. The financial statements as of June 30, 1994 and 1995, and for each of the three years in the period ended June 30, 1995, have been audited by Price Waterhouse LLP, independent accountants, and are included herewith. The financial statements as of June 30, 1991, 1992 and 1993, and for the years ended June 30, 1991 and 1992 are derived from audited financial statements not included in this document. The consolidated statement of operations data for the three months ended September 30, 1994 and 1995 and the consolidated balance sheet data at September 30, 1995 are derived from unaudited financial statements included elsewhere in this document that have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of NexGen's consolidated operating results and financial position for such periods. The consolidated operating results for the three months ended September 30, 1995 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The data set forth below should be read in conjunction with the consolidated financial statements and related notes of NexGen and "--NexGen Management's Discussion and Analysis of Financial Condition and Results of Operations" included herewith. For purposes of this presentation, NexGen has indicated its fiscal year as ending on June 30 for each of the five-year periods. Prior to the year ended June 30, 1995, NexGen's fiscal year actually ended on the Saturday nearest and before June 30.

                                                                               THREE MONTHS
                                     YEAR ENDED JUNE 30,                   ENDED SEPTEMBER 30,
                         ------------------------------------------------  -------------------
                           1991      1992      1993      1994      1995      1994        1995
                         --------  --------  --------  --------  --------  ---------  ----------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Sales.................. $    --   $    --   $    --   $    --   $ 20,794  $       7  $   16,568
 Cost of goods sold.....      --        --        --        --     31,283          9      24,015
                         --------  --------  --------  --------  --------  ---------  ----------
 Gross margin (loss)....      --        --        --        --    (10,489)        (2)     (7,447)
                         --------  --------  --------  --------  --------  ---------  ----------
 Operating expenses:
 Research and develop-
  ment..................   10,155     9,886     9,819    16,610    15,342  $   3,169  $    6,223
 Selling, general and
  administrative........    1,320     1,518     2,764     6,051    18,273      1,429       7,024
                         --------  --------  --------  --------  --------  ---------  ----------
   Total operating ex-
    penses..............   11,475    11,404    12,583    22,661    33,615      4,598      13,247
                         --------  --------  --------  --------  --------  ---------  ----------
 Operating loss.........  (11,475)  (11,404)  (12,583)  (22,661)  (44,104)    (4,600)    (20,694)
 Interest income (ex-
  pense), net...........       63      (712)     (450)   (1,047)   (1,691)      (726)        226
                         --------  --------  --------  --------  --------  ---------  ----------
   Net loss............. $(11,412) $(12,116) $(13,033) $(23,708) $(45,795) $  (5,326) $  (20,468)
                         ========  ========  ========  ========  ========  =========  ==========
 Net loss per share..... $  (0.68) $  (0.69) $  (0.55) $  (0.84) $  (1.82) $   (0.19) $    (0.62)
                         ========  ========  ========  ========  ========  =========  ==========
 Weighted average common
 shares and equivalents
 used in computing per
 share amounts..........   16,787    17,619    23,626    28,076    25,180     28,782      33,170
                         ========  ========  ========  ========  ========  =========  ==========

                                           JUNE 30,
                         -------------------------------------------------  SEPTEMBER 30
                           1991      1992      1993      1994      1995         1995
                         --------  --------  --------  --------  ---------  ------------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term invest-
  ments................. $    341  $ 10,622  $  1,517  $  8,422  $  53,067   $  26,342
 Working capital (defi-
  cit)..................     (808)    8,394    (4,209)    1,858     40,634      19,744
 Total assets...........    3,957    13,015     4,551    12,615     73,456      71,402
 Long-term debt.........      672     6,199     2,537    10,562        --          --
 Accumulated deficit....  (32,184)  (44,300)  (57,333)  (81,041)  (126,836)   (147,304)
 Total stockholders' eq-
  uity (deficit)........      943     4,371    (4,012)   (5,389)    45,694      25,110

NEXGEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  NexGen was founded in 1986 and did not commence product shipments until September 1994. NexGen incurred a net loss of $45.8 million for the fiscal year ended June 30, 1995 and an additional net loss of $20.5 million for the three months ended September 30, 1995. As of September 30, 1995, NexGen had an accumulated deficit of approximately $147.3 million. NexGen has not been profitable since inception and expects to incur additional operating losses during the remainder of calendar 1995 and possibly longer. In order to achieve profitability, NexGen must significantly increase customer orders and sales of its products, successfully ramp up production at its third-party manufacturers to satisfy such orders, and timely produce products that provide performance that match the performance of competitors' high-end product offerings. A key factor in increasing sales will be NexGen's success in expanding its customer base. NexGen initially shipped the Nx586 processor with a system logic chipset for the VL bus and motherboard. In response to the emergence of the PCI bus as an industry standard for fifth generation processors, NexGen began shipments of its NxPCI system logic chipsets using the PCI bus in July 1995. NexGen believes that the timely availability of the NxPCI chipsets and custom motherboards will be a critical factor in its ability to successfully increase sales. In addition, NexGen must continue to introduce higher performance versions of its Nx586 processor and its next generation Nx686 processor to respond to competition. NexGen's target markets for its products are PC OEMs and PC motherboard manufacturers. To date, NexGen has sold products to small and medium-sized OEMs.

  In March 1995, Compaq announced that it intends to use Nx586 processors in future Compaq products. To date, NexGen has not received any purchase orders and does not expect to recognize revenues from the sale of its products to Compaq until at least the second half of 1996, if at all, and there can be no assurance that Compaq will actually incorporate and ship the Nx586 in its future products within such time frame or at all. NexGen markets its products to other large PC OEMs worldwide. There can be no assurance that NexGen's products will gain acceptance in the market. The failure of NexGen's processor products to capture and retain a significant share of the market would have a material adverse effect on NexGen's operating results and future prospects. NexGen may never achieve significant revenues or become profitable.

  NexGen expects that its future operating results will depend significantly on the level of market acceptance of its products and its ability to manufacture and deliver products in a timely manner. In addition, NexGen's financial performance will be significantly affected by fluctuations in manufacturing yields, competitive pricing pressures, including anticipated decreases in average selling prices of NexGen's products and the effects of price protection granted to customers, availability and cost competitiveness of products from NexGen's suppliers, gain or loss of significant customers, new product introductions by NexGen or its competitors, changes in the mix of products sold and their distribution channels, market acceptance of new or enhanced versions of NexGen's products, the timing of significant orders, general economic and other conditions affecting the timing of customer orders and capital spending, any downturn in the market for PCs, order cancellations or delayed deliveries. Additionally, because NexGen is continuing to increase its operating expenses for personnel, marketing and product development in anticipation of increasing sales levels, NexGen's operating results would be adversely affected if such sales levels were not achieved.

 Results of Operations for the Three Months Ended September 30, 1994 and 1995

  Sales. For the three months ended September 30, 1995, NexGen's sales increased to $16.6 million as compared with $7,000 for the three months ended September 30, 1994. NexGen began shipping limited volumes of its Nx586 processors to customers in September 1994. Since then, NexGen increased sales of its Nx586 processors and NxVL system logic chipsets incorporated in VL-based motherboards. Beginning in July 1995, NexGen began shipping its PCI-based motherboards and PCI system logic chipsets with its new version of Nx586 processors.

  Net sales in the three months ended September 30, 1995 reflected significant price competition in the x86 microprocessor market. To facilitate market acceptance of its Nx586 PCI-based systems, NexGen aggressively discounted its prices relative to Intel's prices. NexGen subsequently further reduced its prices as a result of severe price pressure resulting from price reductions of Intel's Pentium products in the marketplace, particularly for the performance levels in which NexGen offered competing products, the P90 and P100. The anticipated continuous price reductions by Intel will have an adverse impact on NexGen's average selling prices. The volume of P90 shipments was significantly higher than that of P100. Finished wafers yielded an unexpectedly higher proportion of P90 product, a higher negative gross margin product, relative to P100 product. Due to the pricing pressures and a higher proportion of sales of lower priced products, blended average selling prices were adversely affected.

  From inception to June 30, 1995, NexGen only sold fully populated motherboards (a Nx586 processor and a system logic chipset incorporated in a motherboard). In the three months ended September 30, 1995, NexGen sold processors and system logic chipsets independent of motherboards to a single customer. Such sales constituted approximately 13% of total sales for such period. NexGen's strategy is to continue to increase the percentage of total sales represented by processors and chipsets that are sold independent of motherboards. However, there can be no assurance that such product mix shift will occur. Any decrease in sales of independent processors and chipsets, or any failure to increase such sales, will adversely affect overall gross margins and have a material adverse effect on NexGen's results of operations.

  Cost of Sales. Cost of sales for the three months ended September 30, 1995, totaling $24.0 million, increased significantly from $9,000 for the three months ended September 30, 1994, primarily due to higher volume of shipments and costs of distribution, the payment of expedite charges, and the recording of additional lower or cost of market inventory reserves.

  In anticipation of production and shipment ramp-up, NexGen formed a manufacturing operations group to handle the production planning, assembly and testing, shipping and receiving activities. During the three months ended September 30, 1995, NexGen incurred $1.0 million of manufacturing expenses. Such expenses are expected to increase as NexGen experiences increased shipment volume and geographic market penetration, if any.

  During the three months ended September 30, 1995, as part of the transition to PCI-based systems, NexGen incurred expedite charges of approximately $0.6 million on its NxPCI system logic chipsets. While such expedite charges are expected to be non-recurring, there can be no assurance that NexGen will not in the future incur similar expedite charges due to the industry-wide capacity constraint, temporary shortage of key components for motherboards, and the necessity to maintain a balanced inventory of all key inventory items such as Nx586 processors, chipsets and motherboards. In addition, until NexGen's production volume reaches an optimal level, NexGen expects to incur high costs of sales due to under-absorption of fixed manufacturing costs and due to its inability to obtain volume discounts on the key components of its products. There can be no assurance that NexGen will achieve production volumes sufficient to offset fixed manufacturing costs or to obtain volume discounts. Continued expedite charges and failure to increase production volumes would have a material adverse effect on NexGen's results of operations.

  In addition to its Nx586 processors and NxPCI system logic chipsets, NexGen must also maintain inventory of motherboards and various other critical components in order to mitigate interruptions to customer deliveries. Due to competitive market pressures resulting in rapid price declines for the three months ended September 30, 1995, NexGen recorded a $3.4 million charge to reflect a write-down to anticipated realizable value for the inventory of processors, logic chipsets and other components. Furthermore, the market for x86 microprocessors is subject to rapid technological changes and has been subject to continuous introductions by Intel of increasingly higher performance processors. To the extent that NexGen is unable to sell all of its inventory of older version processors, chipsets or other components that have been surpassed in performance by higher performance versions, NexGen may be required to record a charge, in the same manner as its charges for the three months ended September 30, 1995 and prior periods. Any such charge could have a material adverse effect on NexGen's results of operations.

  Gross Margin (Loss). NexGen incurred a gross loss of $7.4 million for the three months ended September 30, 1995 as compared with $2,000 for the three months ended September 30, 1994, primarily due to lower average selling prices, higher motherboard costs and expedite charges on chipsets. NexGen's ability to achieve positive gross margins will depend on several factors, including, but not limited to, increased sales level, increased sales of higher performance products, reduced competitive pricing pressures, its ability to maintain its average selling prices by continuing to introduce, receive from IBM and sell in volume new higher performance products to offset anticipated declines in average selling prices of older generation products, the establishment of its distribution channels and its ability to produce cost-effective versions of follow-on products. There can be no assurance that NexGen will be able to maintain the required average selling prices or the required mix of higher performance products or achieve any of such other factors to ensure NexGen's gross margins will be sufficient to support operating expenses.

  Due to the continuous and rapid technological changes of, and resultant price changes in, x86 microprocessors, NexGen's customers usually place orders with short lead times and when NexGen reduces its OEM selling prices, such customers require price protection for all inventory on hand. To the extent NexGen produces excess inventories of particular products or is required to give price protection in excess of its estimates, NexGen's gross margin could be materially adversely impacted. During the ramp up period for NexGen's products, such as its PCI-based products, price protection, coupled with frequent decreases in OEM selling prices necessitated by competitive pricing pressures and strategic marketing decisions to establish initial volume sales and facilitate market acceptance of NexGen's products, can materially adversely affect NexGen's gross margin. NexGen expects to generate gross margin losses through at least the second half of fiscal 1996.

  At the end of the three months ended September 30, 1995, due to intensely competitive market conditions, NexGen pre-announced budgetary pricing to its customers. Coupled with price protection granted to customers, such practice significantly contributed to the negative gross margin. To the extent NexGen provides price protection in the future, such action may adversely affect NexGen's gross margin.

  Historically, NexGen's product release dates for advanced processors have lagged behind the release dates of Intel's comparable products. Intel has recently implemented rapid price reductions, especially for lower performance x86 products, after it has introduced higher performance products. In order to compete NexGen has also reduced its prices. This has resulted in negative gross margins. NexGen's strategy is to improve its margins in the future in part by accelerating the introduction of more advanced products relative to Intel's release dates, and at the same time pursuing cost reduction programs. However, there can be no assurance that NexGen will be able to do so or that its margins will improve.

  Research and Development. Research and development expenses increased to $6.2 million for the three months ended September 30, 1995 from $3.2 million for the three months ended September 30, 1994. The increase was primarily due to additional prototype fabrication and wafer starts for future new products and additional staff associated with the general expansion of NexGen's development activities.

  Selling, General and Administrative. NexGen's selling, general and administrative expenses were $7.0 million and $1.4 million for the three months ended September 30, 1995 and 1994, respectively. Approximately $4.3 million of the $5.6 million increase was attributable to promotion and co-op advertising in relation to the launching of Nx586 products. The balance of the increase was attributable to expansion of sales staff, increased technical support, and sales commissions. NexGen expects its selling, general and administrative expenses will increase in absolute dollars as a result of expanding business operations such as order administration, credit collections and financial management.

  Interest Income and Expenses. NexGen reported net interest income of $0.2 million during the quarter ended September 30, 1995, as compared to $0.7 million net interest expenses for the quarter ended September 30, 1994. The change was primarily due to higher cash balances resulting from the initial public offering (the "IPO") of NexGen Common Stock in May 1995, and the repayment, upon completion of the IPO, of $7.5 million in principal and accrued interest on the Phemus Note.

 Results of Operations for the Years Ended June 30, 1993, 1994 and 1995

  Sales. NexGen began shipping limited volumes of its Nx586 processors to customers in September 1994 and is currently in the process of ramping up production and attempting to expand market penetration. During the year ended June 30, 1995, NexGen recorded revenues of $20.8 million resulting from the sales of its Nx586 processors, NxVL system logic chipsets and motherboards. By the end of the fiscal year 1995 NexGen had sold almost all of its NxVL system logic chipsets and motherboards. There were no sales for the twelve-month period ended June 30, 1994. In addition, NexGen has recently transitioned to the PCI-based system logic chipsets and motherboards with its new version of Nx586, which commenced shipments in July 1995. There can be no assurance that NexGen will be successful in launching its PCI-based system solution, or be able to obtain the necessary sales levels in order to ensure NexGen's sales growth.

  Cost of Sales. Cost of sales during the year ended June 30, 1995 included the purchase price paid to manufacturing suppliers by NexGen, yield losses resulting from testing of products and costs of distribution. Due to the industry transition from the VL bus to the PCI bus resulting in a price decline for the NxVL based systems, NexGen recorded a $5.6 million charge to adjust the valuation of its NxVL system logic chipset inventory to reflect a decline in its value. In addition, during fiscal 1995 NexGen formed a manufacturing operations group and incurred approximately $0.8 million in additional costs. During the initial ramp up period, NexGen expects to incur high costs of sales due to under absorption of fixed overhead costs and due to the inability to obtain volume discounts on the manufacture of its products. The market for x86 microprocessors is subject to rapid technological changes and has been subject to continuous introductions by Intel of increasingly higher performance processors. To the extent that NexGen is unable to sell all of its inventory of older version processors that have been surpassed in performance by higher performance versions, NexGen may be required to record a charge, in the same manner as its charge with respect to the NxVL inventory, to adjust the valuation of such older version processor inventory. Any such charge could have a material adverse effect on NexGen's results of operations.

  Gross Margin (Loss). For the year ended June 30, 1995, gross margin was negative resulting from NexGen's limited volume of shipments to customers, the initial start-up of commercial testing of its products, the $5.6 million charge to adjust inventory valuation, and reduced selling prices in order to liquidate its NxVL inventory. NexGen's ability to achieve positive gross margins will depend on several factors, including, but not limited to, increasing its sales level, the product mix, competitive pricing pressures, its ability to maintain its average selling prices by continuing to introduce, receive from its supplier and sell in volume new higher performance products to offset anticipated declines in average selling prices for older generation products, the establishment of its distribution channels and its ability to produce cost-effective versions of follow-on products. There can be no assurance that NexGen will be able to maintain the required average selling prices or the required mix of higher performance products or achieve any of such other factors in order to ensure NexGen's margin will be sufficient to support operating expenses.

  Due to the continuous and rapid technological changes in the market for x86 microprocessors, customers usually place orders with short lead times and require price protection for all inventory on hand when NexGen reduces its OEM selling prices. To the extent NexGen produces excess inventories of particular products or is required to give price protection in excess of its estimates, NexGen's gross margin could be materially adversely impacted. During the ramp up period for NexGen's products, such as its PCI-based products, price protection, coupled with frequent decreases in OEM selling prices necessitated by competitive pricing pressures and strategic marketing decisions to establish initial volume sales of NexGen's products, can materially adversely affect NexGen's gross margin.

  Research and Development. NexGen's research, development and engineering expenses were $9.8 million, $16.6 million and $15.3 million for fiscal 1993, 1994 and 1995, respectively. Research and development expenses increased $6.8 million from fiscal 1993 to fiscal 1994, due to $3.5 million of prototype fabrication and pre-production evaluation costs associated with NexGen's Nx586 processor, reference system motherboards and NxVL system logic chipsets as well as consulting and personnel costs associated with the general increase in

NexGen's research and development activities. Research and development expenses for fiscal 1994 included prototype fabrication and pre-production evaluation costs associated with NexGen's Nx586 processor, reference system motherboards and NxVL system logic chipsets which were substantially decreased in fiscal 1995 as NexGen began commercial production of the Nx586. However, these decreases were partially offset by increased costs related to additional engineering personnel dedicated to additional engineering projects. NexGen believes that future spending levels for research and development will increase primarily due to the acceleration of the design and development of follow-on processors and other system logic chipsets.

  Selling, General and Administrative. NexGen's selling, general and administrative expenses were $2.8 million, $6.1 million and $18.3 million for fiscal 1993, 1994 and 1995, respectively. The increase of $3.3 million from fiscal 1993 to fiscal 1994 primarily due to a $2.0 million increase in selling and marketing expenses and a $1.3 million increase in general and administrative expenses. Selling and marketing expenses increased due to NexGen's introduction of its Nx586 at the CeBIT Computer Show, participation in various trade shows, the establishment of sales offices in the U.S. and Europe and costs associated with motherboard and technical support activities. General and administrative expenses increased primarily due to increases in legal fees. The increase of $12.2 million from fiscal 1994 to fiscal 1995 was primarily attributed to approximately $7.4 million in promotional expenses for the sale of initial Nx586 and VL-based systems, and also additional costs associated in transitioning from the development stage to the revenue generating growth stage. As a result, administrative personnel were added, and corporate legal expenses in particular patent related expenses increased. As commercial shipments are expected to expand further in calendar 1995 and in 1996, NexGen expects its selling, general and administrative expenses to increase as a result of expanding business operations such as order administration, credit collections and financial management.

  Interest Income and Expenses. NexGen incurred net interest expense of $0.5 million, $1.0 million and $1.7 million in fiscal 1993, 1994 and 1995, respectively. The increases of approximately $0.5 million from 1993 to 1994, $0.7 million from 1994 to 1995 were attributable to higher average level of outstanding notes payable and additional interest expense associated with the Phemus Financing. Interest income was approximately $0.4 million and $0.9 million during the fiscal years ended June 30, 1994 and 1995, respectively.

  Income Taxes. NexGen has not reflected an income tax benefit for the year ended June 30, 1995 since realization of the net operating loss benefits is not assured.

  As of June 30, 1995, NexGen has net operating loss carryforwards of approximately $56.0 million for federal income tax purposes. The federal carryforwards expire on various dates through fiscal 2009. NexGen has no net operating loss carryforwards for state tax purposes. The difference between the federal and state net operating loss carryforwards is attributed to the capitalization of research and development expenditures for state purposes and state statutory limitations on the amount of net operating losses which may be carried forward to subsequent years.

  As of June 30, 1995, NexGen has general business tax credit carryforwards of approximately $4 million and $1 million for federal and state tax reporting purposes, respectively. The federal tax credit carryforwards expire between the years 2004 and 2010.

  Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited. Because the sale of Series G Preferred Stock resulted in a change of ownership greater than 50%, NexGen's net operating loss carryforwards incurred prior to December 29, 1994 that can be utilized to reduce future taxable income may be limited to approximately $5.5 million per year.

 Liquidity and Capital Resources

  NexGen has financed its operations primarily through private placements of Preferred Stock, from which it has raised approximately $106.2 million in total consideration, net of issuance costs, and through borrowings of approximately $7.0 million from ASCII and its United States affiliate, ASCII of America, principal stockholders of NexGen, and $15.0 million from Phemus, an investment management group. On May 24, 1995, NexGen also raised $65.2 million, net of offering costs, in its IPO of NexGen Common Stock. In addition to the cash from its IPO, private placements and loans, NexGen has financed its operations through interest income and equipment leases.

  At September 30, 1995, NexGen owed an aggregate of $2.5 million in principal amount under the ASCII Notes, which were issued in April 1992. The ASCII Notes are secured by all of the tangible and intangible assets of the Company. Interest on the ASCII Notes ceased to accrue on June 1, 1995, the closing date of NexGen's IPO. All outstanding principal amounts and accrued interest of $55,000 will be due and payable on March 1, 1996. ASCII and ASCII of America may demand payment of the ASCII Notes at any time or may elect to convert the outstanding principal, and 90% of the accrued but unpaid interest, on all or a portion of the ASCII Notes into 180,885 shares of NexGen Common Stock (or a conversion price of $13.95 per share) at any time up to March 1, 1996.

  NexGen also obtained $15.0 million in debt financing from Phemus, which was incurred in three installments of $5.0 million each in July 1993, January 1994 and September 1994. One-third of the aggregate debt to Phemus plus all accrued interest thereon, totaling approximately $7.5 million in the aggregate, was repaid upon the closing of NexGen's IPO. The remaining $10.0 million principal amount, plus accrued interest, is due on June 1, 1996. The Phemus Notes are secured by a priority security interest in all of the tangible and intangible assets of NexGen. Any failure on the part of NexGen to repay the amounts borrowed from Phemus would have a material adverse effect on NexGen's business. See Note 2 of Notes to Consolidated Financial Statements of NexGen.

  In March 1995, NexGen received a commitment letter to enter into a proposed $10.0 million revolving accounts receivable line of credit agreement with General Bank (the "Bank"). Under the current proposal, borrowings will bear interest at the Bank's prime rate plus 0.5% and will be secured by NexGen's accounts receivable and other tangible assets. As proposed, the credit facility would require the maintenance of specified levels of tangible net worth, profitability and certain financial ratios. There can be no assurance that a definitive credit agreement will be entered into or that the terms will be as set forth in the commitment letter, especially since the Credit Agreement may cause NexGen not to be in compliance with certain required financial ratios. If the credit agreement with the Bank is entered into, NexGen may in the future use this credit facility to meet a portion of its working capital requirements. Nevertheless, there can be no assurance that such credit facility, together with the line of credit from AMD discussed below, will be sufficient to meet such requirements.

  On October 20, 1995, NexGen announced that it had executed the Merger Agreement with AMD providing for the Merger. Concurrently with execution of the Merger Agreement, NexGen and AMD also executed the Credit Agreement, pursuant to which AMD provides NexGen with a revolving line of credit in the aggregate principal amount of up to $60.0 million. Borrowings under the Credit Agreement bear interest at the Index Rate plus 3.5% and are secured by all tangible and intangible assets of NexGen but are subordinated to NexGen's senior indebtedness, including the ASCII Notes and Phemus Notes. All outstanding principal and accrued interest on borrowings under the Credit Agreement are due on the earliest to occur of (i) the date which is 12 months after termination of the Merger Agreement for any reason, (ii) the date on which any person or entity other than AMD acquires more than 50% of the outstanding NexGen Common Stock, and (iii) June 30, 1997. To date, NexGen has drawn down borrowings in the aggregate principal amount of $30.0 million. See "The Secured Credit Agreement."

  Because NexGen has pledged its assets to ASCII, ASCII of America, Phemus and AMD and may pledge its assets to the Bank it may be more difficult for NexGen to obtain additional financing. Additionally, such pledge provides ASCII, ASCII of America, Phemus and AMD and may provide the Bank with a priority claim on all of NexGen's assets superior to any claims of all stockholders of NexGen. The Credit Agreement also contains restrictions on NexGen's ability to incur additional senior debt. See "The Secured Credit Agreement."

  From its inception through September 30, 1995, NexGen had purchased a total of approximately $13.7 million of capital assets, consisting primarily of computer equipment, design software, furniture and fixtures. In addition, NexGen entered into an operating lease for approximately $17.7 million covering additional testing equipment.

  Net cash used by operating activities was $4.4 and $25.7 million for the three months ended September 30, 1994 and 1995, respectively. The increase in cash used by operating activities was primarily attributable to higher net losses, an increase of $15.1 million, associated with selling product below cost, increased research and development activities, an increase in product promotion costs and an increase of $3.6 million in prepaid expenses primarily associated with advance payments to motherboard vendors for inventory purchases. Cash used by operating activities was also affected by increases in accounts receivable and inventory, which were substantially offset by increases in accounts payable and accrued liabilities.

  At September 30, 1995 NexGen had $5.5 million in cash and cash equivalents and $20.8 in short-term investments, as compared to $33.4 million and $19.7 million, respectively, at June 30, 1995. In order to facilitate and secure the ordering of inventory and critical components from overseas vendors, NexGen had to issue letters of credit and accordingly was required to increase the amount of cash pledged as security for these letters of credit to $6.1 million, thus reducing net available cash, cash equivalents and short-term investments at September 30, 1995 to $20.2 million. There can be no assurances that NexGen will be able to collect its accounts receivable in a timely manner.

  NexGen has recently experienced a number of events that have increased significantly its working capital needs. Intel has recently implemented rapid price reductions, especially for lower performance x86 products, after it has introduced higher performance products. In order to compete, NexGen reduced its prices to levels significantly lower than Intel products of comparable performance in an attempt to establish NexGen's products in the marketplace. During the three months ended September 30, 1995, NexGen's product cost reductions have been insufficient to offset these price decreases and NexGen has been affected adversely because it has unexpectedly been unable to receive sufficient quantities of products at higher performance levels, which has resulted in lower average selling prices for NexGen's products. To the extent NexGen continues to experience unfavorable production mix of its products, its aggregate average selling price will continue to be adversely affected and its ability to achieve positive gross margins will be adversely impacted. In response to the aggressive price reductions made by Intel during the three months ended September 30, 1995, NexGen reduced its prices and offered price protection to its customers. The foregoing factors, among others, have resulted in negative gross margins, and will likely materially adversely affect NexGen's gross margins in the future. NexGen expects to continue to experience negative gross margins as long as it is unable to produce sufficient quantities of higher performance processors, introduce advanced and higher performance products more closely to Intel's release dates, or reduce manufacturing costs. There can be no assurance that NexGen will be able to achieve positive gross margins.

  Further, in order to remain competitive NexGen must continue to expend significant sums on research and development and on sales and marketing. Intel has announced it will continue to spend substantial sums on research and development and manufacturing facilities, and is currently attempting to consolidate its dominant market position through an intensive advertising campaign designed to further establish brand loyalty among PC end-users. In order to establish market acceptance for NexGen products, NexGen intends to make substantial marketing and promotional expenditures. Such expenditures may be in excess of NexGen's current budget or its capital resources. There can be no assurance that NexGen will be able to achieve market acceptance. The failure to gain substantial customer acceptance of its processor products would have a material adverse effect on NexGen. As long as Intel remains in its dominant position, its product introduction schedule and product pricing will materially, and at times adversely, affect NexGen's business, operating results and financial condition. Accordingly, NexGen may be unable to reduce significantly a substantial portion of its expenses without severely affecting its competitive position.

  NexGen has been pursuing an aggressive plan to enhance market share, increase revenue and accelerate new products. Although cost reduction programs have been planned to improve competitiveness, working capital requirements will be significant until NexGen generates positive cash flows. There can be no assurance that the Merger will be consummated or that the Credit Agreement will be sufficient to satisfy all of NexGen's working capital needs, in which event NexGen will require additional capital or new bank credit lines to fund its anticipated growth and, if the Merger is not consummated, to repay the up to $60.0 million of borrowings, plus accrued interest thereon, incurred under the Credit Agreement. In addition, NexGen may be required to pay AMD a termination fee of $15.0 million or $25.0 million upon termination of the Merger Agreement under certain circumstances. See "The Merger Agreement--Fees and Expenses." In the event the Merger is not consummated, management currently plans to seek equity, convertible debt or debt financing to fund future capital expenditures and operating expenses, to repay borrowings and interest thereon incurred under the Credit Agreement, to repay other debts and to pay transaction fees and costs associated with the Merger (which are currently estimated to be approximately $1.0 million in the event the Merger is not consummated), and to pay any termination fee associated with termination of the Merger Agreement under certain circumstances. Management must be successful in securing such financing in order for NexGen to continue as a going concern beyond the date the borrowings, plus accrued interest thereon, incurred under the Credit Agreement become due. There can be no assurance that such funding can be obtained or that the terms of such funding will be acceptable to NexGen, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to NexGen's stockholders. Moreover, NexGen's cash requirements may vary materially from those now planned because of the evolving market condition, probable results of development projects, product testing, relationships with manufacturers, changes in the focus and direction of NexGen's research and development programs, competitive and technological advances, the level of working capital required to sustain the planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors.

  An element of NexGen's strategy is to reduce its manufacturing costs and to produce sufficient quantities of processors matching the performance of the highest performance Intel processors. The goal of this strategy is to enable NexGen to achieve and maintain positive gross margins in a competitive environment subject to significant and frequent price reductions by Intel. To achieve these goals, NexGen has been exploring various alternatives, including strategic business combinations, the sale or exchange of a portion of NexGen's capital stock, strategic relationships with foundry partners, joint ventures, and other capital transactions. In this regard, on October 20, 1995 NexGen and AMD executed the Merger Agreement. Subject to the satisfaction of certain conditions, including stockholder approvals, the Merger is expected to close in the first quarter of calendar 1996. See "The Merger Agreement--Conditions to the Merger." There can be no assurance, however, that NexGen will consummate such transaction, and the failure to do so could materially adversely affect NexGen's business.

COMPENSATION OF DIRECTORS

  Directors do not receive any fees for service on the NexGen Board of Directors. Non-employee directors are reimbursed for their expenses for each meeting attended. Directors are eligible to participate in the 1995 Stock Plan of NexGen. Each non-employee director who was in office on March 27, 1995 received a one time grant of 25,000 nonstatutory stock options ("NSOs") on May 24, 1995, the effective date of NexGen's IPO. New non-employee directors who join the Board of Directors after March 27, 1995 are eligible to receive a one time grant of 25,000 NSOs upon being elected to the Board of Directors. In addition, all non-employee directors will automatically receive 5,000 NSOs each year. See "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc."

EXECUTIVE COMPENSATION

  The following table sets forth compensation for services rendered in all capacities to NexGen for the fiscal years ended June 30, 1994 and 1995 of (i) NexGen's Chief Executive Officer and (ii) NexGen's five most highly compensated executive officers whose total annual salary and bonus for fiscal year 1995 exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                   ANNUAL COMPENSATION                     AWARDS
                         ---------------------------------------------- ------------
                                                                         SECURITIES
   NAME AND PRINCIPAL    FISCAL                          OTHER ANNUAL    UNDERLYING
        POSITION          YEAR   SALARY      BONUS      COMPENSATION($)  OPTIONS(#)
   ------------------    ------ --------    --------    --------------- ------------
S. Atiq Raza              1995  $244,269    $ 13,500        $  --         200,000
 President and Chief      1994   170,000      39,250(1)        --         100,000
 Executive Officer

Anthony S. S. Chan        1995   140,192         --            --          22,000
 Vice President, Finance  1994    29,077(2)    5,000(1)        --         149,000
 and Administration and
 Chief Financial Officer

Vinod Dham                1995    39,423(3)  100,000           --         400,000
 Executive Vice Presi-
 dent and Chief Operat-
 ing Officer

David I. Epstein(4)       1995   155,423         --            --          90,000
 Vice President, Engi-    1994   145,514         --            --          54,000
 neering

Dana B. Krelle            1995   168,577         --            --          50,000
 Vice President, Sales
 and Marketing            1994   150,000         --            --          44,000

David M. Rickey           1995    27,038(5)      --          9,237(6)     160,000
 Vice President,
 Operations

--------
(1) Represents cash bonuses earned during the last fiscal year and paid in fiscal 1995.
(2) Mr. Chan joined NexGen in April 1994.
(3) Mr. Dham joined NexGen in May 1995. Mr. Dham's salary reflects a partial year of employment and his current salary is $250,000 per annum.
(4) Mr. Epstein resigned from NexGen effective September 15, 1995.
(5) Mr. Rickey joined NexGen in May 1995. Mr. Rickey's salary reflects a partial year of employment and his current salary is $190,000 per annum.
(6) These amounts represent relocation expenses paid to Mr. Rickey.

STOCK OPTIONS

  The following tables summarize options grants to, and exercises by, NexGen's Chief Executive Officer and the Named Officers during fiscal 1995, and the value of options held by each such person at the end of fiscal 1995.

                                     INDIVIDUAL GRANTS
                         --------------------------------------------- POTENTIAL REALIZABLE
                                       % OF TOTAL                        VALUE AT ASSUMED
                         NUMBER OF      OPTIONS                        ANNUAL RATES OF STOCK
                         SECURITIES    GRANTED TO                       PRICE APPRECIATION
                         UNDERLYING    EMPLOYEES  EXERCISE              FOR OPTION TERM(3)
                          OPTIONS      IN FISCAL    PRICE   EXPIRATION ---------------------
          NAME           GRANTED(#)       YEAR    ($/SH)(1)  DATE(2)     5%($)      10%($)
          ----           ----------    ---------- --------- ---------- ---------- ----------
S. Atiq Raza............ 200,000(4)       10.9%     $7.50    3/12/05   $  943,342 $2,390,614
Anthony S. S. Chan......  22,000(4)        1.2       7.50    3/12/05      103,768    262,968
Vinod Dham.............. 400,000(5)       21.8       9.00    4/28/05    2,264,021  5,737,473
David I. Epstein........  20,000(6)(7)     1.1       3.50    2/06/05       44,023    111,562
                          70,000(4)(7)     3.8       7.50    3/12/05      330,170    836,715
Dana B. Krelle..........  50,000(4)        2.7       7.50    3/12/05      235,835    597,653
David M. Rickey......... 160,000(5)        8.7       7.50    4/18/05      754,674  1,912,491

                       OPTION GRANTS IN LAST FISCAL YEAR
--------
(1) The exercise price is equal to 100% of the fair market value on the date of grant.
(2) The options have a term of 10 years, subject to earlier termination upon certain events related to termination of employment.
(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent NexGen's estimate or projection of the future NexGen Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.
(4) These options vest ratably on a monthly basis over a three-year period after the second anniversary of the date of grant. These options vest immediately in the event that NexGen is subject to a change in control.
(5) These options vest ratably on a monthly basis after the date of grant. These options vest immediately in the event that NexGen is subject to a change in control.
(6) These options are exercisable in full immediately, but are subject to repurchase by NexGen. NexGen's right of repurchases lapses 25% commencing on the first anniversary of the date of grant and lapses ratably on a monthly basis over the next three years.
(7) The option to purchase 70,000 shares and the portion of the option to purchase 20,000 shares that would still be subject to NexGen's right of repurchase on June 15, 1996 were terminated in connection with Mr. Epstein's resignation, which was effective September 15, 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                           SHARES     VALUE     JUNE 30, 1995 (#)(2)      JUNE 30, 1995 ($)(2)(3)
                         ACQUIRED ON REALIZED -------------------------- -------------------------
          NAME           EXERCISE(#)  ($)(1)  EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- -----------  ------------- ----------- -------------
S. Atiq Raza............   15,000    $46,500    735,000       200,000    17,364,375    4,725,000
Anthony S. S. Chan......    6,500     43,550    142,500        22,000     3,366,563      519,750
Vinod Dham..............      --         --       1,389       389,611        32,815    9,417,185
David I. Epstein........   15,132     72,437    213,868(4)     70,000(4)  5,052,632    1,653,750
Dana B. Krelle..........    4,500     13,950    214,500        50,000     5,067,562    1,181,250
David M. Rickey.........      --         --         278       159,722         6,568    3,773,432

--------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.
(2) Shares classified as exercisable include the following shares granted under the 1987 Plan that are exercisable in full immediately, but are subject to rights of repurchase by NexGen: Mr. Raza, 191,250 shares; Mr. Chan, 101,242 shares; Mr. Dham, no shares; Mr. Epstein, 70,735 shares; Mr. Krelle, 86,263 shares and Mr. Rickey, no shares. These repurchase rights generally lapse 20-25% on the first anniversary of the date of grant and lapse ratably on a monthly basis over the next four or three years, respectively.
(3) Calculated on the basis of the fair market value of the underlying securities at June 30, 1995 ($23.625 per share) minus the exercise price.
(4) Options with respect to 117,483 shares were terminated in connection with Mr. Epstein's resignation effective September 15, 1995.

  In the event that NexGen is subject to a change in control, options granted under the 1995 Stock Plan of NexGen will become exercisable in full.

NEXGEN EMPLOYEE BENEFIT PLANS

 1987 Employee Stock Plan

  The 1987 Employee Stock Plan of NexGen (the "1987 Plan") was adopted by NexGen's Board of Directors in January 1987, and subsequently approved by its stockholders. The 1987 Plan was amended in August 1989, January 1992, June 1993 and July 1993. The 1987 Plan provides for direct sales of stock and for the grant of both incentive stock options ("ISOs") intended to qualify for preferential tax treatment under Section 422 of the Code, and nonstatutory stock options ("NSOs") that do not qualify for such treatment. No additional grants may be made under the 1987 Plan after March 31, 1995. Selected employees, directors, officers, consultants, and promotional representatives of NexGen were eligible for the direct sale or award of shares and the grant of NSOs. Only employees were eligible for the grant of ISOs. Stock issued pursuant to the exercise of options granted under the 1987 Plan (which are immediately exercisable in full) and stock awarded or sold pursuant to the 1987 Plan are subject to repurchase by NexGen. These repurchase rights generally lapse ratably over four or five years. The 1987 Plan is administered by a committee comprised of directors of NexGen who are disinterested within the meaning of Rule 16b-3 under the Exchange Act (the "Compensation Committee"). A committee comprised of directors of NexGen who are not required to be disinterested (the "Options Committee") assists in the administration of the 1987 Plan with respect to employees who were not officers or directors of NexGen.

  A total of 5,210,000 shares of NexGen Common Stock has been reserved for issuance under the 1987 Plan. As of September 30, 1995, NexGen had granted options to purchase an aggregate of 5,166,717 shares (net of cancellations but including options exercised) at exercise prices ranging from $0.15 to $7.50 per share, and options to purchase an aggregate of 3,411,293 shares were outstanding. As of September 30, 1995, an aggregate of 142,501 shares (net of repurchases) have been issued pursuant to direct sales under the 1987 Plan. If the proposed Merger is consummated, AMD will assume all outstanding options granted under the 1987 Plan. Such options will become exercisable for an adjusted number of shares of AMD Common Stock at an adjusted exercise price. The right to repurchase shares of stock issued upon exercise of options granted under the 1987 Plan will continue and will be assumed by AMD. See "The Merger Agreement and Related Agreements--Treatment of NexGen Options, Warrants and Convertible Securities."

 Federal Income Tax Consequences. The tax treatment of options granted under the 1987 Plan is the same as the treatment of options granted under the 1995 Plan of NexGen. See "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc.--Federal Income Tax Consequences."

 1995 Stock Plan of NexGen.

  For a description of the 1995 Stock Plan of NexGen, see "Proposal to Approve an Amendment to the 1995 Stock Plan of NexGen, Inc."

 Employee Stock Purchase Plan

  In March 1995, the Board of Directors of NexGen adopted the NexGen ESPP to provide employees of NexGen with an opportunity to purchase NexGen Common Stock through payroll deductions. The NexGen ESPP was approved by NexGen's stockholders in May 1995. On August 28, 1995, the Board amended the NexGen ESPP, effective as of January 1, 1996. Under the NexGen ESPP, 500,000 shares of NexGen Common Stock have been reserved for issuance. The NexGen ESPP became effective on May 24, 1995. All full-time regular employees who were employed by NexGen on the date of NexGen's initial public offering of NexGen Common Stock are eligible to participate in the NexGen ESPP. Thereafter, effective January 1, 1996, a full-time regular employee who is not an officer will be eligible to participate in the NexGen ESPP upon his/her employment date. Officers hired after the initial public offering must be continuously employed by NexGen for 12 months in order to participate in the NexGen ESPP.

  Eligible employees may participate in the NexGen ESPP by authorizing payroll deductions of up to 12% of their total cash compensation. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of NexGen Common Stock, but not more than 5,000 shares. The value of the NexGen Common Stock that may be purchased by any participant in a calendar year is limited to $25,000. Participants may withdraw their contributions at any time before stock is purchased. Shares purchased by officers may not be resold for a period of three months.

  The purchase price is equal to 85% of the lower of (i) the market price of NexGen Common Stock immediately before the beginning of the applicable offering period or (ii) the market price of NexGen Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of NexGen Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first accumulation and offering periods commenced on May 24, 1995, the effective date of NexGen's initial public offering of NexGen Common Stock, and will end on December 31, 1995, and June 30, 1997, respectively. If the proposed Merger is consummated, AMD will assume the rights to purchase NexGen Common Stock under the NexGen ESPP outstanding at the Effective Time which will become exercisable for an adjusted number of shares of AMD Common Stock at an adjusted exercise price. After the Effective Time AMD may terminate the NexGen ESPP. To the extent permissible, AMD may also terminate the rights to purchase AMD Common Stock which will be assumed by AMD at the Effective Time in which case amounts withheld since January 1, 1996 through the termination date would be applied to purchase AMD Common Stock on such date. See "The Merger Agreement and Related Agreements--Treatment of NexGen Options, Warrants and Convertible Securities." After the Effective Time, NexGen employees will be able to participate in the AMD SPP in accordance with the terms of the AMD SPP. See "Proposal to Approve an Amendment to the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan."

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  S. Atiq Raza, who will become a member of the Board of Directors of AMD upon consummation of the Merger, is Chairman of the Board, President, Chief Executive Officer, and Secretary of NexGen. Mr. Raza served as Executive Vice President responsible for NexGen's engineering, marketing and prototype manufacturing from September 1988 until he was elected to serve as President, Chief Executive Officer and Secretary of the Company in January 1991. He has been a member of NexGen's Board of Directors since August 1989 and was elected Chairman of the Board of Directors in May 1994. For the fiscal years ended June 30, 1995 and 1994, Mr. Raza received a salary of $244,269 and $170,000, respectively, a bonus of $13,500 and $39,250, respectively, and options to purchase 200,000 and 100,000 shares of NexGen Common Stock, respectively. Options granted to Mr. Raza in the fiscal year ended June 30, 1995 had an exercise price of $7.50 per share, represented 10.9% of total options granted to employees in that fiscal year, and expire March 12, 2005.

  In connection with his employment by NexGen in September 1988, NexGen made two loans, evidenced by two promissory notes, to Mr. Raza of $50,000 each, bearing interest at 9% per annum, with interest payable semi-annually, and principal due October 17, 1989 and October 17, 1998, respectively. In February 1990, in recognition of Mr. Raza's continued service to NexGen, NexGen and Mr. Raza entered into an agreement to extend the maturity date of the note due in 1989 and to reduce the interest rate thereon to 7.98%. In addition, the interest rate on the note due in 1998 was reduced to 8.12%. In February 1992, in recognition of Mr. Raza's continued service to NexGen, NexGen agreed to extend the maturity date on the $50,000 note originally due in 1989 to October 17, 1996 and to reduce the interest rate thereon to 7.07%. The largest aggregate amount outstanding under such loans during the year ended June 30, 1995 was $125,634 and the aggregate amount outstanding at September 30, 1995 was $126,506.

  Pursuant to the terms of his letter agreement with NexGen, dated September 28, 1988, Mr. Raza is entitled to receive semi-annual bonuses of $2,250 for each year until October 17, 1998. In addition, NexGen has agreed to pay $50,000 to Mr. Raza (or to his estate) in the event of termination of his employment: (i) by NexGen without cause; (ii) as a result of Mr. Raza's permanent disability, or (iii) as a result of Mr. Raza's death. In connection with the February 1992 amendment to the $50,000 note originally due in 1989, NexGen agreed to amend the letter agreement dated September 28, 1988 to pay a bonus, on October 17, 1996, to Mr. Raza equal to all accrued interest on such note that accrues while Mr. Raza is employed by NexGen.

PRINCIPAL STOCKHOLDERS OF NEXGEN

  The following table sets forth certain information as of September 30, 1995, as to shares of NexGen Common Stock beneficially owned by: (i) each person who is known by NexGen to own beneficially more than 5% of the NexGen Common Stock, (ii) NexGen's Chief Executive Officer and five other most highly compensated executive officers for the fiscal year ended June 30, 1995, (iii) each of NexGen's directors, and (iv) all directors and executive officers of NexGen as a group.

                                                         SHARES     PERCENTAGE
                                                      BENEFICIALLY BENEFICIALLY
        NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED(1)     OWNED(2)
        ------------------------------------          ------------ ------------
ASCII Corporation (3)................................  3,276,444        9.6%
  Attn: Legal Affairs Group
  Toshin Building
  4-33-10 Yoyogi,
  Shibuya-ku, Tokyo 151-24, Japan
Compaq Computer Corporation..........................  3,057,424        9.2
  20555 SH 249, Mail Stop M110701
  Houston, Texas 77070
Kleiner Perkins Caulfield & Byers IV (4).............  1,710,869        5.1
  2750 Sand Hill Road
  Menlo Park, California 94025
Isao Okawa (5).......................................  1,666,667        5.0
  ARK Mori Building 31F
  1-12-32 Akasaka,
  Minato-ku, Tokyo, Japan
Marshall G. Cox (6)..................................    317,110          *
Vinod Khosla (7).....................................  2,060,869        6.1
Paul R. Low (6)......................................     46,000          *
Kazuhiko Nishi (8)...................................  3,276,444        9.6
S. Atiq Raza (6).....................................    750,485        2.2
James M. Voytko (9)..................................     15,000          *
Anthony S. S. Chan (6)...............................    149,485          *
Vinod Dham (6).......................................      5,346          *
David I. Epstein (6).................................    109,202          *
Dana B. Krelle (6)...................................    214,500          *
David M. Rickey (6)..................................      2,152          *
All directors and executive officers as a group (10
 persons)(6)(10).....................................  6,837,391       19.2

--------
*   Amount represents less than 1% of the NexGen Common Stock
(1) To NexGen's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of NexGen Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3) Includes 616,600 shares issuable upon the exercise of warrants. Also includes 218,751 shares owned by ASCII of America. Includes 180,885 shares of NexGen Common Stock that may be issued if ASCII and ASCII of America elect to convert amounts outstanding under the ASCII Notes to ASCII and ASCII of America.
(4) Includes 350,000 shares issuable upon the exercise of warrants.
(5) Includes 266,667 shares owned by CSK Corporation, of which Mr. Isao Okawa is the Chairman and President.

(6) Includes shares issuable upon exercise of options exercisable within 60 days of September 30, 1995 as follows: Mr. Cox, 170,000, Dr. Low, 46,000, Mr. Raza, 735,000, Mr. Chan, 142,500, Mr. Dham, 4,861, Mr. Epstein (a
    former executive officer), 96,385, Mr. Krelle, 214,500 and Mr. Rickey, 1,667 and directors and all executive officers as a group (10 persons), 1,314,528. Certain shares granted under the 1987 Plan are exercisable in full immediately, but are subject to rights of repurchase by NexGen.
(7) Includes 1,360,869 shares held by Kleiner Perkins Caufield & Byers IV ("KPC&B") and 350,000 shares issuable to KPC&B upon the exercise of warrants. Also includes 33,300 shares owned by KPCB VII Associates ("KPCB VII"). Mr. Khosla is a General Partner and a limited partner of KPCB IV Associates, which is the General Partner of KPC&B, and a General Partner and limited partner of KPCB VII and may be deemed to share voting and investment power with respect to those shares. However, Mr. Khosla disclaims beneficial ownership of shares held by KPC&B and KPCB VII, except for those shares in which he has a pecuniary interest and his personal ownership included herein.
(8) Includes 2,260,208 shares owned by ASCII, 616,600 shares issuable to ASCII upon the exercise of warrants, and 218,751 shares owned by ASCII of America. Includes 180,885 shares of NexGen Common Stock that may be issued if ASCII and ASCII of America elect to convert amounts outstanding under the ASCII Notes. Mr. Nishi is President of ASCII and may be deemed to share voting and investment power with respect to those shares. However, Mr. Nishi disclaims beneficial ownership of such shares.
(9) Excludes 487,935, 335,100 and 59,100 shares issuable upon exercise of warrants issued to PaineWebber in connection with private offerings of NexGen's Series E, Series F and Series G Preferred Stock, respectively. Mr. Voytko is a Managing Director of PaineWebber and disclaims beneficial ownership of such warrants and the shares issuable upon the exercise thereof.
(10) Includes shares included in footnotes (7) and (8) which are held by entities affiliated with Mr. Khosla and Mr. Nishi, respectively.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements give effect to the combination of AMD and NexGen on a pooling of interests basis. The pro forma combined condensed balance sheet assumes the Merger took place on October 1, 1995 and combines AMD's unaudited condensed consolidated balance sheet at that date with the unaudited historical condensed consolidated balance sheet of NexGen at September 30, 1995. The pro forma combined condensed statements of operations assume that the Merger took place as of the beginning of each of the periods presented and combine AMD's historical condensed consolidated statements of operations for each of the three years in the period ended December 25, 1994 with NexGen's unaudited condensed consolidated statements of operations for each of the three twelve-month periods in the period ended December 31, 1994. The pro forma combined condensed statements of operations also combine AMD's unaudited condensed consolidated statements of operations for the nine months ended October 1, 1995 and September 25, 1994 with the unaudited condensed consolidated statements of operations of NexGen for the nine months ended September 30, 1995 and 1994, respectively. AMD has not yet determined which periods will be combined for inclusion in its audited consolidated statement of operations after the Merger.

  The pro forma combined condensed statements of operations are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

  These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereof of AMD and NexGen which are incorporated in or included elsewhere in this Joint Proxy Statement/Prospectus.

                                 AMD AND NEXGEN

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                              AMD         NEXGEN
                          OCTOBER 1,   SEPTEMBER 30,                    PRO FORMA
                             1995          1995      ADJUSTMENTS        COMBINED
                          -----------  ------------- -----------       -----------
         ASSETS
Current assets:
 Cash & cash equiva-
  lents.................  $   178,428    $   5,542                     $   183,970
 Short-term investments.      314,495       20,800                         335,295
                          -----------    ---------                     -----------
   Total cash, cash
    equivalents, and
    short-term
    investments.........      492,923       26,342                         519,265
 Accounts receivable,
  net...................      344,047       20,127                         364,174
 Inventories:
  Raw materials.........       31,958        2,517                          34,475
  Work-in-process.......       68,148          616                          68,764
  Finished goods........       53,024        9,306                          62,330
                          -----------    ---------                     -----------
   Total inventories....      153,130       12,439                         165,569
 Deferred income taxes..       98,675          --                           98,675
 Prepaid expenses and
  other current assets..       42,887        7,128                          50,015
                          -----------    ---------                     -----------
   Total current assets.    1,131,662       66,036                       1,197,698
Property, plant, and
 equipment, at cost.....    2,844,558       14,652                       2,859,210
Accumulated depreciation
 and amortization.......   (1,258,973)      (9,722)                     (1,268,695)
                          -----------    ---------                     -----------
   Property, plant and
    equipment, net......    1,585,585        4,930                       1,590,515
Investment in joint ven-
 ture...................      162,949          --                          162,949
Other assets............       87,211          436                          87,647
                          -----------    ---------                     -----------
                          $ 2,967,407    $  71,402                     $ 3,038,809
                          ===========    =========                     ===========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Current liabilities:
 Notes payable to banks.  $    24,980    $     --                      $    24,980
 Accounts payable.......      210,065       24,559                         234,624
 Accrued compensation
  and benefits..........       91,487        1,568                          93,055
 Accrued liabilities....      101,378        7,649    $ 10,000 (3)         119,027
 Litigation settlement..       20,000          --                           20,000
 Income tax payable.....      106,034          --                          106,034
 Deferred income on
  shipments to distribu-
  tors..................      102,191          --                          102,191
 Current portion of
  long-term debt and
  capital lease
  obligations...........       31,921       12,516                          44,437
                          -----------    ---------    --------         -----------
   Total current liabil-
    ities...............      688,056       46,292      10,000             744,348
Deferred income taxes...       42,518          --      (22,700)(5)          19,818
Long-term debt and capi-
 tal lease obligations,
 less current portion...      216,378          --                          216,378
Stockholders' equity:
 Capital stock:
  Common stock, par val-
   ue...................        1,044          536         263 (1)           1,843
 Capital in excess of
  par value.............      727,308      171,878        (263)(1)         898,923
 Retained earnings......    1,292,103     (147,304)     12,700 (3)(5)    1,157,499
                          -----------    ---------    --------         -----------
   Total stockholders'
    equity..............    2,020,455       25,110      12,700           2,058,265
                          -----------    ---------    --------         -----------
                          $ 2,967,407    $  71,402                     $ 3,038,809
                          ===========    =========                     ===========

  See Accompanying Notes to Pro Forma Combined Condensed Financial Statements

                                 AMD AND NEXGEN

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                       NINE MONTHS
                                        YEAR ENDED                        ENDED
                          -------------------------------------- ------------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25, OCTOBER 1,
                              1992         1993         1994         1994         1995
                          ------------ ------------ ------------ ------------- ----------
Net sales...............   $1,514,489   $1,648,280   $2,135,515   $1,589,498   $1,873,201
Expenses:
 Cost of sales..........      746,486      789,564      983,730      718,478      989,949
 Research and develop-
  ment..................      237,495      273,951      296,542      217,291      308,806
 Marketing, general and
  administrative........      271,742      294,905      366,318      277,264      311,885
                           ----------   ----------   ----------   ----------   ----------
Operating income........      258,766      289,860      488,925      376,465      262,561
Litigation settlement...          --           --       (58,000)         --           --
Interest income and oth-
 er, net................       18,913       16,490       16,259       10,942       23,237
Interest expense........      (17,824)      (3,709)      (3,649)      (3,098)        (190)
                           ----------   ----------   ----------   ----------   ----------
Income before income
 taxes and equity in
 joint venture..........      259,855      302,641      443,535      384,309      285,608
Provision for income
 taxes..................       26,620       85,418      151,703      130,655       92,052
                           ----------   ----------   ----------   ----------   ----------
Income before equity in
 joint venture..........      233,235      217,223      291,832      253,654      193,556
Equity in net income
 (loss) of joint
 venture................          --          (634)     (10,585)      (7,596)      13,426
                           ----------   ----------   ----------   ----------   ----------
Net income..............      233,235      216,589      281,247      246,058      206,982
Preferred stock divi-
 dends..................       10,350       10,350       10,350        7,762           10
                           ----------   ----------   ----------   ----------   ----------
Net income applicable to
 common stockholders....   $  222,885   $  206,239   $  270,897   $  238,296   $  206,972
                           ==========   ==========   ==========   ==========   ==========
Net income per share
 Primary................   $     2.08   $     1.79   $     2.18   $     1.94   $     1.53
 Fully diluted..........   $     2.04   $     1.77   $     2.14   $     1.89   $     1.51
Shares used in per share
 calculation:
 Primary................      107,367      115,355      124,123      122,927      135,451
 Fully diluted..........      114,608      122,459      131,816      130,594      137,617

  See Accompanying Notes to Pro Forma Combined Condensed Financial Statements

                                AMD AND NEXGEN

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The pro forma combined condensed financial statements reflect the issuance of up to approximately 26.6 million shares of AMD Common Stock for an aggregate of up to approximately 33.2 million shares of NexGen Common Stock (based on shares of NexGen Common Stock outstanding as of September 30, 1995) in connection with the Merger based upon an Exchange Ratio of 0.8 of a share of AMD Common Stock for each share of NexGen Common Stock. The actual number of shares of AMD Common Stock to be issued will be determined at the Effective Time of the Merger based on the Exchange Ratio and the number of shares of NexGen Common Stock then outstanding.

  2. On a combined basis, there were no material transactions between AMD and NexGen during any period presented.

  3. The combined company expects to incur charges to operations currently estimated to be between $9.0 million and $11.0 million, primarily in the quarter in which the Merger is consummated, to reflect transaction fees and costs incident to the Merger. An estimated charge, at the midpoint of the above range, of $10.0 million is reflected in the pro forma combined condensed balance sheet as a reduction to retained earnings and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma combined statement of operations data. The amount of this charge is a preliminary estimate and therefore subject to change.

  4. Income (loss) per share is computed after taking into consideration the dilutive effect of convertible preferred stock, stock options and warrants.

  5. Pro forma adjustments have been made to reduce valuation allowances previously provided by NexGen against deferred tax assets attributable to its net operating loss carryforwards. AMD has concluded that it is more likely than not that a significant portion of NexGen's net operating loss carryovers ($22.7 million of tax benefit at October 1, 1995) will be realized against future projected combined taxable income of the two companies.

  6. The table below sets forth the composition of the unaudited pro forma combined net sales, operating income (loss) and net income (loss) for each of the periods shown, had the Merger taken place at the beginning of the periods shown (in thousands):

                                       YEAR ENDED                  NINE MONTHS ENDED
                         -------------------------------------- ------------------------
                         DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 25, OCTOBER 1,
                             1992         1993         1994         1994         1995
                         ------------ ------------ ------------ ------------- ----------
Net sales:
  AMD...................  $1,514,489   $1,648,280   $2,134,659   $1,589,491   $1,836,695
  NexGen................          --           --          856            7       36,506
                          ----------   ----------   ----------   ----------   ----------
  Combined..............  $1,514,489   $1,648,280   $2,135,515   $1,589,498   $1,873,201
                          ==========   ==========   ==========   ==========   ==========
Operating income (loss)
  AMD...................  $  269,945   $  305,053   $  513,139   $  395,159   $  317,239
  NexGen................     (11,179)     (15,193)     (24,214)     (18,694)     (54,678)
                          ----------   ----------   ----------   ----------   ----------
  Combined..............  $  258,766   $  289,860   $  488,925   $  376,465   $  262,561
                          ==========   ==========   ==========   ==========   ==========
Net income (loss)
  AMD...................  $  245,011   $  228,781   $  305,266   $  264,507   $  244,949
  NexGen................     (11,776)     (15,992)     (26,019)     (19,949)     (54,867)
  Pro forma tax adjust-
   ment.................          --        3,800        2,000        1,500       16,900
                          ----------   ----------   ----------   ----------   ----------
  Combined..............  $  233,235   $  216,589   $  281,247   $  246,058   $  206,982
                          ==========   ==========   ==========   ==========   ==========

                       DESCRIPTION OF AMD CAPITAL STOCK

  The following summary of terms of AMD's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of AMD's Certificate of Incorporation.

GENERAL

  The authorized capital stock of AMD consists of 250,000,000 shares of AMD Common Stock, par value $.01 per share, and 1,000,000 shares of AMD Serial Preferred Stock, par value $.10 per share.

AMD COMMON STOCK

  Of the 250,000,000 authorized shares of AMD Common Stock, 105,465,896 shares were issued and outstanding on December 4, 1995. No shares of AMD Serial Preferred Stock were outstanding on that date. Holders of AMD Common Stock are entitled to receive dividends when and as declared by the AMD Board of Directors out of funds legally available therefor, and after payment of dividends on any AMD Serial Preferred Stock then outstanding. Each outstanding share of AMD Common Stock has one vote, subject to such special voting rights by class as may be granted to the holders of AMD Serial Preferred Stock, with respect to the election of a limited number of directors upon default by AMD in the payment of dividends upon such serial preferred stock.

  The AMD Common Stock is not entitled to any preemptive or other subscription rights, and does not have any conversion rights or redemption or sinking fund provisions. Voting on the election of directors is not cumulative. Upon liquidation, the holders of AMD Common Stock are entitled to share ratably in the entire net assets of AMD remaining available for distribution to stockholders after payment of all preferential amounts payable on liquidation in respect of the holders of classes or series of stock entitled thereto.

  All outstanding shares of AMD Common Stock are, and the shares of AMD Common Stock issued hereunder will be, validly issued, fully paid and nonassessable. The transfer agent and registrar for the AMD Common Stock is The First National Bank of Boston.

  The outstanding shares of AMD Common Stock are listed on the NYSE, and AMD has applied for listing of the shares of AMD Common Stock to be issued to NexGen stockholders pursuant to the Merger.

AMD SERIAL PREFERRED STOCK

  The AMD Serial Preferred Stock may be issued from time to time in one or more series by resolution of the AMD Board of Directors, which may without any further stockholder action determine or fix the dividend rights, dividend rate, voting rights, redemption provisions, liquidation rights, sinking fund provisions and other rights, preferences, privileges and restrictions of any wholly unissued series, the number of shares constituting any such series and the designation thereof. Of the 1,000,000 authorized shares of AMD Serial Preferred Stock, none are outstanding.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  If the Merger is consummated, former holders of shares of NexGen Common Stock will, at the Effective Time, own shares of AMD Common Stock. Since NexGen and AMD both are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of the two companies are identical, except to the extent that their Certificates of Incorporation or Bylaws may differ. The following discussion sets forth all material differences between the rights of stockholders of NexGen and stockholders of AMD. This summary is qualified in its entirety by reference to the full text of the respective Certificates of Incorporation and Bylaws of AMD and NexGen.

AUTHORIZED CAPITAL

  AMD's authorized capital stock consists of 250,000,000 shares of AMD Common Stock, par value $.01 per share, and 1,000,000 shares of AMD Serial Preferred Stock, par value $.10 per share. For a description of the AMD capital stock, see "Description of AMD Capital Stock."

  NexGen's authorized capital stock consists of 125,000,000 shares of NexGen Common Stock, and 5,000,000 shares of preferred stock, $0.0001 par value per share (the "NexGen Preferred Stock").

ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

  Section 228 of the DGCL provides that, unless otherwise provided in its certificate of incorporation, any action required to (or which may) be taken at any annual or special meeting of stockholders of a Delaware stock corporation may be taken without notice and without a meeting if a consent or consents in writing, signed by the holders of outstanding stock having not less than the minimum votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, is delivered to the corporation. Such power of its stockholders to consent in writing to any action without notice or meeting is expressly denied to the stockholders of NexGen by its Certificate of Incorporation. In addition, the NexGen Certificate of Incorporation provides that this provision of the Certificate of Incorporation may be amended or repealed only by vote of two-thirds of the voting power of all of the then outstanding shares of NexGen entitled to vote generally in the election of directors. The power to take action without notice or meeting is not denied to stockholders of AMD by its Certificate of Incorporation.

ADOPTION, AMENDMENT AND REPEAL OF BYLAWS

  Section 109 of the DGCL provides that, after a corporation has received any payment for its shares of stock, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote, provided that the corporation may, in its certificate of incorporation, confer such power also upon the directors of the corporation. The NexGen Certificate of Incorporation expressly empowers its Board of Directors to adopt, amend or repeal bylaws of Nexgen, subject to the condition that any such adoption, amendment or repeal shall require the approval of at least two-thirds of the total number of authorized directors (whether or not there exist any vacancies). In addition, the NexGen Certificate of Incorporation provides that the power of stockholders of NexGen to adopt, amend or repeal bylaws shall be subject to the condition that, in addition to any vote of the holders of any class or series of stock required by law or by NexGen's Certificate of Incorporation, any adoption, amendment or repeal of bylaws must be approved by vote of two-thirds of the voting power of all of the then outstanding shares of NexGen entitled to vote generally in the election of directors. Further, the NexGen Certificate of Incorporation provides that this provision of the Certificate of Incorporation may be amended or repealed only by vote of two-thirds of the voting power of all of the then outstanding shares of NexGen entitled to vote generally in the election of directors.

  The Certificate of Incorporation of AMD also confers the power to adopt, amend or repeal bylaws on AMD's directors, but does not impose any supermajority requirement upon the power of AMD stockholders to adopt, amend or repeal bylaws.

ACTIONS CHANGING THE POWERS, PREFERENCES AND RIGHTS OF STOCKHOLDERS

  Section 242(b)(2) of the DGCL provides that the holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon any amendment of the corporation's certificate of incorporation if the amendment would increase or decrease the number of authorized shares of the class, increase or decrease its par value, or adversely alter or affect the powers, preferences or rights of the class. Section 242(b)(2) further provides, however, that a corporation, in its original certificate of incorporation, or in any amendment which creates any class of stock or which is adopted prior to the issuance of any shares of such class, or in any amendment approved by the affected class, may provide that the number of authorized shares of any such class may be increased or decreased (but not below the number of shares of the class then outstanding) by vote of a majority of the stock of the corporation entitled to vote.

  Pursuant to the authority granted by Section 242(b)(2), the NexGen Certificate of Incorporation provides that the number of authorized shares of common or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of common stock, without a vote of the holders of any affected class of preferred stock unless such right is granted to such class in the resolutions of the Board of Directors approving the issuance of such class, and that, if such right be granted, except as otherwise provided in NexGen's Certificate of Incorporation, the only stockholder approval required in such case shall be the affirmative vote of a majority of the combined voting power of the common stock and the preferred class so entitled.

  The Certificate of Incorporation of AMD contains no provision which affects the rights of stockholders as permitted by Section 242(b)(2).

WRITTEN BALLOTS IN THE ELECTION OF DIRECTORS

  Section 211(e) of the DGCL provides that elections of directors must be by written ballot unless otherwise provided by the certificate of incorporation. NexGen's Certificate of Incorporation provides that election of directors need not be by written ballot unless otherwise provided in the Bylaws of NexGen. The Certificate of Incorporation of AMD does not permit the election of directors otherwise than by written ballot.

NOMINATIONS TO THE BOARD OF DIRECTORS

  Under the AMD Bylaws, notice of intention to make any nominations for directors must be mailed or delivered by a nominating stockholder to the Secretary of AMD not less than 90 days in advance of an annual meeting, or not later than 10 days after the mailing of notice of a special meeting, called for the purpose of electing directors. Such notice must be accompanied by the written consent of the nominee.

  The Bylaws of NexGen provide that such a notice must be delivered or mailed to the Secretary or Assistant Secretary of NexGen not less than 120 days prior to the date of the meeting (or, if less than 100 days' notice of the meeting is given by NexGen, not later than the close of business on the seventh day following the day on which the notice of meeting was mailed). The notice requirements do not include obtaining the consent of the nominee.

CONDUCT OF BUSINESS AT ANNUAL MEETINGS

  The Bylaws of both AMD and NexGen provide that only such business may be conducted at an annual meeting as shall have been properly brought before the meeting. With respect to business brought before an annual meeting by a stockholder, the NexGen Bylaws specify that any such business is not properly brought unless notice of intention to bring such matter before the meeting is delivered or mailed to NexGen's executive offices not less than 50 nor more than 75 days before the meeting, or, if less than 65 days' notice or prior public disclosure of the date of the meeting is not given to stockholders, not later than the close of business on the fifteenth day following the date of such notice or disclosure. The NexGen Bylaws further declare that the chairman of the meeting shall declare when any business is not properly brought by a stockholder and that such business shall not be conducted. The AMD Bylaws contain similar provisions as to what shall constitute proper business at an annual meeting, except that the required notice must be given to the Secretary of AMD not less than 90 days in advance of the date which is the first anniversary of the previous year's annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such first anniversary, such notice must be delivered not later than the 60th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is first given to stockholders.

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

  The Bylaws of NexGen provide that special meetings of stockholders may be called by the Chairman, the President, or the Board of Directors. The Bylaws of AMD provide that such meetings may be called by the Chairman, and shall be called by the Chairman or the Secretary at the written request of a majority of the Board of Directors.

TERM OF PROXIES

  Under the AMD Bylaws, a valid proxy may not be voted at an AMD stockholders' meeting after three years from its date unless the proxy specifies otherwise. The NexGen Bylaws specify that the period for which a proxy may be voted, unless the proxy specifies otherwise, is eleven months from the date of the proxy.

APPOINTMENT OF INSPECTORS OF ELECTION

  The NexGen Bylaws specify that one or three inspectors of election shall be appointed by the presiding officer at a meeting of stockholders, that nominees for election may not serve as inspectors of election at any meeting of stockholders, and that, where a request for appointment of inspectors of election is made by one or more stockholders, the decision whether one or three inspectors shall be appointed shall be determined by a majority of shares present in person or by proxy at the meeting. The AMD Bylaws authorize no departures from the procedures otherwise specified by the DGCL, which states that the corporation or person presiding at the meeting may appoint one or more inspectors of election.

NUMBER OF DIRECTORS

  Pursuant to its Bylaws, AMD's Board of Directors may consist of not less than three nor more than eleven members, the exact number to be specified by resolution of the Board or by the stockholders at the annual meeting. The Bylaws of NexGen specify that the number of members of its Board of Directors shall be one or more, and that such number shall be determined from time to time by resolution of the Board.

                                    EXPERTS

  The consolidated financial statements of AMD at December 25, 1994 and December 26, 1993 and for each of the three years in the period ended December 25, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of NexGen at June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP ("Price Waterhouse"), independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Effective May 25, 1994, Price Waterhouse was engaged as principal independent accountants for NexGen. Ernst & Young LLP, dismissed effective May 25, 1994, had been the independent auditors of NexGen. The decision to change independent auditors was approved by NexGen's Board of Directors. In connection with the audit of the three-year period ended June 30, 1994, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Ernst & Young LLP's satisfaction would have caused them to make reference to the matter in their report. The audit reports of Ernst & Young LLP on the financial statements of NexGen as of and for the year ended June 30, 1993 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended June 30, 1994 and the nine months ended March 31, 1995, there have been no reportable events. During the two most recent fiscal years prior to and through June 30, 1994, NexGen had not consulted with Price Waterhouse on items which involved either NexGen accounting principles or the form of audit opinion or concerned the subject matter of a disagreement or reportable event with the former auditor.

                         ACCOUNTANTS' REPRESENTATIVES

  Representatives of Ernst & Young LLP, AMD's independent auditors, and Price Waterhouse, NexGen's independent accountants, are expected to be present at the AMD Meeting and NexGen Meeting, respectively, and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the AMD Common Stock to be issued in connection with the Merger will be passed upon for AMD by Bronson, Bronson & McKinnon, San Francisco, California. Bronson, Bronson & McKinnon will also opine to AMD under certain circumstances upon certain of the federal income tax consequences in the Merger. See "The Merger--Certain Federal Income Tax Consequences."

  Pillsbury Madison & Sutro LLP, Menlo Park and San Francisco, California, is acting as counsel for NexGen in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. Pillsbury Madison & Sutro LLP will render an opinion to NexGen with respect to certain federal income tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences." A member of Pillsbury Madison & Sutro LLP participating in the consideration of legal matters relating to the Merger and the transactions contemplated thereby holds options to purchase 40,000 shares of NexGen Common Stock. In addition, an investment partnership composed of certain current and former members of Pillsbury Madison & Sutro LLP owns an aggregate of 7,500 shares of NexGen Common Stock.

                       PROPOSAL TO APPROVE AN AMENDMENT
                                      TO
                       THE ADVANCED MICRO DEVICES, INC.
                           1991 STOCK PURCHASE PLAN
                    (TO BE VOTED UPON BY AMD STOCKHOLDERS)

  In February 1991, the AMD Board of Directors adopted the 1991 Stock Purchase Plan (the "AMD SPP") that authorized two million five-hundred thousand (2,500,000) shares to be issued to employees. The AMD SPP was approved by AMD stockholders at the 1991 annual meeting. As of December 4, 1995, there are only 482,182 shares of AMD Common Stock remaining available for issuance under the AMD SPP. At the AMD Meeting, the AMD stockholders are being asked to approve an amendment to the AMD SPP to increase the number of shares authorized to be issued thereunder to three million six hundred thousand (3,600,000).

  The essential features of the AMD SPP, as proposed to be amended, are outlined below. The following description is qualified by reference to the AMD SPP, as proposed to be amended, and attached hereto as Annex D.

SUMMARY DESCRIPTION OF THE AMD SPP AS AMENDED

  Purpose. The purpose of the AMD SPP, which is intended to qualify under
Section 423 of the Internal Revenue Code, is to provide employees (including officers) of AMD and participating subsidiaries with an opportunity to purchase AMD Common Stock through payroll deductions. The AMD Board of Directors believes that equity participation in the AMD SPP provides employees at all levels with a greater incentive to contribute to the success of AMD.

  Administration. The AMD SPP is administered by the Board of Directors of AMD or a committee appointed by the AMD Board. Offerings under the AMD SPP have a duration of three months and commence on the first business day on or after February 1, May 1, August 1 and November 1 of each year, unless otherwise specified by the AMD Board of Directors.

  Eligibility and Participation. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by AMD or its participating subsidiaries is eligible to participate in the AMD SPP. Employees become participants in the AMD SPP by delivering to AMD a subscription agreement within the specified period of time prior to the commencement of each offering period.

  No employee who owns 5% or more of the total combined voting power or value of all classes of shares of stock of AMD or its subsidiaries (including shares which may be purchased under the AMD SPP or pursuant to any other options) is permitted to purchase shares under the AMD SPP. In addition, no employee is entitled to purchase more than $25,000 worth of shares under the AMD SPP (in any calendar year) based on the fair market value of the shares at the time the option is granted.

  AMD estimates as many as 6,676 of AMD's current employees are eligible to participate in the AMD SPP. AMD is not presently able to determine the amount of benefits which may be received by AMD employees under the AMD SPP.

  Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions over each offering period. The deductions may not be greater than ten percent (10%) of a participant's compensation, nor less than a minimum established by the AMD Board or its delegate. Compensation, for purposes of the AMD SPP, includes salary, shift differential, lead pay and overtime, but excludes commissions, bonuses, special awards, income attributable to option exercises, reimbursements and allowances. A participant may increase or decrease his rate of payroll deductions once during each offering period.

  All payroll deductions of a participant are credited to his account under the AMD SPP and are deposited with the general funds of AMD. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by AMD against the payroll deductions.

  Purchase Price. The price at which shares are sold under the AMD SPP is the lower of 85% of the fair market value of the AMD Common Stock at the beginning of the offering period, or 85% of the fair market value of the AMD Common Stock as of the end of such period.

  Number of Shares. As amended, the AMD SPP authorizes 3,600,000 shares of AMD Common Stock for issuance thereunder, subject to stockholder approval. For information concerning the market value of AMD Common Stock, see "Summary-- Market Price Data."

  At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares equal to thirty percent (30%) of the participant's eligible compensation for the preceding offering period divided by 85% of the fair market value of a share of AMD Common Stock at the beginning of the offering period. Unless the employee's participation is discontinued, his option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. To the extent an employee's payroll deductions exceed that amount required to purchase the shares subject to option, such excess amount is refunded to the employee at the end of the offering period. To the extent that an employee's payroll deductions are insufficient to exercise the full number of shares subject to option, the remaining portion of the option expires unexercised.

  Withdrawal from the AMD SPP. A participant may terminate his or her interest in a given offering by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant's account at any time prior to the end of the offering period. The withdrawal of accumulated payroll deductions automatically terminates the employee's interest in that offering. As soon as practicable after such withdrawal, the payroll deductions credited to a participant's account are returned to the participant without interest.

  A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the AMD SPP. However, to the extent required by Commission Rule

16b-3, or its successor, a participant who is subject to Section 16 of the Exchange Act, may not resume contributions under the AMD SPP for a period of six months after discontinuing his or her contributions.

  Termination of Employment. Termination of a participant's employment for any reason, including retirement or death or the failure to remain in the continuous employ of AMD for at least 20 hours per week (except for certain leaves of absence), cancels his or her participation in the AMD SPP immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant, or in the case of death, to the person or persons entitled thereto, without interest.

  Changes in Capitalization. In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or other change in capitalization, the number of shares then subject to option and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately, with such other adjustment as may be deemed necessary or equitable by the AMD Board, including adjustments to the price per share.

  Transferability. No rights or accumulated payroll deductions of an employee under the AMD SPP may be pledged, assigned or transferred for any reason and any such attempt may be treated by AMD as an election to withdraw from the AMD SPP.

  Amendment and Termination of the Plan. The Board of Directors of AMD may at any time amend or terminate the AMD SPP, except that such termination cannot affect options previously granted nor may any amendment make any change in an existing option which adversely affects the rights of any participant without the participant's consent. No amendment may be made to the AMD SPP without prior or subsequent stockholder approval, if stockholder approval would be required to meet the requirements of Section 423 of the Code, to satisfy the requirements of a stock exchange on which AMD shares are listed, or to meet the requirements of Rule 16b-3 (or its successor) promulgated under the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

  The AMD SPP, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. AMD will be entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding period described below. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

  1. If the shares are sold or disposed of (including by way of gift) at least two years after the date of the beginning of the offering period the participant will recognize ordinary income in an amount equal to the lesser of
(a) the excess of the value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the value of the shares at the beginning of the offering period. Any further gain upon such disposition will be treated as long-term capital gain. If the sales price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

  2. If the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the two-year holding period described above, the excess of the value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant. This amount will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or other disposition. A capital loss will be recognized if the sales price is lower than the value of the shares on the date of purchase but any such loss will not affect the ordinary income recognized upon the disposition.

  The Board of Directors of AMD unanimously recommends a vote FOR approval of the amendment to the AMD SPP.

            COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF AMD

  The following table shows for the three fiscal years ended December 25, 1994, the compensation paid by AMD and its subsidiaries to AMD's Chief Executive Officer, to the four other most highly paid executive officers whose aggregate salary and bonus compensation exceeded $100,000, and to a former executive officer, Mr. Holbrook, who would have been included in the group of the four most highly paid executive officers if he had remained an executive through year-end.

                    SUMMARY COMPENSATION TABLE (1992-1994)

                                                                                       LONG-TERM
                             ANNUAL COMPENSATION                                  COMPENSATION AWARDS
                    -----------------------------------------------------    ------------------------------
       (A)          (B)    (C)               (D)                 (E)                (F)            (G)             (I)
                                                                                                SECURITIES
     NAME AND                                                OTHER ANNUAL       RESTRICTED      UNDERLYING      ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY          BONUS(/1/)         COMPENSATION    STOCK AWARDS(/2/) OPTIONS/SARS COMPENSATION(/3/)
------------------  ---- --------         ----------         ------------    ----------------- ------------ -----------------
W. J. Sanders III.  1994 $952,225         $3,573,261(/4/)      $315,578(/5/)    $1,597,200       200,000         $51,648
 Chairman and       1993 $929,000         $2,141,618(/6/)      $141,000(/7/)    $        0             0         $40,926
  Chief             1992 $874,999         $1,934,988(/8/)      $150,929(/9/)    $        0             0         $24,872
 Executive Officer

Richard Previte...  1994 $606,250         $1,801,952(/1//0/)   $      0         $3,194,000       152,500         $46,592
 President and      1993 $543,125         $1,073,888           $      0         $        0        25,000         $33,796
  Chief             1992 $510,625         $  981,842           $      0         $        0             0         $24,872
 Operating Officer

Anthony B.
 Holbrook(/1//1/).  1994 $370,633(/1//2/) $  908,190           $      0         $        0        65,000         $41,196
 Vice Chairman      1993 $440,937         $  547,834           $      0         $        0        12,500         $32,432
                    1992 $425,000         $  504,310           $      0         $        0             0         $23,576

Stephen J.
 Zelencik.........  1994 $364,022         $  599,069           $      0         $        0        72,125         $41,467
 Sr. Vice           1993 $334,593         $  326,252           $      0         $        0        12,500         $31,882
  President and     1992 $316,875         $  315,440           $      0         $        0             0         $24,872
 Chief Marketing
 Executive

Marvin D. Burkett.  1994 $348,750         $  513,379           $      0         $        0        75,000         $40,443
 Senior Vice        1993 $310,499         $  271,935           $      0         $        0        12,500         $30,657
  President         1992 $292,749         $  261,362           $      0         $        0             0         $23,576
 Chief Financial
 and
 Administrative
 Officer and
 Treasurer

Eugene D. Conner..  1994 $342,000         $  499,425           $      0         $        0        75,000         $38,542
 Sr. Vice           1993 $313,501         $  287,401           $      0         $        0        12,500         $28,824
  President,        1992 $285,052         $  263,213           $      0         $        0        94,300         $22,664
 Operations

--------
(1) For the named persons, includes cash profit sharing in the following amounts for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, respectively: for 1994, $90,711, $60,677, $37,552, $36,445,
    $34,903 and $34,240; for 1993, $60,200, $34,879, $28,319, $21,489, $19,935
    and $20,128; for 1992, $60,012, $37,328, $32,053, $25,190, $23,762 and
    $23,213.
(2) The dollar value of the restricted stock appearing in the table is based on the closing sales price of AMD Common Stock on August 5, 1994 ($26.63), the date of the award. The total number of restricted shares held, and their aggregate value, at December 25, 1994, were as follows: for Mr. Sanders, 180,000 shares valued at $4,118,400; for Mr. Previte, 120,000 shares valued at $2,745,600; and for the four other persons listed on the table, none. The value is based on the closing sales price of AMD Common Stock on December 23, 1994 ($22.88), and does not reflect the diminution in value resulting from the restrictions placed on such shares. Mr. Sanders and Mr. Previte have voting and dividend rights with respect to the restricted shares. Of the 180,000 restricted shares held by Mr. Sanders at year-end, 60,000 shares vested in January 1995, 60,000 shares are scheduled to vest in January 1996, and the remaining 60,000 restricted shares will vest, if at all, upon achievement of targeted average quarterly stock prices beginning in the last quarter of 1996. If the applicable target for the last quarter of 1998 is not met, Mr. Sanders will forfeit the 60,000 shares of performance based restricted stock awarded in 1994. The restricted shares awarded to Mr. Previte will also vest, if at all, upon achievement of targeted average quarterly stock prices at a rate of 30,000 shares per year beginning with the first quarter of 1995 and ending with the last quarter of 1998. As the targeted average quarterly stock price for the first quarter of 1995 has been achieved, 30,000 restricted shares have vested. If the target for the last quarter of 1998 is not met, Mr. Previte will forfeit any restricted shares then remaining. The quarterly stock price targets which must be met before the restrictions on the restricted stock awarded to Messrs. Sanders and Previte will be lifted were determined with the assistance of an independent compensation consultant and were approved by the Committee. The quarterly stock price targets were calculated to reflect a 15% increase compounded annually in the price of

     AMD's Common Stock which equals or exceeds the historical performance of the S&P 500 Index. Vesting of 60,000 restricted shares held by Mr. Sanders which are scheduled to vest in January 1996 (and which are not performance based), is subject to acceleration upon his termination of employment under the terms of his employment agreement. Vesting of all of Mr. Sanders' restricted shares is subject to acceleration under the terms of his management continuity agreement upon a change in control of AMD. Vesting of Mr. Previte's restricted shares is also subject to acceleration under the terms of his management continuity agreement upon termination of his employment with AMD following a change in control of AMD. In addition, vesting of all restricted stock held by Messrs. Sanders and Previte is subject to acceleration if more than 50% of the outstanding equity or assets of AMD are acquired by another corporation pursuant to merger, sale of substantially all the assets, tender offer or other business combination, other than a transaction in which the stockholders of AMD prior to the transaction retain a majority interest in the surviving corporation.

 (3) Includes, for the most recent fiscal year and for each of the named persons, AMD's contributions to AMD's tax-qualified profit sharing plan in the amount of $17,223, AMD's matching contributions to AMD's 401(k) Plan in the amount of $3,538, and on behalf of Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, AMD's contributions to the Excess 415 Plan (nonqualified deferred compensation) in the amounts of $16,571, $16,571, $16,571, $16,571, $16,537 and $16,571, respectively, AMD's matching contributions to the Executive Savings Plan in the amounts of $10,068, $4,940, $2,022, $1,560, $1,694, and 0, respectively, and the amount of premiums paid by AMD for term life insurance in the amounts of $4,248, $4,320, $1,842, $2,575, $1,452 and $1,210, respectively.

     AMD has purchased individual insurance policies for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner. AMD has agreed to continue to pay premiums on each policy for each year in an amount sufficient to maintain a death benefit of at least three times the executive officer's base salary, subject to a limit of $2,000,000, plus, for each year in which the executive officer defers compensation under the Executive Savings Plan (the "Plan"), an amount equal to such deferrals. The executive officer will become entitled to fully exercise his ownership rights in the policy free of the security interest in the policy granted to AMD only if he continues employment with AMD until the date set forth in the agreement, becomes totally disabled, is terminated without cause or terminates employment following a change in control under certain conditions, or if AMD fails to pay the required premiums on the policy. If an executive officer's rights in his policy become unencumbered, his benefits under the Plan will be reduced by an amount equal to the cash surrender value of the policy. If the executive officer terminates employment before his rights in the policy become unencumbered, AMD will be entitled to receive an amount equal to the cash surrender value of the policy. If the executive officer dies while employed by AMD and before his rights in the policy become unencumbered, the executive officer's beneficiary will be entitled to receive a portion of the policy's death benefit equal to three times the executive officer's base salary, subject to a limit of $2,000,000. The value of the premium attributable to this term insurance provided under each policy has been included in the amounts described above.

     The cash surrender value of the life insurance policies of Messrs. Sanders, Previte, Holbrook, Zelencik and Burkett exceeded the balance of the deferred compensation and interest credited to their accounts under the Plan by a maximum of approximately $20,553, $12,823, $12,231, $7,892 and $6,974, respectively, during 1994. Thus, if the rights of Messrs. Sanders, Previte, Holbrook, Zelencik and Burkett in their life insurance policies had become unencumbered in 1994, they would have received benefits which would have exceeded their benefits payable under the Plan by the foregoing amounts. Mr. Conner did not participate in the Plan for 1994. For more information concerning the Plan and life insurance arrangements for the named executive officers, please see the respective discussions under the section entitled "--Compensation Agreements."

 (4) A maximum amount of $1,904,450 was paid out with respect to fiscal year 1994, with a balance of $1,578,100 carried over for payment with respect to fiscal year 1995, 1996 or 1997 (if Mr. Sanders extends his employment agreement to December 31, 1997).

 (5) Includes $93,206 of in-kind compensation in the form of the use of company-provided vehicles and drivers, $181,556, the cost to AMD of providing physical security services, and cash payments for tax gross-ups in the amount of $39,416.

 (6) A maximum amount of $1,854,837 was paid out with respect to fiscal year 1993, with a balance of $226,580 carried over for payment with respect to fiscal year 1994, 1995 or 1996.

 (7) Includes $94,937 of in-kind compensation in the form of the use of company-provided vehicles and drivers, and cash payments for tax gross-ups in the amount $38,663.

 (8) A maximum amount of $1,800,000 was paid out for fiscal year 1992, and the balance of $74,976 was carried over for payment with respect to fiscal year 1993, 1994 or 1995.

 (9) Includes $94,932 of in-kind compensation, in the form of the use of company-provided vehicles and drivers, and cash payments for tax gross-ups in the amount $48,497.

(10) A maximum amount of $1,250,000 was paid out with respect to fiscal year 1994, with a balance of $491,275 carried over for payment with respect to fiscal year 1995, 1996 or 1997.

(11) Mr. Holbrook resigned his position as Chief Technical Officer of AMD effective August 27, 1994, although he will remain a part-time employee through November 30, 1995. He continues to serve as Vice Chairman of the Board.

(12) Includes $47,532 paid under the terms of an agreement with AMD pursuant to which Mr. Holbrook has continued to render services to AMD. See the discussion under the section entitled "--Compensation Agreements--Other Agreements."

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION
                                                                                              FOR OPTION TERM
                                                                                         -------------------------
          (A)                    (B)              (C)           (D)          (E)     (F)            (G)

                                               % OF TOTAL
                         NUMBER OF SECURITIES OPTIONS/SARS
                              UNDERLYING       GRANTED TO
                             OPTIONS/SARS     EMPLOYEES IN EXERCISE PRICE EXPIRATION
          NAME               GRANTED(/1/)     FISCAL YEAR    PER SHARE       DATE    0%       5%          10%
          ----           -------------------- ------------ -------------- ---------- --- ------------ ------------
W. J. Sanders III.......       200,000           7.17%         $26.88      4/27/04    $0   $3,380,938   $8,567,959
Richard Previte.........       152,500           5.47%         $26.88      4/27/04    $0   $2,577,965   $6,533,069
Anthony B. Holbrook.....        65,000           2.33%         $26.88      4/27/04    $0   $1,098,805   $2,784,587
Stephen J. Zelencik.....        72,125           2.59%         $26.88      4/27/04    $0   $1,219,251   $3,089,820
Marvin D. Burkett.......        75,000           2.69%         $26.88      4/27/04    $0   $1,267,852   $3,212,985
Eugene D. Conner........        75,000           2.69%         $26.88      4/27/04    $0   $1,267,852   $3,212,985

--------
(1) Each option has a ten year term. Each option is subject to earlier termination upon the optionee's termination of employment, death or disability as provided in the 1992 Stock Incentive Plan and the optionee's option agreement, except that Mr. Sanders' options will remain exercisable for the remainder of the ten year term, as provided in his employment agreement. The exercise price may be paid in cash or in shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares, or by having shares withheld. Except for the options granted to Mr. Sanders, all options become cumulatively exercisable in three approximately equal installments on July 25, 1995, July 15, 1996, and July 15, 1997. Mr. Sanders' options become exercisable in a single increment on January 15, 1997. Upon an optionees' termination of employment, death or disability, options may be exercised only to the extent exercisable on the date of such termination of employment, death or disability, except that upon termination of Mr. Sanders' employment in the circumstances described in his employment agreement his options become fully exercisable. However, if termination of Mr. Sanders' employment is due to his death or disability, only his options which would have become exercisable in the two year period following such termination will become exercisable as of the date of such termination, as provided in his employment agreement. Options may also become fully exercisable upon a change in control of AMD or in accordance with an optionee's management continuity agreement. See the discussion under "--Compensation Agreements" and "--Change in Control Arrangements." No stock appreciation rights ("SARs") were granted to the executive officers listed in the table during 1994.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

          (A)                (B)          (C)                   (D)                           (E)

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                          NUMBER OF                  OPTIONS/SARS AT 12/25/94    OPTIONS/SARS AT 12/25/94(/1/)
                           SHARES                  ----------------------------- -----------------------------
                         ACQUIRED ON     VALUE
          NAME            EXERCISE   REALIZED(/1/) (EXERCISABLE) (UNEXERCISABLE) (EXERCISABLE) (UNEXERCISABLE)
          ----           ----------- ------------- ------------- --------------- ------------- ---------------
W. J. Sanders III.......   200,496    $4,176,054      600,000        600,000      $10,075,000    $3,950,000
Richard Previte.........         0    $        0      234,300        200,000      $ 2,148,326    $  222,188
Anthony B. Holbrook.....   100,000    $2,232,189      322,862        100,000      $ 5,392,293    $  222,188
Stephen J. Zelencik.....    61,500    $1,187,719       73,125        100,000      $   584,634    $  151,828
Marvin D. Burkett.......         0    $        0      223,784        100,000      $ 3,056,193    $  123,438
Eugene D. Conner........         0    $        0      259,264        100,000      $ 3,717,008    $  123,438

--------
(1) Value for these purposes is based solely on the difference between market value of underlying shares on the applicable date (i.e. date of exercise or fiscal year-end) and the exercise price of ("In-the-Money") options/SARs.

COMPENSATION AGREEMENTS

  Chairman's Employment Agreement. AMD has an employment agreement with Mr. Sanders, the term of which commenced July 1, 1991, and continues until December 31, 1996, unless terminated prior to that time by a majority vote of the full Board of Directors. Mr. Sanders may extend the term of the employment agreement for an additional one-year period upon written notice to AMD given no later than October 15, 1996. Mr. Sanders' annual base compensation is currently $978,887. This amount may be increased (but not reduced) by the Board of Directors or its delegate. In accordance with Mr. Sanders' contract, his 1994 base salary of $952,225 was increased to $978,887. This 2.8% increase was equal to the cost of living increase as permitted by proposed regulations under Section 162(m) of the Code. Additional incentive compensation is payable in the form of an annual incentive bonus equal to 0.6% of the adjusted operating profits of AMD. However, such annual bonus may not be greater than 200% of his annual base salary. The amount of the annual incentive bonus which exceeds the maximum bonus payable in a particular year (the "Excess Bonus"), if any, shall be added to the bonus determined for any of the next three fiscal years (or such shorter number of fiscal years then remaining in the term), provided that the addition of the Excess Bonus does not cause the bonus otherwise payable to exceed the maximum incentive bonus payable in that year. If the Excess Bonus is not paid within such period it will not be paid in any subsequent year. "Adjusted operating profits" are deemed for these purposes to constitute AMD's operating income as reported on AMD's financial statements, increased by any expenses accrued for profit sharing plan contributions, bonuses under AMD's Executive Bonus Plan, the bonuses to AMD's Chief Operating Officer and Chief Technical Officer, and the bonus payable to Mr. Sanders. Mr. Sanders may also receive a discretionary bonus, not subject to the 200% of base salary limitation, in an amount (if any) fixed by the Board, based on the Board's assessment of his performance during the period for which the bonus is payable.

  Under the employment agreement, AMD is obligated to guarantee the repayment of any loan obtained by Mr. Sanders for the purpose of exercising options or warrants to purchase stock of AMD, and to pay the interest on any such loan. AMD's obligation to guarantee such loans and pay interest thereon continues for a period of 13 months following the date of the event that causes Mr. Sanders to incur tax liability by virtue of having exercised options or warrants to purchase stock of AMD. The amount of any such guarantee and the amount on which interest will be paid is limited to the exercise price of the options and warrants plus taxes paid by Mr. Sanders from exercise through such 13-month period by reason of the exercise. AMD may also limit such guarantee obligations in order to comply with state and federal law or to comply with financial covenants imposed by AMD's lenders. Mr. Sanders is also entitled to receive certain benefits upon his disability (as that term is defined in the employment agreement) and upon his death while employed by AMD. Mr. Sanders is also entitled to receive such other benefits of employment with AMD as are generally available to members of AMD's management.

  If AMD terminates Mr. Sanders' employment (for reasons other than theft, misappropriation or conversion of corporate funds) or constructively terminates Mr. Sanders which includes re-assigning him to lesser duties, reducing or limiting his compensation or benefits, removing him from his responsibilities other than for good cause, requiring him to relocate or transfer his principal place of residence, or not electing or retaining him as Chairman and Chief Executive Officer and a Director of AMD, AMD is nevertheless obligated to pay Mr. Sanders his annual base salary (at the annual rate in effect as of the date of the event triggering the payment) for the unexpired balance of the term of the agreement, but no less than one full year's base salary at such rate. In such circumstances, AMD would also be obligated to pay Mr. Sanders the incentive compensation to which he would have been entitled for the fiscal year during which such termination or other event takes place and for the following fiscal year, plus the amount of any Excess Bonus then remaining unpaid. In addition, under such circumstances, any options which Mr. Sanders holds on stock of AMD will become fully exercisable for the remainder of the ten year term, and the restrictions on any shares of restricted stock of AMD which Mr. Sanders may then hold will lapse. This accelerated vesting provision does not apply to the performance based restricted stock awarded in 1994. Mr. Sanders will also be entitled to receive all benefits due him under AMD's tax-qualified employee benefit plans and any supplementary plans as well as the unvested company contributions. He will also have the right to be paid his legal fees for contesting any portion of the employment agreement including termination or in connection with any tax audit seeking to assess an excise tax on the payments under the agreement. Mr. Sanders will also be entitled to receive, for five years following termination or such other event, health and welfare benefits comparable to those he was receiving, reimbursements for all income taxes due on the receipt of such benefits, the use of an AMD-owned automobile, up to $25,000 each year for expenses incurred for estate, tax and financial planning, and an office and secretarial services equivalent to those provided Mr. Sanders while he was Chairman and Chief Executive Officer. For at least six years following termination or such other event, Mr. Sanders will be indemnified by AMD to the same extent as prior thereto and be provided with director's and officer's fiduciary and professional liability insurance equivalent to the insurance carried by AMD while he was Chairman and Chief Executive Officer. Mr. Sanders is also entitled to receive an amount from AMD necessary to reimburse Mr. Sanders for any federal excise tax imposed on Mr. Sanders by reason of his receipt of payments under his employment agreement or otherwise, so that he will be placed in the same after-tax position as he would have been in had no such tax been imposed.

  If Mr. Sanders' employment is terminated by AMD for good cause, as defined in the employment agreement, or cause as defined in the California Labor Code (other than as a result of certain actions by AMD), or Mr. Sanders voluntarily terminates his employment, AMD has the right to retain Mr. Sanders as a consultant for 12 months thereafter, but in no event beyond the unexpired balance of the term of his employment agreement, at a rate of compensation equal to that then in effect pursuant to the employment agreement. While so retained, Mr. Sanders is prohibited from being associated with any competitive business. If AMD does not exercise this right, Mr. Sanders' right to compensation ceases upon his resignation or termination as described above.

  If Mr. Sanders' employment is terminated by reason of his disability or death, he or his estate is entitled to his full base salary under the agreement for the unexpired balance of its term, plus the incentive compensation for the fiscal year in which such termination occurred and for the following fiscal year, plus the amount of any Excess Bonus then remaining unpaid. In addition, the restrictions on any restricted stock of AMD which Mr. Sanders holds will lapse. This accelerated vesting provision does not apply to the performance based restricted stock awarded in 1994. In addition, any options Mr. Sanders holds to purchase AMD's stock which would have become vested within two years from the date of termination will become fully vested for the remainder of the ten year term. In the event of Mr. Sanders' death, AMD must pay to his designated representative, his personal representative or his estate as a death benefit, compensation for a period of 12 months after his death at the same monthly rate of compensation which prevailed during the month of his death. In addition, his beneficiaries will be entitled to receive that portion of the death benefit payable under a $1,000,000 face amount policy which exceeds the aggregate premiums paid by AMD on that policy. Further, if his death occurs before his rights in the policy described in footnote 3 to the Summary Compensation Table become unencumbered, his beneficiaries will be entitled to the death benefit described in that footnote.

  Bonus Agreements. In 1992, AMD entered into separate bonus agreements with Mr. Previte and Mr. Holbrook. Under the terms of the agreements, Mr. Previte receives 0.3% of adjusted operating profits of AMD and Mr. Holbrook receives 0.15% of adjusted operating profits up to an annual maximum and carryover amount similar to that under Mr. Sanders' employment agreement. "Adjusted operating profits" are treated in the same manner as under Mr. Sanders' employment agreement.

  Deferred Compensation Elections. Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner have filed elections to defer compensation under the Advanced Micro Devices, Inc. Executive Savings Plan (the "Plan"). The Plan is an unfunded, nonqualified plan of deferred compensation. Under the Plan, a participant may elect to defer up to 50% of salary and 100% of any bonus. AMD has established bookkeeping accounts to record the amounts of deferrals under the Plan, plus any gains or losses, as described below. In addition, AMD "matches" the salary deferrals by crediting each participant's account with an amount equal to 50% of the salary deferred by that participant, such "matching contribution' not to exceed 1.5% of the executive's salary in excess of the maximum recognizable compensation allowed under Section 401(a)(17) of the Code. While a participant is employed by AMD, he may select one or more types of mutual funds in which his deferred compensation will be deemed to be invested. AMD selects the actual commercially available mutual funds to be used in determining the amount of earnings or losses to be credited to a participant's account. The amounts credited to a participant's accounts are paid following termination of his employment in either a lump sum or substantially equal annual installments over three to ten years. The amount of benefits payable under the Plan will be offset by the cash surrender value of the life insurance policies referred to below if the participant's ownership rights in the policy become unencumbered as a result of the occurrence of one of the events outlined in footnote 3 to the Summary Compensation Table.

  Life Insurance Agreements. As described more fully in footnote 3 to the Summary Compensation Table, AMD has purchased individual life insurance policies for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, and has agreed to make certain premium payments on such policies. Each executive will be entitled to exercise his ownership rights in the policy free of the security interest granted to AMD upon the occurrence of one of the events described in the footnote. If an executive's rights in his policy become unencumbered, his benefits under the Advanced Micro Devices, Inc. Executive Savings Plan will be reduced by an amount equal to the cash surrender value of the policy. If the executive terminates employment before his rights in the policy become unencumbered, AMD will be entitled to receive an amount equal to the cash surrender value of the policy. If the executive dies while employed by AMD and before his rights in the policy become unencumbered, his beneficiary will be entitled to receive the portion of the policy's death benefit equal to three times the executive's salary, subject to a limitation of $2,000,000.

  Other Agreements. Effective on August 27, 1994, Mr. Holbrook resigned from his position as Chief Technical Officer of AMD, a position he held since 1990. He continues to serve as Vice Chairman of the Board of Directors. AMD and Mr. Holbrook entered into an agreement pursuant to which Mr. Holbrook agreed to become a part-time employee of AMD, devoting up to thirty-five hours per month to advise AMD with respect to various matters, through July 31, 1995. This agreement was extended to expire on April 25, 1996. Mr. Holbrook is compensated at the bi-weekly rate of $5,592. Mr. Holbrook's stock options continue to vest as a part-time employee and he remains eligible to receive his annual bonus as described above. He continues to be eligible to participate in certain of AMD's employee benefit plans including the profit sharing and 401(k) plans.

CHANGE IN CONTROL ARRANGEMENTS

  Management Continuity Agreements. AMD has entered into management continuity agreements with each of its executive officers named in the Summary Compensation Table, designed to ensure their continued services in the event of a Change in Control. Except for Mr. Sanders' management continuity agreement, all the agreements provide that benefits are payable only if the executive officer's employment is terminated by AMD (including a constructive discharge) within two years following a Change in Control. For purposes of the agreements, a Change in Control includes any change of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. A Change in Control is conclusively presumed to have occurred on (1) acquisition by any person (other than AMD or any employee benefit plan of AMD) of beneficial ownership of more than 20% of the combined voting power of AMD's then outstanding securities; (2) a change of the majority of AMD's Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or (3) certain members of the Board determine within one year after an event that such event constitutes a Change in Control.

  All of the management continuity agreements provide that, in the event of a Change in Control, AMD will reimburse each executive officer who has signed a management continuity agreement for any federal excise tax payable as a result of benefits received from AMD. Other than Mr. Sanders' agreement, the agreements provide that, if within two years after the Change in Control the executive officer's employment is terminated by AMD or the executive officer is constructively discharged, the executive officer will receive: (1) a severance benefit equal to three times the sum of his rate of base compensation plus the average of his two highest bonuses in the last five years; (2) payment of his accrued bonus; (3) twelve months' continuation of other incidental benefits; and (4) full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

  Mr. Sanders' management continuity agreement provides that not more than ten business days after a Change in Control, he is entitled to receive an amount equal to three times his annual base compensation plus the average of his two highest bonuses in the last five years, whether or not his employment by AMD is terminated. In addition, all stock options and stock appreciation rights that Mr. Sanders holds will become fully vested on the occurrence of a Change in Control and the restrictions on any shares of restricted stock of AMD which he may hold will lapse as of such date. The deductibility limitation of $1 million for certain executive compensation under (S)162(m) must be reduced by payments which are considered "excess parachute payments" under (S)280G of the Code. Some of the payments made under the management continuity agreements may be considered "excess parachute payments" and, if so characterized, could increase the portion of the compensation paid to the affected executive which AMD could not deduct.

  Vesting of Stock Options, Limited Stock Appreciation Rights and Restricted Stock. All options and associated limited stock appreciation rights ("LSARs") granted to officers of AMD shall become exercisable upon the occurrence of any change in the beneficial ownership of any quantity of shares of Common Stock of AMD (where the purpose for the acquisition of such beneficial ownership is other than passive investment), that would effect a "change in control" of AMD of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, other than a change that has been approved in advance by AMD's Board of Directors. A change in control shall be conclusively deemed to have occurred if any person (other than AMD, any employee benefit plan, trustee or custodian therefor) is or becomes the beneficial owner, directly or indirectly, of securities of AMD representing more than 50% of the combined voting power of AMD's then outstanding securities. Under AMD's 1980 and 1986 stock appreciation rights plans, outstanding LSARs may be exercised for cash during a thirty day period following the expiration date of any tender or exchange offer for AMD's Common Stock (other than one made by AMD); provided the offeror acquires shares pursuant to its offer and owns thereafter more than 25% of the outstanding AMD Common Stock. In addition, all options granted under the 1982 and 1986 stock option plans and the 1992 Stock Incentive Plan become fully vested on termination of employment within one year following a change in control as defined in that plan.

  Restricted stock awarded under the 1987 Restricted Stock Award Plan, if provided for in the individual restricted stock award agreement, will be subject to accelerated vesting in connection with a change in control of AMD as defined in the particular agreement. Messrs. Sanders' and Previte's restricted stock award agreements provide that their restricted stock will vest if more than 50% of the outstanding equity or assets of AMD are acquired by another corporation pursuant to merger, sale of substantially all the assets, tender offer or other business combination, other than a transaction in which the stockholders of AMD prior to the transaction retain a majority interest in the surviving corporation. Further, as described above, stock options, stock appreciation rights and restricted stock held by executive officers who have entered into management continuity agreements with AMD will vest in accordance with the terms of such agreements in connection with a change of control of AMD as defined in such agreements.

  Life Insurance Agreements. The life insurance agreements described in footnote 3 to the Summary Compensation Table provide that Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner will become entitled to fully exercise their rights in their life insurance policies free of the security interest granted to AMD if they are terminated without cause at any time or if they are constructively discharged within six months prior to or thirty-six months following a "change in control" of AMD. For this purpose, "change in control" has the same meaning as defined under the management continuity agreements described above. However, if an executive's rights in his policy become unencumbered under these circumstances, his benefits under the Advanced Micro Devices, Inc. Executive Savings Plan will be reduced by an amount equal to the cash surrendered value of the policy.

DIRECTORS' FEES AND EXPENSES

  Directors who are not employees of AMD individually receive an annual fee of $20,000, a fee of $1,000 for attendance at each regular or special nontelephonic meeting of the Board, and a fee of $500 for attendance at each nontelephonic meeting of each committee (other than the Nominating Committee) on which they serve. In addition, the Chairman of the Audit Committee receives an annual fee of $20,000 for services in that capacity, and the Chairman of the Compensation Committee receives an annual fee of $4,000 for services in that capacity. No additional amounts are paid for special assignments. AMD also reimburses reasonable out-of-pocket expenses incurred by directors performing services for AMD, including travel expenses of their spouses.

  Pursuant to a nondiscretionary formula set forth in the 1992 Stock Incentive Plan, non-employee directors also receive stock options covering 12,000 shares on their initial election to AMD's Board (the "First Option"), and automatically receive supplemental options covering 3,000 shares on each subsequent reelection (the "Annual Option"). The First Option vests in increments of 4,800, 3,600, 2,400 and 1,200 on July 15 of the first, second, third and fourth calendar years following election. Each Annual Option vests in increments of 1,000 shares each on July 15 of the second, third and fourth calendar years following reelection. Each such option is granted with an exercise price at fair market value on the date of grant. These options expire on the earlier of ten years from the grant date or twelve months following termination of the director's service on the Board.

  Any non-employee director may elect to defer receipt of all or a portion of his annual fees and meeting fees, but not less than $5,000. Deferred amounts plus interest are credited to an account for recordkeeping purposes and are payable in a lump sum cash payment or in installments over a period of years, as elected by the director. Except in the case of the director's death or disability, payments commence upon the latest of the director's tenth anniversary of his first deferral, age 55, or upon retirement from AMD's Board, but in no event later than age 70. The aggregate amount of retirement payments equals the director's deferred fees plus the accumulation of interest. In the event of the director's death, his beneficiary will receive the value of his account plus, in certain cases, a supplemental death benefit of up to ten times the average annual amount of his deferred fees. During 1994, Dr. Brown deferred fees in the amount of $20,000 pursuant to this program. In addition, Dr. Brown received the use of an automobile provided by AMD, a value taxable to him at $19,069 in lieu of his annual fee for acting as Chairman of the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee of AMD's Board of Directors are Mr. Charles M. Blalack, Dr. R. Gene Brown, and Mr. Joe L. Roby. Mr. Sanders is the sole member of the Employee Stock Committee, which grants stock options and awards restricted stock to employees who are not also officers. Mr. Sanders has the authority to act alone in making determinations concerning the compensation of executives other than himself, but often makes such determinations in consultation with the Compensation Committee.

  Mr. Roby has recently been appointed as the Chief Operating Officer of Donaldson, Lufkin & Jenrette, Inc., the parent company of DLJ. Mr. Roby is also a director of the parent company. Over the past twenty years, DLJ has provided investment banking services to AMD. In exchange for the payment of a fee, DLJ acted as a standby purchaser in connection with AMD's call for redemption on March 13, 1995, of AMD's Depositary Convertible Exchangeable Preferred Shares. DLJ also has acted as AMD's financial advisor in connection with the Merger for which DLJ will receive fees as described in the section entitled "The Merger--Opinions of Financial Advisors."

  Mr. Sanders, the Chief Executive Officer of AMD, is also a director of Donaldson, Lufkin & Jenrette, Inc.

                      PROPOSAL TO APPROVE AN AMENDMENT TO
                      THE 1995 STOCK PLAN OF NEXGEN, INC.
                   (TO BE VOTED UPON BY NEXGEN STOCKHOLDERS)

  The 1995 Stock Plan of NexGen (the "1995 Plan") replaces the 1987 Plan. While all future awards will be made under the 1995 Plan, awards made under the 1987 Plan will continue to be administered in accordance with the 1987 Plan. The 1995 Plan was initially adopted by NexGen's Board of Directors in March 1995 and was approved by its stockholders in May 1995. The 1995 Plan currently limits participation to employees, consultants and advisors of NexGen or subsidiaries of NexGen. The NexGen Board of Directors has approved adopting an amendment to the 1995 Plan to change the definition of Company from "NexGen, Inc., a Delaware corporation" to "NexGen, Inc., a Delaware corporation, its parent corporation, or its successor." Such amendment to the 1995 Plan will be proposed for approval by the NexGen stockholders at the NexGen Meeting and the NexGen Board of Directors recommends such approval. The amendment of the 1995 Plan as proposed will be effective upon approval of the NexGen stockholders. Approval of the amendment is not contingent upon approval or effectiveness of the Merger. However, if the amendment to the 1995 Plan is approved and the Merger is consummated AMD will assume the 1995 Plan, as amended, and the employees, consultants and advisors of AMD and its subsidiaries including NexGen will be eligible to participate in the 1995 Plan, as amended.

                   DESCRIPTION OF THE 1995 PLAN, AS AMENDED

  Any stockholder of NexGen or AMD who wishes to review the 1995 Plan can obtain the full text of the 1995 Plan by writing to NexGen, Attention:
Investor Relations. The following is a summary description of the principal features of the 1995 Plan, as amended. All references in this Proposal to "NexGen" shall mean NexGen, its parent corporation or its successor. In the event the Merger is consummated all references to NexGen in this Proposal will mean AMD.

PURPOSE

  The purpose of the 1995 Plan is to assist NexGen in the recruitment, retention and motivation of outside directors, employees and independent contractors who are in a position to make material contributions to NexGen's progress. The 1995 Plan offers a significant incentive to the outside directors, employees (including officers and certain directors who are also employees) and independent contractors of NexGen by enabling them to acquire NexGen's Common Stock, thereby increasing their proprietary interest in the growth and success of NexGen.

ADMINISTRATION

  The 1995 Plan is administered by the Compensation Committee and, with respect to participants who are not officers or directors, by the Options Committee. Both Committees are composed of members of the NexGen Board of Directors. Subject to the limitations set forth in the 1995 Plan, the Committees have the authority to select the individuals to whom options will be granted or shares will be sold or awarded and to determine all terms and conditions of each grant, sale or award.

ELIGIBILITY AND SHARES SUBJECT TO THE 1995 PLAN

  The 1995 Plan provides for direct sales or awards of stock and for the grant of both ISOs and NSOs. Employees, consultants and advisors of NexGen are eligible for the direct sale or award of shares and the grant of NSOs. Only employees are eligible for the grant of ISOs. The non-employee directors of NexGen receive the automatic NSO grants described below but are ineligible for other awards.

  A total of 1,500,000 shares of NexGen Common Stock has been reserved for issuance under the 1995 Plan. At the beginning of each calendar year after 1995 and until 2000, the number of available shares automatically increases by 3.5% of the number of shares of NexGen Common Stock outstanding at that time, but not more than 1,500,000 shares are available for the grant of ISOs. If options granted under the 1987 Plan or the 1995 Plan expire without having been exercised or if shares issued under either plan are forfeited, then the unused shares revert to the pool available for future sales, awards or grants under the 1995 Plan. Reserved but unused shares under the 1987 Plan after March 31, 1995 were also added to the pool. No participant will be granted options covering more than 500,000 shares under the 1995 Plan in any calendar year.

  Assuming that the NexGen stockholders approve the amendment to the 1995 Plan, AMD may grant options and awards with respect to shares of AMD Common Stock under the 1995 Plan after the Effective Time to employees, consultants and advisors of AMD and its subsidiaries including NexGen. After the Effective Time, however, AMD will discontinue the provision of the 1995 Plan providing for an automatic increase in the number of shares available under the 1995 Plan as described in the previous paragraph.

  As of September 30, 1995, NexGen had granted options to purchase an aggregate of 1,468,250 shares at exercise prices ranging from $7.50 to $26.25 per share pursuant to the 1995 Plan. As of September 30, 1995, approximately 163 employees (including one director who is an employee) and five non-employee directors were eligible to participate in the 1995 Plan. See the cover page of this Joint Proxy Statement/Prospectus and "Summary--Market Price Data" for recent sale price information of the NexGen Common Stock. All stock options granted prior to NexGen's IPO on May 24, 1995 were granted with exercise prices equal to the fair market value of NexGen's Common Stock on the date of grant, as determined in good faith by the NexGen Board of Directors. Stock options granted subsequent to NexGen's IPO have been granted with exercise prices equal to the closing price for NexGen Common Stock on the Nasdaq National Market on the date of grant. As of September 30, 1995, no stock options granted under the 1995 Plan had been exercised and no shares of NexGen Common Stock had been issued for direct sale. As of September 30, 1995, a total of 75,033 shares of NexGen Common Stock are available for future options, grants or direct sales under the 1995 Plan (including 43,283 reserved but unused shares under the 1987 Plan). The Compensation Committee and the Options Committee have not made any determination with respect to future awards under the 1995 Plan, and any allocation of such awards will be made only in accordance with the provisions of the 1995 Plan.

TERMS OF OPTIONS

  The maximum term of each ISO which may be granted under the 1995 Plan is 10 years (five years in the case of an ISO granted to a 10% stockholder). Except for grants to non-employee directors, options granted pursuant to the 1995 Plan will vest at the time or times determined by the Compensation Committee or Options Committee. An option will become fully exercisable in the event of the optionee's death, disability or a change in control of NexGen.

  The exercise price for ISO's will be no less than 100% of fair market value of the common stock subject to the ISO on the date of grant. The exercise price for NSOs will be no less than the par value of the underlying shares. Under the 1995 Plan, the exercise price is payable in cash, NexGen Common Stock or a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. The 1995 Plan also allows an optionee to pay the exercise price by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued to a securities broker selected by NexGen, who, in turn, sells the shares in the open market. The broker remits the exercise price and any withholding taxes to NexGen from the proceeds of the sale, and the optionee receives any remaining shares or cash. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender selected by NexGen. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to NexGen to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to NexGen at the time of exercise. The Compensation Committee or Options Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of a nonstatutory stock option (or upon receipt of restricted shares) by having a portion of their shares withheld by NexGen.

TERMS OF SHARES OFFERED FOR SALE

  The terms of sale of shares of NexGen Common Stock under the 1995 Plan will be set forth in a common stock purchase agreement to be entered into between NexGen and each purchaser. The terms of stock purchase agreements entered into under the 1995 Plan need not be identical, and the Compensation Committee or Options Committee determines all terms and conditions of each agreement, which will be consistent with the 1995 Plan. The purchase price for shares sold under the 1995 Plan cannot be less than the par value of such shares. The purchase price may be paid, at the Compensation Committee or Options Committee's discretion, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash.

Shares may also be awarded under the 1995 Plan in consideration of services rendered prior to the award, without a cash payment by the recipient.

  NexGen Common Stock sold pursuant to the 1995 Plan will generally vest ratably over a five-year period and upon satisfaction of the conditions specified in the stock purchase agreement. Vesting conditions are determined by the Compensation Committee or Options Committee and may be based on the recipient's service, individual performance, NexGen's performance or such other criteria as the Compensation Committee or Options Committee may adopt. Shares may be subject to repurchase by NexGen at their original purchase price in the event that any applicable vesting conditions are not satisfied. Shares issued under the 1995 Plan may not be resold or otherwise transferred until they have vested, except that certain transfers to a trust may be permitted. A holder of shares transferred under the 1995 Plan has the same voting, dividend and other rights as NexGen's other stockholders.

NON-EMPLOYEE DIRECTORS

  Each non-employee director of NexGen who was in office on March 27, 1995 (Dr. Low and Messrs. Cox, Khosla, Nishi, Giuliano Raviola, who retired effective August 28, 1995, and Voytko) received 25,000 NSOs on May 24, 1995 with a per share exercise price of $15.00, the initial public offering price of the NexGen Common Stock, and a vesting period of 5 years. Vesting will begin upon the later of (i) May 24, 1995 or (ii) when the unvested portion of previously granted options becomes less than 10,000 shares. New non-employee directors who join the NexGen Board of Directors after March 27, 1995 will also receive 25,000 NSOs at the time of their election. In addition, all non-employee directors will automatically receive 5,000 NSOs each year. In general, NSOs granted to non-employee directors of NexGen become exercisable over a period of five years. In addition, such NSOs become exercisable in full in the event that NexGen is subject to a change in control or in the event that the optionee's service as a director terminates because of death, disability or retirement after age 65. The exercise price of NSOs granted to non-employee directors of NexGen is equal to 100% of the market value of NexGen Common Stock at the time of grant. The term of such NSOs is 10 years, subject to earlier expiration if the optionee's service terminates. Mr. Raviola's 25,000 NSOs expired prior to vesting upon his retirement. Although AMD will continue the 1995 Plan after the Effective Time, if the NexGen stockholders approve the amendment to the 1995 Plan, AMD will discontinue the provisions of the 1995 Plan automatically granting options to non-employee directors.

DURATION, AMENDMENT AND TERMINATION

  Unless terminated earlier by the NexGen Board of Directors, the 1995 Plan will terminate on March 11, 2005. The NexGen Board of Directors may amend, suspend or terminate the 1995 Plan at any time. Plan amendments are subject to stockholder approval only to the extent required by law.

                        FEDERAL INCOME TAX CONSEQUENCES

  Neither the optionee nor NexGen will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and NexGen will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of NexGen Common Stock on the date of exercise; NexGen generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of NexGen Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 1995 Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a NSO. NexGen will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

EFFECT OF CERTAIN CORPORATE EVENTS

  Outstanding awards under the 1995 Plan provide for the automatic vesting of employee stock options upon a change in control. Future employee stock option agreements and common stock purchase agreements, if any, entered into pursuant to the 1995 Plan will contain similar provisions.

  For purposes of the 1995 Plan, the term "change in control" means (1) that a change in the composition of the NexGen Board of Directors occurs as a result of which fewer than one-half of the incumbent directors are directors who either had been directors of NexGen 24 months prior to such change or were elected or nominated for election to the NexGen Board of Directors with the approval of at least a majority of the directors who had been directors of NexGen 24 months prior to such change and who were still in office at the time of the election or nomination, or (2) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of NexGen's outstanding securities, except by reason of a repurchase by NexGen of its own securities. In the event of a subdivision of the outstanding NexGen Common Stock or a combination or consolidation of the outstanding NexGen (by reclassification or otherwise) into a lesser number of shares, a spinoff or a similar occurrence, or declaration of a dividend payable in NexGen Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Board will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1995 Plan, as appropriate.

  In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement may provide that outstanding options will be assumed by the surviving corporation or its parent, continued by NexGen (if NexGen is the surviving corporation), vested on an accelerated basis or settled for cash. Options may also be cancelled, but only after vesting was accelerated and the optionee was advised of the acceleration.

  If the proposed Merger is consummated, AMD will assume all outstanding options granted under the 1995 Plan. Such options will become exercisable for an adjusted number of shares of AMD Common Stock at an adjusted exercise price. See "The Merger Agreement and Related Agreements--Treatment of NexGen Options, Warrants and Convertible Securities." All options granted under the 1995 Plan will become exercisable in full as a result of the Merger.

  The NexGen Board of Directors recommends a vote FOR approval of the amendment of the 1995 Stock Plan of NexGen, Inc.

                         NEXGEN STOCKHOLDER PROPOSALS

  If the Merger is not consummated, proposals of stockholders of NexGen intended to be presented at the 1996 Annual Meeting of Stockholders of NexGen must be received no later than February 20, 1996, by the Secretary of NexGen at the principal executive offices of NexGen, 1623 Buckeye Drive, Milpitas, California 95035, in order to be eligible for inclusion in NexGen's proxy statement for such meeting.

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEXGEN

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of June 30, 1994 and 1995 and September 30,
 1995 (unaudited) ........................................................  F-3
Consolidated Statements of Operations for the years ended June 30, 1993,
 1994 and 1995 and the
 unaudited three months ended September 30, 1994 and 1995.................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended June 30, 1993, 1994 and 1995 and the unaudited three months ended
 September 30, 1995.......................................................  F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1993,
 1994 and 1995 and the unaudited three months ended September 30, 1994 and
 1995.....................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of NexGen, Inc.

  In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of NexGen, Inc. ("NexGen") and its subsidiaries at June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of NexGen's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As described in Note 7 to the financial statements, concurrent with the Merger Agreement, Advanced Micro Devices provided NexGen with a $60,000,000 revolving line of credit which NexGen intends to use to pursue an aggressive plan to enhance market share, increase revenue and accelerate new products. In the event the merger is not consummated, NexGen will be required to repay all borrowings under this line of credit one year from termination of the Merger Agreement. If this should occur, NexGen will require additional financing to repay this line of credit. There can be no assurance that such financing can be obtained.

PRICE WATERHOUSE LLP

San Jose, California
July 24, 1995, except for Note 7 which is as of November 1, 1995

                                  NEXGEN, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  JUNE 30,
                                             -------------------
                                                                  SEPTEMBER 30,
                                               1994      1995         1995
                                             --------  ---------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................. $  3,488  $  33,354    $   5,542
  Short-term investments....................    4,934     19,713       20,800
  Accounts receivable.......................      --       8,439       20,127
  Inventory.................................      --       4,813       12,439
  Prepaid expenses and other current assets.      878      2,077        7,128
                                             --------  ---------    ---------
    Total current assets....................    9,300     68,396       66,036
Property and equipment, net.................    2,782      4,630        4,930
Other assets................................      533        430          436
                                             --------  ---------    ---------
    Total assets............................ $ 12,615  $  73,456    $  71,402
                                             ========  =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFI-
 CIT)
Current liabilities:
  Accounts payable.......................... $  2,922  $  10,817    $  24,559
  Accrued compensation......................      660      1,078        1,568
  Other accrued expense.....................      507      3,342        7,649
  Current portion of long-term debt.........    3,353     12,525       12,516
                                             --------  ---------    ---------
    Total current liabilities...............    7,442     27,762       46,292
                                             --------  ---------    ---------
Long-term debt, net.........................   10,562        --           --
                                             --------  ---------    ---------

Commitments and contingencies (Notes 2 and 6)

Stockholders' equity (deficit):
 Convertible Preferred Stock; 30,000 shares
  authorized, no par value, 20,097 shares
  issued and outstanding at June 30, 1994;
  5,000 authorized, $0.0001 par value, none
  issued and outstanding at June 30, 1995;
  and September 30, 1995 ...................   74,809        --           --
 Common Stock; 50,000 shares authorized, no
  par value, 2,321 shares issued and out-
  standing at June 30, 1994; 125,000 shares
  authorized, $0.0001 par value, 33,127 and
  33,212 shares issued and outstanding at
  June 30, 1995; and September 30, 1995.....      310          3            3
 Warrant valuation..........................      533        533          533
 Additional paid-in capital.................      --     171,994      171,878
 Accumulated deficit........................  (81,041)  (126,836)    (147,304)
                                             --------  ---------    ---------
    Total stockholders' equity (deficit)....   (5,389)    45,694       25,110
                                             --------  ---------    ---------
    Total liabilities and stockholders' eq-
     uity (deficit)......................... $ 12,615  $  73,456    $  71,402
                                             ========  =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  NEXGEN, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS
                               YEARS ENDED JUNE 30,       ENDED SEPTEMBER 30,
                            ----------------------------  ---------------------
                              1993      1994      1995      1994        1995
                            --------  --------  --------  ---------  ----------
                                                              (UNAUDITED)
Sales.....................  $    --   $    --   $ 20,794  $       7  $   16,568
Cost of sales.............       --        --     31,283          9      24,015
                            --------  --------  --------  ---------  ----------
Gross margin (loss).......       --        --    (10,489)        (2)     (7,447)
                            --------  --------  --------  ---------  ----------
Operating expenses:
  Research and develop-
   ment...................     9,819    16,610    15,342      3,169       6,223
  Selling, general and ad-
   ministrative...........     2,764     6,051    18,273      1,429       7,024
                            --------  --------  --------  ---------  ----------
    Total operating ex-
     penses...............    12,583    22,661    33,615      4,598      13,247
                            --------  --------  --------  ---------  ----------
Operating loss............   (12,583)  (22,661)  (44,104)    (4,600)    (20,694)
Interest income (expense),
 net......................      (450)   (1,047)   (1,691)      (726)        226
                            --------  --------  --------  ---------  ----------
Net loss..................  $(13,033) $(23,708) $(45,795) $  (5,326) $  (20,468)
                            ========  ========  ========  =========  ==========
Net loss per share........  $  (0.55) $  (0.84) $  (1.82) $   (0.19) $    (0.62)
                            ========  ========  ========  =========  ==========
Weighted average common
 shares and equivalents...    23,626    28,076    25,180     28,782      33,170
                            ========  ========  ========  =========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  NEXGEN, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                             CONVERTIBLE
                           PREFERRED STOCK    COMMON STOCK
                          ------------------  -------------
                                                                       ADDDITIONAL
                                                              WARRANT    PAID-IN   ACCUMULATED
                          SHARES    AMOUNT    SHARES AMOUNT  VALUATION   CAPITAL     DEFICIT    TOTAL
                          -------  ---------  ------ ------  --------- ----------- ----------- --------
BALANCE AT JUNE 30,
 1992...................   13,888  $  48,479   2,043 $ 192     $--      $    --     $ (44,300) $  4,371
Issuance of Series B
 Preferred Stock upon
 conversion of bridge
 loans and accrued
 interest...............      219        328                                                        328
Issuance of Series E
 Preferred Stock, net...    1,187      4,252                                                      4,252
Payments on notes re-
 ceivable...............                  25                                                         25
Issuance of Common
 Stock..................                         145    45                                           45
Net loss................                                                              (13,033)  (13,033)
                          -------  ---------  ------ -----     ----     --------    ---------  --------
BALANCE AT JUNE 30,
 1993...................   15,294     53,084   2,188   237      --           --       (57,333)   (4,012)
Issuance of Series F
 Preferred Stock, net...    4,803     21,663                                                     21,663
Payments on notes re-
 ceivable...............                  62                                                         62
Issuance of Common
 Stock..................                         133    33                                           33
Amortization of deferred
 compensation...........                                40                                           40
Valuation of warrants...                                        533                                 533
Net loss................                                                              (23,708)  (23,708)
                          -------  ---------  ------ -----     ----     --------    ---------  --------
BALANCE AT JUNE 30,
 1994...................   20,097     74,809   2,321   310      533          --       (81,041)   (5,389)
Issuance of Series G
 Preferred Stock, net...    4,323     31,392                                                     31,392
Issuance of Common
 Stock..................                         861   316                                          316
Conversion of preferred
 stock..................  (24,420)  (106,201) 24,963     2               106,199                    --
Issuance of Common Stock
 in initial public of-
 fering, net of issuance
 costs of $1,280........                       4,716                      65,170                 65,170
Exercise of Cashless
 warrants...............                         266
Reincorporation into a
 Delaware
 Corporation............                              (625)                  625                    --
Net loss................                                                              (45,795)  (45,795)
                          -------  ---------  ------ -----     ----     --------    ---------  --------
BALANCE AT JUNE 30,
 1995...................      --         --   33,127     3      533      171,994     (126,836)   45,694
Exercise of stock op-
 tions (unaudited)......                          73                          32                     32
Exercise of Cashless
 warrants (unaudited)...                          12
Issuance costs (unau-
 dited).................                                                    (148)                  (148)
Net loss (unaudited)....                                                              (20,468)  (20,468)
                          -------  ---------  ------ -----     ----     --------    ---------  --------
BALANCE AT SEPTEMBER 30,
 1995 (UNAUDITED).......      --   $     --   33,212 $   3     $533     $171,878    $(147,304) $ 25,110
                          =======  =========  ====== =====     ====     ========    =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  NEXGEN, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                             ENDED SEPTEMBER
                                  YEARS ENDED JUNE 30,             30,
                               ----------------------------  -----------------
                                 1993      1994      1995     1994      1995
                               --------  --------  --------  -------  --------
                                                               (UNAUDITED)
Cash flows from operating ac-
 tivities:
 Net loss..................... $(13,033) $(23,708) $(45,795) $(5,326) $(20,468)
 Adjustments to reconcile net
  loss to net cash used in op-
  erating activities:
  Depreciation and amortiza-
   tion.......................    1,370     1,552     1,681      383       627
  Writedown of inventory......      --        --      5,559      --      3,400
 Changes in assets and liabil-
  ities:
  Accounts receivable.........      --        --     (8,439)      (2)  (11,688)
  Inventory...................      --        --    (10,372)     --    (11,026)
  Other assets................     (335)     (359)   (1,096)     (23)   (5,057)
  Accounts payable and accrued
   liabilities................      811     2,381    11,148      533    18,539
                               --------  --------  --------  -------  --------
 Net cash used in operating
  activities..................  (11,187)  (20,134)  (47,314)  (4,435)  (25,673)
                               --------  --------  --------  -------  --------
Cash flows from investing ac-
 tivities:
 Purchases of property and
  equipment...................   (1,570)   (2,312)   (3,529)    (255)     (927)
 Purchases of short-term in-
  vestments...................      --     (4,934)  (19,628)  (2,047)   (2,414)
 Sale of short-term invest-
  ments.......................      --        --      4,849      --      1,327
                               --------  --------  --------  -------  --------
  Net cash used in investing
   activities.................   (1,570)   (7,246)  (18,308)  (2,302)   (2,014)
                               --------  --------  --------  -------  --------
Cash flows from financing ac-
 tivities:
 Proceeds from issuance of
  Preferred Stock, net........    4,276    21,725    31,392     (120)      --
 Proceeds (payments) on issu-
  ance of debt, net...........     (670)    7,593    (1,390)   4,716        (9)
 Proceeds from issuance of
  Common Stock................       46        33    65,486        4      (116)
                               --------  --------  --------  -------  --------
  Net cash provided by (used
   in) financing activities...    3,652    29,351    95,488    4,600      (125)
                               --------  --------  --------  -------  --------
Net increase (decrease) in
 cash and cash equivalents....   (9,105)    1,971    29,866   (2,137)  (27,812)
Cash and cash equivalents at
 beginning of period..........   10,622     1,517     3,488    3,488    33,354
                               --------  --------  --------  -------  --------
Cash and cash equivalents at
 end of period................ $  1,517  $  3,488  $ 33,354  $ 1,351  $  5,542
                               ========  ========  ========  =======  ========
Supplemental disclosures:
 Interest paid................ $    873  $    339  $  3,148  $    67       --
                               ========  ========  ========  =======  ========
 Income taxes paid............ $    --   $    --   $    --   $   --   $    290
                               ========  ========  ========  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NEXGEN, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  NexGen, Inc. ("NexGen") has adopted accounting policies which are generally accepted in the industry in which it operates. The following is a summary of NexGen's significant accounting policies:

 Basis of presentation

  The consolidated financial statements include the financial statements of NexGen and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

 Cash equivalents and short-term investments

  NexGen considers all highly liquid investments purchased with an original maturity of ninety days or less as cash and cash equivalents.

  Management determines the appropriate classifications of debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are required to be carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. As of June 30 and September 30, 1995, gross realized and unrealized gains and losses on investments available for sale were not material. Interest and dividends on securities classified as available-for-sale are included in interest income.

  All short-term investments, by contractual maturity, mature in less than one year and are summarized as follows (in thousands):

                                                           JUNE
                                                            30,    SEPTEMBER 30,
                                                           1995        1995
                                                          -------  -------------
                                                                    (UNAUDITED)
   Cash and money market................................  $ 1,002     $ 5,542
   Time deposits........................................    3,716       6,131
   U.S. Treasury securities and obligations of U.S. gov-
    ernment agencies....................................   30,351      14,669
   U.S. corporate securities............................   17,998         --
                                                          -------     -------
                                                           53,067      26,342
   Less: cash and cash equivalents......................  (33,354)     (5,542)
                                                          -------     -------
   Short-term investments...............................  $19,713     $20,800
                                                          =======     =======

  Time deposits at June 30, 1995 and September 30, 1995 included $3,631,000 and $6,131,000, respectively, which are pledged to secure letters of credit provided to vendors.

Concentration of credit risk of financial instruments

  Financial instruments which potentially subject NexGen to concentrations of credit risk consist of cash equivalents, short-term investments and accounts receivable. Cash equivalents and short-term investments are maintained with high quality institutions, the composition and maturities of which are regularly monitored by

                                 NEXGEN, INC.

management. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk. To date, NexGen has not experienced any material losses on its investments. NexGen sells its products to original equipment manufacturers and distributors in the personal computer industry. NexGen generally requires no collateral on trade receivables, although certain export sales are guaranteed by letters of credit. NexGen performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables.

  NexGen operates in one industry segment. During the year ended June 30, 1995, NexGen had sales to three customers representing 36%, 34% and 22% of net sales, respectively. At June 30, 1995, these three customers represented 34%, 31% and 29% of the accounts receivable balance. During the three months ended September 30, 1995 NexGen had sales to three customers representing 39%, 25% and 17% of net sales, respectively. At September 30, 1995 these three customers represented 31%, 24% and 14% of the accounts receivable balance. Export sales to Europe, represented 43% and 14% of sales for the year ended June 30, 1995 and the three months ended September 30, 1995, respectively. No geographic region other than Europe accounted for more than 10% of total sales in the year ended June 30, 1995. Export sales to the Far East accounted for 20% of total sales in the three months ended September 30, 1995.

 Inventory

  Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market. In addition, due to the transition from NxVL system logic chipsets to PCI chipsets, during the fiscal year ended June 30, 1995, NexGen recorded a write-down in inventory of approximately $5.6 million to value the inventory at market.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the assets' useful lives of three to five years. Capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the lease.

 Revenue recognition

  Revenue is recognized upon product shipment. A provision for estimated future returns and potential warranty liability is recorded at the time revenue is recognized.

 Income taxes

  Income taxes have been provided using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes.

 Net loss per share

  Net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the year. Common equivalent shares include Common Stock which was issued upon conversion of NexGen's Convertible Preferred Stock ("Preferred Stock") and the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if their effect is anti-dilutive except that, pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock, options and warrants (using the treasury stock method and the initial public offering price) issued during the 12 month period prior to the initial public offering have been included in the computations as if they were outstanding for all applicable periods.

                                 NEXGEN, INC.

 Reclassifications

  Certain reclassifications have been made to the prior fiscal years' financial statements to conform with the current year presentation.

 Interim Financial Statements

  The accompanying balance sheet at September 30, 1995 and the related statements of operations and of cash flows for the three months ended September 30, 1994 and 1995, and the statement of stockholders' equity (deficit) for the three months ended September 30, 1995 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to consolidated financial statements for those periods are also unaudited.

2. RELATED PARTY TRANSACTIONS

 Corporate borrowings

                                                  JUNE 30,
                                              -----------------  SEPTEMBER 30,
                                               1994      1995        1995
                                              -------  --------  -------------
                                               (IN THOUSANDS)     (UNAUDITED)
   10-11% notes payable to ASCII Corporation
    and ASCII of America, Inc. .............. $ 3,316  $  2,500    $  2,500
   12% note payable to Phemus................  10,536    10,000      10,000
   Other.....................................      63        25          16
                                              -------  --------    --------
                                               13,915    12,525      12,516
   Current portion of long-term debt.........  (3,353)  (12,525)    (12,516)
                                              -------  --------    --------
   Long-term debt............................ $10,562  $    --     $    --
                                              =======  ========    ========

 ASCII Corporation Borrowings

  At June 30, 1995, NexGen owed an aggregate of $2.5 million in principal amount under promissory notes (the "ASCII Notes") to ASCII Corporation ("ASCII") and ASCII of America, Inc. ("ASCII of America"). ASCII is a principal stockholder of NexGen and the President of ASCII is a director of NexGen. The ASCII Notes bear interest at rates ranging from 10% to 11% per annum. Pursuant to an amendment entered into by NexGen, ASCII and ASCII of America, that extended the maturity of the ASCII Notes, interest on the ASCII Notes ceased to accrue on June 1, 1995, the closing date of NexGen's initial public offering. The outstanding principal and accrued interest of $107,000 on the ASCII Notes is due and payable on March 1, 1996. ASCII and ASCII of America may demand payment of the ASCII Notes at any time or may elect to convert the outstanding principal and 90% of the accrued but unpaid interest on all or a portion of the ASCII Notes into shares of Common Stock at $13.95 per share at any time up to March 1, 1996. The ASCII Notes and accrued interest will be convertible into approximately 181,000 shares of Common Stock. The ASCII Notes are secured by a first priority security interest in all of NexGen's tangible and intangible assets. In conjunction with the issuance of the ASCII Notes, in April 1992, NexGen issued to ASCII warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.50 per share and warrants to purchase 250,000 shares of Common Stock at $4.00 per share. In September 1994, in connection with NexGen's Preferred G offering, NexGen issued ASCII a warrant to purchase 116,600 shares of Series G Preferred Stock at an exercise price of $7.50 per share.

                                 NEXGEN, INC.

 Phemus Corporation Borrowings

  On July 22, 1993, NexGen entered into a Note and Warrant Agreement with Phemus Corporation ("Phemus"), an affiliate of Harvard Private Capital Group, Inc. One of NexGen's directors is a representative of Phemus. The loan provides for a total of $15.0 million in three installments of $5.0 million each. The installments were loaned to NexGen in July 1993, January 1994 and September 1994. The loan is secured by all of NexGen's tangible and intangible assets, is subordinate to the ASCII Notes, bears interest at 12% compounded annually, and prohibits the declaration or payment of any dividends on NexGen's Stock.

  In consideration for providing the loan, Phemus was issued warrants to purchase a total of 1.6 million shares of NexGen's Common Stock at an initial exercise price of $4.00 per share. The exercise price and number of shares will automatically be adjusted upon the occurrence of certain events. NexGen valued these warrants at $533,000, which was recorded as a discount on long-term debt and has been fully amortized. All warrants expire on May 24, 2002.

  Upon completion of NexGen's initial public offering, and in accordance with the Note and Warrant Agreement, NexGen repaid Phemus $5.0 million in principal and approximately $2.5 million in accrued interest. The remaining $10.0 million principal, plus any additional accrued interest, is due on June 1, 1996. Accrued interest totaled approximately $118,000 at June 30, 1995.

 Kleiner Perkins Caufield & Byers IV

  On May 4, 1988, a warrant to purchase 350,000 shares of Series B Preferred Stock was sold to Kleiner Perkins Caufield & Byers IV ("KPC&B") in consideration for a $175,000 promissory note bearing interest at 7%. KPC&B is a principal stockholder of NexGen and a General Partner of KPC&B is a director of NexGen. The promissory note, including interest thereon, was repaid through consulting services which were rendered and expensed over a two-year period. The exercise price of the warrant is $4.00 per share.

  In January 1993, NexGen entered into a Warrant Purchase and Amendment Agreement with KPC&B (the "Warrant Purchase and Amendment Agreement") in connection with an arrangement under which KPC&B agreed to provide consulting services to NexGen. Under the Warrant Purchase and Amendment Agreement, KPC&B received, in consideration for a 7% promissory note in the principal amount of $125,000, a warrant to purchase 250,000 shares of the Series E Preferred Stock of NexGen at an exercise price of $4.00 per share. During the year ended June 30, 1995, these warrants were exercised on a cashless basis for 183,333 shares of Common Stock. The promissory note including interest thereon, was repaid through consulting services which were rendered and expensed over a two-year period. Pursuant to the Warrant Purchase and Amendment Agreement, NexGen also agreed to extend the terms of the outstanding warrant to purchase 350,000 shares of Series B Preferred Stock of NexGen previously issued to KPC&B.

 Compaq Computer Corporation

  On March 23, 1995, NexGen entered into a long-term purchase agreement with Compaq pursuant to which Compaq may purchase NexGen's products. In addition, on March 29, 1995 Compaq also purchased 1,333,334 shares of NexGen's Series G Preferred Stock for $7.50 per share. On May 24, 1995, in connection with NexGen's initial public offering, the Series G preferred stock and Compaq's previous investments in preferred stock were all converted into Common Stock.

 Transactions with Directors and Officers

  In July 1992, in connection with NexGen's Series E Preferred Stock offering, warrants to purchase 509,375 shares of Series E Preferred Stock were issued to the sales agent whose director is also a director of NexGen.

                                 NEXGEN, INC.

The warrants expire on or before the earlier of July 15, 1997 or other occurrences as specified in the agreements. In July 1993, warrants to purchase 348,750 shares of Series F Preferred Stock were issued to the sales agent in connection with NexGen's Series F Preferred Stock offering. In December 1994 and January 1995, warrants to purchase 46,800 shares and 12,300 shares, respectively, of Series G Preferred Stock were issued to the sales agent in connection with NexGen's Series G Preferred Stock offering.

  In October 1992, NexGen loaned an executive officer approximately $207,000 for the officer's principal residence. The promissory note is due in October 1997 and accrues interest at 6% per annum. In October 1988, NexGen loaned an executive officer who is also a director of NexGen $100,000. The promissory note is due in October 1996 and accrues interest at 7% per annum. In June 1995, NexGen also loaned an executive officer $50,000 under a promissory note which accrues interest at 8%. Both the note and all accrued interest are due and payable in June 1998.

 Warrants

On May 24, 1995, the effective date of NexGen's initial public offering, all previously issued preferred series warrants were converted into warrants to purchase common stock. All outstanding warrants are held by related parties. The following table summarizes the warrants outstanding as of June 30, 1995:

                      WARRANT HOLDER                    WARRANTS  WARRANT PRICE
                      --------------                    --------- -------------
   Warrants issued in connection with Note and Warrant
    Agreement.......................................... 1,600,000        $4.00
   Warrants issued in connection with ASCII Notes and
    Preferred G Offering...............................   616,600  $0.50-$7.50
   Warrants issued in connection with consulting serv-
    ices...............................................   350,000        $4.00
   Warrants issued to sales agent......................   917,225  $4.00-$7.50
                                                        ---------
                                                        3,483,825  $0.50-$7.50
                                                        =========

  During the year ended June 30, 1990, NexGen entered into two equipment lease lines with a financing institution. In conjunction with the lease lines, NexGen issued warrants to purchase 55,000 shares of Series C Preferred Stock. During the year ended June 30, 1995 these warrants were exercised on a cashless basis for 40,332 shares of Common Stock.

  In addition, in April 1992, a warrant to purchase 50,000 shares of Series E Preferred Stock was issued to a bank as additional consideration for a note payable, which was repaid in June 1992. During the year ended June 30, 1995, this warrant was exercised on a cashless basis for 42,452 shares of Common Stock.

3. BALANCE SHEET DETAIL

                                                                  JUNE 30,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Property and equipment:
     Equipment................................................ $ 9,899  $13,268
     Furniture and fixtures...................................     297      457
                                                               -------  -------
                                                                10,196   13,725
   Less accumulated depreciation and amortization.............  (7,414)  (9,095)
                                                               -------  -------
                                                               $ 2,782  $ 4,630
                                                               =======  =======

                                 NEXGEN, INC.

  Equipment includes $355,000 of equipment under capitalized leases at June 30, 1994 and 1995. Accumulated depreciation for such equipment was $291,000 and $328,000 at June 30, 1994 and 1995, respectively.

                                                            JUNE
                                                             30,   SEPTEMBER 30,
                                                            1995       1995
                                                           ------- -------------
                                                                    (UNAUDITED)
                                                              (IN THOUSANDS)
   Inventory:
     Raw materials........................................ $ 1,493    $ 2,517
     Work in process......................................   2,260        616
     Finished goods.......................................   1,060      9,306
                                                           -------    -------
                                                           $ 4,813    $12,439
                                                           =======    =======

4. STOCKHOLDERS' EQUITY (DEFICIT)

 Initial Public Offering

  Pursuant to its initial public offering on May 24, 1995, NexGen issued 4,715,836 shares of its common stock at $15 per share. In conjunction with this offering, NexGen's 24,420,410 shares of Convertible Preferred Stock issued and outstanding as of May 24, 1995 were converted into 24,962,910 shares of Common Stock.

  As of June 30, 1994 Convertible Preferred Stock consisted of the following:

                                                                  JUNE 30, 1994
                                                                  --------------
                                                                  (IN THOUSANDS)
   Series A, 1,115,000 shares designated, issued and outstand-
    ing.........................................................     $   558
   Series B, 4,566,671 shares designated, 3,985,421 shares is-
    sued and outstanding........................................       7,070
   Series C, 2,616,250 shares designated, 2,561,250 shares is-
    sued and outstanding........................................      10,245
   Series D, 2,002,585 shares designated, issued and outstand-
    ing.........................................................      15,423
   Series E, 6,439,528 shares designated 5,630,153 shares issued
    and outstanding.............................................      19,850
   Series F, 8,900,000 shares designated, 4,802,500 shares is-
    sued and outstanding........................................      21,663
                                                                     -------
                                                                     $74,809
                                                                     =======

  During the year ended June 30, 1995, NexGen issued 4,323,501 shares of Series G Convertible Preferred stock for approximately $31,392,000. In conjunction with NexGen's initial public offering these shares were converted into common stock.

 Stock Option Plans

  NexGen has two stock option plans, the 1987 and 1995 Employee Stock Plans. In addition, NexGen also has an employee stock purchase plan. On August 22, 1995, NexGen filed with the Securities and Exchange Commission a registration statement on Form S-8 for the shares to be issued under the Stock Plans and the Employee Stock Purchase Plan. A brief description of each plan is as follows:

 1987 Stock Plan

  In January 1987, NexGen established an Employee Stock Plan (the "1987 Plan"), which provides the direct sale of shares and grants of incentive stock options ("ISOs") to employees and nonqualified stock options ("NSOs") to purchase Common Stock to directors, officers and consultants. All NSOs allow for the

                                 NEXGEN, INC.

purchase of Common Stock at prices not less than 85% of the fair market value as determined by the Board of Directors at the date of grant. ISOs and the direct sale of shares allow for the purchase of Common Stock at prices not less than 100% of the fair market value as determined by the Board of Directors at the date of grant. All options are exercisable immediately and must be exercised within ten years from the date of grant. Options vest as determined by the Board of Directors, generally at the rates of 20% or 25% per year. In the event options are exercised prior to vesting, upon termination of service, NexGen has the right to repurchase the issued Common Stock at the original issuance price. Shares are released from this repurchase restriction over periods consistent with the original options vesting period.

 1995 Stock Plan

  In March 1995, NexGen adopted the 1995 Stock Plan and reserved 1.5 million shares of Common Stock for issuance to employees and directors of NexGen. Each calendar year after 1995 until 2000, such reserved shares shall be increased by 3.5% of the number of Common Stock outstanding at the prior calendar year end.

  The 1995 Stock Plan replaces the 1987 Stock Plan. While all future awards will be made under the 1995 Plan, awards made under the 1987 Plan will continue to be administered in accordance with the 1987 Plan. If any option granted under the 1987 Plan or 1995 Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants under the 1995 Plan.

 1995 Employee Stock Purchase Plan

  In March 1995, NexGen adopted the 1995 Employee Stock Purchase Plan (the "ESPP"), and reserved 500,000 shares of Common Stock for issuance to eligible employees. The ESPP, permits eligible employees to purchase Common Stock at a discount through payroll deductions during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month accumulation periods. The price at which the Common Stock is purchased under the ESPP is equal to 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period commenced on May 24, 1995, the effective date of NexGen's initial public offering and the future offering periods will commence January 1 and July 1.

                                 NEXGEN, INC.

  The following table presents activity under the 1987 and 1995 Plans:

                                            SHARES      OPTIONS
                                          AVAILABLE   OUTSTANDING OPTION PRICE
                                          ----------  ----------- -------------
   Balance at June 30, 1992..............  1,391,780   2,701,250      0.15-0.40
     Additional shares authorized........    500,000         --             --
     Options granted.....................   (628,375)    628,375           0.40
     Options canceled....................    245,063    (245,063)          0.40
     Options exercised...................        --     (145,236)     0.15-0.40
                                          ----------   ---------
   Balance at June 30, 1993..............  1,508,468   2,939,326      0.15-0.40
     Options granted..................... (1,114,500)  1,114,500      0.50-2.50
     Options canceled....................    175,859    (175,859)     0.40-0.80
     Options exercised...................        --     (132,750)     0.15-0.40
                                          ----------   ---------
   Balance at June 30, 1994..............    569,827   3,745,217      0.15-2.50
     Options authorized..................  1,500,000         --             --
     Options granted..................... (1,999,929)  1,999,929     3.50-26.25
     Options canceled....................    167,808    (167,808)     0.40-7.50
     Options exercised...................        --     (786,074)     0.15-3.50
                                          ----------   ---------
   Balance at June 30, 1995..............    237,706   4,791,264  $0.15-$ 26.25
     Options granted (unaudited).........   (175,250)    175,250  $15.00-$24.00
     Options canceled (unaudited)........     12,577     (12,577) $0.40-$ 24.00
     Options exercised (unaudited).......        --      (74,394) $ 0.40-$ 0.80
                                          ----------   ---------
   Balance at September 30, 1995 (unau-
    dited)...............................     75,033   4,879,543  $0.40-$ 26.25
                                          ==========   =========

  At June 30, 1995 and September 30, 1995, 1,778,281 and 1,856,446 (unaudited)
options were vested.

5. INCOME TAXES

  Deferred income tax assets comprise the following:

                                                               JUNE 30, 1995
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
   Federal and state net operating loss carryforwards....... $ 26,000  $ 19,000
   Tax credit carryforwards.................................    4,000     6,000
   Capitalized research and development expenses............    4,000     5,000
                                                             --------  --------
   Deferred tax assets......................................   34,000    30,000
   Less valuation allowance.................................  (34,000)  (30,000)
                                                             --------  --------
                                                             $    --   $    --
                                                             ========  ========

  As of June 30, 1995, NexGen has net operating loss carryforwards of approximately $56.0 million for federal income tax purposes. The federal carryforwards expire on various dates through fiscal 2009. NexGen does not have net operating loss carryforwards for state tax purposes. The difference between the federal and state net operating loss carryforwards is attributed to the capitalization of research and development expenditures for state purposes and state statutory limitations on the amount of net operating losses which may be carried forward to subsequent years.

                                 NEXGEN, INC.

  As of June 30, 1995, NexGen has general business tax credit carryforwards of approximately $4 million and $1 million for federal and state tax reporting purposes, respectively. The federal tax credit carryforwards expire between the years 2004 and 2010.

  Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Because the sale of Series G Preferred Stock resulted in a change of ownership greater than 50%, NexGen's net operating loss carryforwards incurred prior to December 29, 1994 that can be utilized to reduce future taxable income are limited to approximately $5.5 million per year.

6. COMMITMENTS AND CONTINGENCIES

  NexGen leases its facilities and certain equipment under noncancelable operating lease agreements which expire at various dates through 1999. Rent expense for the years ended June 30, 1993, 1994 and 1995 totaled approximately $347,000, $421,000 and $497,000 respectively, and $245,000 for the unaudited three months ended September 30, 1995.

  Future minimum payments under the facilities and equipment leases with non-cancelable terms in excess of one year are as follows as of June 30, 1995 (in thousands):

      1996............................................................... $  948
      1997...............................................................    970
      1998...............................................................    734
      1999...............................................................    582
      Thereafter.........................................................    --
                                                                          ------
      Total.............................................................. $3,234
                                                                          ======

  In June 1994, NexGen entered into an agreement with a third party to manufacture NexGen's processors. In connection with this agreement, NexGen is committed to purchasing certain annual minimum amounts under a purchase order based on annual forecasts and quarterly revisions. NexGen believes it will be able to use current quantities committed. The third party has the right to manufacture, subject to specified volume limits, NexGen designed products upon payment of a royalty.

 License Agreement

  During March 1995, NexGen entered into a multi-year agreement with VLSI Technology, Inc. ("VLSI") which will manufacture system logic chipsets using the PCI bus for NexGen. NexGen will license to VLSI a nonexclusive transferable right to certain designs in exchange for a royalty. In addition, VLSI will provide NexGen with an exclusive royalty-free right to use certain designs. Certain product quantities per quarter (to be adjusted annually) are to be provided to NexGen based on a six-month forecast and a committed noncancelable purchase order to be provided to the vendor.

 Line of Credit

  In March 1995, NexGen received a commitment letter to enter into a proposed $10 million revolving accounts receivable line of credit agreement with a commercial bank. Under the current proposal, borrowings will bear interest at the bank's prime rate plus 0.5% and will be secured by NexGen's accounts receivable and other tangible assets. As proposed, the credit facility would require the maintenance of specified levels of tangible net worth, profitability and certain financial ratios. As of September 30, 1995 the credit agreement had not been entered into and there were no borrowings outstanding related to such agreement.

                                 NEXGEN, INC.

7. SUBSEQUENT EVENTS

 Merger Agreement

  On October 20, 1995, NexGen and Advanced Micro Devices, Inc. ("AMD") executed an Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, a wholly-owned subsidiary of AMD will be merged into NexGen (the "Merger"), and NexGen will become a wholly-owned subsidiary of AMD. Upon consummation of the Merger, each issued and outstanding share of Common Stock of NexGen will be converted into the right to receive eight-tenths (0.8) of a share of Common Stock of AMD. The transaction is intended to be a tax-free exchange for NexGen's stockholders. The consummation of the Agreement and the Merger is subject to approval of both NexGen and AMD stockholders, receipt of a letter from the independent accountants of AMD that the transaction will qualify as a "pooling of interests" and regulatory approval, as well as certain other conditions precedent. If approved, the transaction is expected to close in the first quarter of calendar 1996. Concurrently with execution of the Merger Agreement, NexGen and AMD also executed a Secured Credit Agreement (the "Credit Agreement") pursuant to which AMD has agreed to provide NexGen with a revolving line of credit in the aggregate principal amount of up to $60,000,000. Borrowings under the Credit Agreement will bear interest at prime plus 3.5% and will be secured by all tangible and intangible assets of NexGen but will be subordinated to NexGen's senior indebtedness. All outstanding principal and secured interest on borrowings under the Credit Agreement are due 12 months after termination of the Merger Agreement for any reason, or earlier, if any person other than AMD acquires more than 50% of NexGen's outstanding Common Stock.

 Capital Resources

  NexGen has recently experienced a number of events that have increased significantly its working capital needs. The industry's major manufacturer, Intel has recently implemented rapid price reductions, especially for lower performance x86 products, after it has introduced higher performance products. In order to compete, NexGen reduced its prices to levels significantly lower than Intel products of comparable performance in an attempt to establish NexGen's products in the marketplace. During the three months ended September 30, 1995, NexGen's product cost reductions have been insufficient to offset these price decreases and NexGen has been affected adversely because it has unexpectedly been unable to receive sufficient quantities of products at higher performance levels, which has resulted in lower average selling prices for NexGen's products. In response to the aggressive price reductions made by Intel during the three months ended September 30, 1995, NexGen reduced its prices and offered price protection to its customers. The foregoing factors have resulted in negative gross margins for the three months ended September 30, 1995. NexGen expects to continue to experience negative gross margins as long as it is unable to produce sufficient quantities of higher performance processors, introduce advanced and higher performance products more closely to Intel's release dates, or reduce manufacturing costs.

  NexGen has been pursuing an aggressive plan to enhance market share, increase revenue and accelerate new products. Although cost reduction programs have been planned to improve competitiveness, working capital requirements will be significant until NexGen generates positive cash flows. In the event the Merger is not consummated, NexGen will require additional capital or new bank credit lines to repay the up to $60,000,000 of borrowings from AMD, plus accrued interest thereon, incurred under the Credit Agreement. The borrowings from AMD become due no later than one year from the date that the Merger Agreement is terminated. Management must be successful in securing financing to repay such borrowings in order for NexGen to continue as a going concern beyond the date the borrowings from AMD become due. There can be no assurance that such funding can be obtained or that the terms of such funding will be acceptable to NexGen, if at all.

 Litigation

  On November 1, 1995, two alleged stockholders filed suit in the Superior Court of the State of California, County of Santa Clara, against NexGen, the members of NexGen's Board of Directors and a former director of NexGen.

                                 NEXGEN, INC.

The plaintiffs, who purport to represent a class of all NexGen stockholders, allege that the consideration which NexGen stockholders would receive pursuant to the Merger, 0.8 of a share of AMD Common Stock, is inadequate, and that the defendants have therefore breached the directors' fiduciary duties to the NexGen stockholders. The complaint alleges that the Merger consideration is below the fair or inherent value of NexGen and that the defendants have not considered other potential purchasers of NexGen or its stock. The complaint seeks an injunction against the Merger, rescission of the Merger, if consummated, unspecified damages, attorneys' fees and other relief. NexGen believes it has meritorious defenses and intends to vigorously defend the lawsuit. While the outcome of litigation cannot be accurately predicted, based upon information presently known to management, NexGen does not believe that the ultimate resolution of this lawsuit will have a material adverse effect upon its financial statements presented herein.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                             DATED OCTOBER 20, 1995

                                     AMONG

                         ADVANCED MICRO DEVICES, INC.,

                             AMD MERGER CORPORATION

                                      AND

                                  NEXGEN, INC.

                                   AS AMENDED

                               DECEMBER 11, 1995

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 SECTION 1
 THE MERGER..............................................................  A-6
  1.1  Merger...........................................................   A-6
  1.2  Closing..........................................................   A-6
  1.3  Consummation of Transactions.....................................   A-6
  1.4  Effect of Transactions...........................................   A-7
  1.5  Conversion of NexGen Common Stock................................   A-7
  1.6  Surrender and Payment............................................   A-7
  1.7  Fractional Shares................................................   A-8
  1.8  Assumption of Stock Options and Warrants.........................   A-8
  1.9  Stockholders' Approvals..........................................   A-8
       Certificate of Incorporation, By-laws, Directors and Officers of
  1.10  Surviving Corporation...........................................   A-8
  1.11 Accounting Treatment.............................................   A-9
  1.12 Tax Consequences.................................................   A-9
  1.13 Stock Subject to Conditions of Forfeiture........................   A-9
 SECTION 2
 REPRESENTATIONS AND WARRANTIES OF NEXGEN................................  A-9
  2.1  Organization; Qualification......................................   A-9
  2.2  Capitalization...................................................   A-9
  2.3  Subsidiaries.....................................................  A-10
  2.4  Authority Relative to Agreements.................................  A-10
  2.5  Consents and Approvals; No Violation.............................  A-10
  2.6  SEC Reports and Financial Statements.............................  A-11
  2.7  Undisclosed Liabilities..........................................  A-11
  2.8  Absence of Certain Changes or Events.............................  A-11
  2.9  Proxy Statement..................................................  A-12
  2.10 Certain Contracts and Arrangements...............................  A-12
  2.11 Legal Proceedings................................................  A-13
  2.12 No Violation.....................................................  A-13
  2.13 Taxes and Tax Returns............................................  A-13
       (a)General Tax Representations...................................  A-13
       (b)Withholding...................................................  A-13
       (c)Tax Sharing Agreements........................................  A-14
       (d)Taxes Since June 30, 1995.....................................  A-14
       (e)Tax Methods...................................................  A-14
       (f)Definitions...................................................  A-14
  2.14 Employee Benefit Plans...........................................  A-14
  2.15 Intellectual Property............................................  A-15
  2.16 Title to Properties..............................................  A-16
  2.17 Insurance........................................................  A-16
  2.18 Transactions with Management.....................................  A-17
  2.19 Disclosure.......................................................  A-17
  2.20 Brokerage and Finders' Fees......................................  A-17
  2.21 Actions Affecting Pooling........................................  A-17
  2.22 Takeover Statutes................................................  A-17
  2.23 Agreements of Affiliates and Others..............................  A-17
  2.24 Employee Relations...............................................  A-18
  2.25 Environmental Matters............................................  A-18
  2.26 Commercial Relationships.........................................  A-18

                                                                           PAGE
                                                                           ----
 SECTION 3
 REPRESENTATIONS AND WARRANTIES OF AMD AND AMD MERGER..................... A-18
  3.1  Organization; Qualification.......................................  A-18
  3.2  Capitalization....................................................  A-18
  3.3  Subsidiaries......................................................  A-19
  3.4  Authority Relative to this Agreement..............................  A-19
  3.5  Consents and Approvals; No Violation..............................  A-19
  3.6  SEC Reports and Financial Statement...............................  A-20
  3.7  Undisclosed Liabilities...........................................  A-20
  3.8  Absence of Certain Changes or Events..............................  A-20
  3.9  Proxy Statement...................................................  A-21
  3.10 Material Contracts................................................  A-21
  3.11 Legal Proceedings.................................................  A-21
  3.12 No Violation......................................................  A-22
  3.13 Taxes and Tax Returns.............................................  A-22
       (a)General Tax Representations....................................  A-22
       (b)Withholding....................................................  A-22
       (c)Tax Sharing Agreements.........................................  A-22
       (d)Taxes Since July 2, 1995.......................................  A-22
       (e)Tax Methods....................................................  A-23
       (f)Definitions....................................................  A-23
  3.14 Employee Benefit Plans............................................  A-23
  3.15 Intellectual Property.............................................  A-24
  3.16 Title to Properties...............................................  A-25
  3.17 Insurance.........................................................  A-25
  3.18 Transactions with Management......................................  A-25
  3.19 Disclosure........................................................  A-25
  3.20 Brokerage and Finders' Fees.......................................  A-25
  3.21 Actions Affecting Pooling.........................................  A-25
  3.22 Takeover Statutes.................................................  A-26
  3.23 Environmental Matters.............................................  A-26
  3.24 NexGen Commercial Relationships...................................  A-26
 SECTION 4
 COVENANTS OF NEXGEN...................................................... A-26
  4.1  Negative Covenants................................................  A-26
  4.2  Affirmative Covenants.............................................  A-27
  4.3  No Solicitation...................................................  A-29
 SECTION 5
 COVENANTS OF AMD AND AMD MERGER.......................................... A-30
  5.1  Negative Covenants................................................  A-30
  5.2  Affirmative Covenants.............................................  A-31
  5.3  Stock Options, Warrants and Convertible Instruments...............  A-33
  5.4  Employee Benefits.................................................  A-33
 SECTION 6
 INDEMNIFICATION.......................................................... A-34
  6.1  Indemnification by NexGen.........................................  A-34
  6.2  Indemnification by AMD............................................  A-34
  6.3  Defense of Action.................................................  A-34
  6.4  Additional Indemnification by AMD.................................  A-35

                                                                          PAGE
                                                                          ----
 SECTION 7
 MUTUAL CONDITIONS....................................................... A-35
  7.1  Absence of Restraint.............................................  A-35
  7.2  Absence of Termination...........................................  A-35
  7.3  Required Approvals...............................................  A-35
  7.4  Securities Law Requirements......................................  A-35
  7.5  Hart-Scott-Rodino Antitrust Improvements Act.....................  A-35
  7.6  NexGen Stockholders' Approval....................................  A-35
  7.7  AMD Stockholders' Approval.......................................  A-35
  7.8  New York Stock Exchange Listing..................................  A-35
 SECTION 8
 CONDITIONS PRECEDENT TO OBLIGATIONS OF AMD AND AMD MERGER............... A-36
       Compliance with Covenants; Representations and Warranties
  8.1   Correct.........................................................  A-36
  8.2  No Material Adverse Change.......................................  A-36
  8.3  Section 2.23 Documents...........................................  A-36
  8.4  Key Employees....................................................  A-36
  8.5  Fairness Opinion.................................................  A-36
  8.6  Comfort Letter...................................................  A-36
  8.7  Legal Opinion....................................................  A-37
  8.8  Resignations.....................................................  A-37
  8.9  Tax Opinion......................................................  A-37
  8.10 Pooling-of-Interests Accounting Treatment........................  A-37
 SECTION 9
 CONDITIONS PRECEDENT TO NEXGEN'S OBLIGATIONS............................ A-37
       Compliance with Covenants; Representations and Warranties
  9.1   Correct.........................................................  A-37
  9.2  No Material Adverse Change.......................................  A-37
  9.3  Tax Opinion......................................................  A-38
  9.4  Fairness Opinion.................................................  A-38
  9.5  Legal Opinion....................................................  A-38
 SECTION 10
 TERMINATION OF AGREEMENT................................................ A-38
 10.1  Termination......................................................  A-38
 10.2  Effect of Termination............................................  A-39
 10.3  Fees and Expenses................................................  A-39
 10.4  Return of Information; Confidentiality...........................  A-40
 10.5  Extension of Time; Waivers.......................................  A-40
       (a) By AMD and AMD Merger........................................  A-40
       (b) By NexGen....................................................  A-40
 SECTION 11
 MISCELLANEOUS........................................................... A-41
 11.1  Amendment........................................................  A-41
 11.2  No Survival of Representations and Warranties....................  A-41
 11.3  Entire Agreement; Counterparts; Applicable Law...................  A-41
 11.4  Attorneys' Fees..................................................  A-41
 11.5  Assignability....................................................  A-41
 11.6  Notices..........................................................  A-41
 11.7  Titles...........................................................  A-42
 11.8  Third Party Beneficiary..........................................  A-42
 11.9  Cooperation......................................................  A-42

                                                                          PAGE
                                                                          ----
 ANNEXES
 Annex 1    Credit Agreement............................................   A-43
 EXHIBIT
 Exhibit A  Form of Voting Agreement....................................   A-68
 Exhibit B  Form of Affiliate Agreement.................................   A-72
 Exhibit C  Form of No Sale Agreement...................................   A-75

                    AGREEMENT AND PLAN OF MERGER AS AMENDED

  AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 20, 1995, by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (hereinafter referred to as "AMD"), AMD MERGER CORPORATION, a Delaware corporation (hereinafter referred to as "AMD Merger"), and NEXGEN, INC., a Delaware corporation (hereinafter referred to as "NexGen").

  A. AMD has formed AMD Merger as a wholly-owned subsidiary in order to effect the merger of AMD Merger with and into NexGen (the "Merger") in accordance with the laws of the State of Delaware and in accordance with this Agreement so that upon consummation of the Merger, NexGen will be a wholly-owned subsidiary of AMD and AMD Merger will cease to exist; and

  B. This Agreement has been approved by the Boards of Directors of AMD, AMD Merger and NexGen, by AMD in its capacity as the sole stockholder of AMD Merger, and will be submitted for approval by the stockholders of AMD and NexGen; and

  C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"); and

  D. AMD and NexGen have entered into a Credit Agreement, dated as of the date hereof, in the form attached hereto as Annex 1 and forming an integral part of this Agreement (the "Credit Agreement").

  NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement and the Credit Agreement, the parties hereto agree as follows:

                                   SECTION 1

                                  THE MERGER

  1.1 Merger. At the Effective Time (as hereinafter defined) AMD Merger shall be merged with and into NexGen, whereupon the separate existence of AMD Merger shall cease, and NexGen shall be the surviving corporation. The above notwithstanding, at the election of AMD, the Merger shall be restructured such that either (i) NexGen shall be merged with and into AMD, whereupon the separate existence of NexGen shall cease, AMD shall be the surviving corporation, and AMD Merger shall not be a constituent corporation of the Merger, or (ii) NexGen shall be merged with and into AMD Merger, whereupon the separate existence of NexGen shall cease, and AMD Merger shall be the surviving corporation; provided, however, that in each case, AMD's right to elect an alternative structure shall be subject to the condition that the Merger will qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Code.

  1.2 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which will take place at the offices of Bronson, Bronson & McKinnon, 505 Montgomery Street, San Francisco, California as soon as practicable after the respective stockholders of AMD and NexGen shall have approved the Merger, as provided in Section 1.9 of this Agreement; provided, however, that if any condition of Closing specified in Sections 7 through 9 has not been satisfied, NexGen or AMD, as the case may be, may postpone the Closing until a date which is promptly after the satisfaction of such condition, but in no event shall such postponement extend beyond April 30, 1996. Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be agreed upon by NexGen and AMD. The date of the Closing is referred to in this Agreement as the "Closing Date."

  1.3 Consummation of Transactions. If, at the Closing, no condition exists which would permit any of the parties to terminate this Agreement or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the Merger shall be consummated, and then and thereupon AMD Merger and NexGen will each carry out the procedures specified under the applicable provisions of the Delaware General

Corporation Law, as amended (the "DGCL"), including filing a Certificate of Merger with the Secretary of State of the State of Delaware, whereupon the Merger shall become effective. The time that the Merger shall become effective is referred to in this Agreement as the "Effective Time."

  1.4 Effect of Transactions. The Merger shall have the effects set forth in
Section 259 of the DGCL.

  1.5 Conversion of NexGen Common Stock. (a) At the Effective Time, (i) each issued and outstanding share of NexGen common stock, par value $.0001 per share ("NexGen Common Stock") shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of the holder thereof, the right to receive, upon surrender of the certificate representing such share and in exchange therefor, 8/10th's of a share (the "Exchange Ratio") of AMD common stock, $.01 par value ("AMD Common Stock"); such shares shall be fully paid and nonassessable; and
(ii) each issued and outstanding share of AMD Merger Common Stock, par value $.01 per share, shall be converted into one (1) issued and outstanding share of NexGen Common Stock.

  (b) In the case of any consolidation or merger of AMD with or into another corporation other than a merger with another corporation in which AMD is a continuing corporation and which does not result in any reclassification or change of AMD Common Stock, at the Effective Time, (i) each issued and outstanding share of NexGen Common Stock shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of the holder thereof, the right to receive, upon surrender of the certificate representing such share and in exchange therefor, 8/10th's of the kind and amount of shares of stock or other securities receivable upon such consolidation or merger by a holder of one (1) share of AMD Common Stock; such securities shall be fully paid and nonassessable; and (ii) each issued and outstanding share of AMD Merger Common Stock, par value $0.01 per share, shall be converted into one (1) issued and outstanding share of NexGen Common Stock. Upon any such consolidation or merger, to the extent reasonably deemed necessary by NexGen, AMD or the successor corporation shall execute appropriate documentation to insure the result provided for in this Section 1.5(b).

  1.6 Surrender and Payment. (a) Prior to the Effective Time, AMD shall appoint an agent reasonably satisfactory to NexGen (the "Exchange Agent") for the purpose of exchanging certificates representing shares of NexGen Common Stock as provided in Section 1.5. At the Effective Time, AMD will deposit with the Exchange Agent certificates representing the aggregate number of shares of AMD Common Stock to be issued in respect of shares of NexGen Common Stock. Promptly after the Effective Time, AMD will send, or will cause the Exchange Agent to send, to each holder of shares of NexGen Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of NexGen Common Stock to the Exchange Agent.

  (b) Each holder of shares of NexGen Common Stock that have been converted into a right to receive shares of AMD Common Stock upon surrender to the Exchange Agent of a certificate or certificates representing such shares of NexGen Common Stock, together with a properly completed letter of transmittal covering such shares, will be entitled to receive the shares of AMD Common Stock issuable in respect of such shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such shares of AMD Common Stock.

  (c) If any shares of AMD Common Stock are to be paid to a person other than the registered holder of the shares of NexGen Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares of NexGen Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of shares of NexGen Common Stock. If, after the Effective Time, certificates representing shares of NexGen Common Stock are presented to NexGen or AMD, they shall be canceled and exchanged for shares of AMD Common Stock in accordance with the procedures set forth herein.

  (e) Any shares of AMD Common Stock deposited with the Exchange Agent pursuant to Section 1.6(a) that remain unclaimed by the holders of shares of NexGen Common Stock twelve months after the Effective Time shall be returned to AMD upon demand, and any such holder who has not exchanged his shares of NexGen Common Stock for AMD in accordance with this Section 1.6 prior to that time shall thereafter look only to AMD for his claim for AMD Common Stock, any cash in lieu of fractional shares of AMD Common Stock and any dividends or distributions with respect to AMD Common Stock. Notwithstanding the foregoing, AMD shall not be liable to any holder of shares of AMD Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

  (f) No dividends or other distributions with respect to the AMD Common Stock to be issued in the Merger shall be paid to the holder of any unsurrendered certificates representing shares of NexGen Common Stock until such certificates are surrendered as provided in this Section 1.6. Upon such surrender, there shall be paid, without interest, to the holder of the AMD Common Stock into which such shares of NexGen Common Stock were converted, (1) all dividends and other distributions in respect of AMD Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time, and (2) all dividends or other distributions in respect of shares of NexGen Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

  1.7 Fractional Shares. No fractional shares of AMD Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of NexGen Common Stock who would otherwise be entitled to a fraction of a share of AMD Common Stock shall, upon surrender of his certificate or certificates representing NexGen Common Stock, be paid an amount in cash (without interest) determined by multiplying such fraction by the average of the last reported sales price, regular way, of AMD Common Stock on the New York Stock Exchange (the "NYSE") for the twenty trading days immediately preceding the Closing. The Exchange Agent will, subject to any applicable abandoned property or similar law, until one year after the Effective Time, pay to such holders, upon surrender of their certificates, representing NexGen Common Stock outstanding immediately prior to the Effective Time, the cash value of such fractions so determined, without interest. This obligation shall be assumed by AMD one year after the Effective Time subject to any applicable statute of limitations or any abandoned property or similar law.

  1.8 Assumption of Stock Options and Warrants. At the Effective Time, all options or rights to purchase NexGen Common Stock then outstanding under the NexGen 1995 Employee Stock Purchase Plan, the NexGen 1987 Stock Plan, and the NexGen 1995 Stock Plan (the "NexGen Options"), all outstanding warrants to purchase NexGen Common Stock (the "NexGen Warrants") and the option of ASCII to acquire NexGen Common Stock under the ASCII Notes described in Section 2.2(b) shall be assumed by AMD in accordance with the provisions of Section
5.3 hereof.

  1.9 Stockholders' Approvals. AMD and NexGen shall each call a meeting of their respective stockholders to consider and vote upon the approval of this Agreement and the Merger contemplated hereby (the "AMD Stockholders' Meeting" and the "NexGen Stockholders' Meeting"), all in accordance with the provisions of the DGCL and the Securities Exchange Act of 1934, as amended ("the Exchange Act"), as soon as practicable after AMD's registration statement on Form S-4 relating to the shares of AMD Common Stock to be issued in connection with the Merger (the "S-4") shall have been declared effective by the Securities and Exchange Commission (the "SEC") and the Proxy Statement, as defined in Section 4.2(c), has been cleared by the SEC.

  1.10 Certificate of Incorporation, By-laws, Directors and Officers of Surviving Corporation. At the Effective Time of the Merger, (i) the Certificate of Incorporation and By-laws of NexGen, as in effect immediately prior thereto, shall be and remain the Certificate of Incorporation and By-laws of the surviving corporation until thereafter amended in accordance with applicable law and
(ii) the officers and directors of NexGen shall be as set forth below:

            Directors: W.J. Sanders III
                       Richard Previte
                       S. Atiq Raza
            Officers:  S. Atiq Raza, President and
                       Secretary
                       Anthony S.S. Chan, Treasurer

  1.11 Accounting Treatment. The parties intend that the Merger will be treated as a pooling-of-interests for accounting purposes by AMD.

  1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

  1.13 Stock Subject to Conditions of Forfeiture. All shares of AMD Common Stock which are received in the Merger in exchange for shares of NexGen Common Stock which, under agreements with NexGen or its subsidiaries, are unvested or subject to a repurchase option or other condition of forfeiture which, by its terms, does not terminate due to the Merger will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares will be marked with appropriate legends.

                                   SECTION 2

                   REPRESENTATIONS AND WARRANTIES OF NEXGEN

  Except as set forth in the schedule of disclosures and exceptions delivered to AMD contemporaneously with the execution of this Agreement and initialled by an officer of NexGen (the "NexGen Disclosure Schedule"), the sections of which are numbered to correspond to the section numbers of this Agreement, NexGen represents and warrants to AMD and AMD Merger as follows:

  2.1 Organization; Qualification. NexGen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NexGen has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of NexGen. NexGen has previously delivered to AMD complete and correct copies of NexGen's Certificate of Incorporation and Bylaws.

  2.2 Capitalization.

  (a) NexGen's authorized capital stock consists of 125,000,000 shares of NexGen Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share. As of September 30, 1995, 33,212,010 shares of NexGen Common Stock were issued and outstanding and were designated for quotation on the Nasdaq National Market, no shares of Preferred Stock were issued and outstanding, and no shares of NexGen Common Stock or Preferred Stock were issued and held in the treasury. As of September 30, 1995, NexGen had reserved 8,590,588 shares of NexGen Common Stock for issuance pursuant to the NexGen employee benefit programs described in Section 2.2 of the NexGen Disclosure Schedule and pursuant to outstanding warrants and convertible securities.

  (b) All outstanding shares of NexGen Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. Section 2.2 of the NexGen Disclosure Schedule contains a true and complete list of all employee benefit programs and warrants which obligate or permit NexGen to issue its capital stock to its directors, officers, employees, outside independent sales representatives or other parties. Except for the options and warrants issued pursuant to any of the employee benefit programs and warrants described in Section 2.2 of the NexGen Disclosure Schedule, and the option held by ASCII Corporation and ASCII of America, Inc. (collectively "ASCII") pursuant to promissory notes between NexGen and ASCII (the "ASCII Notes") which permit ASCII to convert all or a portion of the ASCII Notes into shares of NexGen Common Stock, there are no outstanding subscriptions, options, warrants, calls, rights, agreements or commitments obligating NexGen to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of NexGen's capital stock.

  (c) Except for this Agreement, the Section 2.23 Documents as defined below, the employee benefit programs described in the NexGen Disclosure Schedule and outstanding warrants, there are no agreements, restrictions or understandings to which NexGen is a party, with respect to the sale, transfer or voting of any shares of NexGen Common Stock.

  2.3 Subsidiaries. Section 2.3 of the NexGen Disclosure Schedule contains a true and complete list of all of NexGen's subsidiaries (each such subsidiary shall hereinafter separately be called a "NexGen Subsidiary" and all such subsidiaries shall collectively be called the "NexGen Subsidiaries") and their jurisdictions of incorporation. All of the shares of capital stock of each of the NexGen Subsidiaries are owned directly or indirectly by NexGen, are validly issued, fully paid and nonassessable and are owned free and clear of any liens, claims, charges or encumbrances. There are no existing options, warrants, calls or commitments of any character relating to the issued or unissued capital stock of any of the NexGen Subsidiaries. NexGen has, and the NexGen Subsidiaries have, no material investment in any subsidiary or any material investment in any partnership, joint venture or similar entity, except as disclosed in Section 2.3 of the NexGen Disclosure Schedule, all of which investments are owned free and clear of any liens, claims, charges or encumbrances. Each of the NexGen Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the NexGen Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the owning or leasing of its properties makes such qualification necessary, except where the failure to have such power and authority or to be so qualified would not, in the aggregate, have a material adverse effect on the assets, properties, business or financial condition of NexGen and the NexGen Subsidiaries taken as a whole.

  2.4 Authority Relative to Agreements. NexGen has full corporate power and authority to execute and deliver this Agreement and the Credit Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Credit Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of NexGen, and no other corporate proceedings on the part of NexGen are necessary for NexGen to authorize this Agreement and the Credit Agreement or, other than approval of this Agreement by NexGen's stockholders, to consummate the transactions contemplated hereby and thereby. This Agreement and the Credit Agreement have been duly and validly executed and delivered by NexGen and constitute valid and binding agreements of NexGen, enforceable against NexGen in accordance with their terms.

  2.5 Consents and Approvals; No Violation. Except as may be required by the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities laws and the DGCL, there is no requirement applicable to NexGen or any of the NexGen Subsidiaries to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by NexGen of the transactions contemplated by this Agreement. NexGen does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement or the Credit Agreement by NexGen nor the consummation by NexGen of the transactions contemplated by this Agreement or the Credit Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of NexGen, (b) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair NexGen's or any of the NexGen Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NexGen or any of the NexGen Subsidiaries is a party or by which NexGen or any of the NexGen Subsidiaries or its or any of their respective properties is bound or affected, (c) violate in any material respects any statute, rule, regulation, order, writ, injunction or decree applicable to NexGen, any NexGen Subsidiary or any of their respective assets where the consequences of such violation would, in the aggregate, have a material and adverse effect on NexGen and the NexGen Subsidiaries taken as a whole, or (d) result in the creation of any material, individually or in the aggregate, liens, charges or encumbrances on any of the assets of NexGen or the NexGen Subsidiaries.

  2.6 SEC Reports and Financial Statements.

  (a) NexGen has previously furnished to AMD complete and correct copies, including exhibits, of: (i) its prospectus dated May 24, 1995, filed with the SEC on May 26, 1995, pursuant to Rule 424(b)(4) under the Act (the "NexGen Prospectus"); (ii) its Annual Report (the "NexGen Annual Report") on Form 10-K for the fiscal year ended June 30, 1995; (iii) all reports or filings, other than the NexGen Annual Report, filed by NexGen with the SEC (the "NexGen Other Reports"); and (iv) a draft of its Quarterly Report (the "NexGen Draft Quarterly Report") on Form 10-Q for the quarter ended September 30, 1995.

  (b) As of their respective dates, the NexGen Prospectus, the NexGen Annual Report, the NexGen Other Reports, and the NexGen Draft Quarterly Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) NexGen has filed with the SEC all reports and registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.

  (d) The audited consolidated financial statements and unaudited interim financial statements included in the reports or other filings referred to in
Section 2.6(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto, and except that the unaudited interim financial statements do not include complete footnote disclosure), fairly present the consolidated financial position of NexGen and the NexGen Subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position of NexGen and the NexGen Subsidiaries for the periods shown therein, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.

  2.7 Undisclosed Liabilities. Neither NexGen nor any NexGen Subsidiary has any material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for any such material liability and obligation which (a) is accrued or reserved against in the balance sheet as of June 30, 1995, contained in the NexGen Annual Report for the period ended June 30, 1995, (the "NexGen Audited Balance Sheet"), or disclosed in the notes included in the audited financial statements of NexGen for the fiscal year ended June 30, 1995, contained in the NexGen Annual Report (the "NexGen Audited Financial Statements"), (b) is of a normally recurring nature and was incurred after June 30, 1995, in the ordinary course of business consistent with past practice, or (c) was incurred in the ordinary course of business and is not required to be disclosed in financial statements or the notes thereto under generally accepted accounting principles.

  2.8 Absence of Certain Changes or Events. Since June 30, 1995, there has not been:

    (a) any material adverse change in the business, assets, liabilities, financial condition or results of operations of NexGen and the NexGen Subsidiaries taken as a whole or any event which could, so far as can reasonably be foreseen, have such an effect;

    (b) any damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting, or which could materially and adversely affect, the assets, properties, business, results of operations or financial condition of NexGen and the NexGen Subsidiaries taken as a whole;

    (c) any material increase in the compensation payable or to become payable by NexGen or any NexGen Subsidiary to its directors, officers or employees or any material increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement made to, for or with any such directors, officers or employees, other than in the ordinary course of business;

    (d) any labor dispute, other than routine matters none of which is, or so far as can reasonably be foreseen could be, materially adverse to the assets, properties, business, results of operations or financial condition of NexGen and the NexGen Subsidiaries taken as a whole;

    (e) any entry by NexGen or the NexGen Subsidiaries into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure), other than in the ordinary course of business;

    (f) any change by NexGen or the NexGen Subsidiaries in accounting methods, principles or practices, except as required by generally accepted accounting principles or concurred with by NexGen's independent certified public accountants;

    (g) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the capital stock of NexGen; or

    (h) any material agreement, whether in writing or otherwise, to take any action described in this Section 2.8.

  2.9 Proxy Statement. None of the information relating to NexGen which is furnished to AMD by NexGen for the purpose of inclusion in or the preparation of (i) the Proxy Statement (as defined in Section 4.2(c)) at the time the Proxy Statement is mailed, at the time of the meeting of NexGen's stockholders to vote on the Merger or at the Effective Time of the Merger, as then amended or supplemented, or (ii) the S-4 to be filed by AMD with the SEC pursuant to
Section 5.2(d) at the time the S-4 becomes effective or at the Effective Time of the Merger, as then amended or supplemented, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the NexGen Stockholders' Meeting. The Proxy Statement as it relates to NexGen will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed.

  2.10 Certain Contracts and Arrangements. Except for agreements listed as exhibits to the NexGen Annual Report, none of NexGen or any Of the NexGen Subsidiaries is a party to any material: (a) employment agreement; (b) collective bargaining agreement; (c) license agreement or arrangement; (d) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $50,000 by NexGen or any NexGen Subsidiary or the guaranty of any obligation for the borrowing of money by NexGen or any NexGen Subsidiary in excess of such amount; or (e) agreement (other than contracts for insurance) which (i) is not terminable by NexGen, or a NexGen Subsidiary, as applicable, on ninety (90) or fewer days notice at any time without penalty and involves the receipt or payment by NexGen or a NexGen Subsidiary of more than $50,000 in any 12 month period,
(ii) any joint venture, partnership or similar arrangement extending beyond six (6) months or involving equity or investments of more than $50,000, or
(iii) is otherwise material to NexGen or the NexGen Subsidiaries taken as a whole. There is not, under any of the aforesaid agreements or obligations, any material default or event of default by NexGen or other event which (with or without notice, lapse of time or both) would constitute a material default or event of default by NexGen or any NexGen Subsidiary. Except as disclosed in the NexGen Prospectus, no director or officer of NexGen or any NexGen Subsidiary, and to the knowledge of the executive officers of NexGen, no person who is an affiliate of any such director or officer has any material contractual relationship with NexGen or any NexGen Subsidiary.

  2.11 Legal Proceedings. Except as disclosed in the footnotes to the NexGen Audited Financial Statements or the NexGen Annual Report there are no pending or, to the knowledge of NexGen, threatened legal, administrative, arbitration or other proceedings or governmental investigations or reviews against NexGen or any NexGen Subsidiary which could, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of NexGen and the NexGen Subsidiaries taken as a whole or on the ability of NexGen to carry out the transactions contemplated in this Agreement. Neither NexGen nor any NexGen Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court or governmental or administrative body or agency applicable to it which could have a materially adverse effect on the consolidated assets, properties, business or financial condition of NexGen and the NexGen Subsidiaries taken as a whole.

  2.12 No Violation. Except as disclosed in the NexGen Annual Report, NexGen and the NexGen Subsidiaries have substantially complied with all applicable laws, ordinances, regulations, judgments, decrees, injunctions or orders of any court or other governmental entity, except for violations which, individually or in the aggregate, do not and are not expected to have a material adverse effect on the operations, business or financial condition of NexGen and the NexGen Subsidiaries taken as a whole.

  2.13 Taxes and Tax Returns.

  (a) General Tax Representations. NexGen represents and warrants, on behalf of itself and each of the NexGen Subsidiaries, that (i) each of NexGen and the NexGen Subsidiaries has timely filed (or will timely file prior to the Closing) all federal, state, local and foreign tax returns required to be filed by it prior to the Closing, (ii) each of NexGen and the NexGen Subsidiaries has timely paid (or will do so prior to the Closing) or made adequate provision for the payment of all taxes (which are separately or in the aggregate material), as defined below, due and payable by it (without regard to whether or not such taxes have been assessed); (iii) all material information contained in or provided in connection with the tax returns filed by (or to be filed by) NexGen or any of the NexGen Subsidiaries is (or will be) true, complete and accurate; (iv) NexGen and each of the NexGen Subsidiaries has no liability for unpaid taxes (which are separately or in the aggregate material), whether or not disputed, accrued or applicable for the period ended June 30, 1995, and for all years and periods ended prior thereto, except for amounts reserved on the NexGen Audited Balance Sheet; (v) the California Bank and Corporation Franchise and Corporation Income tax returns of NexGen and of each of the NexGen Subsidiaries have been audited by the Franchise Tax Board ("FTB") or the statutes of limitations with respect to California Bank and Corporation Franchise and Corporation Income taxes have all expired, for all fiscal years to and including the fiscal year ended June 30, 1988; (vi) the federal income tax returns of NexGen and each of the NexGen Subsidiaries have been audited by the Internal Revenue Service ("IRS"), or the statutes of limitations with respect to federal income taxes have all expired, for all fiscal years to and including the fiscal year ended June 30, 1988;
(vii) all deficiencies asserted as a result of all foreign, if any, U.S. federal, state and local tax examinations have been paid, fully settled or adequately provided for as a tax liability in the NexGen Audited Balance Sheet; (viii) there are no audits, investigations, examinations or tax litigation matters threatened or pending, nor have any claims been made or asserted, for or with respect to taxes (which are separately or in the aggregate material) of NexGen or any of the NexGen Subsidiaries; (ix) there are no outstanding agreements or waivers extending the statutory period of limitation on assessment or collection applicable to any tax return or tax period of NexGen or any of the NexGen Subsidiaries; (x) neither NexGen nor any of the NexGen Subsidiaries has filed a consent to the application of Section 341(f) of the Code; and (xi) to the best of NexGen's knowledge, NexGen's stockholders do not have, and as of the Closing will not have, any present intention, plan or arrangement to sell, transfer or otherwise dispose of, in the aggregate, that number of the shares of AMD Common Stock to be received by them pursuant to the terms of this Agreement which would result, after all such transfers are made, in such stockholders retaining and holding, after the Closing, shares of AMD common stock having an aggregate value of less than fifty percent (50%) of the aggregate value of the NexGen Common Stock held by all of NexGen's shareholders immediately prior to the Closing.

  (b) Withholding. NexGen and each of the NexGen Subsidiaries has withheld from its employees, customers and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

  (c) Tax Sharing Agreements. There is no contract, agreement or intercompany account system in existence pursuant to which NexGen or any of the NexGen Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) determined on a consolidated, combined or unitary basis with respect to an affiliated group or other group of corporations of which NexGen or any NexGen Subsidiary is or was a member.

  (d) Taxes Since June 30, 1995. Since June 30, 1995, NexGen and the NexGen Subsidiaries have not incurred any material tax liability other than taxes incurred (i) in the ordinary course of their business, (ii) pursuant to a change set forth in Section 2.8(f) of the NexGen Disclosure Schedule, or (iii) pursuant to a transaction permitted under Section 4.1 of this Agreement.

  (e) Tax Methods. Since June 30, 1995, NexGen and the NexGen Subsidiaries have used tax accounting methods, practices and elections consistent with past practices.

  (f) Definitions. (i) The term "tax" or "taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, ad valorem, value added, alternative or add-on minimum, capital stock, registration, net worth, severance, stamp, windfall profits, environmental (including taxes under Section 59A of the Code), excise, property, sales, use, license, payroll, employment, disability, social security, workers' compensation, franchise, duties, business or other occupation, withholding, transfer or recording taxes, fees, charges and obligations, imposed by the United States, or any state, local or other political subdivision or agency thereof, as well as any foreign government or other political subdivision or agency thereof, whether computed on a consolidated, unitary, combined or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any primary or secondary liability for taxes. (ii) The term "tax return" shall mean any report, election, claim, information statement, filing, return or other document or information required by law to be supplied to a taxing authority in connection with taxes, including any schedules, supplements or attachments thereto.

  2.14 Employee Benefit Plans.

  (a) Section 2.14(a) of the NexGen Disclosure Schedule lists each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and hereinafter referred to as "Employee Benefit Plan(s)," which NexGen or any of the NexGen Subsidiaries maintains or administers, or to which NexGen or any of the NexGen Subsidiaries contributes or is required to contribute, or with respect to which NexGen has or may incur any present or future obligation. True and correct copies of all Employee Benefit Plans, and all related trust agreements, annuity contracts and any other funding instruments have been furnished to AMD, together with (i) the most recent annual report (Form 5500 series, including, if applicable, Schedule B thereto), (ii) the most recent actuarial valuations, if any, and
(iii) all "summary plan descriptions" and "summaries of material modifications" (as defined in Section 102 of ERISA and the regulations thereunder) prepared in connection with each Employee Benefit Plan. Neither NexGen nor any of the NexGen Subsidiaries is a participant in any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

  (b) Section 2.14(b) of the NexGen Disclosure Schedule lists all plans, agreements or arrangements, exclusive of any Employee Benefit Plan, relating to any form of current or deferred compensation (exclusive of base salary and base wages), bonus, stock option, stock purchase, incentive, vacation, health, dental, disability and death benefits which NexGen or any of the NexGen Subsidiaries maintains or administers, or to which NexGen or any of the NexGen Subsidiaries contributes or is required to contribute, or with respect to which NexGen has or may incur any present or future obligation. True and correct copies of all such plans, agreements or arrangements (hereinafter referred to collectively as "NexGen Benefit Arrangements") have been furnished to AMD.

  (c) Each Employee Benefit Plan (and any related trust agreements, annuity contracts and other funding instruments) has been and is being administered and operated in accordance with its terms and has complied, and complies currently, in all material respects, with the provisions of ERISA and of the Code and all other applicable laws, rules and regulations. Each NexGen Benefit Arrangement has been and is being administered and operated in accordance with its terms and has complied, and currently complies, with the provisions of all applicable laws, rules and regulations. All reports required by any governmental agencies have been timely filed with respect to all Employee Benefit Plans and all NexGen Benefit Arrangements.

  Each Employee Benefit Plan which is intended to be tax qualified under
Section 401(a) or Section 403 of the Code is so qualified and has received a favorable determination letter, covering all amendments thereto, from the IRS indicating that it is so qualified. Each trust which is intended to be tax-exempt--under Section 501(a) of the Code is exempt from taxation.

  (d) No "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan which could subject any person or entity (other than a person or entity for whom NexGen or any of the NexGen Subsidiaries is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code.

  (e) Other than for claims in the ordinary course for benefits under any and all Employee Benefit Plans or NexGen Benefit Arrangements, there are no actions, suits, claims or proceedings pending or, to the best knowledge of NexGen, threatened, nor does there exist any basis therefor, which could result in any material liability on the part of NexGen or any NexGen Subsidiary with respect to any Employee Benefit Plan or NexGen Benefit Arrangement.

  (f) Neither NexGen nor any NexGen Subsidiary maintains any Employee Benefit Plan subject to Title IV of ERISA.

  (g) There has been no amendment to, or changes in the actuarial assumptions or funding of, any Employee Benefit Plan or NexGen Benefit Arrangement which would materially increase the annual expense associated with such plan or arrangement above the level of the expense set forth in the NexGen Consolidated Statement of Operations for the fiscal year ended June 30, 1995.

  2.15 Intellectual Property.

  (a) NexGen owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of NexGen as currently conducted in any material respect. Section 2.15(a) of the NexGen Disclosure Schedule lists all current and past (lapsed, expired, abandoned or cancelled) patents, registered and material unregistered copyrights, maskworks, trade names and any applications therefor owned by NexGen (the "NexGen Intellectual Property Rights"), and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of NexGen's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered.
Section 2.15(a) of the NexGen Disclosure Schedule includes and specifically identifies all third-party patents, trademarks, copyrights (including software) and maskworks (the "Third Party Intellectual Property Rights"), to the knowledge of NexGen, which are incorporated in, are, or form a part of, any NexGen product. Section 2.15(a) of the NexGen Disclosure Schedule lists
(i) any requests NexGen has received to make any registration of the type referred to in the penultimate sentence prior hereto, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use NexGen Intellectual Property Right, or any trade secret material to NexGen; and (iii) all material licenses, sublicenses and other agreements as to which NexGen is a party and pursuant to which NexGen is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

  (b) NexGen is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 2.15(a) of the NexGen Disclosure Schedule. No claims with respect to the NexGen Intellectual Property Rights, any trade secret material to NexGen, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through NexGen, are currently pending or, to the knowledge of NexGen, are threatened by any person, nor does NexGen know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by NexGen infringes on any copyright, maskwork, patent, trademark, service mark or trade secret; (ii) against the use by NexGen of any trademarks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in NexGen's business as currently conducted or as proposed to be conducted by NexGen; (iii) challenging the ownership, validity or effectiveness of any of NexGen's Intellectual Property Rights or other trade secret material to NexGen, or (iv) challenging NexGen's license or legally enforceable right to use of the Third Party Intellectual Rights. To NexGen's knowledge, after reasonable investigation, all patents, registered trademarks, maskworks and copyrights held by NexGen are valid and subsisting. To NexGen's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the NexGen Intellectual Property by any third party, including any employee or former employee of NexGen or any of the NexGen Subsidiaries. Neither NexGen nor any of the NexGen Subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that NexGen may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, NexGen or any of the NexGen Subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

  (c) Neither the execution and delivery of this Agreement or the Credit Agreement by NexGen nor the consummation by NexGen of the transactions contemplated by this Agreement or the Credit Agreement will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair NexGen's or any of the NexGen Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any license agreement, contract or other arrangement of any nature relating to NexGen Intellectual Property Rights or Third Party Intellectual Property Rights.

  (d) Each employee of NexGen has executed a confidentiality, invention and copyright agreement with NexGen in the forms previously delivered to AMD.

  2.16 Title to Properties. NexGen or a NexGen Subsidiary has good and marketable title to all properties and assets reflected on the NexGen Audited Balance Sheet as owned by it and to properties or assets acquired by it or a NexGen Subsidiary after the date thereof (except for equipment which is subject to capital leases and properties sold or otherwise disposed of in the ordinary course of business since the date of the NexGen Audited Balance sheet), free and clear of all title defects and all liens, mortgages, pledges, claims, charges, security interests or other encumbrances of any nature whatsoever except as stated in the NexGen Annual Report or which alone or in the aggregate do not materially detract from the value, or materially interfere with the present use, of any material asset or property or of the assets or properties of NexGen and the NexGen Subsidiaries as a whole or otherwise materially impair the business of NexGen and the NexGen Subsidiaries as a whole.

  2.17 Insurance. NexGen and each of the NexGen Subsidiaries has insurance on its officers, directors, employees, business operations and property, in such amounts as are reasonable and deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or businesses in the localities where such properties are located, under, to the best of NexGen's knowledge, valid and enforceable policies issued by insurers of recognized responsibility, and such policies shall not, pursuant to their terms, in any way be affected by, or terminate or lapse by reason of, the Merger. Section 2.17 of the NexGen Disclosure Schedule contains a list of the policies of fire, casualty, liability, title, workers' compensation and other forms of insurance held by NexGen, a list of all liability policies and self-insured retentions (including the names of insurers and the limits of liability for each policy) for the past nine years, as well as a description of general liability loss details for the past five years and any exposure ordinarily covered by commercial insurance which is self-insured. NexGen has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

  2.18 Transactions with Management. Except as disclosed in the documents described in Section 2.6(a), no executive officer, director or, stockholder of NexGen or any of the NexGen Subsidiaries has, since June 30, 1995, engaged in any business dealings with NexGen or any of the NexGen Subsidiaries other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder. No executive officer or director of NexGen or any of the NexGen Subsidiaries (except in his capacity as such) has any direct or indirect material interest in (i) any property or assets of NexGen or that of any of the NexGen Subsidiaries (except as a stockholder), (ii) any competitor, customer, supplier or agent of NexGen or any of the NexGen Subsidiaries, or (iii) any person which is a party to any contract or agreement which is material to NexGen or any of the NexGen Subsidiaries.

  2.19 Disclosure. No representations or warranties by NexGen in this Agreement or the NexGen Disclosure Schedule and no statement by NexGen or, to the best knowledge of NexGen, any other person, contained in any document, certificate or other writing furnished by NexGen to AMD in connection with the preparation of the Proxy Statement or the S-4, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

  2.20 Brokerage and Finders' Fees. NexGen has not incurred and will not incur any liability for brokerage or finders' fees or agents commissions in connection with this Agreement or the Merger other than fees agreed to be paid to PaineWebber Incorporated in consideration for investment banking advice and the rendering of a fairness opinion with respect to the Merger. NexGen has provided AMD with a true copy of the agreement between NexGen and PaineWebber Incorporated regarding the services to be rendered by such firm in connection with the Merger. The fees to be paid to PaineWebber Incorporated and will be equal to 0.45% of the fair market value as of the Effective Time of the AMD Common Stock to issued in the Merger plus expenses. NexGen has received a fairness opinion rendered by PaineWebber Incorporated and a copy of such opinion is attached to the NexGen Disclosure Schedule.

  2.21 Actions Affecting Pooling. Aside from any actions contemplated by this Agreement, NexGen has not taken or permitted any action relating to NexGen which would prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC.

  2.22 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the DGCL, applicable to NexGen or any of the NexGen Subsidiaries, is applicable to the Merger or the other transactions contemplated hereby.

  2.23 Agreements of Affiliates and Others. As evidenced by the executed Voting Agreements in the form of Exhibit A, which have been delivered to AMD, the persons listed in Section 2.23 of the NexGen Disclosure Schedule have agreed to vote all shares of NexGen Common Stock held by such persons in favor of the Agreement and the Merger as more fully set forth in such agreement. All persons who are believed by NexGen or its counsel to be affiliates, as defined in the Securities Act and in the rules promulgated thereunder, of NexGen, which determination shall be reasonably satisfactory to counsel for AMD, have executed Affiliate Agreements in the form attached hereto as Exhibit B, which have been delivered to AMD. The documents executed by the stockholders of NexGen referred to in this Section 2.23 are referred to hereinafter and after as the "Section 2.23 Documents."

  2.24 Employee Relations. NexGen has excellent relations with its key employees and has no reason to believe that any of its key employees will not continue in the employment of NexGen following the execution hereof.

  2.25 Environmental Matters. Except with respect to matters which in the aggregate have not had and could not reasonably be expected to have a material adverse effect on NexGen, NexGen and each of the NexGen Subsidiaries to the best of NexGen's knowledge (i) have obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by NexGen or the NexGen Subsidiaries (or their respective agents); (ii) are in compliance with all the terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonable likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from NexGen's or any NexGen Subsidiary's (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by NexGen or the NexGen Subsidiaries (or any of their respective agents) thereunder.

  2.26 Commercial Relationships. NexGen has no reason to believe that either IBM or VLSI will elect not to continue their relationships with NexGen following the Effective Time.

                                   SECTION 3

             REPRESENTATIONS AND WARRANTIES OF AMD AND AMD MERGER

  Except as set forth in the schedule of disclosures and exceptions delivered to NexGen contemporaneously with the execution of this Agreement and initialled by an officer of AMD (the "AMD Disclosure Schedule"), the sections of which are numbered to correspond to the section numbers of this Agreement, AMD and AMD Merger represent and warrant to NexGen as follows:

  3.1 Organization; Qualification. Each of AMD and AMD Merger is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AMD has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of AMD. AMD has previously delivered to NexGen complete and correct copies of the Certificate of Incorporation and Bylaws of each of AMD and AMD Merger.

  3.2 Capitalization.

  (a) The authorized common stock of AMD consists of 250,000,000 shares, $.01 par value. As of October 18, 1995, 104,510,668 of such shares were issued and outstanding and listed on the New York Stock Exchange (the "NYSE"), and 245,021 of such shares were issued and held as treasury shares. The authorized preferred stock of AMD consists of 1,000,000 shares of serial preferred stock, $0.10 par value, of which no shares are issued and outstanding. AMD has reserved 14,973,925 shares of common stock for issuance pursuant to employee benefit plans described in Section 3.2 of the AMD Disclosure Schedule.

  (b) All outstanding shares of AMD Common Stock are, and the shares of AMD Common Stock issuable in the Merger, when issued in accordance with the terms of this Agreement, will be, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2 of the AMD Disclosure Schedule contains a true and complete list of all employee benefit plans which obligate or permit AMD to issue its capital stock to its directors, officer, employees or other parties. Except for the options issued pursuant to any of the employee benefit plans described in Section 3.2 of the AMD Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, agreements or commitments obligating AMD or any of its subsidiaries to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of AMD capital stock.

  (c) Except for this Agreement or as set forth in the AMD Annual Reports or the AMD 1995 Proxy Statement (as defined in Section 3.6(a)), there are no agreements, restrictions or understandings to which AMD is a party, with respect to the sale, transfer or voting of any shares of AMD Common Stock.

  3.3 Subsidiaries. Section 3.3 of the AMD Disclosure Schedule contains a true and complete list of all of AMD's subsidiaries (each such subsidiary shall hereinafter separately be called an "AMD Subsidiary" and all of such subsidiaries shall collectively be called the "AMD Subsidiaries") and their jurisdictions of incorporation. All of the shares of capital stock of each of the AMD Subsidiaries are owned directly or indirectly by AMD, are validly issued, fully paid and nonassessable and are owned free and clear of any liens, claims, charges or encumbrances. There are no existing options, warrants, calls or commitments of any character relating to the issued or unissued capital stock of any of the AMD Subsidiaries. AMD has, and the AMD Subsidiaries have, no material investment in any subsidiary or any material investment in any partnership, joint venture or similar entity, except as disclosed in Section 3.3 of the AMD Disclosure Schedule, all of which investments are owned free and clear of any liens, claims, charges or encumbrances. Each of the AMD Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the AMD Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the owning or leasing of its properties makes such qualification necessary, except where the failure to have such power and authority or to be so qualified would not, in the aggregate, have a material adverse effect on the assets, properties, business or financial condition of AMD and the AMD Subsidiaries taken as a whole.

  3.4 Authority Relative to this Agreement. Each of AMD and AMD Merger has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AMD and AMD Merger and by AMD as the sole stockholder of AMD Merger, and no other corporate proceedings on the part of AMD or AMD Merger are necessary to authorize this Agreement, other than approval of this Agreement by AMD's stockholders, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMD and AMD Merger and constitutes the valid and binding agreement of each of AMD and AMD Merger, enforceable against AMD and AMD Merger in accordance with its terms.

  3.5 Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, the Exchange Act, the Securities Act, state securities laws, the NYSE and the DGCL, there is no requirement applicable to AMD or AMD Merger to make any filing with, or to obtain any permit, authorization, consent or approval of any governmental or regulatory authority as a condition to the lawful consummation by AMD and AMD Merger of the transactions contemplated by this Agreement. AMD does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Except as set forth in Section 3.5 of the AMD Disclosure Statement, neither the execution and delivery of this Agreement by AMD and AMD Merger nor the consummation by AMD and AMD Merger of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of AMD or AMD Merger, (b) result in a breach of or constitute a default (or any event that with notice or lapse of time or both would become a default), or impair AMD's or any of the AMD Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AMD or any of the AMD Subsidiaries is a party or by which AMD or any of the AMD Subsidiaries or its or any of their respective properties is bound or affected, (c) violate, in any material respects any statute, rule, regulation, order, writ, injunction or decree applicable to AMD, any Subsidiary or any of their respective assets, where the consequences of such violation would, in the aggregate, have a material and adverse effect on AMD and the AMD Subsidiaries taken as a whole, or (d) result in the creation of any material, individually or in the aggregate, liens, charges or encumbrances on any of the assets of AMD or the AMD Subsidiaries.

  3.6 SEC Reports and Financial Statement.

  (a) AMD has previously furnished to NexGen complete and correct copies, including exhibits, of: (i) its Annual Reports on Form 10-K for the years ended December 27, 1992, December 26, 1993, and December 25, 1994 (the "AMD Annual Reports"); (ii) its Quarterly Reports on Form 10-Q for the quarters ended April 2, 1995, and July 2, 1995 (the "AMD Quarterly Reports"); (iii) its proxy statement relating to its most recent annual meeting of stockholders held on May 9, 1995 (the "AMD 1995 Proxy Statement"); and (iv) all reports or filings other than the AMD Annual Reports, the AMD Quarterly Reports and the AMD 1995 Proxy Statement filed by AMD with the SEC since December 28, 1992 (the "AMD Other Reports").

  (b) As of their respective dates, the AMD Annual Reports, the AMD Quarterly Reports, the AMD 1995 Proxy Statement and the AMD Other Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) Since December 25, 1994, AMD has filed with the SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC.

  (d) The audited consolidated financial statements unaudited interim financial statements included in reports or other filings referred to in
Section 3.6(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto, and except that the unaudited interim financial statements do not include complete footnote disclosures) and fairly present the consolidated financial position of AMD and the AMD Subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position of AMD and the AMD Subsidiaries for the periods shown therein, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.

  3.7 Undisclosed Liabilities. Neither AMD nor any AMD Subsidiary has any material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for any such material liability and obligation which (a) is accrued or reserved against in the consolidated balance sheet as of July 2, 1995, contained in the AMD Quarterly Report for the period ended July 2, 1995 (the "AMD Unaudited Balance Sheet"), or disclosed in the notes included in the audited financial statement of AMD for the fiscal year ended December 25, 1994, contained in the AMD Annual Report for the period ended December 25, 1994 (the "AMD Audited Financial Statements"), (b) is of a normally recurring nature and was incurred after December 25, 1994, in the ordinary course of business and consistent with past practice, or (c) was incurred in the ordinary course of business and is not required to be disclosed in financial statements or the notes thereto under generally accepted accounting principles.

  3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the AMD Disclosure Schedule, since July 2, 1995, there has not been:

    (a) any material adverse change in the business, assets, liabilities, financial condition or results of operations of AMD and the AMD
  Subsidiaries taken as a whole or any event which could, so far as can reasonably be foreseen, have such an effect;

    (b) any damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting, or which could materially and adversely affect, the assets, properties, business, results of operations or financial condition of AMD and the AMD Subsidiaries taken as a whole;

    (c) any material increase in the compensation payable or to become payable by AMD or any AMD Subsidiary to its directors, officers or employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, other than in the ordinary course of business;

    (d) any labor dispute, other than routine matters none of which is, or so far as can reasonably be foreseen could be, materially adverse to the assets, properties, business, results of operations or financial condition of AMD and the AMD Subsidiaries taken as a whole;

    (e) any entry by AMD or the AMD Subsidiaries into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure), other than in the ordinary course of business;

    (f) any change by AMD or the AMD Subsidiaries in accounting methods, principles or practices, except as required by generally accepted accounting principles or concurred with by AMD's independent certified public accountants;

    (g) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the capital stock of AMD; or

    (h) any material agreement, whether in writing or otherwise, to take any action described in this Section 3.8.

  3.9 Proxy Statement. None of the information relating to AMD included in (i) the Proxy Statement (as defined in Section 4.2(c)) at the time the Proxy Statement is mailed, at the time of the meeting of AMD's stockholders to vote on the Merger or at the Effective Time of the Merger, as then amended or supplemented, or (ii) the S-4 to be filed by AMD with the SEC pursuant to
Section 5.2(d) at the time the S-4 becomes effective or at the Effective Time of the Merger, as then amended or supplemented, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the AMD Stockholders' Meeting. The Proxy Statement as it relates to AMD will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed.

  3.10 Material Contracts. There is no material default or event of default by AMD or any AMD Subsidiary, or other event which (with or without notice, lapse of time or both) would constitute a material default or event of default, by AMD or any AMD Subsidiary, under any agreement which is material to AMD and to which either AMD or any AMD Subsidiary is a party. Except as disclosed in the AMD Annual Report, no director or officer of AMD or any AMD Subsidiary, and to the knowledge of the executive officers of AMD, no person who is an affiliate of any such director or officer has any material contractual relationship with AMD or any AMD Subsidiary.

  3.11 Legal Proceedings. Except as disclosed in the footnotes to the AMD Audited Financial Statements or in the AMD Annual Reports or the AMD Quarterly Reports there are no pending or, to the knowledge of AMD, threatened legal, administrative, arbitration or other proceedings or governmental investigations or reviews against AMD or any AMD Subsidiary which could, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of AMD and the AMD Subsidiaries taken as a whole or on the ability of AMD to carry out the transactions contemplated in this Agreement. Neither

AMD nor any AMD Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court or governmental or administrative body or agency applicable to it which could have a materially adverse effect on the consolidated assets, properties, business or financial condition of AMD and the AMD Subsidiaries taken as a whole.

  3.12 No Violation. Except as disclosed in the AMD Annual Reports or the AMD Quarterly Reports, AMD and the AMD Subsidiaries have substantially complied with all applicable laws, ordinances, regulations, judgments, decrees, injunctions or orders of any court or other governmental entity, except for violations which, individually or in the aggregate, do not and are not expected to have a material adverse effect on the operations, business or financial condition of AMD and the AMD Subsidiaries taken as a whole.

  3.13 Taxes and Tax Returns.

  (a) General Tax Representations. AMD represents and warrants, on behalf of itself and each of the AMD Subsidiaries, that (i) each of AMD and the AMD Subsidiaries has timely filed (or will timely file prior to the Closing) all federal, state, local and foreign tax returns required to be filed by it prior to the Closing, (ii) each of AMD and the AMD Subsidiaries has timely paid (or will do so prior to the Closing) or made adequate provision for the payment of all taxes (which are separately or in the aggregate material), as defined below, due and payable by it (without regard to whether or not such taxes have been assessed); (iii) all material information contained in or provided in connection with the tax returns filed by (or to be filed by) AMD or any of the AMD Subsidiaries is (or will be) true, complete and accurate; (iv) the liability for taxes reflected in the AMD Audited Balance Sheet is sufficient for the payment for all unpaid taxes, whether or not disputed, accrued or applicable for the period ended December 25, 1994 and for all years and periods ended prior thereto; (v) the California Bank and Corporation Franchise and Corporation Income tax returns of AMD and of each of the AMD Subsidiaries have been audited by the Franchise Tax Board ("FTB") or the statutes of limitations with respect to California Bank and Corporation Franchise and Corporation Income taxes have all expired, for all fiscal years to and including the fiscal year ended December, 1988; (vi) the federal income tax returns of AMD and each of the AMD Subsidiaries have been audited by the Internal Revenue Service ("IRS"), or the statutes of limitations with respect to federal income taxes have all expired, for all fiscal years to and including the fiscal year ended December, 1990; (vii) all deficiencies asserted as a result of all foreign, if any, U.S. federal, state and local tax examinations have been paid, fully settled or adequately provided for as a tax liability in the AMD Audited Balance Sheet; (viii) there are no audits, investigations, examinations or tax litigation matters threatened or pending, nor have any claims been made or asserted, for or with respect to taxes (which are separately or in the aggregate material) of AMD or any of the AMD Subsidiaries; (ix) there are no outstanding agreements or waivers extending the statutory period of limitation on assessment or collection applicable to any tax return or tax period of AMD or any of the AMD Subsidiaries; and (x) neither AMD nor any of the AMD Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

  (b) Withholding. AMD and each of the AMD Subsidiaries has withheld from its employees, customers and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

  (c) Tax Sharing Agreements. There is no contract, agreement or intercompany account system in existence pursuant to which AMD or any of the AMD Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) determined on a consolidated, combined or unitary basis with respect to an affiliated group or other group of corporations of which AMD or any AMD Subsidiary is or was a member.

  (d) Taxes Since July 2, 1995. Since July 2, 1995, AMD and the AMD Subsidiaries have not incurred any material tax liability other than taxes incurred (i) in the ordinary course of their business, (ii) pursuant a change set forth in Section 3.8(f) of the AMD Disclosure Schedule, or (iii) pursuant to a transaction not prohibited by Section 5.1 of this Agreement.

  (e) Tax Methods. Since July 2, 1995, AMD and the AMD Subsidiaries have used tax accounting methods, practices and elections consistent with past practices.

  (f) Definitions. (i) The term "tax" or "taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, ad valorem, value added, alternative or add-on minimum, capital stock, registration, net worth, severance, stamp, windfall profits, environmental (including taxes under Section 59A of the Code), excise, property, sales, use, license, payroll, employment, disability, social security, workers' compensation, franchise, duties, business or other occupation, withholding, transfer or recording taxes, fees, charges and obligations, imposed by the United States, or any state, local or other political subdivision or agency thereof, as well as any foreign government or other political subdivision or agency thereof, whether computed on a consolidated, unitary, combined or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any primary or secondary liability for taxes. (ii) The term "tax return" shall mean any report, election, claim, information statement, filing, return or other document or information required by law to be supplied to a taxing authority in connection with taxes, including any schedules, supplements or attachments thereto.

  3.14 Employee Benefit Plans.

  (a) As used in this Section 3.14, the term "Employee Benefit Plan(s)" means an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which AMD or any of the AMD Subsidiaries maintains or administers, or to which AMD or any of the AMD Subsidiaries contributes or is required to contribute, or with respect to which AMD has or may incur any present or future obligation. Neither AMD nor any of the AMD Subsidiaries is a participant in any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

  (b) All plans, agreements or arrangements, exclusive of any Employee Benefit Plan, relating to any form of current or deferred compensation (exclusive of base salary and base wages), bonus, stock option, stock purchase, incentive, vacation, health, dental, disability and death benefits which AMD or any of the AMD Subsidiaries maintains or administers, or to which AMD or any of the AMD Subsidiaries contributes or is required to contribute, or with respect to which AMD has or may incur any present or future obligation, referred to collectively in this Section 3.14 as "AMD Benefit Arrangements".

  (c) Each Employee Benefit Plan (and any related trust agreements, annuity contracts and other funding instruments) has been and is being administered and operated in accordance with its terms and has complied, and complies currently, in all material respects, with the provisions of ERISA and of the Code and all other applicable laws, rules and regulations. Each AMD Benefit Arrangement has been and is being administered and operated in accordance with its terms and has complied, and currently complies, with the provisions of all applicable laws, rules and regulations. All reports required by any governmental agencies have been timely filed with respect to all Employee Benefit Plans and all AMD Benefit Arrangements.

  Each Employee Benefit Plan which is intended to be tax qualified under
Section 401(a) or Section 403 of the Code is so qualified and has received a favorable determination letter, covering all amendments thereto, from the IRS indicating that it is so qualified. Each trust which is intended to be tax-exempt--under Section 501(a) of the Code is exempt from taxation.

  (d) No "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan which could subject any person or entity (other than a person or entity for whom AMD or any of the AMD Subsidiaries is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code.

  (e) Other than for claims in the ordinary course for benefits under any and all Employee Benefit Plans or AMD Benefit Arrangements, there are no actions, suits, claims or proceedings pending or, to the best knowledge of AMD, threatened, nor does there exist any basis therefor, which could result in any material liability on the part of AMD or any AMD Subsidiary with respect to any Employee Benefit Plan or AMD Benefit Arrangement.

  (f) Neither AMD nor any AMD Subsidiary maintains any Employee Benefit Plan subject to Title IV of ERISA.

  (g) There has been no amendment to, or changes in the actuarial assumptions or funding of, any Employee Benefit Plan or AMD Benefit Arrangement which would materially increase the annual expense associated with such plan or arrangement above the level of the expense set forth in the AMD Consolidated Statement of Operations for the fiscal year ended December 25, 1994.

  3.15 Intellectual Property.

  (a) AMD owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of AMD as currently conducted in any material respect. The term "AMD Intellectual Property Rights" as used in this Section 3.15 means all current and past (lapsed, expired, abandoned or cancelled) patents, registered and material unregistered copyrights, maskworks, trade names and any applications therefor owned by AMD. The term "Third Party Intellectual Property Rights" as used in this Section 3.15 means all third-party patents, trademarks, copyrights (including software) or maskworks, to the knowledge of AMD, which are incorporated in, are, or form a part of, any AMD product.

  (b) AMD is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement, which relates to the AMD Intellectual Property Rights. No claims with respect to the AMD Intellectual Property Rights, any trade secret material to AMD, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through AMD, are currently pending or, to the knowledge of AMD, are threatened by any person, nor does AMD know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by AMD infringes on any copyright, maskwork, patent, trademark, service mark or trade secret; (ii) against the use by AMD of any trademarks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in AMD's business as currently conducted or as proposed to be conducted by AMD; (iii) challenging the ownership, validity or effectiveness of any of AMD's Intellectual Property Rights or other trade secret material to AMD, or (iv) challenging AMD's license or legally enforceable right to use of the Third Party Intellectual Rights. To AMD's knowledge, after reasonable investigation, all patents, registered trademarks, maskworks and copyrights held by AMD are valid and subsisting. To AMD's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the AMD Intellectual Property by any third party, including any employee or former employee of AMD or any of the AMD Subsidiaries. Neither AMD nor any of the AMD Subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that AMD may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, AMD or any of the AMD Subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

  (c) Neither the execution and delivery of this Agreement, the Warrant Purchase Agreement or the Credit Agreement by AMD nor the consummation by AMD of the transactions contemplated by this Agreement, the Warrant Purchase Agreement or the Credit Agreement will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair AMD's or any of the AMD Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any license agreement, contract or other arrangement of any nature relating to AMD Intellectual Property Rights or Third Party Intellectual Property Rights.

  (d) Each employee of AMD has executed a confidentiality and invention agreement.

  3.16 Title to Properties. Either AMD or an AMD Subsidiary has good and marketable title to all properties and assets reflected on the AMD Unaudited Balance Sheet as owned by AMD and to properties or assets acquired by AMD or any AMD Subsidiary after the date thereof (except for equipment which is subject to capital leases and properties sold or otherwise disposed of in the ordinary course of business since the date of the AMD Unaudited Balance sheet), free and clear of all title defects and all liens, mortgages, pledges, claims, charges, security interests or other encumbrances of any nature whatsoever except as stated in the AMD Annual Reports or the AMD Quarterly Reports, or which alone or in the aggregate do not materially detract from the value, or materially interfere with the present use, of any material asset or property or of the assets or properties of AMD and the AMD Subsidiaries as a whole or otherwise materially impair the business of AMD and the AMD Subsidiaries as a whole.

  3.17 Insurance. AMD and each of the AMD Subsidiaries has insurance on its officers, directors, employees, business operations and property, in such amounts as are reasonable and deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or businesses in the localities where such properties are located, under, to the best of AMD's knowledge, valid and enforceable policies issued by insurers of recognized responsibility, and such policies shall not, pursuant to their terms, in any way be affected by, or terminate or lapse by reason of, the Merger. AMD has not done anything, either by way of action or inaction, that might invalidate, in whole or in part, any of the material policies of fire, casualty, liability, title, workers' compensation and other forms of insurance held by AMD.

  3.18 Transactions with Management. Except as disclosed in the documents described in Section 3.6(a), no executive officer, director or, stockholder of AMD or any of the AMD Subsidiaries has, since July 2, 1995, engaged in any business dealings with AMD or any of the AMD Subsidiaries other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder. No executive officer or director of AMD or any of the AMD Subsidiaries (except in his capacity as such) has any direct or indirect material interest in (i) any property or assets of AMD or that of any of the AMD Subsidiaries (except as a stockholder), (ii) any competitor, customer, supplier or agent of AMD or any of the AMD Subsidiaries, or (iii) any person which is a party to any contract or agreement which is material to AMD or any of the AMD Subsidiaries.

  3.19 Disclosure. No representations or warranties by AMD in this Agreement or the AMD Disclosure Schedule and no statement by AMD or, to the best knowledge of AMD, any other person, contained in any document, certificate or other writing furnished by AMD to NexGen in connection with the preparation of the Proxy Statement or the S-4, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

  3.20 Brokerage and Finders' Fees. AMD has not incurred and will not incur any liability for brokerage or finders' fees or agents commissions in connection with this Agreement or the Merger other than fees agreed to be paid to Donaldson, Lufkin & Jenrette Securities Corporation in consideration for investment banking advice and the rendering of a fairness opinion with respect to the Merger. AMD has provided NexGen with a true copy of the agreement between AMD and Donaldson, Lufkin & Jenrette Securities Corporation regarding the services to be rendered by Donaldson, Lufkin & Jenrette Securities Corporation in connection with the Merger, and the fee to be paid to Donaldson, Lufkin & Jenrette Securities Corporation will not exceed $4,500,000 plus expenses. AMD has received the fairness opinion rendered by Donaldson, Lufkin & Jenrette Securities Corporation, and a copy of such opinion is attached to the AMD Disclosure Schedule.

  3.21 Actions Affecting Pooling. Aside from any actions contemplated this Agreement, AMD has not taken or permitted any action relating to AMD which would prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC.

  3.22 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the DGCL, applicable to AMD or any of the AMD Subsidiaries, is applicable to the Merger or the other transactions contemplated hereby.

  3.23 Environmental Matters. Except with respect to matters which in the aggregate have not had and could not reasonably be expected to have a material adverse effect on AMD, AMD and each of the AMD Subsidiaries to the best of AMD's knowledge (i) have obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by AMD or the AMD Subsidiaries (or their respective agents); (ii) are in compliance with all the terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonable likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from AMD's or any AMD Subsidiary's (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by AMD or the AMD Subsidiaries (or any of their respective agents) thereunder.

  3.24 NexGen Commercial Relationships. AMD and AMD Merger have no reason to believe that either IBM or VLSI will elect not to continue their relationship with NexGen following the Effective Time.

                                   SECTION 4

                              COVENANTS OF NEXGEN

  NexGen hereby covenants and agrees as follows:

  4.1 Negative Covenants. Between the date of this Agreement and the Effective Time, unless AMD shall otherwise consent in writing, which consent AMD may not unreasonably withhold, neither NexGen nor any NexGen Subsidiary will do any of the following or commit to do so:

    (a) Make any purchase, sale or disposition of any material asset or property or mortgage, pledge, subject to a lien or otherwise encumber any of its material properties or assets, other than in the ordinary course of business consistent with past practices;

    (b) Except for obligations under existing contracts and agreements, incur any material contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity other than NexGen Subsidiaries;

    (c) Take or permit any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC, and NexGen will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

    (d) Amend or incur any obligation to amend its Certificate of Incorporation or Bylaws, offer to issue or issue any shares of its capital stock (other than pursuant to presently outstanding options or warrants), effect any stock split, reverse stock split or stock dividend, or grant any options, warrants or rights to acquire any capital stock of NexGen (other than grants of options pursuant to existing employee benefit programs in a manner which is consistent with past practice), or accelerate the exercisability or vesting of options or warrants presently outstanding, except (i) acceleration which occurs automatically pursuant to the terms of an existing agreement between NexGen and a holder of NexGen Options or NexGen Warrants and (ii) to provide that any presently outstanding options or warrants shall not terminate merely by reason of the Merger;

    (e) Declare, set aside or pay any dividend or make any other distribution in respect of its capital stock, or make any direct or indirect redemption, purchase or other acquisition of its capital stock (other than in connection with the repurchase of stock from terminated employees or the surrender of stock to NexGen for the purpose of a stock- for-stock exercise of an employee stock option);

    (f) Make any change in the compensation payable or to become payable to any of its directors, officers or employees (other than increases in compensation called for by the terms of any outstanding employment agreement or increases which are consistent with past practice) or enter into or amend any indemnity, employment or consulting agreements;

    (g) Make any loans to any of its stockholders, officers, directors or employees or make any change in its borrowing arrangements;

    (h) Enter into (i) any licensing or manufacturing contracts or agreements or (ii) any sales agent, distributor or OEM sales contracts or agreements not entered into in the ordinary course of business;

    (i) Undertake any change in the capital structure of NexGen or of any NexGen Subsidiary or in the operational or management structure of NexGen and the NexGen Subsidiaries as a whole;

    (j) Undertake a course of action inconsistent with this Agreement or which would prevent any conditions precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Time;

    (k) Provide or publish to its stockholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act;

    (l) Violate the terms of the Credit Agreement;

    (m) Issue any press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement or negotiations related thereto without the prior knowledge and written consent of AMD, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required if NexGen has determined in good faith upon written advice of counsel that it is required under applicable securities laws to make the disclosure; or

    (n) Aside from any actions contemplated by this Agreement, take or permit any action relating to NexGen which would prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with Generally Accepted Accounting Principles and all rules, regulations and policies of the SEC.

  4.2 Affirmative Covenants. Prior to or on the Effective Time NexGen will do each of the following:

    (a) Use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out;

    (b) Use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by NexGen of the transactions contemplated by this Agreement and the Credit Agreement and the continuation of NexGen's business after consummation of the Merger, including, without limitation, using its best efforts through preparation, SEC clearance and distribution as promptly as possible of the Proxy Statement (as defined below) and otherwise to obtain the approval of NexGen's stockholders sufficient for corporate and tax law purposes and pooling-of-interests accounting;

    (c) Cooperate with AMD to the best of NexGen's ability in the preparation of (i) the joint proxy statement to be used in connection with the solicitation of proxies from the respective stockholders of AMD and NexGen with respect to approval of the Merger (the "Proxy Statement"); (ii) the S-4; and (iii) the S-8 (as defined below). (Collectively, the S-4 and S-8 are referred to herein as the "Registration Statements.") In this regard, NexGen from time to time will furnish to AMD, and be responsible for, all information regarding NexGen required for the proper preparation of such Proxy Statement and Registration Statements and shall promptly furnish AMD with information with respect to any event as a result of which the Registration Statements, if such information were not disclosed therein, would include an untrue statement of a material fact relating to NexGen or the NexGen Subsidiaries or omit a material fact necessary to make the statements therein relating to NexGen or the NexGen Subsidiaries not misleading;

    (d) Promptly advise AMD in writing of (i) any materially adverse change in the financial condition, business, operations or key personnel of NexGen or the NexGen Subsidiaries; and (ii) the occurrence of any event which causes the representations and warranties made by NexGen in this Agreement or the information included in NexGen Disclosure Schedule to be incomplete or inaccurate in any material respect;

    (e) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

    (f) Use its best efforts to keep intact its business organization to keep available its present officers, agents and employees as NexGen deems necessary or appropriate to continue its business as presently conducted and to preserve the goodwill of all suppliers, customers and others having business relations with it;

    (g) Permit AMD and its authorized representatives to have full access to all of its properties, assets, records, tax returns, contracts and documents and furnish to AMD and its authorized representatives such financial and other information with respect to its business and properties as AMD may from time to time reasonably request for purposes of making a review of the business of NexGen, which review may include an environmental assessment;

    (h) Except as expressly permitted by Section 4.3(d), use its best efforts to obtain approval of this Agreement by the holders of outstanding shares of NexGen Common Stock entitled to vote (and to that end, will recommend approval of the Merger to NexGen's stockholders) and present evidence of such recommendation and approval to AMD in form and content satisfactory to AMD and its counsel;

    (i) As promptly as reasonably practicable after the date of this Agreement, file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any other governmental agencies or departments all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

    (j) In the event that between the date hereof and the Effective Time, any person, entity or federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against NexGen with respect to the Merger, NexGen shall give prompt notice thereof to AMD, shall keep AMD informed as to the status thereof, and shall (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than NexGen or an affiliate of NexGen) permit AMD to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such person, entity or governmental authority in connection with such examination, review, investigation, action, suit or proceeding;

    (k) Deliver to AMD at the Closing the resignations of all directors of NexGen;

    (l) Promptly provide AMD with (i) copies of all written materials and communications furnished by NexGen to its stockholders after the date of this Agreement, and (ii) copies of all notices, reports or other documents filed with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to Section 4.2(i) hereof, and
  (iii) copies of all reports filed with the SEC;

    (m) Promptly provide AMD copies of its consolidated balance sheet and related consolidated statements of income, changes in financial position and changes in stockholders' equity for all interim monthly and quarterly periods prior to the Closing. Such monthly and quarterly financial statements shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis (subject to the absence of footnotes) and shall present (subject to normal year-end audit adjustments) the consolidated financial condition, results of operations and changes in consolidated financial position of NexGen and the NexGen Subsidiaries as of the dates and for the periods covered by such statements;

    (n) As of the Effective Time, employees of NexGen and its Subsidiaries shall cease to accrue any additional benefits under all NexGen Benefit Arrangements and Employee Benefit Plans and any other plans or agreements for the benefit of the employees of NexGen or its Subsidiaries, except under plans, arrangements or agreements which AMD has elected to continue, which election will be in the sole discretion of AMD. At the request of AMD, NexGen and the NexGen Subsidiaries will take such action as may be requested by AMD to enter into, amend, or terminate any or all of the NexGen Benefit Arrangements, Employee Benefit Plans and any other benefit plans or agreements in connection therewith, with such amendments or terminations to be effective as of the Effective Time;

    (o) Use its best efforts to deliver to AMD, and to cause its counsel to deliver to AMD, the closing documents referred to in this Agreement;

    (p) Use its best efforts to provide to AMD No Sale Agreements, in the form of Exhibit C attached hereto, executed by NexGen's stockholders after the date on which a public announcement is made concerning the execution of this Agreement; and

    (q) Promptly following the date of this Agreement, consider the adoption of a stockholders rights plan and adopt such a plan if the Board of Directors of NexGen concludes that such plan is in the best interests of NexGen and its stockholders.

  4.3 No Solicitation.

  (a) NexGen shall immediately cease and cause to be terminated any existing discussions or negotiations with regard to a business combination or similar transaction with any parties other than AMD and AMD Merger. NexGen agrees not to release any third party from any confidentiality or standstill agreement to which NexGen is a party.

  (b) NexGen shall not, directly or indirectly, through any officer, director, employee, representative or agent of NexGen or any NexGen Subsidiaries, solicit or encourage (including by way of furnishing nonpublic information) the initiation of any inquiries or proposals regarding any merger, consolidation, sale of substantial assets, sale of shares of capital stock including without limitation by way of a tender offer or similar transactions involving NexGen or any NexGen Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Notwithstanding the foregoing, if a corporation, partnership, person, or other entity or group (a "Third Party") after the date of this Agreement submits to the Board of Directors of NexGen an unsolicited bona fide, written Acquisition Proposal (i) which is not subject to any financing contingency, (ii) which the Board of Directors of NexGen determines may constitute a Superior Proposal (as that term is defined in Section 4.3(d) of this Agreement), and (iii) the Board of Directors of NexGen concludes, after receipt of advice from outside legal counsel to NexGen, that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would cause the Board of Directors to violate its fiduciary duties to NexGen and its stockholders, then in such case NexGen may (x) furnish information about its business, properties, or assets to the Third Party under protection of a confidentiality agreement substantially the same in its protections to NexGen as the Confidentiality and Standstill Agreement dated October 16, 1995, between NexGen and AMD, and (y) negotiate and participate in discussions and negotiations with such Third Party. Thereafter, if the Board of Directors of NexGen concludes, after receipt of advice from outside legal counsel to NexGen, that it is under a duty to take actions reasonably calculated to maximize present stockholder value, the Board of Directors may approve the solicitation of additional Acquisition Proposals and furnish such information and have such negotiations as it deems advisable under the circumstances.

  (c) NexGen shall immediately notify AMD after receipt of any Acquisition Proposal or any request for nonpublic information relating to NexGen or any NexGen Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of NexGen or any subsidiary by any person or entity that informs the Board of Directors of NexGen or such NexGen Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to AMD shall be made orally and in writing and shall include a copy of any writing submitted by such person or entity and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  (d) Notwithstanding the foregoing, in the event the Board of Directors of NexGen receives an Acquisition Proposal that based on the advice of outside counsel, the Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or adversely modify its approval or recommendation of the Merger and recommend any such Superior Proposal, or terminate the Agreement but such termination may occur only after the NexGen Stockholders' Meeting, in each case at any time after the fourth business day following delivery of written notice to AMD (a "Notice of Superior Proposal") advising AMD that the Board of Directors has received a Superior Proposal, specifying the material terms of the structure of such Superior Proposal. NexGen may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by AMD prior to the expiration of the four business day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal to merge with NexGen or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of NexGen for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of NexGen determines in the proper exercise of its fiduciary duties (based on the advice of a financial advisor of nationally recognized reputation including, without limitation, PaineWebber Incorporated) to provide greater value to NexGen and its stockholders than the Merger (or otherwise proposed by AMD as contemplated above). Nothing contained herein shall prohibit NexGen from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(e) under the Exchange Act prior to the fourth business day following Purchaser's receipt of a Notice of Superior Proposal provided that NexGen does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

  (e) NexGen agrees to use its best efforts to ensure that the officers, directors and employees of NexGen and the NexGen Subsidiaries and any investment banker or other advisor or representative retained by NexGen are aware of the restrictions described in this Section.

                                   SECTION 5

                        COVENANTS OF AMD AND AMD MERGER

  AMD and AMD Merger covenant and agree as follows:

  5.1 Negative Covenants. Between the date of this Agreement and the Effective Time, unless NexGen shall otherwise consent in writing, which consent NexGen may not unreasonably withhold, neither AMD nor any AMD Subsidiary will do any of the following or commit to do so:

    (a) Declare, set aside, or pay any dividend or make any other distribution in respect of its capital stock, whether payable in AMD Common Stock or otherwise, or effect a stock split of its capital stock;

    (b) Undertake a sale, spinoff or other distribution of all or substantially all of the assets of AMD or all or substantially all of the assets of AMD associated with the production of any product or group of products of AMD which represented 10% or more of the gross revenues of AMD in the fiscal year ended December 25, 1994;

    (c) Undertake any consolidation or merger of AMD with or into another corporation other than a merger with another corporation in which AMD is a continuing corporation and which does not result in any reclassification or change of AMD Common Stock, unless at the time of any such consolidation or merger, to the extent reasonably deemed necessary by NexGen, AMD or the successor corporation shall execute appropriate documentation to insure the result provided for in Section 1.5(b).

    (d) Aside from any actions contemplated by this Agreement, take or permit any action relating to AMD which would prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with Generally Accepted Accounting Principles and all rules, regulations and policies of the SEC.

    (e) Take or permit any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC, and AMD will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

    (f) Undertake a course of action inconsistent with this Agreement or which would prevent any conditions precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Time;

    (g) Provide or publish to its stockholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act;

    (h) Issue any press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement or negotiations related thereto without the prior knowledge and written consent of NexGen, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required if AMD has determined in good faith upon written advice of counsel that it is required under applicable securities laws to make the disclosure; or

    (i) Violate the terms of the Credit Agreement.

  5.2 Affirmative Covenants. Prior to or on the Effective Time AMD and/or AMD Merger will do the following:

    (a) Use its best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement and the Credit Agreement shall be fully carried out;

    (b) Use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by AMD and AMD Merger of the transactions contemplated by this Agreement and the Credit Agreement, including, without limitation, using its best efforts through preparation, SEC clearance and distribution as promptly as possible of the Proxy Statement and otherwise to obtain the approval of AMD's stockholders sufficient for corporate law purposes and pooling-of-interests accounting;

    (c) Cooperate with NexGen to the best of AMD's ability in the preparation of the Proxy Statement;

    (d) File the S-4 with the SEC as promptly as practicable, which shall relate to the maximum number of shares of AMD Common Stock into which the shares of NexGen Common Stock will be converted on the Effective Time, and use its best efforts to cause the S-4 to become effective as soon after such filing as practicable. In this regard, AMD will advise NexGen promptly as to the time at which the S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the S-4 or the institution of any proceedings for such purpose and will use its best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof if issued. Until the Effective Time, AMD will advise NexGen promptly of any requirement of the SEC for any amendment or supplement to the S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filed pursuant to Rule 424(b) of the SEC) (the "Prospectus") which shall not have been previously submitted to NexGen a reasonable time prior to the proposed filing thereof or to which NexGen shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. When the S-4 becomes effective, it will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. From and after the date the S-4 becomes effective and until the Effective Time, if any event occurs as a result of which the Prospectus would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading or if it is necessary at any time to amend the S-4 or the Prospectus to comply with the Securities Act, AMD will promptly notify NexGen and will prepare an amended or supplemented S-4 or Prospectus which will correct such statement or omission and will use its best efforts to cause any such amendment to become effective as promptly as possible. AMD will deliver to NexGen two signed copies of the S-4 and all amendments thereto, including all financial statements and exhibits filed therewith;

    (e) If any shares of AMD Common Stock are listed on the NYSE or any other exchange as of the Closing Date, use its best efforts to list the AMD Common Stock to be issued pursuant to the Merger on the NYSE or such other exchange;

    (f) Promptly advise NexGen in writing of (i) any materially adverse change in the financial condition, business, operations or key personnel of AMD or the AMD Subsidiaries; and (ii) the occurrence of any event which causes the representations and warranties made by AMD in this Agreement or the information included in AMD Disclosure Schedule to be incomplete or inaccurate in any material respect;

    (g) Provide to NexGen such financial reports and other information as may be reasonably requested by NexGen for the purpose of monitoring the business of AMD;

    (h) Use its best efforts to (i) qualify the Common Stock to be issued pursuant to the Merger under the securities or "blue sky" laws of every jurisdiction of the United States in which any registered stockholder of NexGen has an address on the records of NexGen's transfer agent on the record date for determining the NexGen stockholders entitled to notice of and to vote on the Merger, and (ii) qualify the NexGen Options and NexGen Warrants to be assumed by AMD pursuant to Section 5.3 under the securities or "blue sky" laws or every jurisdiction of the United States in which the records of NexGen, as of the Closing Date, indicate that a holder of such options or warrants resides, except in either case any such jurisdiction with respect to which counsel for AMD has determined that such qualification is not required under the securities or "blue sky" laws of such jurisdiction;

    (i) Use its best efforts to obtain the approval of this Agreement by affirmative vote of the holders of the outstanding shares of AMD Common Stock entitled to vote (and to that end, will recommend approval of the Merger to AMD's stockholders) and shall present evidence of such recommendation and approval to NexGen in form and content satisfactory to NexGen and its counsel;

    (j) As promptly as reasonably practicable after the date of this Agreement, file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any other governmental agencies or departments all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency;

    (k) In the event that between the date hereof and the Effective Time, any person, entity or federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against AMD with respect to the Merger, AMD shall give prompt notice thereof to NexGen, shall keep NexGen informed as to the status thereof, and shall (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than AMD or an affiliate of AMD) permit NexGen to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such person, entity or governmental authority in connection with such examination, review, investigation, action, suit or proceeding;

    (l) Cause AMD Merger to perform all of its agreements contained herein and in the Merger Agreement;

    (m) Promptly provide NexGen with (i) copies of all written materials and communications furnished by AMD to its stockholders after the date of this Agreement, and (ii) copies of notices, reports or other documents filed with the Federal Trade Commission or the Antitrust Division of the United States Justice Department pursuant to Section 5.2(j) hereof (iii) copies of all reports filed with the SEC;

    (n) Promptly provide NexGen copies of its Consolidated Balance Sheet and related consolidated statements of income, changes in financial position and changes in stockholders' equity for all interim 4-week and quarterly periods prior to the Closing. Such 4-week and quarterly financial statements shall be prepared in conformity with Generally Accepted Accounting Principals applied on a consistent basis (subject to the absence of footnotes) and shall present (subject to normal year-end audit adjustments) the consolidated financial condition, results of operations and changes in financial position of AMD and the AMD Subsidiaries as of the dates and for the periods covered by such statements;

    (o) Use its best efforts to deliver to NexGen, and to cause its counsel to deliver to NexGen, the closing documents referred to in this Agreement; and

    (p) Appoint the Chairman of NexGen to the Board of Directors of AMD effective as of the Effective Time.

  5.3 Stock Options, Warrants and Convertible Instruments.

  (a) At the Effective Time, AMD shall assume the NexGen 1987 Stock Plan, the NexGen 1995 Stock Plan and the NexGen 1995 Employee Stock Purchase Plan; and each NexGen Option then outstanding under such plans shall remain outstanding and shall be deemed an option to purchase, in place of the purchase of NexGen Common Stock previously subject to such option, that number of shares of AMD Common Stock equal to the product of the number of shares subject to the NexGen Option, to the extent not exercised or terminated on or prior to the Effective Time, multiplied by the Exchange Ratio and rounded downward to the nearest whole share, at an exercise price per share equal to the exercise price per share under the NexGen Option divided by the Exchange Ratio and rounded upward to the nearest whole cent. The assumption of the NexGen Options which are incentive stock options as defined in Section 422(b) of the Code and of options outstanding under the NexGen Employee Stock Purchase Plan shall be accomplished in a transaction to which Section 424(a) of the Code applies. All the other terms and conditions of the NexGen Options shall remain the same.

  (b) As of the Effective Time, each NexGen Warrant then outstanding shall remain outstanding and shall be deemed to be a warrant to purchase, in place of the purchase of the shares of NexGen Common Stock previously subject to such Warrant, that number of shares of AMD Common Stock equal to the product of the number of shares of NexGen Common Stock subject to such Warrant, and not exercised prior to the Effective Time, multiplied by the Exchange Ratio and rounded downward to the nearest whole share. The exercise price per share shall be equal to the exercise price per share under the NexGen Warrant divided by the Exchange Ratio and rounded upward to the nearest one-hundredth of one (1) whole cent. As of the Effective Time, any existing right of ASCII Corporation to convert debt payable by NexGen into NexGen Common Stock shall remain effective and shall be deemed to be a right to convert such debt into that number of shares of AMD Common Stock as is equal to the product of the number of shares of NexGen Common Stock into which such debt could have been converted prior to the Effective Time, and was not so converted, multiplied by the Exchange Ratio and rounded downward to the nearest whole share.

  (c) AMD will (i) file with the SEC a new registration statement on Form S-8 relating to such NexGen Options and the shares of AMD Common Stock to be issued upon their exercise or an amendment to its existing registration statement on Form S-8 to include such options and shares (such new or amended registration statement is referred to in this Agreement as the "S-8"), (ii) file with the SEC a registration statement on Form S-3 (or such other form as AMD deems appropriate) (the "S-3") relating to such NexGen Warrants and the shares of AMD Common Stock to be issued upon their exercise, (iii) use its best efforts to cause the S-8 and the S-3 to become effective prior to the Closing, and (iv) if the shares of AMD Common Stock issuable upon exercise of existing AMD stock option plans are listed on the NYSE or some other exchange as of the Closing Date, AMD will list the shares of AMD Common Stock to be issued pursuant to NexGen Options and NexGen Warrants assumed by AMD on the NYSE or such other exchange.

  5.4 Employee Benefits. Consistent with AMD's employee benefit plans, all NexGen employees who become employees of AMD or a subsidiary of AMD as of the Effective Time shall receive the same or reasonably comparable benefits as such NexGen employees currently receive and, to the extent not prohibited by law, shall receive service credit which includes their employment by NexGen prior to the Effective Time.

                                   SECTION 6

                                INDEMNIFICATION

  6.1 Indemnification by NexGen. NexGen will indemnify and hold harmless AMD and the AMD Subsidiaries and each of their officers, directors, employees and agents from and against any and all losses, claims, damages or liabilities (including expenses), joint and several, to which any of them may become subject under the Securities Act, the Exchange Act, common law, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the S-4, the Prospectus or the Proxy Statement or arise out of, or based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such party to be indemnified by it for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the foregoing indemnification shall be limited to any loss, claim, damage or liability (including expenses) arising out of, or based upon, any untrue statement or alleged untrue statement in or omission or alleged omission from the S-4, the Prospectus or the Proxy Statement made in reliance upon and in conformity with information furnished by or on behalf of NexGen or any of the NexGen Subsidiaries specifically for use therein or in preparation thereof. The indemnity agreement in this section is in addition to any liability which NexGen may otherwise have.

  6.2 Indemnification by AMD. AMD will indemnify and hold harmless NexGen and the NexGen Subsidiaries and each of their officers, directors, employees and agents from and against any and all losses, claims, damages or liabilities (including expenses), joint or several, to which any of them may become subject under the Securities Act, the Exchange Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the S-4, the Prospectus or the Proxy Statement or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such party to be indemnified by it for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that there shall be excluded from the foregoing indemnification any loss, claim, damage or liability (including expenses) arising out of, or based upon, any untrue statement or alleged untrue statement in or omission or alleged omission from the S-4, the Prospectus or the Proxy Statement made in reliance upon and in conformity with information furnished by or on behalf of NexGen or any NexGen Subsidiary specifically for use therein or in preparation thereof. The indemnity agreement in this section is in addition to any liability which AMD may otherwise have.

  6.3 Defense of Action. Promptly after receipt by an indemnified person under this Section 6 of notice of the commencement of any action, such indemnified person shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served. The failure to notify the indemnifying party shall relieve it from any liability under this Section 6, but not from any liability the indemnifying party might otherwise have to the indemnified party. The party proposing to be indemnified shall cooperate fully with the indemnifying party in the defense of the action. If the indemnifying party agrees in writing to assume and undertake the defense of the claim or action, the indemnifying party shall have the right to select and retain counsel reasonably satisfactory to the indemnified person and the indemnified person, upon receipt of written notice of the agreement of the indemnifying party, shall have no right to indemnification of fees or expenses incurred subsequent to receipt of the notice. If, however, the indemnified party requires separate counsel because a conflict of interest would otherwise exist, the indemnifying party shall pay the reasonable legal fees and reasonable expenses of such separate counsel on a monthly basis. The identifying party shall not be liable for any settlement or compromise effected without its consent. The indemnifying party shall have the right to settle or otherwise compromise the action in its sole discretion provided that it agrees to satisfy any and all settlement obligations from its own resources.

  6.4 Additional Indemnification by AMD. AMD agrees that upon consummation of the Merger and at all times thereafter, AMD shall indemnify and hold harmless each person who was an officer or director of NexGen prior to the Effective Time upon the same terms and conditions as each such person was entitled to be indemnified by NexGen at the date hereof and as of the Effective Time pursuant to the Bylaws of NexGen or any agreement between NexGen and each such person or as provided by the DGCL.

                                   SECTION 7

                               MUTUAL CONDITIONS

  Neither AMD, AMD Merger nor NexGen will be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been satisfied prior to or at the Closing:

  7.1 Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein shall have been entered and remain in effect by any court or administrative body.

  7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been terminated pursuant to Section 10 hereof.

  7.3 Required Approvals. AMD, AMD Merger and NexGen shall have received all such material governmental approvals, consents, authorizations or modifications as may be required to permit the performance by AMD, AMD Merger and NexGen, of their respective obligations under this Agreement and the consummation of the transactions herein contemplated.

  7.4 Securities Law Requirements. All permits, licenses, consents and approvals necessary under any laws relating to the sale of securities shall have been issued or given, and all registrations or registration statements filed under any laws relating to the sale of securities for the issuance of AMD Common Stock issuable pursuant to this Agreement, including the S-4, shall have become effective, and no such permit, license, consent approval, registration or registration statement shall have been revoked, cancelled, terminated, suspended or made the subject of any stop order or proceeding therefor.

  7.5 Hart-Scott-Rodino Antitrust Improvements Act. AMD and NexGen shall have made all required filings under the Hart-Scott-Rodino Antitrust Improvements Act and the required statutory periods under such Act shall have expired.

  7.6 NexGen Stockholders' Approval. The approval of this Agreement shall have been obtained by the requisite vote of the outstanding shares of NexGen entitled to vote, as required by and in accordance with the applicable provisions of the DGCL and the Certificate of Incorporation and Bylaws of NexGen; and NexGen shall have presented evidence of such approvals to AMD in form and content satisfactory to AMD and its counsel.

  7.7 AMD Stockholders' Approval. The approval of this Agreement shall have been obtained by the requisite vote of the outstanding shares of AMD entitled to vote as required by the Rules of the NYSE; and AMD shall have presented evidence of such approvals to NexGen in form and content satisfactory to NexGen and its counsel.

  7.8 New York Stock Exchange Listing. If any shares of AMD Common Stock are listed on the NYSE or another exchange on the Closing Date, the NYSE or such other exchange shall have authorized the listing, upon official notice of issuance, on the NYSE or such other exchange of the shares of AMD Common Stock to be issued or delivered in connection with the Merger, and no order suspending trading in AMD's Common Stock shall be in effect as of the Closing Date.

                                   SECTION 8

           CONDITIONS PRECEDENT TO OBLIGATIONS OF AMD AND AMD MERGER

  The obligations of AMD and AMD Merger to consummate the transactions contemplated in this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

  8.1 Compliance with Covenants; Representations and Warranties
Correct. NexGen shall have complied with and performed in all material respects all of the covenants contained in this Agreement to be performed by it at or prior to the Closing Date; the representations and warranties of NexGen contained in this Agreement shall, after taking into account any supplemental disclosures made by NexGen pursuant to Section 4.2(d)(ii) of this Agreement, be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date; and NexGen shall have delivered to AMD a certificate of the Chief Executive Officer of NexGen evidencing compliance with the conditions set forth in this Section 8.1.

  8.2 No Material Adverse Change. From and after the date hereof, there shall have been no material adverse change in the business or financial condition of NexGen and the NexGen Subsidiaries taken as a whole. For the purposes hereof, a material adverse change shall mean a material adverse change, other than a decrease in the reported stock price, which (from the perspective of AMD) results in a significant diminution of the value of the NexGen business enterprise as a whole, and which material adverse change shall cause Donaldson, Lufkin & Jenrette Securities Corporation to withdraw its written opinion to the Board of Directors or AMD delivered pursuant to Section 8.5 hereof.

  8.3 Section 2.23 Documents. AMD shall have received the Section 2.23
Documents.

  8.4 Key Employees. AMD shall be reasonably satisfied prior to the Effective Time with the employment arrangements between NexGen and (i) those employees of NexGen whom AMD has identified to NexGen as key employees and (ii) any additional employees of NexGen whom AMD reasonably identifies as key employees to the business of NexGen as now being conducted or currently proposed to be conducted prior to the Effective Time.

  8.5 Fairness Opinion. The Board of Directors of AMD shall have received a written opinion from Donaldson, Lufkin and Jenrette Securities Corporation, dated the date of this Agreement and dated on the date on which the Proxy Statement is first mailed to AMD stockholders, in form and substance satisfactory to AMD, stating that the consideration to be paid by AMD in the Merger is fair to the stockholders of AMD from a financial point of view and such opinion shall not have been withdrawn by the closing.

  8.6 Comfort Letter. AMD shall have received a letter from Price Waterhouse LLP, as independent certified public accountants for NexGen, dated (i) the effective date of the S-4, and (ii) the Closing Date, in each case substantially to the effect that:

    (a) it is a firm of independent public accountants with respect to NexGen and its Subsidiaries within the meaning of the Securities Act and the rules and regulations of the SEC thereunder;

    (b) in its opinion, the audited consolidated financial statements of NexGen and its Subsidiaries examined by it and included or incorporated by reference in the S-4 comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on Form S-4; and

    (c) on the basis of specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards), consisting of a reading of the unaudited consolidated financial statements of NexGen and its subsidiaries included or incorporated by reference in the S-4 and of the latest available unaudited consolidated financial statements of NexGen and its Subsidiaries, inquiries of officers of NexGen and its Subsidiaries responsible for financial and accounting matters, and a reading of the minutes of meetings of stockholders and the Board of Directors of NexGen and its Subsidiaries, nothing has come to its attention which causes it to believe: (1) that the unaudited consolidated financial statements of NexGen and its Subsidiaries included or incorporated by reference in the S-4 do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, (2) that the unaudited consolidated financial statements are not fairly presented in conformity with generally accepted accounting principles consistently applied and on a basis substantially consistent with that of the audited consolidated financial statements, or (3) that as of a date which is five
  (5) business days prior to the date of such letter there was any change in the capital stock, any increase in long-term debt or any decrease in consolidated net assets of NexGen and its Subsidiaries as compared to the amounts shown in the NexGen Audited Balance Sheet, or that during the period from June 30, 1995, to the most recent month-end for which financial statements are available there was any decrease, as compared with the corresponding period in the preceding year, in consolidated net income of NexGen and its Subsidiaries, except in all instances for changes or decreases which are set forth in such letter or which the S-4 discloses have occurred or may occur;

and covering such other matters (including tables, statistics and other financial information and data included in the S-4) as AMD may reasonably request consistent with the Statement on Auditing Standards No. 49 issued by the American Institute of Certified Public Accountants.

  8.7 Legal Opinion. AMD shall have received an opinion of Pillsbury, Madison & Sutro, counsel to NexGen, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

  8.8 Resignations. AMD shall have received written resignations, effective as of the Closing Date, of each director of NexGen.

  8.9 Tax Opinion. AMD shall have received a written opinion of Bronson, Bronson & McKinnon, counsel for AMD, in form and substance reasonably satisfactory to it and substantially identical in form and substance to the opinion described in Section 9.3 of this Agreement to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. Counsel shall, in rendering such opinion, be entitled to rely on representations of AMD, AMD Merger and NexGen.

  8.10 Pooling-of-Interests Accounting Treatment. AMD shall have received a letter from Ernst & Young LLP, AMD's independent public accountants, dated the Closing Date, in form and substance satisfactory to AMD, to the effect that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the SEC and the NYSE.

                                   SECTION 9

                 CONDITIONS PRECEDENT TO NEXGEN'S OBLIGATIONS

  The obligations of NexGen to consummate the transactions contemplated herein are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

  9.1 Compliance with Covenants; Representations and Warranties Correct. AMD and AMD Merger shall have performed in all material respects all of the covenants contained in this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of AMD contained in this Agreement shall, after taking into account any supplemental disclosures made by AMD pursuant to Section 5.2(f)(ii) of this Agreement, be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date; and AMD shall have delivered to NexGen a certificate of the Chief Executive Officer of AMD evidencing compliance with the conditions set forth in this Section 9.1.

  9.2 No Material Adverse Change. From and after the date hereof there shall have been no material adverse change in the business or financial condition of AMD and the AMD Subsidiaries taken as a whole. For the purposes hereof, a material adverse change shall mean a material adverse change, other than a decrease in the reported stock price, which (from the perspective of NexGen) results in a significant diminution of the value of the AMD business enterprise as a whole, and which material adverse change shall cause PaineWebber Incorporated to withdraw its written opinion to the Board of Directors of NexGen delivered pursuant to Section 9.4 hereof.

  9.3 Tax Opinion. NexGen shall have received a written opinion of Pillsbury, Madison & Sutro, counsel for NexGen, in form and substance reasonably satisfactory to it and substantially identical in form and substance to the opinion described in Section 8.9 of this Agreement to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. Counsel shall, in rendering such opinion, be entitled to rely on representations of AMD, AMD Merger and NexGen.

  9.4 Fairness Opinion. The Board of Directors of NexGen shall have received a written opinion from PaineWebber Incorporated dated the date of this Agreement and updated on the date on which the Proxy Statement is first mailed to NexGen stockholders, in form and substance satisfactory to NexGen, stating that the terms of the Merger are fair to the stockholders of NexGen from a financial point of view, and such opinion shall not have been withdrawn by the Closing.

  9.5 Legal Opinion. NexGen shall have received an opinion of Bronson, Bronson & McKinnon, counsel to AMD, dated the Closing Date, in substantially the form attached hereto as Exhibit E.

                                  SECTION 10

                           TERMINATION OF AGREEMENT

  10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders either of AMD or of NexGen or of both:

    (a) by mutual written consent duly authorized by the Boards of Directors of AMD and NexGen; or

    (b) by either AMD or NexGen if the Merger shall not have been consummated by April 30, 1996, provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

    (c) by either AMD or NexGen if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by AMD or NexGen, if (i) at the NexGen Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of NexGen shall not have been obtained and (ii) in the case of the termination of this Agreement under this Section 10.1(d) by NexGen, NexGen shall have paid to AMD all amounts owing by NexGen to AMD under Section 10.3; or

    (e) By AMD or NexGen, if (i) at the AMD Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of AMD shall not have been obtained and (ii) in the case of the termination of this Agreement under this Section 10.1(e) by AMD, AMD shall have paid to NexGen all amounts owing by AMD to NexGen under Section 10.3; or

    (f) by AMD, if a tender offer or exchange offer for 20% or more of the outstanding shares of NexGen Common Stock is commenced (other than by AMD or an affiliate of AMD), and within ten (10) business days of such commencement the Board of Directors of NexGen shall not have recommended that the shareholders of NexGen not tender their shares in such tender or exchange offer; or

    (g) by NexGen, upon a breach of any representation, warranty, covenant or agreement on the part of AMD set forth in this Agreement, or if any representation or warranty of AMD shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied (a "Terminating AMD Breach"), provided, that, if (i) such Terminating AMD Breach is curable by AMD through the exercise of its reasonable best efforts and for so long as AMD continues to exercise such reasonable best efforts, or (ii) such Terminating AMD Breach relates solely to representations and warranties and does not cause PaineWebber Incorporated to withdraw its written opinion to the Board of Directors of NexGen delivered pursuant to Section 9.4 hereof; then NexGen may not terminate this Agreement under this Section 10.1(g); or

    (h) by AMD, upon breach of any representation, warranty, covenant or agreement on the part of NexGen set forth in this Agreement, or if any representation or warranty of NexGen shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied ("Terminating NexGen Breach"), provided, that, (i) if such Terminating NexGen Breach is curable by NexGen through the exercise of its reasonable best efforts and for so long as NexGen continues to exercise such reasonable best efforts, or (ii) such Terminating NexGen Breach relates solely to representations and warranties and does not cause Donaldson, Lufkin & Jenrette Securities Corporation to withdraw its written opinion to the Board of Directors of AMD delivered pursuant to Section 8.5 hereof; then AMD may not terminate this Agreement under this Section 10.1(h).

  10.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 10.1, this Agreement shall forthwith become void (except as otherwise provided in Section 10.4 and 11.2) and there shall be no liability on the part of any party hereto to any other party except for (i) payment of any amounts payable pursuant to Section 10.3, (ii) payment of any amounts payable pursuant to Section 11.4 and (iii) any damages for a material breach of this Agreement, but the foregoing shall be without prejudice to any other rights or remedies any party may have arising out of any prior breach of any material representation, warranty or covenant in this Agreement.

  10.3 Fees and Expenses.

  (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether nor not the Merger is consummated; provided, however, that AMD and NexGen shall share equally all fees and expenses other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) NexGen shall pay AMD a fee of $25,000,000 (subject to offset, for any amount paid pursuant to Section 10.3(e)), upon the earlier to occur of the following events:

    (i) if NexGen's Board of Directors prior to the vote at the NexGen Stockholders' Meeting has withdrawn, modified or changed in any manner adverse to AMD its recommendation of the Merger or resolved to do so, provided, however, that disclosing to its stockholders in conformance with the securities laws information regarding a Superior Alternative Transaction without so withdrawing, changing or modifying its recommendation shall not be deemed to be a breach of this clause (i); or

    (ii) the NexGen Board prior to the vote at the NexGen Stockholders' Meeting has resolved to accept, accepted or recommended to the stockholders of NexGen a Superior Alternative Transaction; or

    (iii) the later to occur of both (A) the entering into an agreement contemplating a Superior Alternative Transaction or the consummation of a Superior Alternative Transaction on or before April 30, 1996 and
  (B) termination of this Agreement pursuant to Sections (f) or (h) of
  Section 10.1 of this Agreement; or

    (iv) the later to occur of both (A) the entering into an agreement contemplating an Alternative Transaction or the consummation of an Alternative Transaction on or before April 30, 1996 and (B) termination of this Agreement pursuant to Section 10.1(d); or

    (v) as a result of any material breach by NexGen of Section 4.3 of this Agreement as a result of any willful solicitation by NexGen's directors, executive officers, five other key employees identified by AMD in connection with Section 8.4(i), the financial advisor or counsel of NexGen;

provided, however, that no payment hereunder shall be due with respect to any of such events which occurs after the earlier of April 30, 1996 or the termination of the Agreement by AMD and NexGen pursuant to Sections 10.1(a), or by NexGen pursuant to section 10.1(b), 10.1(c), 10.1(e) or 10.1(g).

  (c) As used herein "Alternative Transaction" means: (i) a transaction pursuant to which any person other than AMD or its affiliates (a "Third Party") acquires more than 20% of the outstanding shares of NexGen Common Stock, whether from NexGen or pursuant to a tender offer or exchange offer or otherwise, provided, however, that after termination of this Agreement, the issuance of new equity by NexGen where reasonably necessary to provide continued funding for NexGen's operations shall not be deemed an Alternative Transaction except as provided in clause (iii) of this paragraph (c); (ii) a merger or other business combination involving NexGen pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of NexGen or the entity surviving such merger or business combination; or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of NexGen, and the entity surviving any merger or business combination including any of them) of NexGen or any of the NexGen Subsidiaries having a fair market value (as determined by the Board of Directors of NexGen in good faith) equal to more than 20% of the fair market value of all the assets of NexGen, and the NexGen Subsidiaries, taken as a whole, immediately prior to such transaction. As used herein, a "Superior Alternative Transaction" means an Alternative Transaction in which consideration is received by NexGen or its stockholders for NexGen Common Stock and the consideration for each share of NexGen Common Stock has a greater value than the consideration for each share of NexGen Common Stock determined as of the date hereof to be received by Stockholders of NexGen pursuant to the Merger.

  (d) If the Fee is payable pursuant to Section 10.3(b), then the Fee shall be paid within one business day after demand therefor by AMD unless payment is earlier due as provided in Section 10.1(d).

  (e) NexGen shall pay AMD $15,000,000 upon the earliest to occur of the following events: (i) the termination of this Agreement by AMD pursuant to
Section 10.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of NexGen at the NexGen Stockholders' Meeting; or (ii) the termination of this Agreement by AMD pursuant to Section 10.1(f).

  (f) AMD shall pay NexGen $15,000,000 upon the termination of this Agreement by NexGen pursuant to Section 10.1(e) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of AMD at the AMD Stockholders' meeting.

  10.4 Return of Information; Confidentiality. In the event this Agreement is terminated or the Merger is not consummated for any reason, AMD, AMD Merger and NexGen agree that all written information and documents supplied by either AMD or AMD Merger to NexGen or by NexGen to either AMD or AMD Merger for their respective evaluations of the proposed Merger shall be promptly returned to the other party at its request, and AMD, AMD Merger and NexGen each will use its best efforts to cause confidential information to continue to be treated as confidential. The rights of AMD and NexGen with respect to information disclosed to the other are set forth in the Confidentiality and Standstill Agreement dated October 16, 1995, which agreement shall continue in full force and effect and not be affected by or merged with the terms of this Agreement.

  10.5 Extension of Time; Waivers. At any time prior to the Closing Date:

    (a) By AMD and AMD Merger. AMD and AMD Merger may (i) extend the time for the performance of any of the obligations or other acts of NexGen, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by NexGen. Any agreement on the part of AMD and AMD Merger to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of AMD and AMD Merger.

    (b) By NexGen. NexGen may (i) extend the time for the performance of any of the obligations or other acts of AMD and/or AMD Merger, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by AMD and/or AMD Merger. Any agreement on the part of NexGen to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of NexGen.

                                  SECTION 11

                                 MISCELLANEOUS

  11.1 Amendment. This Agreement may be amended with the approval of the Boards of Directors of AMD, AMD Merger and NexGen at any time before or after approval hereof by the stockholders of NexGen or AMD, but, after any such stockholder approval, no amendment shall be made which would have a material adverse effect on the stockholders of either NexGen or AMD or which changes any of the principal terms of this Agreement, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  11.2 No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for (i) the agreements of "Affiliates" of NexGen to be delivered pursuant to Section 2.23 of this Agreement, (ii) the provisions of Section 5.3 of this Agreement, (iii) the provisions of Section 6 of this Agreement to the extent they inure to the benefit of persons other than AMD, AMD Merger or NexGen, and (iv) the provisions of Section 10.3 of this Agreement.

  11.3 Entire Agreement; Counterparts; Applicable Law. This Agreement together with the Confidentiality and Standstill Agreement, and the Credit Agreement and the agreements contemplated by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof,
(b) may be executed in several counterparts each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

  11.4 Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

  11.5 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

  11.6 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail:

  To NexGen:              NexGen, Inc.
                          1623 Buckeye Drive
                          Milpitas, CA 95035
                          Attention: S. Atiq Raza, Chairman

                          With a copy to:

                          Pillsbury, Madison & Sutro
                          2700 Sandhill Road
                          Menlo Park, California 95113
                          Attention: Jorge A. del Calvo, Esq.

  To AMD:                 Advanced Micro Devices, Inc.
                          Attention: General Counsel
                          P. O. Box 3453 M/S 150
                          Sunnyvale, CA 94088-3453

                          With a copy to:

                          Bronson, Bronson & McKinnon
                          505 Montgomery Street
                          San Francisco, California 94111-2514
                          Attention: Victor J. Bacigalupi, Esq.

Or to such other address at which any party may by registered mail notify the other party, and shall be deemed given on the date on which hand-delivered or on the third business day following the date on which mailed.

  11.7 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

  11.8 Third Party Beneficiary. Section 6 of this Agreement shall be enforceable by, and shall inure to the benefit of, the persons entitled to be indemnified thereunder. Section 5.3 of this Agreement shall be enforceable by, and shall inure to the benefit of, the holders of NexGen Warrants and NexGen Options assumed by AMD. No other section of this Agreement shall be interpreted or construed as creating any right of enforcement or cause of action on the part of any person who is not a party to this Agreement.

  11.9 Cooperation. AMD, AMD Merger and NexGen each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first set forth above.

                                          ADVANCED MICRO DEVICES, INC.

                                                   /s/ W. J. Sanders III
                                          By __________________________________

                                          AMD MERGER CORPORATION

                                                   /s/ W. J. Sanders III
                                          By __________________________________

                                          NEXGEN, INC.

                                                     /s/ S. Atiq Raza
                                          By __________________________________

                                                                         ANNEX 1

                            SECURED CREDIT AGREEMENT

                                    BETWEEN

                          ADVANCED MICRO DEVICES, INC.

                                      AND

                                  NEXGEN, INC.

                                OCTOBER 20, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I: DEFINITIONS................................................... A-46
 1.1  Defined Terms......................................................  A-46
 1.2  Accounting Terms...................................................  A-49
 1.3  Terms Generally....................................................  A-49
 ARTICLE II: THE LOAN..................................................... A-49
 2.1  The Line of Credit.................................................  A-49
 2.2  Availability of the Line of Credit.................................  A-50
 2.3  Disbursements......................................................  A-50
      a. Advances........................................................  A-50
      b. Notice of Advances..............................................  A-50
      c. Method of Disbursement..........................................  A-50
 2.4  The Note...........................................................  A-50
 2.5  Repayment of Principal.............................................  A-50
 2.6  Interest Rate and Payments of Interest.............................  A-50
      a. Interest Rate...................................................  A-50
      b. Interest on Overdue Amounts; Alternative Rate of Interest.......  A-51
      c. Usury Law.......................................................  A-51
 2.7  Prepayments........................................................  A-51
 2.8  Payment to the Lender..............................................  A-51
 2.9  Other Secured Indebtedness.........................................  A-52
 2.10 Subordination......................................................  A-52
 ARTICLE III: THE CLOSING................................................. A-52
 3.1  Closing Date.......................................................  A-52
 3.2  Failure to Meet Conditions.........................................  A-52
 ARTICLE IV: CONDITIONS PRECEDENT......................................... A-52
 4.1  Documents Required Prior to Initial Disbursement...................  A-52
 4.2  Conditions Precedent to Each Disbursement..........................  A-53
 ARTICLE V: COLLATERAL SECURITY........................................... A-53
 5.1  Secured Obligations................................................  A-53
 5.2  The Collateral.....................................................  A-53
 5.3  Priority of Liens..................................................  A-54
 5.4  Financing Statements and Perfection................................  A-54
 ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF THE BORROWER............... A-54
 6.1  Organization.......................................................  A-54
 6.2  Authorization......................................................  A-54
 6.3  Enforceability.....................................................  A-54
 6.4  No Proceedings.....................................................  A-55
 6.5  Compliance with Laws and Agreements................................  A-55
 6.6  Title to Assets....................................................  A-55
 6.7  Financial Condition................................................  A-55
 6.8  Absence of Undisclosed Liabilities.................................  A-55
 6.9  Taxes..............................................................  A-55
 6.10 Misleading Statements..............................................  A-55
 6.11 Consents...........................................................  A-55
 6.12 Federal Reserve Regulations........................................  A-56
 6.13 Finder's or Broker's Fee...........................................  A-56
 6.14 Subsidiaries.......................................................  A-56
 6.15 Investment Company Act; Public Utility Holding Company Act.........  A-56

                                                                           PAGE
                                                                           ----
 ARTICLE VII: DEFAULT..................................................... A-56
 7.1  Event of Default...................................................  A-56
 7.2  Remedies...........................................................  A-56
 ARTICLE VIII: GENERAL PROVISIONS......................................... A-56
 8.1  Construction.......................................................  A-56
 8.2  Further Assurances.................................................  A-56
 8.3  Enforcement and Waiver by the Lender...............................  A-56
 8.4  Notices............................................................  A-57
 8.5  Waiver and Release by the Borrower.................................  A-57
 8.6  Choice of Law and Forum............................................  A-57
 8.7  Binding Effect, Assignment and Entire Agreement....................  A-57
 8.8  Severability.......................................................  A-58
 8.9  Attorneys' Fees and Costs..........................................  A-58
 8.10 Headings...........................................................  A-58
 8.11 Survival...........................................................  A-58
 8.12 Counterparts.......................................................  A-58
 EXHIBIT A: NAMES OF AUTHORIZED INDIVIDUALS...............................  A-1
 EXHIBIT B: FORM OF ADVANCE REQUEST.......................................  B-1
 EXHIBIT C: SECURED PROMISSORY NOTE....................................... A-59
 EXHIBIT D: SECURITY AGREEMENT............................................ A-61

                           SECURED CREDIT AGREEMENT

  THIS SECURED CREDIT AGREEMENT (the "Agreement") is made and entered into as of October 20, 1995, by and between NEXGEN, INC., a Delaware corporation (the "Borrower"), and ADVANCED MICRO DEVICES, INC., a Delaware corporation (the "Lender").

                                   RECITALS:

  a. Concurrently herewith, the Borrower is entering into a certain Agreement and Plan of Merger (the "Merger Agreement") with the Lender and AMD Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Lender.

  b. The Borrower has requested that the Lender extend revolving credit facilities to the Borrower in the aggregate principal amount of up to Sixty Million Dollars ($60,000,000) and the Lender is willing to do so, upon the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.1 Defined Terms. For the purposes of this Agreement, the capitalized terms in the preamble and the recitals hereto shall have the meanings therein given them and the following terms shall have the respective meanings set forth below:

    "Accounts" shall mean all rights to payment for goods sold or leased, or to be sold or leased, or for services rendered or to be rendered, whether or not earned by performance, no matter how evidenced and including without limitation accounts receivable, chattel paper, contract rights, drafts, instruments, notes, purchase orders, acceptances and all other forms of obligations and receivables.

    "Advance" shall mean each and every advance of sums hereunder by the Lender to or for the account of the Borrower.

    "Business Day" shall mean any day which is not a Saturday, Sunday or legal holiday in the State of California on which banks are open for business in the City of San Francisco.

    "Chattel Paper," "Contracts," "Contract Rights," "Documents,"
  "Equipment," "Fixtures," "General Intangibles," "Goods," "Instruments" and "Inventory" shall have the respective meanings as are given to those terms in the Uniform Commercial Code as adopted by the State of California (the "U.C.C.").

    "Closing" shall mean the closing of the transactions contemplated under this Agreement.

    "Closing Date" shall mean the date referred to in Section 3.1 hereof.

    "Code" shall mean the Internal Revenue Code of 1986, as the same may from time to time be amended.

    "Collateral" shall mean all of the property in which a security interest is granted to the Lender pursuant to Section 5.2 hereof.

    "Collateral Documents" shall mean all those certain documents specified in paragraphs (c) and (d) of Section 4.1 hereof and any additional documents executed and delivered by the Borrower pursuant to Section 5.4 hereof.

    "Dollars" or "$" shall mean the lawful currency of the United States of America.

    "Event of Default" shall mean the event specified in Section 7.1 hereof.

    "Financial Statements" shall mean the consolidated balance sheet of the Borrower and its Subsidiaries, taken as a whole, as of June 30, 1995, the consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Borrower and its Subsidiaries, taken as a whole, for the fiscal year of the Borrower ended on such date, and the notes thereto.

    "Indebtedness" shall mean, with respect to any person, all items of indebtedness, obligations and liabilities, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, joint or several, including without limitation:

      a. All indebtedness hereunder;

      b. All indebtedness guaranteed in any manner, whether directly or indirectly, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

      c. All indebtedness in effect guaranteed, whether directly or indirectly, through agreements, contingent or otherwise: (i) to repurchase such indebtedness; or (ii) to purchase, sell or lease (whether as lessee or lessor) property, products, materials or supplies, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (iii) to supply funds to or in any other manner invest in the debtor; and

      d. All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed.

    "Index Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next higher 1/16th of 1%) equal to the Index Rate in effect on such day plus three hundred fifty basis points (3.50). Any change in the Index Base Rate due to a change in the Index Rate shall be effective on the effective date of such change in the Index Rate.

    "Index Rate" shall mean that rate established and published from time to time by Bank of America National Trust and Savings Association, San Francisco, California ("BofA"), as its prime, base or reference rate. The Index Rate is determined by BofA at its discretion based on various factors including its costs of funds and desired return, general economic conditions and other factors. BofA uses the Index Rate as a benchmark for pricing certain types of loans. Depending upon the circumstances, such as the amount and terms of a loan, the creditworthiness of a borrower or any guarantor, the presence and nature of collateral and other relationships between a borrower and BofA, loans may be priced at, above or below the Index Rate. The Borrower acknowledges that the use of the appellation "Index Rate" does not constitute a representation on the part of the Lender that no loans or for-bearances are made by BofA (or the Lender) at a lesser rate of interest. In the event that BofA shall cease to establish or publish an Index Rate, whether denominated as such or otherwise, the Index Rate shall be deemed to be the average "prime," "base" or "reference" interest rate for each calendar month, as of the first day of such calendar month, of the three largest (as determined by total assets) banking institutions in the State of California (other than BofA) then establishing or publishing a "prime," "base" or "reference" rate of interest; provided, however, that in the event any such banking institution publishes more than one such rate, the rate used with respect to such banking institution shall be the highest among those so published by it.

    "Liabilities" shall mean all Indebtedness that should, in accordance with generally accepted accounting principles consistently applied, be classified as liabilities on a balance sheet of the Borrower.

    "Lien" shall mean, with respect to any asset: (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset; (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset; or (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

    "Line of Credit" shall mean that certain line of credit described in
  Section 2.1 hereof.

    "Loan" shall mean the aggregate of all Advances hereunder.

    "Loan Documents" shall mean: (i) this Agreement; (ii) the note, agreements, financing statements, instruments and other documents referred to in Article IV hereof; and (iii) any amendment, supplement, modification, consent or waiver of, to or in respect of any of the foregoing.

    "Material Adverse Effect" shall mean material impairment of the rights of or benefits available to the Lender under any of the Loan Documents.

    "Maturity Date" shall mean the first to occur of the following dates: (i) the date which is twelve (12) months after the date of any termination of the Merger Agreement in accordance with the provisions of Section 10.1 of the Merger Agreement; and (ii) the date of the acquisition by any one person or group of persons (other than the Lender, AMD Merger Corporation or any other affiliate of the Lender) of, or of the right to acquire, more than fifty percent (50%) of any class or series of voting securities of the Borrower;

    "Obligations" shall mean the obligations of the Borrower:

      (i) To pay the principal of and interest on the Note (as defined herein) in accordance with the terms hereof and thereof and to perform all of its other obligations to or for the benefit of the Lender, whether hereunder or otherwise, now existing or hereafter incurred, matured or unmatured, fixed or contingent, joint or several, including any extensions, modifications or renewals thereof or substitutions therefor;

      (ii) To repay to the Lender all amounts advanced by the Lender hereunder or otherwise to or on behalf of the Borrower, including without limitation all advances for principal or interest payments to prior secured parties or mortgagees, or for liens, or for taxes, levies, insurance, rent, or repairs to or maintenance or storage of any of the property of the Borrower; and

      (iii) To reimburse the Lender, on demand, for all of the Lender's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement and the documents required hereunder, including without limitation any proceeding brought or threatened to enforce payment of any of the obligations referred to in clauses (i) and (ii) of this definition.

    "Permitted Liens" shall mean:

      (i) Liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable;

      (ii) Pledges or deposits made in the ordinary course of business to secure payment of workers' compensation or to participate in any fund in connection with workers' compensation, insurance, old-age pensions or other social security programs;

      (iii) Liens of mechanics, materialmen, warehousemen or carriers, and other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

      (iv) Liens arising by operation of law;

      (v) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

      (vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impair the use of such property by the Borrower in the operation of its business, and none of which are violated in any material respect by existing or proposed structures or land use;

      (vii) Liens in favor of the Lender;

      (viii) Liens in favor of lessors of equipment under equipment lease agreements entered into by the Borrower, as lessee, in the ordinary course of business;

      (ix) Existing Liens in favor of ASCII Corporation and ASCII of America, Inc. under the Security Agreement with the Borrower dated November 15, 1991, as amended;

      (x) Existing Liens in favor of Phemus Corporation under the Security Agreement with Borrower dated July 22, 1993;

      (xi) Liens with respect to the Accounts and Inventory of the Borrower, securing the Borrower's line of credit with a commercial bank or credit company;

      (xii) Any Liens which are approved in writing by the Lender;

      (xiii) Any Lien in favor of any supplier/manufacturer of inventory, including without limitation VLSI Technology, Inc. and IBM Corporation;

      (xiv) Any of the following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings and levy and execution thereon have been stayed and continue to be stayed, and if they do not, in the aggregate, materially detract from the value of the property of the Borrower or materially impair the use thereof in the operation of the Borrower's business:

        (A) Claims or Liens for tax assessments or charges due and payable and subject to interest or penalty;

        (B) Claims, Liens and encumbrances upon, and defects of title to, real or personal property, including without limitation any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

        (C) Claims or Liens of mechanics, materialmen, warehousemen or carriers, or other like liens; and

        (D) Adverse judgments on appeal; and

      (xv) Any Lien which is expressly made subordinate to the Liens in favor of the Lender and which come into existence after any termination of the Merger Agreement.

    "Security Agreement" shall mean that certain Security Agreement which is to be executed and delivered by the Borrower to the Bank with respect to those items set forth in Section 5.2 hereof.

    "Subsidiary" shall mean any subsidiary of the Borrower.

    "Term" shall mean the term of this Agreement, commencing on the Closing Date and expiring on the Maturity Date; provided, however, that in the event the Borrower fails to pay to the Lender all sums required hereunder on or before the Maturity Date, the Borrower shall continue to be bound by the terms of this Agreement until all such sums are paid in full but the Lender shall be under no further obligations hereunder after such date.

  1.2 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall have the meanings given them under generally accepted accounting principles as in effect from time to time applied on a consistent basis over the time period in question.

  1.3 Terms Generally. Except where the context requires otherwise, the definitions in Section 1.1 hereof shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.

                                  ARTICLE II

                                   THE LOAN

  2.1 The Line of Credit. Subject to the terms of this Agreement, the Borrower may at any time and from time to time before the Maturity Date, and so long as no Event of Default or event which with the giving of notice or the passage of time or both would become an Event of Default has occurred, borrow from the Lender pursuant to the revolving credit facility described in this Section 2.1 (the "Line of Credit"), and the Lender shall lend to the Borrower pursuant to the Line of Credit, such requested Advances, each in an amount of not less than One Million Dollars ($1,000,000), and not to exceed in the aggregate at any one time outstanding during the Term hereof the principal sum of Sixty Million Dollars ($60,000,000).

  2.2 Availability of the Line of Credit. The Line of Credit shall be available for Advances to the Borrower during the Term in accordance with the following schedule:

    a. On or before December 31, 1995: Advances in an aggregate principal amount not exceeding Thirty Million Dollars ($30,000,000);

    b. On or before March 31, 1996: Advances in an aggregate principal amount not exceeding Fifty Million Dollars ($50,000,000); and

    c. On or before June 30, 1996: Advances in an aggregate principal amount not exceeding Sixty Million Dollars ($60,000,000).

Any unused portion of the Line of Credit existing on June 30, 1996 shall be cancelled as of such date and no longer available.

  2.3 Disbursements.

  a. Advances. Upon satisfaction in full of the conditions precedent set forth in Article IV hereof, the Lender shall at the Closing and thereafter make Advances hereunder pursuant to the Line of Credit, in accordance with the availability schedule set forth in Section 2.2 hereof, upon receipt by the Lender of a request pursuant to paragraph (b) of this Section 2.3 from any one of the individuals whose names are set forth in Exhibit A attached hereto, acting alone. Notwithstanding anything to the contrary herein contained, any Advance shall be conclusively presumed to have been made to or for the benefit of the Borrower so long as the Lender believes in good faith that the requests and directions received by the Lender in connection therewith have been made by a person authorized hereunder or where such Advance is deposited to the credit of the account of the Borrower with Bank of America National Trust and Savings Association, regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account or to have made such requests.

  b. Notice of Advances. In order to request an Advance (including but not limited to any Advance to be disbursed on the Closing Date), the Borrower shall give written notice (or telephonic notice promptly confirmed in writing or by facsimile transmission) to the Lender in the form of Exhibit B not later than 8:00 a.m., San Francisco time, on the day of the proposed Advance. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify the date of such Advance (which shall be a Business Day) and the amount thereof.

  c. Method of Disbursement. Unless otherwise specified by the Borrower and agreed to by the Lender, each Advance shall be credited by the Lender to the Borrower's deposit account number 12579-53309, FFC 10-10-435-7417910, with Bank of America National Trust and Savings Association, Account Administration (South) [bank routing (ABA) number 121-000-358], subject to the terms and conditions set forth herein.

  2.4 The Note. Concurrently with the execution of this Agreement, the Borrower shall execute and deliver to the Lender a secured promissory note, in the form of Exhibit C hereto, with respect to the Line of Credit; (the "Note"). The Note shall be secured, as provided in Article V hereof.

  2.5 Repayment of Principal. The Borrower shall repay to the Lender the aggregate principal amount of any and all Advances under the Line of Credit on the Maturity Date.

  2.6 Interest Rate and Payments of Interest.

  a. Interest Rate. All Advances shall bear interest as follows:

    (i) Each Advance shall bear interest at a rate per annum equal to the Index Base Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days (as the case may be). Interest on each Advance shall be due and payable on the Maturity Date. The Lender shall determine and advise the Borrower three (3) Business Days prior to the Maturity Date of the total interest then due, which determination shall be conclusive and binding on the Borrower, absent manifest error.

    (ii) Interest on each Advance shall accrue from and including the date on which such Advance is made and to but excluding the date on which such Advance is repaid in full, unless the date of repayment is the same as the date on which such Advance is made, in which case such date shall be included.

  b. Interest on Overdue Amounts; Alternative Rate of
Interest. Notwithstanding any provision of this Section 2.6 to the contrary, if the Borrower shall default in the payment of the principal of or interest on any Advance or any fees or other amounts becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Lender pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in paragraph (a) of this Section 2.6) equal to the Index Base Rate plus two percent (2.00%).

  c. Usury Law. It is the intent of the Lender and the Borrower in the execution of this Agreement, the Note and the Collateral Agreements and all other security agreements and financing statements evidencing the Borrower's obligations hereunder, to contract in strict compliance with the usury laws of the State of California (the "Usury Law"). In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained herein or in the Note or in any Collateral Agreement or in any other instrument executed in connection herewith or therewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money at a rate of interest in excess of the maximum interest rate permitted to be charged by the Lender in compliance with the Usury Law. Neither the Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment hereunder or under the Note or any Collateral Agreement shall ever be required to pay interest thereon at a rate in excess of the maximum interest that may be lawfully charged by the Lender in compliance with the Usury Law, and the provisions of this paragraph 2.6(c) shall control over all other provisions hereof or of the Note or any Collateral Agreement, and of any other instruments now or hereafter executed in connection herewith or therewith, which may be in apparent conflict herewith. If the maturity of any Obligations shall be accelerated for any reason or if the principal of the Note is paid prior to the expiration of the term thereof, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the applicable maximum lawful rate permitted to be charged by the Lender in compliance with the Usury Law, the Lender shall refund to the Borrower the amount of such excess or shall, at its option, credit the amount of such excess against the principal balance of the Loan then outstanding. In the event that the Lender shall collect monies which are deemed to constitute interest in excess of the lawful rate which the Lender may charge, for any reason whatsoever, such monies shall, upon such determination and at the option of the Lender, be immediately either returned to the Borrower or credited against the principal balance of the Loan then outstanding.

  2.7 Prepayments. The Borrower shall have the right to make payments in reduction of the outstanding balance of the Line of Credit, in whole or in part, at any time; provided, however, that each such prepayment must be accompanied by payment of all interest accrued thereon, and provided further that such prepayment must be in the amount of One Million Dollars ($1,000,000) or integral multiples thereof, or the outstanding balance if less. Any amount of principal so repaid may be reborrowed by Borrower and shall be available for future Advances under the Line of Credit.

  2.8 Payment to the Lender. All sums payable to the Lender hereunder shall be paid directly to the Lender (or to a bank account specified by the Lender) in immediately available funds. The Lender shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding upon the Borrower (absent manifest error) unless the Borrower notifies the Lender to the contrary within thirty (30) days of its receipt of any statement which the Borrower believes to be incorrect.

  2.9 Other Secured Indebtedness. The Borrower covenants and agrees with the Lender that, so long as any of the Obligations shall remain outstanding, the Borrower shall not, and shall not cause or permit any of the Subsidiaries to, either directly or indirectly, create, incur, assume or permit to exist any indebtedness secured by a Lien on any of its properties or assets, except for Permitted Liens. The Borrower also covenants and agrees to furnish to the Lender promptly (and within any applicable cure period) notice of the occurrence of an event of default or any event which with notice or the passage of time (or both) would constitute an event of default under the Security Agreement dated November 15, 1991, as amended, with ASCII Corporation and ASCII of America, Inc. or the Security Agreement dated July 22, 1993 with Phemus Corporation.

  2.10 Subordination. Lender agrees that the Obligations of Borrower hereunder, and the Liens granted to Lender pursuant to Article V hereof, are subordinate to the prior payment in full of the indebtedness owing to ASCII Corporation, ASCII of America, Inc. and Phemus Corporation (together the "Senior Lenders") and junior in priority to the existing Liens in favor of the Senior Lenders, as described in the security agreements referenced in Section
2.9 hereof, in each case whether such right of payment is in the ordinary course of business or in the event of any distribution of the assets of Borrower upon any dissolution, winding-up, liquidation or bankruptcy, insolvency or other similar proceedings. The Borrower will not make and the Lender will not demand, accept or receive any payment on the Line of Credit or any Advances hereunder until all amounts owing to the Senior Lenders shall have been paid in full. The Lender and the Borrower covenant to execute and deliver to the Senior Lenders such further instruments and to take such further action as the Senior Lenders may at any time or times reasonably request in order to carry out the provisions and intent of this Section 2.10.

                                  ARTICLE III

                                  THE CLOSING

  3.1 Closing Date. The Closing shall be held on October 20, 1995, at 5:00 p.m., local time, in the offices of Bronson, Bronson & McKinnon at 10 Almaden Boulevard, Suite 600, San Jose, California, or at such other time and location as the parties hereto shall mutually agree. At or prior to the Closing, the Borrower shall deliver and execute all documents, reports, opinions and instruments required to be delivered and/or executed hereunder.

  3.2 Failure to Meet Conditions. If, at the Closing, the conditions specified in Article IV of this Agreement have not been satisfied or waived in writing by the Lender, the Lender may thereupon elect to be relieved of all further obligations under this Agreement.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT

  The obligation of the Lender to make any Advance hereunder is subject to the satisfaction of the following conditions precedent:

  4.1 Documents Required Prior to Initial Disbursement. The Borrower shall have delivered to the Lender, prior to or at the Closing and prior to the initial disbursement of any Advance hereunder, the following documents in form and substance satisfactory to the Lender:

    (a) This Agreement, duly executed by the Borrower;

    (b) The Note, duly executed by the Borrower and in the form attached hereto as Exhibit C;

    (c) The Security Agreement, duly executed by the Borrower and in the form attached hereto as Exhibit D;

    (d) The UCC-1 Financing Statement and related notices of security interests (patents, patent applications and trademarks) required by Article V hereof;

    (e) An opinion of Pillsbury Madison & Sutro, as counsel to the Borrower, dated as of the Closing Date, addressing the matters set forth in Exhibit E hereto and in form and substance acceptable to the Lender and its counsel; and

    (f) A certificate of the Secretary of the Borrower, dated as of the Closing Date, certifying: (i) that attached thereto is a true and correct copy of the Certificate of Incorporation of the Borrower, accompanied by a certificate to that effect from the Secretary of State of the State of Delaware dated reasonably close to the Closing Date, which Certificate of Incorporation has not been amended since the date of said certificate of the Secretary of State; (ii) that attached thereto is a true, correct and complete copy of the Bylaws of the Borrower, as in effect on the date of such certificate; (iii) that attached thereto is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Note, the Security Agreement and all other Loan Documents by the Borrower and that said resolutions have not been amended or revoked and are in full force and effect on the date of such certificate; and (iv) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement, the Note, the Security Agreement or any other instrument or document to be executed and delivered by the Borrower in connection herewith.

  4.2 Conditions Precedent to Each Disbursement. At the time of each and every disbursement of an Advance hereunder:

    a. No Event of Default shall have occurred and be continuing, nor shall any event have occurred and be continuing that with the giving of notice or the passage of time, or both, would be an Event of Default;

    b. No event shall have occurred which constitutes a Material Adverse
  Effect;

    c. All of the Collateral Documents shall be and remain in full force and effect;

    d. The Borrower shall have provided the Lender with an Advance request, in the form of Exhibit B hereto, pursuant to Section 2.3 hereof.

                                   ARTICLE V

                              COLLATERAL SECURITY

  5.1 Secured Obligations. The Collateral shall constitute collateral security for the Loan and all other Obligations and shall be general and continuing until all Obligations have been satisfied in full. The Collateral referred to in Section 5.2 hereof shall be the subject of the Security Agreement, which shall be executed by the Borrower and delivered to the Lender concurrently with the execution and delivery of this Agreement.

  5.2 The Collateral. As security for the prompt satisfaction of all Obligations, the Borrower shall assign to the Lender, pursuant to the terms and conditions of the Security Agreement, all of its right, title and interest in and to, and grants to the Lender a Lien upon and security interest in, all of the following:

    (a) all patents, patent applications, and like protection, including, without limitation, those patents and pending applications, U.S. and foreign, listed in Schedules (1) and (2) attached hereto, improvements, divisions, continuations, renewals, reissues and extensions thereof heretofore or hereafter filed, issued or acquired (collectively, "Patents");

    (b) all inventions, whether or not any of said inventions are patentable, including, without limitation, those inventions disclosed or claimed in patents and patent applications (collectively, "Inventions");

    (c) all trademarks and service marks (collectively, "Trademarks") registered or unregistered, including without limitation those marks listed in Schedule (3) attached hereto;

    (d) all works of authorship, copyrights, copyright applications, copyright registrations, mask work applications, mask work registrations, and like protection, including, without limitation, renewals, rights of termination, continuations, divisions and extensions thereof, whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law (collectively, "Copyrights");

    (e) all foreign rights corresponding to Patent, Invention, Trademark and Copyright rights, including, without limitation, those available by treaty and reciprocity;

    (f) all computer programs and software, whether in source code or object code and in whatever medium created or acquired;

    (g) all trade secrets, processes, confidential information, and all assets (including, without limitation, any General Intangibles) associated with the Patents, Inventions, Trademarks or Copyrights;

    (h) any and all tangible or intangible assets, including without limitation all Chattel Paper, Instruments, Documents, Goods, Inventory, Contracts, Contract Rights, General Intangibles, Accounts, Equipment or other tangible property owned by the Borrower, excluding any assets subject to equipment lease arrangements or equipment which is subject to a security interest in favor of a lender providing financing for the purchase of such equipment;

    (i) all proceeds of the foregoing and all accessions to, substitutions and replacements for, and royalties, profits, license fees and products of the foregoing; and

    (j) all books and records pertaining to the foregoing.

  5.3 Priority of Liens. The foregoing Liens are intended by the parties to be first and prior Liens on the Collateral, except for Permitted Liens and subject to the provisions of Section 2.10 hereof.

  5.4 Financing Statements and Perfection. The Borrower shall: (i) join with the Lender in executing such financing statements describing all or any part of the Collateral (including amendments thereto and continuation statements thereof) in form and substance satisfactory to the Lender as the Lender may specify and, at the Lender's sole discretion, at any time during the Term of this Agreement, to make such filings with the United States Patent and Trademark Office and the United States Copyright Office with respect to the Patents, Trademarks and Copyrights as are necessary to perfect the Lender's security interest therein; and (ii) take such other steps as the Lender may reasonably direct, including the noting of the Lender's lien on the Collateral and on any certificates of title therefor, all to perfect the Lender's interest in the Collateral. In addition to the foregoing and not in limitation thereof, a carbon, photographic or other reproduction of the Security Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE BORROWER

  The Borrower represents and warrants to the Bank as follows:

  6.1 Organization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to own its properties and to engage in the business it conducts, and is duly qualified and in good standing as a foreign corporation in all jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

  6.2 Authorization. The Borrower has the power and authority to enter into and perform its obligations under this Agreement, the Note and the Collateral Documents, and to incur the Obligations herein and therein provided for, and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement, the Note and the Collateral Documents.

  6.3 Enforceability. This Agreement and the Collateral Documents are, and the Note when delivered will be, legal, valid and binding Obligations of the Borrower, enforceable upon the Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally.

  6.4 No Proceedings. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the businesses, assets or rights of the Borrower or any Subsidiary as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

  6.5 Compliance with Laws and Agreements. Neither the Borrower nor any Subsidiary is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any governmental authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and the entering into and performance by the Borrower of this Agreement, the Note and the Collateral Documents will not (immediately or with the expiration of an application cure period or the giving of notice, or both): (i) violate any charter or bylaw provision of the Borrower or any Subsidiary, or violate any law or result in a default under any contract, agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its respective properties is bound; or (ii) result in the creation or imposition of any security interest in, or Lien upon, any of the assets of the Borrower or any Subsidiary (except a Permitted Lien).

  6.6 Title to Assets. The Borrower and each of its Subsidiaries has good and marketable title to all of its respective assets, subject to no security interest, encumbrance, Lien (except for Permitted Liens) or claim of any third person.

  6.7 Financial Condition. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Borrower and all of its Subsidiaries, taken as a whole, at the dates thereof and the results of operations for the periods covered thereby, and there has occurred no event which might reasonably result in a Material Adverse Effect from the dates thereof to the date hereof.

  6.8 Absence of Undisclosed Liabilities. As of the date of the Financial Statements, neither the Borrower nor any Subsidiary had any material Indebtedness of any nature, including without limitation liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements or as disclosed in or permitted by this Agreement. The Borrower does not know and has no reasonable grounds to know of any basis for the assertion against it or any Subsidiary as of the date hereof of any material Indebtedness of any nature not fully disclosed in or permitted by this Agreement.

  6.9 Taxes. Except as otherwise permitted herein, the Borrower and each Subsidiary have filed all federal, state and local tax returns and other reports that it is required by law to file prior to the date hereof and which are material to the conduct of its respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable. The Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books.

  6.10 Misleading Statements. No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

  6.11 Consents. Each consent, approval or authorization of, or filing, registration or qualification with, any entity which is required to be obtained or effected by the Borrower or any Subsidiary in connection with the execution and delivery of this Agreement, the Note and the Collateral Documents, or the undertaking or performance of any Obligation hereunder or thereunder, has been duly obtained or effected.

  6.12 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulations G, U or X of the Board of Governors of the Federal Reserve System of the United States (the "Board"). No part of the proceeds of the Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or alternately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations promulgated by the Board, including but not limited to regulations G, T, U or X.

  6.13 Finder's or Broker's Fee. The Borrower has not made any agreement or taken any action which might cause anyone to become entitled to a commission or fee as a result of the making of an Advance.

  6.14 Subsidiaries. As of the Closing Date, all of the issued and outstanding shares of capital stock or partnership interest (as the case may be) of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Borrower free and clear of all Liens whatsoever, and there are no options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any of the Subsidiaries to issue, deliver or sell additional shares of capital stock of any class or any securities convertible into or exchangeable for any such capital stock or any additional partnership interest other than as disclosed in the Financial Statements.

  6.15 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is an "investment company" as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary is a "holding company" as that term is defined in, or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

                                  ARTICLE VII

                                    DEFAULT

  7.1 Event of Default. Any failure of the Borrower to pay the Note when the same becomes due and payable on the Maturity Date shall constitute an Event of Default hereunder, without regard to any fault of or cause by the Borrower.

  7.2 Remedies. Upon the occurrence of an Event of Default, the Lender may exercise any rights it may have at law or in equity or otherwise to avail itself of any and all remedies to which it may have recourse as a secured party under applicable law.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  8.1 Construction. The provisions of this Agreement shall be in addition to those of any agreement, instrument, note or other evidence of liability held by the Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Lender from enforcing any or all other notes, instruments or agreements in accordance with their respective terms. In the event that there is a conflict between the terms of this Agreement and the terms of the Note or any Collateral Document, the terms of this Agreement shall control.

  8.2 Further Assurances. From time to time, the Borrower shall execute and deliver to the Lender such additional documents and provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs (and that of any of its Subsidiaries).

  8.3 Enforcement and Waiver by the Lender. The Lender shall have the right at all times to enforce the provisions of this Agreement, the Note and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

  8.4 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed duly given if delivered in person or by courier, or if sent by facsimile transmission or certified mail, postage prepaid and return receipt requested, addressed as follows, unless such address is changed by written notice hereunder:

  a. If to the Borrower:

   NexGen, Inc.
   1623 Buckeye Drive
   Milpitas, CA 95035
   Attention: Chief Financial Officer

   With a copy to:

   Pillsbury Madison & Sutro
   Ten Almaden Boulevard
   San Jose, CA 95113
   Attention: Jorge A. del Calvo, Esq.

  b. If to the Lender:

   Advanced Micro Devices, Inc.
   One AMD Place
   Sunnyvale, CA 94088
   Attention: Chief Financial Officer

   With a copy to:

   Bronson, Bronson & McKinnon
   505 Montgomery Street
   San Francisco, CA 94111
   Attention: Victor J. Bacigalupi, Esq.

All such notices shall be deemed to be received by the party to be noticed upon the earlier of (i) actual receipt or (ii) delivery at the specified address.

  8.5 Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower waives notice and opportunity to be heard before exercise by the Lender of the remedies of self-help, setoff or of other summary procedures permitted by any applicable law or by any agreement with the Borrower, and except where required hereby or by any applicable law, notice of any other action taken by the Lender.

  8.6 Choice of Law and Forum. This Agreement has been entered into, and shall be interpreted in accordance with, the laws of the State of California, and any dispute arising hereunder or under the Note or any Collateral Document shall be heard by a court of competent jurisdiction sitting in the City and County of San Francisco, California.

  8.7 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender, but the Lender may freely assign its rights hereunder without the consent of the Borrower. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire Agreement between the parties and may be amended only by a writing signed on behalf of each party.

  8.8 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

  8.9 Attorneys' Fees and Costs. In the event of a dispute hereunder, the prevailing party (as determined by the court) shall be awarded, in addition to any judgment, all reasonable attorneys' fees and costs incurred by it in connection with such dispute.

  8.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

  8.11 Survival. All representations, warranties, agreements and covenants made herein and in the certificates, instruments and documents delivered pursuant hereto shall survive the making by the Lender of Advances and the execution and delivery to the Lender of the Note and shall continue in full force and effect until all Obligations are satisfied in full.

  8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

  IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Agreement on its behalf as of the day and year first above written.

                                          THE BORROWER:

                                          NEXGEN, INC.,a Delaware corporation

                                                     /s/ S. Atiq Raza
                                          By: _________________________________
                                          Its Chairman of the Board, President
                                              and Chief Executive Officer


                                          THE LENDER:

                                          ADVANCED MICRO DEVICES, INC.,a
                                           Delaware corporation

                                                   /s/ W. J. Sanders III
                                          By: _________________________________
                                          Its Chairman of the Board, President
                                              and Chief Executive Officer

                                                                      EXHIBIT C

                            SECURED PROMISSORY NOTE

$60,000,000                                                    October 20, 1995
                                                           San Jose, California

  FOR VALUE RECEIVED, the undersigned, NEXGEN, INC., a Delaware corporation (the "Borrower"), unconditionally promises to pay to the order of ADVANCED MICRO DEVICES, INC. (the "Lender"), in lawful money of the United States of America at its office located at One AMD Place, Sunnyvale, California 94088, or to such other entity or at such other address as the Lender may from time to time direct, on or before the Maturity Date, the lesser of (i) the principal sum of Sixty Million Dollars ($60,000,000) or (ii) the aggregate unpaid principal amount of all Advances made pursuant to that certain Secured Credit Agreement dated October 20, 1995, by and between the Borrower and the Lender (the "Credit Agreement"), and to pay interest (before, as well as after, judgment) in arrears, from the date hereof in like money at said office on the unpaid principal amount hereof from time to time outstanding, as provided for in the Credit Agreement.

  Interest which is not paid when due shall thereafter bear interest like as to principal.

  The Lender is hereby authorized by the Borrower to endorse on the schedule forming a part hereof appropriate notations evidencing the date and amount of each Advance made by the Lender and the date and amount of each payment of principal and interest made by the Borrower with respect thereto.

  Presentment, notice of dishonor and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. The Borrower hereby expressly waives, to the full extent permitted by law, its rights to plead any and all statutes of limitations as a defense to any demand hereunder.

  This Note is the Note referred to in the Credit Agreement and is secured by a Security Agreement between the Lender and the Borrower of even date herewith. Reference is hereby made to said Credit Agreement for provisions regarding the payment and prepayment hereof. Terms defined in said Credit Agreement and not otherwise defined herein are used herein as therein defined.

  This Note was made and shall be governed and construed in accordance with the laws of the State of California.

                                          THE BORROWER:

                                          NEXGEN, INC., a Delaware corporation


                                          By: _________________________________


                                          Its: ________________________________

                      BORROWINGS AND PAYMENTS OF PRINCIPAL

            PRINCIPAL
             OR FACE                        DATE OF         AMOUNT OF
DATE OF     AMOUNT OF       INTEREST       REPAYMENT/       REPAYMENT/       NOTATION
ADVANCE      ADVANCE          RATE         PREPAYMENT       PREPAYMENT       MADE BY
-------     ---------       --------       ----------       ----------       --------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

                                                                      EXHIBIT D

                              SECURITY AGREEMENT

  THIS SECURITY AGREEMENT is made as of October 20, 1995, by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation ("Secured Party"), and NEXGEN, INC., a Delaware corporation ("Debtor").

                                   RECITALS

  This Security Agreement is entered into in order to grant to Secured Party a security interest in the property described herein as Collateral for the indebtedness of Debtor to Secured Party pursuant to that certain Secured Credit Agreement of even date herewith (the "Credit Agreement"), as evidenced by a Secured Promissory Note of even date herewith in the principal amount of Sixty Million Dollars ($60,000,000) (the "Note"), and for other obligations as set forth herein. All terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

                                   AGREEMENT

  NOW, THEREFORE, in reliance upon the foregoing and in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

    1. Grant of Security Interest. Debtor hereby grants to Secured Party a security interest in the property described in Section 2 hereof
  (collectively and severally, the "Collateral") to secure the payment and performance of the obligations of Debtor to Secured Party described in
  Section 3 hereof (collectively and severally, the "Obligations").

    2. Collateral. The Collateral shall consist of the following, whether now existing or hereafter acquired by Debtor:

      (a) all patents, patent applications, and like protection, including, without limitation, those patents and pending applications, U.S. and foreign, listed in Schedules (1) and (2) attached hereto, improvements, divisions, continuations, renewals, reissues and extensions thereof heretofore or hereafter filed, issued or acquired (collectively, "Patents");

      (b) all inventions, whether or not any of said inventions are patentable, including, without limitation, those inventions disclosed or claimed in patents and patent applications (collectively, "Inventions");

      (c) all trademarks and service marks (collectively, "Trademarks") registered or unregistered, including without limitation those marks listed in Schedule (3) attached hereto;

      (d) all works of authorship, copyrights, copyright applications, copyright registrations, mask work applications, mask work registrations, and like protection, including, without limitation, renewals, rights of termination, continuations, divisions and extensions thereof, whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law (collectively, "Copyrights");

      (e) all foreign rights corresponding to Patent, Invention, Trademark and Copyright rights, including, without limitation, those available by treaty and reciprocity;

      (f) all computer programs and software, whether in source code or object code and in whatever medium created or acquired;

      (g) all trade secrets, processes, confidential information, and all assets (including, without limitation, any general intangibles) associated with the Patents, Inventions, Trademarks or Copyrights;

      (h) any and all tangible or intangible assets, including without limitation all Chattel Paper, Instruments, Documents, Goods, Inventory, Contracts, Contract Rights, General Intangibles, Accounts,

    Equipment or other tangible property owned by Debtor, excluding any assets subject to equipment lease arrangements or equipment which is subject to a security interest in favor of a lender providing financing for the purchase of such equipment;

      (i) all proceeds of the foregoing and all accessions to, substitutions and replacements for, and royalties, profits, license fees and products of the foregoing; and

      (j) all books and records pertaining to the foregoing.

    3. Obligations. The Obligations of Debtor secured by the Collateral shall consist of any and all debts, obligations and liabilities of Debtor to Secured Party, including without limitation those arising under the Credit Agreement, the Note, this Security Agreement, all other Collateral Documents and any other documents or agreements executed in connection therewith, and all amendments, extensions and renewals thereof, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred.

    4. Representations and Warranties. Debtor hereby represents and warrants that:

      (i) Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral will be the owner thereof) and that no other person, entity, agency or government has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein will have) any right, title, claim or interest (by way of security interest or other Lien or charge or otherwise) in, against or to the Collateral, except as previously disclosed to Secured Party including Permitted Liens.

      (ii) All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Debtor with respect to the Collateral is true and correct in all material respects.

      (iii) Debtor has the authority to enter into this Security Agreement and to be obligated under the terms of the Credit Agreement, the Note and the Collateral Documents, and any person signing this Security Agreement and/or the Note or Collateral Document has been duly authorized to sign same.

    5. Covenants of Debtor. In addition to all covenants and agreements of Debtor set forth in the Credit Agreement, the Note and the Collateral Documents, which are incorporated herein by this reference, Debtor hereby agrees:

      (i) To do all acts that may be necessary to reasonably maintain, preserve and protect the Collateral;

      (ii) Not to use or permit any Collateral to be used unlawfully or in violation of any provision of this Security Agreement or any applicable statute, regulation or ordinance, or any policy of insurance, covering the Collateral;

      (iii) To pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Collateral;

      (iv) To notify Secured Party promptly of any change in Debtor's name or place of business or, if Debtor has more than one place of business, its head office or office in which Debtor's records relating to the Collateral are kept and any material change in the permanent location of the Collateral;

      (v) To procure, execute and deliver from time to time any and all endorsements, assignments, financing statements and other writings deemed necessary or appropriate by Secured Party to perfect, maintain and protect its security interest hereunder and the priority thereof, and to deliver promptly to Secured Party all originals of Collateral, and proceeds, consisting of chattel paper or instruments not delivered to a senior lien holder.

      (vi) To communicate to Secured Party, or its representatives, any material facts respecting said Patents, Inventions, Trademarks or Copyrights, and to testify in any legal proceedings, sign all lawful papers, execute all divisions, continuations, substitutions, and renewal, reexamination and reissue applications, and upon an Event of Default, execute all necessary assignment papers to cause title to any and all Patents, Inventions, Trademarks or Copyrights to be transferred to Secured Party, make all rightful oaths and generally do everything reasonably necessary or desirable to preserve Secured Party's interests in said Collateral.

      (vii) To appear in and defend any action or proceeding which may affect its title to or Secured Party's interest in the Collateral, to give Secured Party notice of same, and to assist Secured Party should Secured Party take part in any such action or proceeding;

      (viii) If Secured Party gives value to enable Debtor to acquire rights in, or the use of, any Collateral, to use such value for such purpose;

      (ix) To keep separate, accurate and complete records of the Collateral, and to provide Secured Party upon an Event of Default with such records and such other reports and information relating to the Collateral as Secured Party may request from time to time;

      (x) Not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent or otherwise dispose of or transfer any Collateral, or any right or interest therein, except in the ordinary course of Debtor's business, and to keep the Collateral free of all levies and security interests or other liens, charges or encumbrances except Permitted Liens;

      (xi) To keep the Collateral in good condition and repair, reasonable wear and tear excepted;

      (xii) Not to cause or permit any waste or unusual or unreasonable depreciation of the Collateral;

      (xiii) At any reasonable time, upon demand by Secured Party upon an Event of Default, to exhibit to and allow inspection by Secured Party (or persons designated by Secured Party) of the Collateral;

      (xiv) To comply with all laws, regulations and ordinances relating to the possession, operation, maintenance and control of the Collateral; and

    5.1 Authorized Action by Secured Party. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact, to do (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to do upon the occurrence of an Event of Default as defined herein, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including without limitation the right to:

      (i) Collect by legal proceedings or otherwise and endorse, receive and issue receipts for all dividends, interest payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral;

      (ii) Enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral;

      (iii) Insure, process and preserve the Collateral;

      (iv) Transfer the Collateral to its own or its nominee's name; and

      (v) Make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral.

  Debtor agrees to reimburse Secured Party upon demand for any costs and expenses, including but not limited to reasonable attorneys' fees, which Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations secured hereby. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice, and need not take any action to preserve any rights against any prior party or any other Person in connection with the Obligations or with respect to the Collateral.

    6. Events of Default. The occurrence of any Event of Default under the Credit Agreement shall constitute a default hereunder by Debtor.

    7. Remedies of Secured Party. Subject to the prior payment in full of the indebtedness owed by Debtor to the Senior Lenders, and upon the occurrence of any Event of Default, Secured Party may, at its option and without notice to or demand on Debtor and in addition to all rights and remedies otherwise available at law or in equity or otherwise to Secured Party, do any one or more of the following:

      (i) Foreclose or otherwise enforce Secured Party's security interest in any manner permitted by law or provided for in this Security Agreement;

      (ii) Sell, lease or otherwise dispose of any Collateral at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as Secured Party may determine;

      (iii) Recover from Debtor all costs and expenses, including but not limited to reasonable attorneys' fees, incurred or paid by Secured Party in exercising any right, power or remedy provided by this Security Agreement or by law;

      (iv) Require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party;

      (v) Enter onto property where any Collateral is located and take possession thereof with or without judicial process; and

      (vi) Prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner.

  provided however that upon the occurrence of an Event of Default, Secured Party shall have the right to purchase from the Senior Lenders their entire right, title and interest with respect to the indebtedness owed by Debtor to the Senior Lenders, for a cash purchase price equal to the aggregate unpaid principal balance of such indebtedness plus accrued and unpaid interest (including default interest), fees and any other amounts then owing to the Senior Lenders.

    8. Waiver of Hearing. Debtor hereby expressly waives, to the extent permitted by law, any constitutional or other right to a judicial hearing prior to the time Secured Party takes possession or disposes of the Collateral upon default.

    9. Cumulative Rights. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any statute or rule of law, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's security interest in the Collateral.

    10. Waiver. Any forbearance, failure or delay by Secured Party in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of Secured Party shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Secured Party. Debtor waives all rights to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

    11. Setoff. Debtor agrees that Secured Party may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

    12. Binding Upon Successors; Agency. All rights of Secured Party under this Security Agreement shall inure to the benefit of its successors and assigns, and all obligations of Debtor shall bind its heirs, executors, administrators, successors and assigns. Secured Party may exercise any and all of its rights hereunder through one or more agents.

    13. Entire Agreement; Severability. This Security Agreement contains the entire security agreement between Secured Party and Debtor. If any of the provisions of this Security Agreement shall be held invalid or unenforceable, this Security Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

    14. References. The singular includes the plural. If more than one Debtor executes this Security Agreement, the term "Debtor" shall be deemed to refer to each of the undersigned as well as to all of them, and their obligations and agreements hereunder shall be joint and several.

    15. No Obligations Assumed. Secured Party does not assume any of Debtor's obligations arising under any of the Collateral in which a security interest is hereby granted or any agreement with respect thereto, and Debtor hereby covenants and agrees to keep and perform all such obligations.

    16. Choice of Law. This Security Agreement shall be construed in accordance with and governed by the laws of the State of California, and, where applicable and except as otherwise defined herein or in the Credit Agreement, terms used herein shall have the meanings given them in the Uniform Commercial Code as adopted in the State of California.

    17. Notice. Any written notice, consent or other communication provided for in this Security Agreement shall be delivered or sent pursuant to the notice provisions of the Credit Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement on the day and year first written above.

                                          SECURED PARTY:

                                          ADVANCED MICRO DEVICES, INC., a
                                           Delaware Corporation

                                          By: _________________________________

                                          Its _________________________________

                                          DEBTOR:

                                          NEXGEN, INC., a Delaware Corporation

                                          By: _________________________________

                                          Its _________________________________

                                FIRST AMENDMENT

                                      TO

                           SECURED CREDIT AGREEMENT

  THIS FIRST AMENDMENT TO SECURED CREDIT AGREEMENT (this "Amendment"), dated as of October 30, 1995, is entered into by and between NEXGEN, INC., a Delaware corporation (the "Borrower"), and ADVANCED MICRO DEVICES, INC., a Delaware corporation (the "Lender").

                                   RECITALS:

  A. The Borrower and the Lender are parties to a Secured Credit Agreement dated as of October 20, 1995 (the "Credit Agreement"), pursuant to which the Lender has extended certain credit facilities to the Borrower.

  B. The Borrower and the Lender desire to amend the Credit Agreement in certain respects, subject to the terms and conditions of this Amendment.

  NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

    1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

    2. Amendment of the Credit Agreement. The Lender and the Borrower hereby acknowledge their mutual understanding that all sums of principal and accrued interest with respect to the Loan, the Credit Agreement and the Note shall be due and payable not later than June 30, 1997. In order to confirm this understanding, Section 1.1 of the Credit Agreement is hereby amended by changing the definition of "Maturity Date" to read as follows:

      "Maturity Date" shall mean the first to occur of the following dates:
    (i) June 30, 1997; (ii) the date which is twelve (12) months after the date of any termination of the Merger Agreement in accordance with the provisions of Section 10.1 of the Merger Agreement; and (iii) the date of the acquisition by any one person or group of persons (other than the Lender, AMD Merger Corporation or any other affiliate of the Lender) of, or of the right to acquire, more than fifty percent (50%) of any class or series of voting securities of the Borrower;

    3. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

      (a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its respective terms, without defense, counterclaim or offset.

      (b) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct.

    4. Conditions to Effectiveness of Amendment. This Amendment will become effective on the date on which all of the following conditions precedent shall have been satisfied:

      4.1 The Borrower and the Lender shall have executed and delivered this Amendment; and

      4.2 As necessary, the Borrower shall have delivered to the Lender a certificate of the Secretary of the Borrower, dated as of the date hereof, certifying that attached thereto is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment.

    5. Reservation of Rights. The Borrower acknowledges and agrees that the execution and delivery by the Lender of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Lender to forbear or execute similar amendments under the same or similar circumstances in the future.

    6. Miscellaneous.

      (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

      (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

      (c) This Amendment shall be governed by and construed in accordance with the laws of the State of California.

      (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party hereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original. Any failure by the Lender to receive the hard copy executed original of any such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the Borrower whose hard copy page was not received by the Lender.

      (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect to the subject matter hereof. This Amendment may not be amended except in accordance with the provisions of Section 8.7 of the Credit Agreement.

      (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                          THE BORROWER:

                                          NEXGEN, INC.,
                                          a Delaware corporation

                                                   /s/ Anthony S.S. Chan
                                          By __________________________________
                                                     ANTHONY S.S. CHAN
                                                  CHIEF FINANCIAL OFFICER

                                          THE LENDER:

                                          ADVANCED MICRO DEVICES, INC.,
                                          a Delaware corporation

                                                   /s/ Marvin D. Burkett
                                          By __________________________________
                                                     MARVIN D. BURKETT
                                              SENIOR VICE PRESIDENT AND CHIEF
                                                     FINANCIAL OFFICER

                                                                      EXHIBIT A

                               VOTING AGREEMENT

  AGREEMENT (hereinafter referred to as the "Agreement") entered into as of October , 1995, between ADVANCED MICRO DEVICES, INC., a Delaware corporation (hereinafter referred to as "AMD"), and the undersigned officer, director, or stockholder (such officer, director or stockholder being referred to below as the "Stockholder") of NEXGEN, INC., a Delaware corporation (hereinafter referred to as "NexGen").

                                  WITNESSETH:

  WHEREAS, NexGen, AMD and AMD Merger Corporation, a Delaware corporation (hereinafter referred to as the "Subsidiary"), propose to enter into an Agreement and Plan of Merger expected to be signed and dated on October 20, 1995 (hereafter referred to as the "Merger Agreement") pursuant to which the Subsidiary, which is wholly-owned by AMD, will be merged into NexGen (the "Merger"), and NexGen will become a wholly-owned subsidiary of AMD; and

  WHEREAS, the Stockholder owns of record or beneficially the number of outstanding shares of Common Stock, par value $.0001 per share, of NexGen ("NexGen Common Stock"), which is listed opposite the Stockholder's name on the signature page to this Agreement; and

  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, AMD and the Subsidiary have requested the Stockholder to enter into this Agreement; and

  WHEREAS, to induce AMD and the Subsidiary to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement;

  NOW, THEREFORE, in consideration of the entry into the Merger Agreement of AMD and the Subsidiary and the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Voting and Proxy. The Stockholder hereby agrees to vote all shares of NexGen Common Stock now or at any time hereafter owned by the Stockholder of record or beneficially (the "Shares") in favor of the Merger Agreement and the Merger at any meeting of the stockholders of NexGen called for the purpose of considering the Merger. Concurrently with the Stockholder's execution of this Agreement, the Stockholder has executed and delivered to AMD an irrevocable proxy (the "AMD Proxy") in the form of Exhibit 1 attached hereto, appointing the officers of AMD named therein, or either of them, as proxy for the Stockholder to vote the Shares in accordance with the preceding sentence.

    2. Transfer Restriction. The Stockholder shall not, prior to the meeting of the stockholders of NexGen to be called for the purpose of considering the Merger or the termination of the Merger Agreement, whichever is earlier, sell, assign, otherwise transfer or encumber any of the Shares or execute any proxy with respect to any of the Shares other than the AMD Proxy, or enter into any agreement or other arrangement relating to the voting of any of the Shares which proxy, agreement or arrangement is in any way inconsistent with the AMD Proxy.

    3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to AMD that:

      (a) This Agreement is a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms;

      (b) Neither the execution of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, arrangement or restriction of any kind by which the Stockholder is bound;

      (c) No consent, approval, order or authorization of any court, administrative agency or other governmental entity or any other person as required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder;

      (d) On the date hereof the Stockholder has, and at the Effective Time (as defined in the Merger Agreement) the Stockholder shall have, sole voting power or power to direct the vote with respect to the Shares, and the Stockholder has not granted any proxy with respect to the Shares that is in effect on the date hereof, and

      (e) The Stockholder has not, with the exception of this Agreement and the AMD Proxy, subjected the Shares to any voting trust or any other agreement, understanding or arrangement.

    4. Commitment of AMD. If, as a result of the Stockholder's execution of this Agreement and the AMD Proxy, any shares of AMD Common Stock received by the Stockholder pursuant to the Merger are not deemed to have been registered under the Securities Act of 1933, as amended, notwithstanding the fact that they have been issued and sold pursuant to a registration statement on Form S-4, filed in connection with the Merger, AMD will register such shares on a registration statement on Form S-3 (the "S-3"). AMD will use its best efforts to have the S-3 declared effective at the Effective Time, as defined in the Merger Agreement. AMD shall use its best efforts to keep the S-3 effective for a period of two (2) years.

    5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    6. Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time; or (b) the date as of which the Merger Agreement is terminated in accordance with its terms or (c) nine months from the date hereof.

    7. Specific Performance. The Stockholder acknowledges that irreparable damages would occur in the event any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Stockholder agrees that AMD shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy with which AMD may be entitled at law or equity.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Number of Shares of NexGen Common
 Stock held:

                                          STOCKHOLDER:



_____________________________________     _____________________________________
                                                         (NAME)

                                          _____________________________________

                                          _____________________________________
                                                        (ADDRESS)

Accepted and agreed to as of _ , 1995

                                          ADVANCED MICRO DEVICES, INC.


                                          By: _________________________________


                                          Title: ______________________________

                               IRREVOCABLE PROXY

  The undersigned, as owner of shares of Common Stock of NexGen, Inc. (the "Corporation"), a Delaware corporation, the number and description of which shares are set forth below, hereby revokes all previous proxies and appoints W.J. Sanders III and Marvin D. Burkett, and each of such persons acting alone, as proxy holder to attend and to vote all shares of the Common Stock of the Corporation held by the undersigned in favor of the Agreement and Plan of Merger expected to be signed and dated on October 20, 1995, among Advanced Micro Devices, Inc., AMD Merger Corporation and the Corporation (the "Agreement") and the Merger, as such term is defined in the Agreement, at any and all meetings of the stockholders of the Corporation called to consider the Agreement or the Merger or both, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of the Agreement, and to execute any and all written consents of stockholders of the Corporation executed on or after the date of the giving of this proxy and prior to the termination of the Agreement in favor of the Agreement or the Merger or both, with the same effect as if the undersigned had personally attended the meeting or had personally voted the shares or had personally signed a written consent.

  The undersigned authorizes and directs the proxy holder to file this proxy appointment with the Secretary of the Corporation and authorizes the proxy holder to substitute another person as proxy holder and to file the substitution instrument with the Secretary of the Corporation.

  This proxy is given pursuant to a Voting Agreement of even date with the Agreement between the undersigned and Advanced Micro Devices, Inc. as a condition to the execution by Advanced Micro Devices, Inc. of the Agreement and the extension by Advanced Micro Devices, Inc., of credit to the Corporation pursuant to the Credit Agreement of even date with the Agreement and is, therefore, coupled with an interest and may not be revoked without the written consent of Advanced Micro Devices, Inc. for a period of nine months from the date hereof unless the Agreement is terminated.

Dated: October   , 1995

Number and Description of Shares:
     shares of common stock of NexGen, Inc.

                                          _____________________________________
                                          (Signature)

                                          _____________________________________
                                          (Printed Name)

                                AMENDMENT NO. 1
                                      TO
                               VOTING AGREEMENT

  This Amendment No. 1 to Voting Agreement is entered into as of November 30, 1995, by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation (hereinafter referred to as "AMD"), and the undersigned officer, director, or stockholder (such officer, director or stockholder being referred to below as the "Stockholder") of NexGen, Inc., a Delaware corporation (hereinafter referred to as "NexGen").

                                  WITNESSETH

  WHEREAS, AMD and the Stockholder have entered into the Voting Agreement (the
"Voting Agreement") as of October   , 1995; and

  WHEREAS, AMD and the Stockholder have agreed to amend the Voting Agreement as set forth below;

  NOW, THEREFORE, the parties hereto agree as follows:

    1. Amendment. Paragraph 2 of the Voting Agreement is hereby amended to read as follows:

      The Stockholder shall not, prior to the Effective Time of the Merger (as defined in the Merger Agreement) or the termination of the Merger Agreement, whichever is earlier, sell, assign, otherwise transfer or encumber any of the Shares or execute any proxy with respect to any of the Shares other than the AMD Proxy, or enter into any agreement or other arrangement relating to the voting of any of the Shares which proxy, agreement or arrangement is in any way inconsistent with the AMD Proxy.

    2. Continued Effectiveness. Except as amended by this Amendment No. 1, the Voting Agreement remains in full force and effect.

  IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first above written.

                                          STOCKHOLDER:

                                          _____________________________________
                                          (Signature)

                                          _____________________________________
                                          (Printed name)


                                          ADVANCED MICRO DEVICES, INC.

                                          By: _________________________________


                                          Its _________________________________

                                                                      EXHIBIT B

                              AFFILIATE AGREEMENT

  AGREEMENT (hereinafter referred to as the "Agreement") entered into as of October , 1995, between Advanced Micro Devices, Inc., a Delaware corporation (hereinafter referred to as "AMD"), and the stockholder (the "Stockholder") of NexGen, Inc., a Delaware corporation (hereinafter referred to as "NexGen").

                                  WITNESSETH:

  WHEREAS, NexGen, AMD and AMD Merger Corporation, a Delaware corporation (hereinafter referred to as the "Subsidiary"), propose to enter, or have entered into an Agreement and Plan of Merger expected to be dated, or dated October 20, 1995 (hereinafter referred to as the "Merger Agreement"), pursuant to which the Subsidiary, which is wholly-owned by AMD, will be merged into NexGen (the "Merger"), and NexGen will become a wholly-owned subsidiary of AMD;

  WHEREAS, upon the consummation of the Merger and in connection therewith, the Stockholder will become the owner of shares of Common Stock of AMD (hereinafter referred to as the "AMD Shares"); and

  WHEREAS, it is intended that the transactions contemplated by the Merger Agreement will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "Commission").

  NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

    1. The Stockholder hereby agrees that:

      (a) He may be deemed to be (but does not hereby admit to be) an "affiliate" of NexGen within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Commission.

      (b) He will not sell or otherwise reduce his risk relative to the AMD Shares or any part thereof until such time after the Effective Time, as defined in the Merger Agreement, of the Merger as financial results covering at least thirty (30) days of the post-Effective Time combined operations of AMD and NexGen have been, within the meaning of said Accounting Series Release No. 130, as amended, filed by AMD with the Commission or published by AMD in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance which includes combined sales and income of NexGen and AMD. AMD agrees to make such filing or publication as soon as practicable.

      (c) Subject in any event to paragraph (b) of this Section 1, he agrees not to offer, sell, pledge, transfer or otherwise dispose of any of the AMD Shares unless at that time either:

        (i) such transaction shall be permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

        (ii) counsel representing the Stockholder, satisfactory to AMD, shall have advised AMD in a written opinion letter satisfactory to AMD and AMD's counsel and upon which AMD and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition;

        (iii) a registration statement under the Securities Act covering the AMD Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act, shall be effective under the Securities Act; or

        (iv) an authorized representative of the Commission shall have rendered written advice to the Stockholder (sought by the Stockholder or counsel to the Stockholder, with a copy thereof and of all other related communications delivered to AMD) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed sale, transfer or other disposition if consummated.

      (d) (1) Until the financial results described in paragraph (b) of this Section 1 have been filed or published as described therein, and until a public sale of the AMD Shares represented by such certificate has been made in compliance with one of the alternative conditions set forth in the subparagraphs of paragraph (c) of this Section 1, all certificates representing the AMD Shares deliverable to the Stockholder pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows:

        "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in the Affiliate Agreement dated as of October , 1995, between Advanced Micro Devices, Inc. and the registered holder, a copy of which Affiliate Agreement may be inspected by the holder of this certificate at the offices of Advanced Micro Devices, Inc., or Advanced Micro Devices, Inc. will furnish a copy thereof to the holder of this certificate upon written request and without charge."

    AMD, at its discretion, may cause stop transfer orders to be placed with its transfer agent(s) with respect to the certificates for the AMD Shares but not as to the certificates for any part of the AMD Shares as to which said legend is no longer appropriate as hereinabove provided.

      (2) Notwithstanding paragraph (d)(1) of this Section 1, at any time after the financial results described in paragraph (b) of this Section 1 have been filed or published as described therein, any or all certificates representing the AMD Shares shall, at the written request of the Stockholder and upon surrender of such certificates to the transfer agent for AMD Common Stock, be replaced by stock certificates representing the AMD Shares bearing only the following legend:

        "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in compliance with paragraph (d) of Rule 145 promulgated by the Securities and Exchange Commission."

    The reference in the foregoing legend to Rule 145 shall not preclude, however, the alternative of a transaction in compliance with subparagraphs (ii), (iii) or (iv) of paragraph (c) of this Section 1.

      (e) The Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge or transfer or other disposition of the AMD Shares or any part thereof.

    2. From and after the Effective Time of the Merger and for so long as necessary in order to permit the Stockholder to sell the AMD Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, AMD will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, referred to in paragraph (c)(l) of Rule 144 under the Securities Act (or, if applicable, AMD will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144) in order to permit the Stockholder to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the AMD Shares.

    3. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

    4. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

    If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

    If to AMD or the other Indemnified Persons:

    To:                                   Copies to:


    Advanced Micro Devices, Inc.          Bronson, Bronson & McKinnon
    Attention: General Counsel            505 Montgomery Street
    P.O. Box 3453 M\S 150                 San Francisco, CA 94111-2514
    Sunnyvale, CA 94088-3453              Attention: Victor J. Bacigalupi

  or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

    5. For the convenience of the parties hereto this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    6. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    7. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

    8. This Agreement shall become effective on the Effective Time of the Merger. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          Stockholder:

                                          _____________________________________
                                          _____________________________________
                                          _____________________________________

Accepted and agreed to as of October
  , 1995.

                                          AMD:

                                          Advanced Micro Devices, Inc.


                                          By: _________________________________


                                          Title: ______________________________

                                                                      EXHIBIT C

                               NO SALE AGREEMENT

  AGREEMENT (hereinafter referred to as the "Agreement") entered into as of October , 1995, between ADVANCED MICRO DEVICES, INC., a Delaware corporation (hereinafter referred to as "AMD"), and the undersigned officer, director, or stockholder (such officer, director or stockholder being referred to below as the "Stockholder") of NEXGEN, INC., a Delaware corporation (hereinafter referred to as "NexGen").

                                  WITNESSETH:

  WHEREAS, NexGen, AMD and AMD Merger Corporation, a Delaware corporation (hereinafter referred to as the "Subsidiary"), propose to enter into an Agreement and Plan of Merger expected to be signed and dated on October 20, 1995 (hereafter referred to as the "Merger Agreement") pursuant to which the Subsidiary, which is wholly-owned by AMD, will be merged into NexGen (the "Merger"), and NexGen will become a wholly-owned subsidiary of AMD; and

  WHEREAS, the Stockholder owns of record or beneficially the number of outstanding shares of Common Stock, par value $.0001 per share, of NexGen ("NexGen Common Stock"), which is listed opposite the Stockholder's name on the signature page to this Agreement; and

  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, AMD and the Subsidiary have requested the Stockholder to enter into this Agreement; and

  WHEREAS, to induce AMD and the Subsidiary to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement;

  NOW, THEREFORE, in consideration of the entry into the Merger Agreement of AMD and the Subsidiary and the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Transfer Restriction. The Stockholder shall not, prior to the meeting of the stockholders of NexGen to be called for the purpose of considering the Merger or the termination of the Merger Agreement, whichever is earlier, sell, assign, otherwise transfer or encumber any of the shares of NexGen Common Stock now or at any time hereafter owned by the Stockholder of record or beneficially (the "Shares")

    2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to AMD that:

      (a) This Agreement is a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms;

      (b) Neither the execution of this Agreement by the Stockholder nor compliance by the Stockholder with the provisions hereof will constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, arrangement or restriction of any kind by which the Stockholder is bound;

      (c) No consent, approval, order or authorization of any court, administrative agency or other governmental entity or any other person as required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder;

      (d) On the date hereof the Stockholder has, and at the Effective Time (as defined in the Merger Agreement) the Stockholder shall have, sole voting power or power to direct the vote with respect to the Shares, and the Stockholder has not granted any proxy with respect to the Shares to any person other than NexGen or representatives of NexGen that is in effect on the date hereof, and

      (e) The Stockholder has not subjected the Shares to any voting trust or any similar agreement, understanding or arrangement.

    3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    4. Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time; or (b) the date as of which the Merger Agreement is terminated in accordance with its terms or (c) nine months from the date hereof.

    5. Specific Performance. The Stockholder acknowledges that irreparable damages would occur in the event any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Stockholder agrees that AMD shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy with which AMD may be entitled at law or equity.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Number of Shares of NexGen Common         STOCKHOLDER:
Stock held:



_____________________________________     _____________________________________
                                                         (NAME)

                                          _____________________________________
                                                        (ADDRESS)

Accepted and agreed to as of _ , 1995

                                          ADVANCED MICRO DEVICES, INC.


                                          By: _________________________________


                                          Title: ______________________________

                                AMENDMENT NO. 1
                                      TO
                               NO SALE AGREEMENT

  This Amendment No. 1 to No Sale Agreement is entered into as of November 30, 1995, by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation (hereinafter referred to as "AMD"), and the undersigned officer, director, or stockholder (such officer, director or stockholder being referred to below as the "Stockholder") of NexGen, Inc., a Delaware corporation (hereinafter referred to as "NexGen").

                                  WITNESSETH

  WHEREAS, AMD and the Stockholder have entered into the No Sale Agreement
(the "No Sale Agreement") as of October   , 1995; and

  WHEREAS, AMD and the Stockholder have agreed to amend the No Sale Agreement as set forth below;

  NOW, THEREFORE, the parties hereto agree as follows:

    1. Amendment. Paragraph 1 of the No Sale Agreement is hereby amended to read as follows:

      The Stockholder shall not, prior to the Effective Time of the Merger (as defined in the Merger Agreement) or the termination of the Merger Agreement, whichever is earlier, sell, assign, otherwise transfer or encumber any of the shares of NexGen Common Stock now or at any time hereafter owned by the Stockholder of record or beneficially (the "Shares").

    2. Continued Effectiveness. Except as amended by this Amendment No. 1, the No Sale Agreement remains in full force and effect.

  IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first above written.


                                          STOCKHOLDER:

                                          _____________________________________
                                          (Signature)

                                          _____________________________________
                                          (Printed name)


                                          ADVANCED MICRO DEVICES, INC.

                                          By: _________________________________


                                          Its _________________________________

                                                                        ANNEX B

                         DONALDSON, LUFKIN & JENRETTE
 DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION . 140 BROADWAY, NEW YORK,
                         NY 10005-1285-(212) 504-3000

                                                              December 14, 1995

Board of Directors
Advanced Micro Devices, Inc.
One AMD Place
Sunnyvale, CA 94088-3453

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to Advanced Micro Devices, Inc. ("AMD" or the "Company") of the Exchange Ratio (as defined herein) to be applied in connection with the proposed merger (the "Merger") of AMD with NexGen, Inc. ("NexGen") pursuant to the Definitive Merger Agreement dated October 20, 1995 (the "Agreement") between AMD and NexGen.

  Pursuant to the Agreement, each share of common stock of NexGen will be converted into the right to receive 0.80 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company. In addition, pursuant to the Agreement, each outstanding warrant or option to purchase shares of common stock of NexGen will be exchanged for a warrant or option to purchase shares of Common Stock based on the Exchange Ratio.

  In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and NexGen including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company, certain financial projections of NexGen prepared by the Company in conjunction with the management of NexGen and certain financial projections of the Company and NexGen on a combined basis, including estimates of synergies, prepared by the Company. In addition, we have compared certain financial and securities data of the Company and NexGen from calendar 1992 through the twelve months ended September 30, 1995 with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and NexGen, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and NexGen and their respective representatives, or that was otherwise reviewed by us. In particular, we have relied, without independent investigation, upon the estimates of the managements of the Company and NexGen of the operating synergies achievable as a result of the Transaction. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and NexGen as to the future operating and financial performance of the Company and NexGen. We are not qualified to and did not evaluate the technical capabilities of NexGen's products or the capabilities of the Company's manufacturing facilities or process technology to produce NexGen's products in a timely and cost effective manner. We have relied on the Company's evaluation of such matters as reflected in the foregoing projections. We have not assumed any responsibility for making any independent evaluation of the assets or liabilities of the Company or NexGen or for making any independent verification of any of the information supplied to or reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. Our opinion does not address the underlying business decision of the Company to enter into the Merger.

  We are expressing no opinion as to what the value of the Common Stock will actually be when issued pursuant to the Merger or the prices at which the Common Stock will actually trade at any time.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has received customary compensation for such services. Joe L. Roby, the Chief Operating Officer and a director of DLJ's parent, is a director of the Company.

  Based upon the foregoing and such factors as we deem relevant, we are of the opinion that the Exchange Ratio to be applied in the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                                        ANNEX C

Investment Banking Division

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000


                                                                    PAINEWEBBER

December 14, 1995

Board of Directors
NexGen, Inc.
1623 Buckeye Drive
Milpitas, California 95035-7423

Gentlemen:

  NexGen, Inc. (the "Company"), Advanced Micro Devices, Inc. ("AMD"), and AMD Merger Corporation, a wholly-owned subsidiary of AMD ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), in which each share of the Company's common stock (the "Shares") will be converted into the right to receive 0.8 (the "Exchange Ratio") shares of common stock of AMD. In connection with the Merger, the parties also have entered into an agreement (the "Credit Agreement") pursuant to which AMD will extend a credit facility to the Company. The terms and conditions of the Merger are more fully set forth in the Agreement.

  You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed, among other public information, the Company's Form 10-K for the fiscal year ended June 30, 1995, prospectus dated May 24, 1995, and related financial information for the four fiscal years ended June 30, 1995 and the Company's Form 10-Q and related unaudited financial information for the three months ended September 30, 1995;

    (2) Reviewed, among other public information, AMD's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 25, 1994 and AMD's Forms 10-Q and the related unaudited financial information for the six months ended July 2, 1995 and for the nine months ended October 1, 1995;

    (3) Reviewed certain information, including financial forecasts relating to the buiness, earnings, cash flow, assets and prospects of the Company and AMD, furnished to us by the Company and AMD, respectively;

    (4) Conducted discussions with members of senior management of the Company and AMD concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Shares and AMD shares and compared such prices and trading histories with those of certain other publicly traded companies which we deemed to be relevant;

    (6) Compared the financial positions and results of operations of the Company and AMD with those of certain other publicly traded companies which we deemed to be relevant;

    (7) Compared the financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant;

    (8) Reviewed the Agreement dated October 20, 1995, as amended;

    (9) Reviewed the Credit Agreement dated October 20, 1995, as amended; and

    (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of general market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by the Company and AMD and we have not independently verified the same. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and AMD as to the future performance of the Company and AMD, respectively. We have also assumed, with your consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and AMD are as set forth in the consolidated financial statements of the Company and AMD, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or AMD, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which the shares of AMD will trade from the date hereof.

  Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. PaineWebber Incorporated was not requested or authorized to solicit, and did not solicit potential purchasers of the Company.

  This opinion has been prepared solely for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Merger.

  PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will receive a fee upon delivery of this opinion and upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided financial advisory services and financing services for the Company and have received fees for the rendering of these services. In addition, a representative of PaineWebber is a member of the Board of Directors of the Company.

  In the ordinary course of our business, we may actively trade the securities of the Company and AMD for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. Among other securities of the Company which we may hold for our own account from time to time, we hold warrants relating to approximately 917,225 Shares which have an average exercise price of approximately $4.61.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          PaineWebber Incorporated

                                                                        ANNEX D

                         ADVANCED MICRO DEVICES, INC.
                       1991 EMPLOYEE STOCK PURCHASE PLAN
                          (AS PROPOSED TO BE AMENDED)

  The following constitutes the provisions of Advanced Micro Devices, Inc. 1991 Employee Stock Purchase Plan (herein called the "Plan"). As used herein the terms "Corporation" and "AMD" refer to Advanced Micro Devices, Inc., and, where appropriate, any Participating Subsidiary of Advanced Micro Devices, Inc.

  1. Purpose. The purpose of the Plan is to foster continued cordial employee relations by providing employees of the Corporation and Participating Subsidiaries with an opportunity to purchase Common Stock of the Corporation through payroll deductions. It is the intention of the Corporation that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code and the regulations promulgated thereunder.

  2. Definitions.

    (a) "Board" means the Board of Directors of the Corporation.

    (b) "Business Day" means a day on which AMD Common Stock is publicly traded.

    (c) "Committee" means the committee designated by the board to administer this Plan.

    (d) "Compensation" means salaries, overtime, shift differential and lead pay. Bonuses, special awards, sales commissions, cash profit sharing, income attributable to the exercise of a compensatory stock option or warrant, reimbursements and allowances are excluded.

    (e) "Employee" means any person, including an officer, customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Corporation or its Participating Subsidiaries.

    (f) "Participating Subsidiary" means any subsidiary (determined by reference to Section 424 of the Code) designated by the Board to be a participating subsidiary.

    (g) "Offering Period" shall have meaning assigned by paragraph 4.

    (h) "Option Grant Date" means the first Business Day of each Offering Period of the Plan.

    (i) "Purchase Date" means the last Business Day of each Offering Period of the Plan.

  3. Eligibility. Any Employee who shall be employed by the Corporation or its Participating Subsidiaries on the first day of an Offering Period, shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of paragraph 5 and the limitations imposed by Section 423(b) of the Code.

  4. Offering period. Absent action by the Board, each Offering Period shall extend for three calendar months commencing on the first Business Day on or after February 1, May 1, August 1 and November 1 of each year and ending on the last Business Day of the third month. The initial Offering Period under this plan shall be a four-month period commencing on April 1, 1991 and ending on July 31, 1991.

  5. Participation.

    (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Corporation and filing it with the designated Corporation office not later than the 15th day of the month prior to a new Offering Period; provided that participants who go on a leave of absence are subject to the special rules set forth in paragraph 10(c) hereof; and provided further that an Employee who commences employment in the month prior to a new Offering Period may complete a subscription agreement on the date he commences employment. An Employee who becomes eligible to participate in the Plan after an Option Grant Date may not participate until the next Offering Period.

    (b) Payroll deductions for a participant shall commence with the first payroll following the Option Grant Date and shall end with the Purchase Date of the offering, unless sooner terminated by the participant as provided in paragraph 10, or by the Corporation.

  6. Payroll Deductions

    (a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the Compensation which he would otherwise receive on such payday, provided that the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the aggregate Compensation which he would otherwise have received during said Offering Period. The Committee shall determine whether the amount to be deducted from each paycheck is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such payroll deductions.

    (b) All payroll deductions authorized by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

    (c) A participant may discontinue his preparation in the Plan as provided in paragraph 10, and may decrease or increase the rate of his payroll deductions a maximum of once during the Offering Period by completing and filing with the Corporation a new authorization for payroll deduction. The change in rate shall become effective no later than fifteen (15) days after the Corporation's receipt of the new authorization.

  7. Grant of Option

    (a) On each Option Grant Date, each participant in the Plan shall be granted an option to purchase (at the per share option price) the number of shares of the Corporation's Common Stock determined by dividing: (i) thirty percent (30%) of the participant's Pay by (ii) eighty-five percent (85%) of the fair market value of a share of the Corporation's Common Stock on such Option Grant Date; but in no event shall such number be greater than the amount permitted under Section 7(b) of this Plan. Fair market value of a share of the Corporation's Common Stock shall be determined a provided in
  Section 7(c) herein. In calculating under this section the number of shares subject to option for the next Offering Period, and for purposes of calculating the foregoing limit, Pay for a current Offering Period shall mean: (1) Five Hundred Seventy (570) times the sum of (a) the participant's hourly wage rate in effect on the first day of the current Offering Period plus (b) the participant's average hourly overtime for the preceding Offering Period; plus (2) the amount of Compensation deferred from a prior Offering Period and which will be paid to the participant during the current Offering Period.

    (b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, any option granted to an Employee shall be limited so that:

      (i) immediately after the grant, such employee would not own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any subsidiary of the Corporation (including stock which the employee may purchase under outstanding options, and stock the ownership of which is attributed to the employee under Section 424(d) of the Code), and

      (ii) the Employee's rights to purchase shares under all employee stock purchase plans of the Corporation and its subsidiaries shall not accrue (i.e., become exercisable) at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

    (c) The option price per share of such shares shall be the lower of: (i) 85% of the fair market value of a share of the Corporation's Common Stock at the Option Grant Date; or (ii) 85% of the fair market value of the Corporation's Common Stock at the Purchase Date. The fair market value of the Corporation's Common Stock on said dates shall be the closing price on the New York Stock Exchange for such date, or if no sale is made on such date, the corresponding closing price on the first preceding date on which the Corporation's Common Stock was sold.

    (d) Any excess contributions remaining in the Employee's account after the purchase of the shares on the Purchase Date will be returned to the employee, or may be credited against future payroll deductions.

  8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, his option for the purchase of shares will be exercised automatically for the number of whole shares which the accumulated payroll deductions in his account could purchase at the applicable option price on the Purchase Date. During his lifetime, a participant's option to purchase shares hereunder is exercisable only by him. Options granted with respect to the initial Offering Period of April 1, 1991 through July 31, 1991 shall not be exercisable unless stockholders approve this Plan prior to February 12, 1992.

  9. Delivery. As promptly as practicable after the Purchase Date of each offering, the Corporation shall arrange the delivery to each participant, as appropriate, of a certificate representing the number of whole shares purchased on exercise of his option.

  10. Withdrawal; Termination of Employment.

    (a) A participant may withdraw all, but not less than all, the payroll deductions credited to his account under the Plan at any time prior to the Purchase Date by giving written notice to the Corporation on a form provided for such purpose. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal, his option for the current period will be automatically cancelled, and no further payroll deductions for the purchase of shares will be made during the Offering Period.

    (b) Upon termination of the participant's employment for any reason, including retirement, permanent disability or death, the payroll deductions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under paragraph 14, and his option will be automatically canceled.

    (c) In the event an Employee fails to remain in the continuous employ of the Corporation or its subsidiaries for customarily at least twenty (20) hours per week during an Offering Period, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him and his option cancelled; provided that a participant who goes on an unpaid leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. If such participant is not guaranteed reemployment by contract or statute and the leave of absence extends beyond 90 days, such participant shall be deemed to have terminated employment on the 91st day of such leave of absence. Payroll deductions for a participant who has been on an unpaid leave of absence will resume at the same rate as in effect prior to such leave upon return to work unless changed by such participant or unless the participant has been on an unpaid leave of absence either throughout an entire Offering Period or for more than ninety (90) days, in which cases the participant shall not be permitted to re-enter the Plan until a subscription agreement is filed with respect to a subsequent Offering Period which commences after such participant has returned to work from the unpaid leave of absence.

    (d) A participant's withdrawal from an offering will not have any effect upon his eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Corporation.

    (e) Any other provision of the Plan notwithstanding, an Employee who is subject to Section 16 of the Securities Exchange Act of 1934 shall not resume contributions under the Plan for a period of at least six months after discontinuing his or her contributions. This subsection (e) shall be applicable only to the extent required by Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934.

  11. No Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

  12. Stock.

    (a) The maximum number of shares of the Corporation's Common Stock which may be sold pursuant to options exercised under the Plan shall be three million six hundred thousand (3,600,000) shares, subject to adjustment upon changes in capitalization of the Corporation as provided in paragraph 18. The shares to be sold to participants in the Plan may be, at the election of the Corporation, either treasury shares or shares authorized by unissued. In addition, the officers of the Corporation are authorized to acquire shares of the Corporation's Common Stock in the open market for resale under this Plan. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) hereof at the Option Grant Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Corporation shall make a pro rata allocation of the shares remaining available for option grant in as uniform and equitable a manner as is practicable. In such event, the Corporation may reduce the rate of payroll deductions as appropriate.

    (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

    (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

  13. Administration.

    (a) The Plan shall be administered by the Board or a committee appointed by the Board (the "Committee"). The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. Acts taken or approved by a majority of the Committee at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Plan shall be administered in a manner that assures all participants the same rights and privileges.

    (b) The administration, interpretation or application of the Plan by the Board or its Committee shall be final, conclusive and binding upon all participants. Members of the Board or the Committee who are eligible Employees are permitted to participate in the Plan.

    (c) No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding the Committee member seeking indemnification shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

    (d) All costs and expenses incurred in administering the Plan shall be paid by the Corporation. The Board or the Committee, if any is appointed, may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

  14. Designation of Beneficiary.

    (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the Purchase Date but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Purchase Date.

    (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant in the absence of a valid designation of a beneficiary who is living at the time of such participant's death, the Corporation shall deliver such shares and/or cash in accordance with the participant's designation of beneficiaries under the Advanced Micro Devices, Inc. Deferred Profit Sharing Plan; or, in the absence of such designation, to the executor or administrator of the estate of the participant; or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant; or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

  15. Transferability. Neither payroll deduction credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition, shall be void and without effect, except that the Corporation may treat such act as an election to withdraw funds in accordance with paragraph 10.

  16. Use of Funds. All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose, and the Corporation shall not be obligated to segregate such payroll deductions.

  17. Statements. Statements of account will be given to participating employees promptly following each Purchase Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and any excess contributions.

  18. Changes in Capitalization. In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, the number of shares then subject to option and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately, with such other adjustment as may be deemed necessary or equitable by the Board.

  19. Amendment. The Board of Directors may at any time amend the Plan. No such amendment may make any change in any option previously granted which adversely affects the rights of any participant without such participant's consent. No amendment for which stockholder approval is required shall be effective unless such approval is obtained within the required time period. Whether stockholder approval is required shall be determined by the Committee and consistent with Securities and Exchange Commission Rule 16b-3 (or its successor), the Code or the stock exchange(s) on which the Corporation's shares are listed, as such rules are in effect at the time the plan amendment becomes effective.

  20. Termination. The Board of Directors of Advanced Micro Devices, Inc. may at any time terminate the Plan. No such termination will affect options previously granted. Unless sooner terminated by the Board, this Plan shall terminate February 1, 2001.

  21. Notices. All notices or other communications by a participant to the Corporation in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

  22. Government and Other Regulations. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Corporation's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Corporation, be required. Any amendments requiring stockholder approval shall take effect only subject to such approval.

  23. Applicable Law. The interpretation, performance and enforcement of this Plan shall be governed by the laws of the State of California.

LOGO

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware Corporation Law provides for the indemnification of directors and officers under certain conditions. The Bylaws of AMD permit indemnification to the maximum extent permitted by Delaware law. In addition, AMD is bound by agreements with certain of its directors and officers which obligate it to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of AMD pursuant to the foregoing provisions, or otherwise, AMD has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AMD of expenses incurred or paid by a director, officer or controlling person of AMD in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AMD will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  AMD has in effect a directors and officers liability insurance policy indemnifying the directors and officers of AMD and the directors and officers of AMD's subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Act. AMD pays the entire premium of this policy.

  AMD's Certificate of Incorporation contains a provision which eliminates the personal liability of directors of AMD for monetary damages for certain breaches of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed herewith or incorporated herein by reference:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
   2.1*  Agreement and Plan of Merger, dated October 20, 1995, among Advanced
          Micro Devices, Inc., AMD Merger Corporation and NexGen, Inc., as
          amended December 11, 1995 (incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus included as part of this
          Registration Statement)
   5.1*  Opinion of Bronson, Bronson & McKinnon as to the legality of the
          Registrant's Common Stock being registered hereby
   8.1*  Tax Opinion of Bronson, Bronson & McKinnon
  23.1*  Consent of Bronson, Bronson & McKinnon with respect to the use of its opinion as to the legality of securities being registered (contained in Exhibit 5.1)
  23.2*  Consent of Bronson, Bronson & McKinnon with respect to the use of its opinion as to certain tax matters (contained in Exhibit 8.1)
  23.3*  Consent of Ernst & Young LLP, independent auditors
  23.4*  Consent of Price Waterhouse LLP, independent accountants
  23.5   Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  23.6   Consent of PaineWebber Incorporated
    24*  Power of attorney (included on page II-4)
  99.1*  Form of 1995 Stock Plan of NexGen, Inc. As Proposed to be Amended
  99.2   Form of Proxy to be used in soliciting stockholders of Advanced Micro
          Devices, Inc.
  99.3   Form of Proxy to be used in soliciting stockholders of NexGen, Inc.

  * Previously Filed

  (b) Financial Statement Schedules

AMD

  The following schedule is incorporated by reference to item 14 of AMD's Annual Report on Form 10-K for the fiscal year ended December 25, 1994:

  VIIIValuation and qualifying accounts.

  All other Financial Statement Schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements or notes thereto.

NEXGEN

  Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the notes thereto.

  (c) Reports, Opinions and Appraisals

  Opinions of Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated are attached as Annexes B and C to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this pre-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale and the State of California, on December 12, 1995.

                                          ADVANCED MICRO DEVICES, INC.



                                          By:     /s/ Marvin D. Burkett
                                              ---------------------------------
                                                    Marvin D. Burkett
                                                  Senior Vice President
                                           Chief Financial and Administrative
                                                         Officer
                                                      and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:


           SIGNATURE                         TITLE                          DATE
           ---------                         -----                          ----
     /s/ W.J. Sanders III*         Chairman of the Board and Chief   December 12, 1995
-------------------------------     Executive Officer (Principal
      (W.J. Sanders III)            Executive Officer)

    /s/ Anthony B. Holbrook*       Vice Chairman of the Board        December 12, 1995
-------------------------------
     (Anthony B. Holbrook)

      /s/ Richard Previte*         Director, President and Chief     December 12, 1995
-------------------------------     Operating Officer
       (Richard Previte)

      /s/ Friedrich Baur*          Director                          December 12, 1995
-------------------------------
       (Friedrich Baur)

    /s/ Charles M. Blalack*        Director                          December 12, 1995
-------------------------------
     (Charles M. Blalack)

       /s/ R. Gene Brown*          Director                          December 12, 1995
-------------------------------
        (R. Gene Brown)

        /s/ Joe L. Roby*           Director                          December 12, 1995
-------------------------------
         (Joe L. Roby)

     /s/ Leonard Silverman*        Director                          December 12, 1995
-------------------------------
      (Leonard Silverman)

     /s/ Marvin D. Burkett         Senior Vice President,            December 12, 1995
-------------------------------     Chief Financial and
      (Marvin D. Burkett)           Administrative Officer
                                    and Treasurer
                                    (Principal Financial
                                    Officer and Principal
                                    Accounting Officer)



* by:      /s/ Marvin D. Burkett
      -------------------------------
            (Marvin D. Burkett)
             Attorney-in-fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                              EXHIBIT                               PAGE
 -------                             -------                               ----
   2.1*  Agreement and Plan of Merger, dated October 20, 1995, among
          Advanced Micro Devices, Inc., AMD Merger Corporation and
          NexGen, Inc., as amended December 11, 1995 (incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus included as part of this Registration Statement)
   5.1*  Opinion of Bronson, Bronson & McKinnon as to the legality of the Registrant's Common Stock being registered hereby
   8.1*  Tax Opinion of Bronson, Bronson & McKinnon
  23.1*  Consent of Bronson, Bronson & McKinnon with respect to the use of its opinion as to the legality of securities being
          registered (contained in Exhibit 5.1)
  23.2*  Consent of Bronson, Bronson & McKinnon with respect to the use of its opinion as to certain tax matters (contained in Exhibit
          8.1)
  23.3*  Consent of Ernst & Young LLP, independent auditors
  23.4*  Consent of Price Waterhouse LLP, independent accountants
  23.5   Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  23.6   Consent of PaineWebber Incorporated
    24*  Power of attorney (included on page II-4)
  99.1*  Form of 1995 Stock Plan of NexGen, Inc. As Proposed to be
          Amended
  99.2   Form of Proxy to be used in soliciting stockholders of Advanced
          Micro Devices, Inc.
  99.3   Form of Proxy to be used in soliciting stockholders of NexGen,
          Inc.

--------

* Previously Filed